As filed with the Securities and Exchange Commission on September 3, 2021.
Registration No. 333-259142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF
1933

CCC INTELLIGENT SOLUTIONS HOLDINGS INC
.
(Exact name of registrant as specified in its charter)

Delaware	7370	98-1546280
(State or other Jurisdiction of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
222 Merchandise Mart Plaza Suite 900
Chicago, IL 60654
(800)
621-8070
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin Kane
Chief Legal Officer
222 Merchandise Mart Plaza Suite 900
Chicago, IL 60654
(800)
621-8070
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Ross M. Leff, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212)
446-4800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Common stock, par value $0.0001 per share(2)	35,100,000	$ 11.50(3)	$403,650,000.00(3)	$44,038.22
Secondary Offering:
Common stock, par value $0.0001 per share(4)	569,506,621	$ 9.74(5)	$5,546,994,489.54(5)	$605,177.10
Warrants to purchase Common stock, par value $0.0001 per share(6)	21,300,000	$ —	$—	—(7)
Total			$5,950,644,489.54	$649,215.32 (8)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “
Securities Act
”), the registrant is also registering an indeterminate number of additional shares of Common Stock (as defined below) that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Consists of: (i) 13,800,000 shares of Common Stock that may be issued upon exercise of the Public Warrants (as defined below) based on the number of public warrants outstanding as of August 20, 2021; (ii) 15,800,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants (as defined below); (iii) 2,000,000 shares of Common Stock that may be issued upon exercise of the Working Capital Warrants; and (iv) 3,500,000 shares of Common Stock that may be issued upon exercise of the Forward Purchase Warrants (as defined below).

(3)
Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed conversion or exercise price per share of the New CCC Common Stock issuable upon exercise of the Warrants (as defined below).

(4)
Consists of the following shares of Common Stock registered for resale by the Selling Holders (as defined below): (i) 15,800,000 shares of Common Stock underlying the Private Placement Warrants; (ii) 2,000,000 shares of Common Stock underlying the Working Capital Warrants; (iii) 3,500,000 shares of Common Stock underlying the Forward Purchase Warrants; (iv) 498,456,621 shares of Common Stock issued in the Business Combination (as defined below); (v) 17,250,000 shares of Common Stock originally issued to the Sponsor (as defined below); (vi) 15,000,000 shares of Common Stock issued in the PIPE Financing (as defined below); and (vii) 17,500,000 Forward Purchase Shares (as defined below).

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on August 20, 2021 as reported on the New York Stock Exchange, under the symbol “CCCS”.

(6)	Consists of: (i) 15,800,000 Private Placement Warrants; (ii) 2,000,000 Working Capital Warrants and (iii) 3,500,000 Forward Purchase Warrants.
(7)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to the Warrants.
(8)	Amount previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2021
PRELIMINARY PROSPECTUS
CCC INTELLIGENT SOLUTIONS HOLDINGS INC.
569,506,621 Shares of Common Stock
21,300,000 Warrants to Purchase Common Stock

This prospectus relates to: (1) the issuance by us of up to 35,100,000 shares of common stock, par value $0.0001 (“New CCC Common Stock” or “Common Stock”), that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 569,506,621 shares of Common Stock and (ii) up to 21,300,000 Private Placement Warrants and Forward Purchase Warrants.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of New CCC Common Stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of New CCC Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “
Plan of Distribution
.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “
Description of Securities
” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. The New CCC Common Stock and Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “CCCS” and “CCCS WS”, respectively. On September 2, 2021, the last reported sales price of the New CCC Common Stock was $
11.78
 per share and the last reported sales price of our Public Warrants was $3.05 per warrant. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 15 to read about factors you should consider before investing in shares of our New CCC Common Stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement
on Form S-1 that
we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”
On July 30, 2021 (the “Closing Date”), Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company and our predecessor company (“Dragoneer”), consummated the business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to the Business Combination Agreement, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation, and the other transactions contemplated by the Business Combination Agreement (together with the Business Combination, the “Transactions”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) Dragoneer changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.” (“New CCC” or the “Company”) and (ii) Chariot Merger Sub merged with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC becoming a wholly-owned subsidiary of New CCC.
Unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” refer to (i) Dragoneer prior to the consummation of the Business Combination and to (ii) CCC following the consummation of the Business Combination.
MARKET AND INDUSTRY DATA
CCC’s internal market and industry data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which CCC operates and CCC management’s understanding of industry conditions. Although CCC believes that such information is reliable, CCC has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors—Risks Relating to Business and Industry” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the
®
 or
™
symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Advent Investor” are to, collectively, Cypress Investor Holdings, L.P., GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership and Advent International GPE
VIII-C
Limited Partnership;
“Articles of Association” are to the amended and restated memorandum and articles of association of Dragoneer;
“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;
“Business Combination Agreement” are to that certain Business Combination Agreement, dated February 2, 2021, by and among Dragoneer, Chariot Merger Sub and CCC, as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time;
“Bylaws” are to the Bylaws of New CCC, effective as of July 30, 2021;
“Chariot Merger Sub” are to Chariot Opportunity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dragoneer prior to the consummation of the Business Combination;
“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;
“CCC” are to Cypress Holdings, Inc., a Delaware corporation, prior to the consummation of the Business Combination and “CCC,” “we,” “us” or “our” are to New CCC following the consummation of the Business Combination;
“CCC Earnout Shares” are to 15,000,000 shares of New CCC Common Stock (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) that New CCC will issue following a CCC Triggering Event to the CCC Shareholders existing as of immediately prior to the Closing and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement;
“CCC Shareholders” are the Advent Investor, the OH Investor, the TCV Investor and current and former management and other services providers of CCC holding shares of CCC;
“CCC Triggering Event” are to the earlier to occur of (a) the first date on which the shares of New CCC have traded for greater than or equal to $15.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;

“Certificate of Incorporation” are to the Certificate of Incorporation of New CCC effective as of July 30, 2021;
“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Dragoneer, which automatically converted, on a one-for-one
basis, into shares of New CCC Common Stock in connection with the Domestication;
“Class B ordinary shares” are to the 17,250,000 Class B ordinary shares, par value $0.0001 per share, of Dragoneer that were initially issued to Dragoneer’s Sponsor in a private placement prior to the initial public offering of which 375,000 were transferred to the Dragoneer independent directors (75,000 each) in July 2020 and of which the remainder were transferred to an affiliate of Sponsor and to Affiliates of Willett Advisors prior to the Domestication, and, in connection with the Domestication, automatically converted, on a one-for-one
basis, into shares of New CCC Common Stock;
“Closing” are to the closing of the Business Combination;
“Closing Date” are to July 30, 2021;
“Continental” are to Continental Stock Transfer & Trust Company;
“Domestication” are to the transfer by way of continuation and deregistration of Dragoneer from the Cayman Islands and the continuation and domestication of Dragoneer as a corporation incorporated in the State of Delaware;
“Dragoneer,” “we,” “us” or “our” are to Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;
“Dragoneer Board” are to Dragoneer’s board of directors, prior to the consummation of the Business Combination;
“earnout shares” are to, collectively, the CCC Earnout Shares and the Sponsor Earnout Shares;
“Effective Time” are to the time at which the Merger became effective;
“Employee Stock Purchase Plan” are to the New CCC 2021 Employee Stock Purchase Plan;
“Dragoneer Governing Documents” are to the Memorandum of Association and the Articles of Association;
“Forward Purchase Agreements” are to the forward purchase agreement between Dragoneer and Dragoneer Funding LLC, dated August 12, 2020, and the forward purchase agreement between Dragoneer and certain affiliates of Willett Advisors LLC, dated July 24, 2020, whereby Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC purchased 15,000,000 and 2,500,000 forward purchase units, respectively;
“forward purchase units” are to the 17,500,000 forward purchase units issued immediately prior to the closing of the Business Combination initially to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC, each such unit consisting of one Class A ordinary share and one-fifth
of one warrant to purchase Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit;
“forward purchase warrants” are to the 3,500,000 redeemable warrants to purchase Class A ordinary shares of Dragoneer issued as part of the forward purchase units immediately prior to the Closing of the Business Combination;
“Governing Documents” are to the Certificate of Incorporation and the Bylaws;
“initial public offering” are to Dragoneer’s initial public offering that was consummated on August 18, 2020;

“Incentive Equity Plan” are to the New CCC 2021 Equity Incentive Plan;
“Initial Shareholders” are to Sponsor and each of Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons;
“Memorandum of Association” are to the amended and restated memorandum of association of Dragoneer;
“Merger” are to the merger of Chariot Merger Sub with and into CCC pursuant to the Business Combination Agreement, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC becoming a wholly owned subsidiary of Dragoneer;
“New CCC” are to CCC Intelligent Solutions Holdings Inc., a Delaware corporation, upon and after the Domestication and the consummation of the Business Combination;
“New CCC Board” are to the board of directors of New CCC;
“New CCC Common Stock” or “Common Stock” are to the common stock, par value $0.0001 per share, of New CCC;
“New CCC Preferred Stock” are to the preferred stock, par value $0.0001 per share, of New CCC;
“NYSE” are to the New York Stock Exchange;
“OH Investor” are to OH Cypress Aggregator, L.P.;
“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares, prior to the consummation of the Business Combination;
“Permitted Recapitalization Dividend” are to one or more CCC dividends in an aggregate amount not to exceed $300,000,000;
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for an aggregate of 15,000,000 shares of New CCC Common Stock for an aggregate purchase price of $150,000,000 consummated in connection with Closing;
“private placement warrants” are to the 15,800,000 private placement warrants that were issued initially to the Sponsor as part of the closing of Dragoneer’s initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;
“pro forma” are to giving pro forma effect to the Business Combination, including the Merger, the PIPE Financing and the issuance of the forward purchase units under the Forward Purchase Agreements;
“Proxy Statement/Prospectus” are to the definitive proxy statement/prospectus filed by Dragoneer with the SEC on July 6, 2021;
“public shareholders” are to holders of public shares, whether acquired in Dragoneer’s initial public offering or acquired in the secondary market;
“public shares” are to the 69,000,000 Class A ordinary shares of Dragoneer, whether acquired in Dragoneer’s initial public offering or acquired in the secondary market, outstanding prior to the Business Combination;
“public warrants” are to the 13,800,0000 redeemable warrants to purchase Class A ordinary shares of Dragoneer that were issued by Dragoneer in its initial public offering;
“redemption” are to each redemption of public shares for cash pursuant to the Dragoneer Governing Documents;

v

“SEC” are to the Securities and Exchange Commission;
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company;
“Sponsor Earnout Shares” are to the 8,625,000 Class A ordinary shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) initially held by the Sponsor that, following conversion into shares of New CCC Common Stock pursuant to the Domestication, became subject to forfeiture if a Sponsor Triggering Event does not occur within ten (10) years after the Closing;
“Sponsor Triggering Event” are to the earlier to occur of (a) the first date on which the shares of New CCC have traded for greater than or equal to $13.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;
“Subscription Agreements” are to the subscription agreements, entered into by Dragoneer and each of the PIPE Investors in connection with the PIPE Financing;
“TCV Investor” are to TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P.;
“transfer agent” are to Continental, our transfer agent;
“trust account” are to the trust account established at the consummation of Dragoneer’s initial public offering that held the proceeds of the initial public offering and was maintained by Continental, acting as trustee prior to consummation of the Business Combination;
“units” are to the units of Dragoneer, each unit representing one Class A ordinary share and one-fifth
of one warrant to acquire one Class A ordinary share, that were offered and sold by Dragoneer in its initial public offering and in its concurrent private placement;
“warrants” are to the public warrants, the private placement warrants, the forward purchase warrants and the working capital warrants; and
“working capital warrants” are to the 2,000,000 warrants to purchase Class A ordinary shares that were issued to Sponsor upon conversion of the principal amount of a working capital loan provided to Dragoneer by Sponsor, which conversion occurred upon the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this prospectus in relation to CCC has been provided by CCC and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance and business strategies and expectations for its business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, for example, statements about:

•	the ability to maintain the listing of the New CCC Common Stock and the warrants on the NYSE, and the potential liquidity and trading of such securities;

•	the risk that the Business Combination disrupts our current plans and operations;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	our ability to expand or maintain our existing customer base;

•	the effect of global economic conditions or political transitions on our customers and their ability to continue to purchase our products; and

•	the effect of COVID-19 on the foregoing.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the
COVID-19
outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP
Financial Measures
The presentation of
non-GAAP
financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP
financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.
In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Margin, and EBITDA and Adjusted EBITDA, which are each non-GAAP
measures, are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and, starting in 2021, for setting management bonus programs. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP
financial measures to investors. Our computation of these
non-GAAP
measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP
measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP
measure. These
non-GAAP
measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP
measures on a supplemental basis.
Adjusted Gross Margin
We believe that Adjusted Gross Margin, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. Adjusted Gross Margin is defined as gross margin, adjusted for gross margin associated with First Party Clinical Services, which was divested as of December 31, 2020, amortization and impairment of acquired technologies, and stock-based compensation, which are not indicative of our recurring core business operating results. The Adjusted Gross Margin percentage is defined as Adjusted Gross Margin divided by Revenue, less First Party Clinical Services divested revenue. Gross margin is the most directly comparable GAAP measure to Adjusted Gross Margin, and you should review the reconciliation of Gross Margin to Adjusted Gross Margin below and not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA
We believe that EBITDA and Adjusted EBITDA, as defined below, are useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational
expenses. EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for asset impairment charges, gain/loss on change in fair value of interest rate swaps, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net loss to adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

1

EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items.

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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the New CCC Common Stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors,” “Dragoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of,” “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”
Overview
Founded in 1980, CCC Intelligent Solutions is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our
Software-as-a-Service
(“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical,
AI-enabled
digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 31,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.
Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs.
Insurer-to-shop
DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.
We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of June 30, 2021, we have more than 300 insurers on our network, connecting with over 26,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.
Our platform is designed to solve the
many-to-many
problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem.
We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. We believe expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.
We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and
AI-enhanced
workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 75 insurers.
One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.
While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of June 30, 2021 based on DWP, and hundreds of regional carriers. We have more than 31,000 total customers, including over 26,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of June 30, 2021 based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.
We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $324.6 million of revenue for the six months ended June 30, 2021 (an increase of 4.7% from the six months ended June 30, 2020). During the six months ended June 30, 2020, we recognized $18.2 million of revenue that was attributable to a portion of our casualty solution (specifically, the First Party Clinical Services) which we divested in December 2020. The divestiture from First Party Clinical Services had an (5%) impact on total revenue growth rate in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Net loss for the six months ended June 30, 2021 was $1.3 million, a 95% decrease from the six months ended June 30, 2020. EBITDA increased 63% from $58.7 million for the six months ended June 30, 2020, to $95.5 million for the six months ended June 30, 2021. Adjusted EBITDA increased 26.8% from $46.9 million for the six months ended June 30, 2020, to $60.1 million for the six months ended June 30, 2021.

We generated $633.1 million of revenue for the year ended December 31, 2020 (an increase of 2.8% from the prior year), of which $34.7 million was attributable to a divested portion of our casualty solution (specifically, the First Party Clinical Services) in fiscal year 2020. First Party Clinical Services revenue for the year ended December 31, 2020 decreased $11.3 million or 24.5% from the prior year, which had a (2.2%) impact on total revenue growth. Net loss for the year ended December 31, 2020 was $16.9 million, a 92% decrease from the prior year. EBITDA increased from ($60.6) million for the year ended December 31, 2019, to $171.8 million for the year ended December 31, 2020. Adjusted EBITDA increased from $170.4 million for the year ended December 31, 2019, to $202.8 million for the year ended December 31, 2020, an increase of 19.0%.
Industry Overview
P&C insurance is one of the largest global industries. The U.S. P&C insurance industry alone serviced approximately $600 billion in DWP in 2019. Insurance is a necessity for the majority of businesses and consumers, and, as a result, the P&C insurance industry has seen steady long-term growth.
P&C insurers face a number of challenging market dynamics in today’s environment, including increasing customer expectations, competition from new entrants and business models, emerging technologies, and cost pressures. Insurers are often reliant on legacy on-premise
systems to assist with policy and claims adjustments and processing, which can be inflexible and costly to maintain, challenging their ability to innovate and respond to market dynamics.
Further complicating matters, the P&C insurance industry is dependent on the P&C insurance economy, an interconnected economy of industries that interact to service, underwrite, finance, and repair insured assets. Insurance carriers invest in data, systems, services and partnerships to manage the many required collaboration points across these industries. To deliver end-to-end
digital workflows and customer experiences, technology needs to extend beyond insurance organizations and include its supporting economy, in order to enable the many interactions and handoffs required to process insurance events.
In the automotive insurance sector, which represents nearly half of the U.S. P&C insurance industry, processing a single event, such as a claim, can require hundreds of micro-transactions across its supporting economy, involving consumers, lenders, collision repair facilities, automotive manufacturers, dealers, parts suppliers, medical providers, vehicle auctions, and others. These transactions depend on extensive hyper-local decisions and data, creating a level of complexity that can increase processing costs as well as the potential for fraud and other forms of claims leakage. For automotive claims, the end result is more than one billion days of cumulative claims cycle time (loss date to claim completion date) in the U.S. each year. For our insurance partners, cycle time is costly, which is one reason why, as of 2020, CCC’s platform is relied upon by 18 of the top 20 auto insurers in the U.S. to digitize complexity and improve business outcomes.
The complexity seen in one auto claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. In the automotive sector, this is due to several converging factors including, without limitation:

•	Vehicle parts proliferation: Repairable parts per auto claim have increased 38% since 2010

•	Internal technology systems: An average new vehicle uses more than 100 million lines of code

•	Growing connected car capabilities: 78% of new vehicles to be sold in 2021 are forecasted to have embedded cellular connectivity

•	Transportation as a Service (“TaaS”) and other new business models: More than 40 million rides are shared per month in the U.S.

•	Advanced Driver Assistance Systems (“ADAS”) and diagnostics systems: The number of vehicles receiving a diagnostic scan as part of a collision repair has increased 900% since 2017
We believe the only way to effectively manage increasing complexity is through digitization. Since our inception over forty years ago, we have focused our technology on what we believe to be our customers’ most complex problems. We have digitized total loss valuations, repair estimates, DRP programs, shop management functions, repair workflows, medical claims, parts ordering, and much more. In the process, we have built integrations and facilitated partnerships that enable information sharing across our vast network of customer companies. Our solutions are well-suited for the next wave of complexity, and we believe these trends will continue to accelerate adoption of CCC’s platform and applications.
Serving as the platform for the P&C insurance economy is a significant challenge that CCC is uniquely positioned to address. We believe our proprietary data and network assets, combined with our track record of innovation on our cloud platform, differentiates us from other potential P&C platform companies. Our approach is to continue to innovate and expand our solutions to create value for the P&C insurance economy.
CCC’s foundation for innovation is built upon decades of data and extensive network assets. We have deep proprietary data assets and more than $1 trillion of historical data, enabling us to provide insights, analytics, and
AI-driven
workflows. Our leading network was built company by company, and spans the P&C insurance economy, giving us the ability to deploy cross-market solutions and create seamless customer experiences. We believe our data and network assets are highly differentiated and very difficult to replicate.
Our innovative cloud-based applications provide the P&C insurance economy with the capabilities required to manage their businesses, optimize decision making, and digitize intricate workflows. We have a proven R&D engine with a strong track record of software innovation and deployment on our cloud platform. For example, our Mobile and AI innovations have experienced strong customer adoption across the industries we serve. Our mobile solutions enable the digitization of claims and repair workflows by allowing insurers and repairers to engage their customers through mobile application, text, and video channels to electronically capture event information. Our Smart Suite of AI solutions integrate to our mobile platform where they can be utilized by insurers throughout the claims process to drive further automation and accuracy. At the start of a claim our AI can help identify and triage vehicle damage quickly and accurately by leveraging photos and proprietary AI models and heat maps, allowing insurers to bypass more time-consuming traditional evaluation processes. Then, our AI estimating solution, Smart Estimate, leverages CCC estimating logic powered by AI to pre-populate
estimates with suggestions for human reviewers. Smart Estimate AI and human estimators learn from each other in a dynamic process, with Smart Estimate improving estimate creation productivity by approximately 30% relative to the baseline. Finally, our Smart Audit solution applies AI to identify line-level estimate outliers and intelligently route appropriate claims for reinspection. As of 2020, more than 90 insurers are using CCC mobile solutions and approximately 50 insurers are using CCC AI solutions in production.
We believe our ability to rapidly innovate and deploy new software solutions via our cloud technology platform, along with our depth of data and leading network, sets us apart from the competition. The key benefits we deliver for our customers include:
Multi-tenant cloud platform enabling flexibility and innovation
CCC’s platform operates in a secure multi-tenant cloud environment, with over 500,000 registered users and 2.7 billion database transactions processed per day. Our platform enables us to innovate in response to new market trends and customer needs and rapidly deploy new solutions to our more than 30,000 customers. We continuously enhance existing solutions and bring new solutions to market, deploying more than 1,400 software releases in 2020.

Deep domain expertise
With decades of experience serving the insurance economy, we have developed a deep understanding of the industries and ecosystem we serve. Our domain expertise enables us to offer tailored solutions to help our customers achieve their business objectives. We understand the importance of the role we play as the independent party facilitating interactions across various ecosystem participants, and as a result, we have developed deep and trusting relationships with our customers. We are well positioned to enable cross-market programs and partnerships and have a decades-long history playing this role. Our business is led by a deep and experienced management team with a customer-centric mindset.
Long-term customer relationships
Over several decades we have developed strong relationships with leading insurers, collisions repair groups, and automotive manufacturers, among others. Our company-wide Net Promoter Score is 80, which underscores the customer-centric focus that defines our organization including our sales, marketing, product, technology, and operations teams. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.
Network access
CCC’s cloud platform is used by more than 30,000 companies, including insurers, repairers, automotive manufacturers, parts suppliers, and others. Integrating to CCC’s platform unlocks real-time cloud connections across our ecosystem, enabling customers to digitize workflows that are otherwise cumbersome and costly. Our network processes more than 350 million interface transactions each year where information is passed from one network participant to another; for example, from an insurer to a repair facility.
Proven R&D engine
We invest heavily in R&D efforts and are committed to delivering market-leading technology for the P&C insurance economy. In recent years, our innovation efforts have focused on Mobile and AI technology, and we have released several new solutions incorporating Mobile and AI that have experienced rapid industry adoption as our customers look to improve customer experience and enable automation. We deploy real-world AI solutions at enterprise scale. Our AI solutions combine our data assets with proprietary machine learning and analytics frameworks to automate processes so as to reduce processing costs and leakage for our customer base. Today, CCC has more than 300 AI models deployed in production environments across more than 50 insurers, including 15 of the top 20 U.S. automotive insurers in 2020 based on DWP.
Proprietary data assets
CCC’s platform has processed more than $1 trillion of historical data, enabling us to deliver unique analytics and insights for our customers leveraging our deep proprietary data assets. Our platform allows customers to make optimal decisions by incorporating event-specific factors, local geographic factors, and historical data. Database solutions and corresponding rules engines can be configured and adjusted in real-time based on business needs and market trends.
Enterprise scale and support
We process more than $100 billion of transactions annually for our more than 30,000 customers, delivering mission-critical SaaS solutions that our customers can count on. Since January 2018, CCC’s systems have achieved 99.96% uptime on average, giving our customers the confidence to depend on CCC’s performance. We have dedicated implementation and training teams, and have proven success in implementing solutions for leading insurance carriers and thousands of small businesses.
Our Growth Strategies
We intend to extend our position as the leading provider of SaaS solutions for the P&C insurance economy. The key components of our strategy are:

•
Growing our customer base:
Our customers span the P&C insurance economy, and we believe we have significant opportunity to continue to grow our customer base by targeting key new accounts and expanding our sales and marketing capabilities. We believe there is ample opportunity to add new customers within the U.S., where our business is most established.

•
Deepening relationships with existing customers:
We seek to grow our revenue base with existing customers primarily by selling additional software subscriptions. We regularly launch new solutions and have a proven track record of cross-selling software across our customer segments, as well as up-selling
customers based on package and feature upgrades. We intend to build upon strong customer relationships and access to key customer decision makers to increase software adoption and usage.

•
Expanding the breadth of our solutions:
Our long-term focus is to digitize all P&C insurance economy workflows, targeting processing costs and leakage. In 2020, our R&D spend was 17% of revenue; however, including the impact of capitalized time related to internal use software, our total spend was 20% of revenue on R&D with a primary focus on technology leadership and continuous innovation. For example, in 2019 we launched our enhanced Engage solution, a repair facility software package that facilitates photo capture and sharing between consumers, insurers, and repairers; approximately one-third
of our collision repair customers have already adopted this subscription package solution. We intend to continuously launch new solutions to improve value delivery, and expand the breadth of our capabilities across the P&C insurance landscape.

•
Broadening our network ecosystem:
We have a large network of companies on our platform that are dependent on the P&C insurance economy and derive value from connecting to others across the ecosystem through CCC. The breadth and depth of our platform creates network effects that accelerate the demand for our software solutions. We intend to extend our network of companies to enhance our value proposition and create new market growth opportunities.

•
Growing our geographic footprint:
We believe there is significant opportunity for our solutions outside of the U.S. For example, in China we have built an early leadership position with four of the top five insurance carriers and are positioning ourselves to establish an ecosystem that is similar to ours in the U.S. We believe similar opportunities exist in other markets across the world and intend to increase our presence in additional international markets.

•
Pursuing acquisitions:
We have acquired and integrated numerous businesses throughout CCC’s history. We intend to continue to pursue targeted acquisition opportunities to accelerate our business strategy and growth through product, market, or geographic expansion.

Our Solutions
We provide an integrated suite of software applications built on our cloud platform to serve the P&C insurance economy, including insurance, repair, and other end-markets.
Our SaaS solutions are sold individually, bundled, or in packages, depending on the specific solution and end-market.

CCC Insurance Solutions
CCC’s solutions help insurers digitize processes, from customer intake to claims, while building smart, dynamic experiences for their customers. Many of our solutions leverage the power of the CCC network by facilitating ecosystem interactions required to complete insurer processes. All of our insurance solutions are cloud-based SaaS solutions that power critical carrier workflows. Our insurance solutions represented approximately 53% of total revenues during the six months ended June 30, 2021, with 94% of that representing software revenue and 6% representing other revenue. Our key insurance solutions include:

•
CCC Workflow:
Our suite of workflow tools supports
end-to-end
digital insurance workflows, from customer intake to claim resolution. Our solutions enable mobile experiences, modern communications, configurable workflows, and network integrations, all while empowering insurers to seamlessly customize and configure solutions to meet unique business needs. Mobile modules provide a digital channel for communicating with the modern consumer, starting with vehicle documentation when a new insurance policy is created. Our solutions support critical claims processes, including claims documentation, photo capture, repair scheduling, and two-way
text communications. Our workflow solutions leverage a sophisticated rules engine to customize routing for escalations, review, and approval processes. Our network management capability powers insurance DRPs, enabling insurers to seamlessly connect and collaborate with repair facilities and other companies to provide accurate and timely information about a claim flow from the right party at the right time.

•
CCC Estimating:
Our insurance automotive repair estimating solution is built on CCC’s proprietary estimating database that has been cultivated for decades to deliver best-in-class
repair estimating data and decisioning. CCC estimating innovations have enabled virtual inspections using consumer photos, integrated to CCC’s portal. We launched the industry’s first
AI-powered
estimating solution which uses AI machine learning and estimating logic to predict repair requirements, suggest estimate lines, and generate fast baseline estimates. Our estimating solutions accelerate auto physical damage estimation to reduce costs and cycle time for our customers.

•
CCC Total Loss:
Total loss solutions enable our insurance customers to identify, value, and resolve total loss automotive claims digitally. We deliver valuations representing a vehicle’s fair market value based on CCC’s market-driven valuation methodology and provide insurers with information to make total loss determinations. Once a total loss has been identified, we support our carrier customers in managing lender payoff requests, letters of guarantee, lien and title resolution, and signature collection. Throughout the process, our mobile solutions deliver a seamless customer experience integrated into CCC’s holistic workflow suite.

•
CCC AI and Analytics:
We inject AI and Analytics throughout CCC’s software offerings to accelerate decision-making and improve outcomes. We have numerous AI solutions in production with leading insurers and are continuing to invest to improve our AI and launch new
AI-enabled
solutions. All of our core software offerings are supported by Analytics solutions that allow our customers to benchmark and manage their business performance across key performance indicators.

•
CCC Casualty:
Personal injuries resulting from automotive accidents lead to casualty claims, which require insurers to process medical bills and demand packages for first and third-party claims, respectively. Our casualty solutions automate and expedite casualty claims processing by applying intelligent rule engines based on insurer-specific parameters to process casualty claims data quickly and segment payment-ready bills from those that the insurer wants to review. Our tools and services modernize a manual, paper-burdened system with a comprehensive, configurable experience to help insurers make timely, consistent payments across bill types, and provide analytics dashboards to visualize trends and industry benchmarks.
CCC Repair Solutions
CCC’s solutions help automotive collision repairers achieve better shop performance, from lead generation through repair completion and payment. Our platform improves every stage and level of the collision repair cycle, combining key business operations into one solution to drive more business, improve repair quality, simplify operations, and exceed customer expectations for our collision facility customers. Collision repairers use our platform to connect with the industry’s leading network of partners and suppliers across the insurance and repair ecosystem. Our repair solutions represented approximately 41% of total revenues during the six months ended June 30, 2021, with 99% of that representing software revenue and 1% representing other revenue. Our key repair solutions include:

•
CCC Estimating:
Our collision repair estimating solution is built on CCC’s proprietary database that enables repair estimate creation while connecting repairers to real-time parts pricing and availability, Original Equipment Manufacturer (“OEM”) repair procedures, and insurer guidelines. Repairers can capture photos and repair information at the vehicle with CCC’s Estimating mobile application and collaborate on repair estimates digitally with insurance partners. Users have access to our network of insurers and their corresponding requirements, which can accelerate estimate reviews and supplemental requests. Our estimating solutions help reduce errors and improve cycle time for collision repairers and their partners.

•
CCC Network Management:
We provide software solutions that power collaboration between repairers and insurers. Our technology facilitates the majority of the automotive insurance DRP in the U.S. Participating repairers benefit from our connected technology platform that allows them to receive repair assignments and collaborate with partner insurers throughout the repair process, delivering on program metrics that drive their business. We also provide tools that allow repair Multi Store Owners (“MSOs”) to manage performance, metrics, and compliance across their repair shop network.

•
CCC Repair Workflow:
Repair workflow is the industry’s leading repair management tool that accelerates productivity and simplifies operations for thousands of repair facilities. Repairers can schedule and track vehicle repair status, assign tasks, and manage productivity across their operation. Configurable dashboards provide visibility into performance. Repairers can also streamline repair management leveraging CCC’s real-time parts ordering platform, selecting parts from multiple vendors through a single cart and invoice.
Customer-to-shop
payments are integrated as well, automatically storing payment records and simplifying reconciliation.

•
CCC Repair Quality:
We provide advanced solutions to
help repairers deliver quality repairs. Our repair procedures provide technicians with a single source for data-driven insights to assist them in conducting thorough, consistent repairs, reducing the need for multiple subscriptions and enabling access to current OEM guidelines and processes. Our checklist solutions enable documentation of standard operating procedures and tracking of performance which allows shop managers to identify areas for improvement. CCC’s diagnostics solutions simplify scan initiation and reporting with integrated functionality for all scan types (OEM Direct, Technician Assisted, or Aftermarket), which saves repairers time on pre, post, and calibration scans.

CCC Other Ecosystem Solutions
CCC’s solutions support other segments of the insurance ecosystem, including parts suppliers, automotive manufacturers, and financial institutions. These solutions extend the CCC network and create value for companies connecting to our platform to improve business outcomes. Other ecosystem solutions represented approximately 5% of our total revenues during the six months ended June 30, 2021, with 91% of that representing software revenue and 9% representing other revenue. Some of CCC’s other ecosystem solutions include:

•
CCC Parts Solutions:
Our parts platform allows automotive parts wholesale dealers, aftermarket parts suppliers, and parts recyclers to make their inventory available to our collision repair and insurance networks in real-time. Using this platform, participating customers are able to use our platform to give their parts maximum visibility at the moment when repairers are using CCC software to write their repair estimates. This enables parts providers to display their parts inventory and promotional pricing, while automating order processing, invoicing, and settlement.

•
CCC Automotive Manufacturer Solutions
: We offer a range of automotive manufacturer solutions that give access to our network, enable repair quality, and leverage telematics vehicle data to create valuable efficiencies across insurance and repair workflows. We provide network management tools to automotive manufacturers including network dashboards, that deliver detailed metrics on certified repair shop network performance and inform data-driven decisions. We enable the integration of up-to-date
OEM repair methods and diagnostics trouble codes into our platform to give our network of repair facilities and technicians the tools to execute a proper repair. Our automotive telematics solutions enable new use cases across CCC’s integrated ecosystem, including connected safety and vehicle diagnostics solutions. Our telematics solutions integrate vehicle telemetry data, such as driving data, accident data, and diagnostics trouble codes, into existing insurance and repair workflows, expediting decisions and reducing cycle time across our ecosystem. Auto manufacturers also benefit from CCC Parts and Lender solutions, across their parts and financing businesses, respectively.

•
CCC Lender Solutions
: Our lender portal integrates into CCC’s insurance solutions, enabling financial institutions with automotive loans to optimize vehicle total loss processes. Auto lenders connect with participating insurers to receive earlier notice of loss, digitally exchange documents, and quickly settle existing loans while minimizing the likelihood of missed customer payments. This improves customer experience, boosts productivity, and reduces cycle time.

CCC International Solutions
CCC provides insurance claims software in China, with 4 of the top 5 automotive insurers in China using our platform. Our software solutions are tailored for the Chinese market, and include workflow, estimating, audit and analytics solutions. We are expanding our software solutions in China to the automotive repair market, where we are building momentum with repair facilities and automotive dealers. We are pursuing other international market expansion opportunities by leveraging both existing and potential future partnerships and seeking to acquire strategic assets. Our international solutions represented approximately 1% of total revenues during the six months ended June 30, 2021, with 99% of that representing software revenue and 1% representing other revenue.
Recent Developments
The Business Combination
On the Closing Date, we completed the Transactions contemplated by the Business Combination Agreement. On the Closing Date, pursuant to the Business Combination Agreement, among other things, Chariot Merger Sub merged with and into CCC, with CCC being the surviving corporation in the merger and Dragoneer, which became a Delaware corporation pursuant to the Domestication and was renamed CCC Intelligent Solutions Holdings Inc.

Corporate Information
CCC is a Delaware corporation. Our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654, and our telephone number is (312)
222-4636.
Our principal website address is
https://cccis.com/
.
Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.
Advent International Corporation
Advent Investor is an affiliate of Advent International Corporation. Advent International Corporation is one of the largest and most experienced global private equity investors. Since its founding in 1984, Advent has invested over $54 billion of equity in more than 370 private equity transactions across 41 countries and has maintained consistent industry leading investment performance across its funds. Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business & financial services, healthcare, industrial, retail, consumer & leisure, and technology, media & telecom. After more than 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	presenting only two years of audited financial statements and only two years of selected financial data;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

THE OFFERING
We are registering the issuance by us of up to 35,100,000 shares of New CCC Common Stock that may be issued upon exercise of the warrants to purchase Common Stock, including the Public Warrants, the Private Warrants and the Forward Purchase Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 569,506,621 shares of Common Stock and (ii) up to 21,300,000 warrants to purchase Common Stock, including the Private Placement Warrants and the Forward Purchase Warrants.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.
Issuance of Common Stock
The following information is as of August 20, 2021 and does not give effect to issuances of New CCC Common Stock, warrants or options to purchase shares of New CCC Common Stock after such date, or the exercise of warrants or options after such date.

Shares of New CCC Common Stock to be issued upon exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Units	35,100,000 shares.

Shares of New CCC Common Stock outstanding prior to the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants	603,170,380 shares.

Use of proceeds	We will receive up to an aggregate of approximately $403.7 million from the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Units assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Holders, consisting of (i) (i) 15,800,000 shares of Common Stock underlying the Private Placement Warrants; (ii) 2,000,000 shares of Common Stock underlying the Working Capital Warrants; (iii) 3,500,000 shares of Common Stock underlying the Forward Purchase Warrants; (iv) 498,456,621 shares of Common Stock issued in the Business Combination; (v) 17,250,000 shares of	569,506,621 shares.

Common Stock originally issued to the Sponsor, (vi) 15,000,000 shares of Common Stock issued in the PIPE Financing; and (vii) 17,500,000 Forward Purchase Shares

Warrants offered by the Selling Holders (consisting of 15,800,000 Private Placement Warrants, 2,000,000 Working Capital Warrants and 3,500,000 Forward Purchase Units)	21,300,000 warrants.

Exercise price	$11.50 per share, subject to adjustment as described herein.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities—Company Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.
See “Certain Relationships And Related Party Transactions—CCC Related Person Transactions” for further discussion.

NYSE Ticker Symbols	Common Stock: “CCCS” Public warrants: “CCCS WS”
Risk Factor Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•
A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially harm our business, results of operations and financial condition;

•	Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected;

•
Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations;

•
Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition;

•	Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, could harm our business and results of operations;

•	Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices;

•
If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected;

•	Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue;

•	If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected;

•	Sales to customers or operations outside the United States may expose us to risks inherent in international sales;

•
Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.

•
We rely on data, technology and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results;

•	Failure to protect our intellectual property could adversely impact our business and results of operations;

•
Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations;

•
Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses; and

•
We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions; and

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Dragoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to CCC’s Business
Unless the context otherwise requires, any reference in this section of this prospectus to “we,” “us” or “our” refers to CCC and its subsidiaries prior to the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.
Risks Relating to Business and Industry
A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially impact our business, results of operations and financial condition.
Our revenue is dependent on customers in the P&C insurance and automotive collision industries, and historically a relatively small number of customers have accounted for a significant portion of our revenue. Revenue from two insurance carrier customers individually accounted for more than 10% of total revenue during the years ended December 31, 2019 and 2018. For the year ended December 31, 2020, one insurance carrier customer individually accounted for more than 10% of total revenue, and after the divestiture of First Party Clinical Services, no customer would have individually accounted for more than 10% of revenue in 2020. We expect that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue for the foreseeable future. As a result, if we fail to successfully renew our contracts with one or more of these customers, or if any of these customers reduce or cancel services or defer purchases, or otherwise terminate their relationship with us, our business, results of operations and financial condition would be adversely impacted. Some of our SaaS arrangements with our customers can be canceled or not renewed by the customer after the expiration of the SaaS term, as applicable, on relatively short notice. Additionally, we may be involved in disputes with our customers in the future and such disputes may impact our relationship with these customers. The loss of business from any of our significant customers, including from cancellations or due to disputes, could materially impact our business, results of operations and financial condition.
Our large customers have negotiating leverage, which may require us to agree to terms and conditions that result in increased cost of sales, decreased revenue, lower average selling prices and gross margins, and increased contractual liability risks, all of which could harm our results of operations.
Some of our customers include the largest P&C insurers and auto collision repair organizations in the U.S. These customers have significant bargaining power when negotiating new licenses or subscriptions or renewals of existing agreements and have the ability to buy similar products from other vendors or develop such systems internally. These customers have and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we sell to them or add complexity to our customer agreements. In the past, we have been required to, and may in the future be required to, reduce the average selling price of our products or otherwise agree to materially less favorable terms in response to these pressures. If we are unable to avoid reducing our average selling prices or renegotiate our contracts on commercially reasonable terms, our results of operations could be adversely impacted.
Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.
We believe that the brand identity we have developed and acquired has significantly contributed to the success of our business. We also believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation are critical to achieving widespread acceptance of our solutions and expanding adoption of our solutions to new customers in both existing and new markets. Maintaining and enhancing our brand requires us to make substantial investments and these investments may not be successful or cost-efficient. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts and our ability to provide a reliable, useful and valuable collection of solutions at competitive prices. These factors are essential to our ability to differentiate our offerings from competing products. In addition, our brand and reputation could be impacted if our end users or insured parties have negative experiences in the claim process, which ultimately largely depends on the quality of service from our customers, but also may depend on the insured’s perceived value of its vehicle. See “—Litigation Risk Factors—We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.” For example, putative class action lawsuits have alleged that the use of the Company’s total loss valuation solution has led to undervaluation of insureds’ loss vehicles.
Maintaining and enhancing our brand will depend largely on our ability to be a technology innovator, to continue to provide high quality solutions and protect and defend our brand names and trademarks, which we may not do successfully. We have not engaged in extensive direct brand promotion activities, and we may not successfully implement brand enhancement efforts in the future. Our products and services generally are branded and are likely associated with the overall experiences of a participant in the insurance economy, which is largely outside of our control. Any brand promotion activities we undertake may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and increased risk of losing market share to competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.
Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations.
Our customers have no obligation to renew their contracts for our solutions after the expiration of their contract periods and our customers may choose not to renew contracts for a similar mix of solutions. Our customers’ renewal rates may fluctuate or decline as a result of a number of factors, including customer dissatisfaction, customers’ spending levels, increased competition, changes in tax or data privacy laws or rules, prices of our services, the prices of services offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes. If our customers do not renew their contracts or reduce the solutions purchased under their contracts, our revenue could decline and our business may be adversely impacted.

Our future success also depends in part on our ability to sell additional solutions to existing customers. If our efforts to sell our additional solutions to our customers are not successful, our revenue growth would decrease and our business, results of operations, and financial condition would be adversely impacted.
Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition.
To address demand trends across the P&C insurance economy, we have focused on and plan to continue focusing on the growth and expansion of our SaaS business. This growth strategy has required and will continue to require a considerable investment of technical, financial and sales resources. These investments may not result in an increase in SaaS software revenue and we may not be able to scale such investments efficiently, or at all, to meet customer demand and expectations. Our focus on our SaaS business may increase our costs in any given period and may be difficult to predict over time.
Our SaaS arrangements also contain service level agreement clauses which may include penalties for matters such as failing to meet stipulated service levels. The consequences in such circumstances could include monetary credits for current or future service engagements, reduced fees for additional product sales, cancellations of planned purchases and a customer’s refusal to pay their contractually-obligated SaaS or professional service fees. Should these penalties be triggered, our results of operations may be adversely affected. Furthermore, any factor adversely affecting sales of our SaaS solutions, including application release cycles, delays or failures in new product functionality, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could have a material adverse effect on our business, financial condition and results of operations. Additionally, the entry into new markets or the introduction of new features, functionality or applications beyond our current markets and functionality may not be successful. If we invest in the development of new products, we may not recover the
“up-front”
costs of developing and marketing those products, or recover the opportunity cost of diverting management, technical and financial resources away from other development efforts. If we are unable to successfully grow our SaaS business and navigate our growth strategy in light of the foregoing uncertainties, our reputation could suffer and our results of operations may be impacted, which may cause our stock price to decline.
Public health outbreaks, epidemics or pandemics, including the global
COVID-19
pandemic, could harm our business and results of operations.
Public health outbreaks, epidemics and pandemics could materially and adversely impact our business. For example, in March 2020, the World Health Organization declared the
COVID-19
virus outbreak a global pandemic, and numerous countries, including the U.S., have declared national emergencies with respect to
COVID-19.
The outbreak and certain intensified preventative or protective public health measures undertaken by governments, businesses and individuals to contain the spread of
COVID-19,
including orders to
shelter-in-place
and restrictions on travel and permitted business operations, have resulted and continue to result, in global business disruptions that adversely affect workforces, organizations, economies, and financial markets globally, leading to an economic downturn and increased market volatility. The ongoing outbreak has also disrupted travel patterns and commuting, which has reduced the number of claims and harmed the businesses of certain repair shops and parts suppliers, and could weigh more heavily on our business and results of operation if the pandemic continues for an extended period of time. We have also limited our in-person
marketing activities and the outbreak has hindered the ability of our technical support teams and sales force to travel to existing customers and new business prospects, and we expect this will continue for the foreseeable future. While our business has not, to date, experienced a material disruption in bookings or sales due to the
COVID-19
pandemic, a continued or intensifying outbreak over the short- or medium-term could result in delays in services delivery, delays in implementations, delays in critical development and commercialization activities, including delays in the introduction of new products and further international expansion, interruptions in sales and marketing activity, furloughs or layoffs of employees and disruptions of supply chains. Additionally, we may incur increased costs in the future when employees return to working in our offices and we implement measures to ensure their safety.

The related impact on the global economy could also decrease technology spending by our existing and prospective customers and adversely affect their demand for our solutions. Further, our sales and implementation cycles could lengthen which could result in us providing contract terms more favorable to customers and a potentially longer delay between incurring operating expenses and the generation of corresponding revenue or in difficulty in accurately predicting our financial forecasts. Additionally, any economic downturn and/or rising unemployment rates resulting from the
COVID-19
pandemic have the potential to significantly reduce individual and business disposable income and depress consumer confidence, which could limit the ability or willingness of some consumers to obtain and pay for our customers’ products in both the short- and medium-terms, which may negatively impact the ability of our customers to pay for our services or require such customers to request amended payment terms for their outstanding invoices. Furthermore, we are unable to predict the impact that the
COVID-19
pandemic may have going forward on the business, results of operations or financial position of any of our major customers, which could impact each customer to varying degrees and at different times and could ultimately impact our own financial performance.
The pandemic also presents operational challenges as our workforce is currently working remotely and assisting customers who are also generally working remotely. We also have limited our employees’ international and domestic travel. We depend on key officers and employees; should any of them become ill and unable to work, it could impact our productivity and business continuity. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, it is not possible for us to predict the duration or magnitude of these business disruptions or the adverse results of the pandemic, which ultimately will depend on many factors, including the speed and effectiveness of containment efforts throughout the world. These disruptions could negatively affect our operations or internal controls over financial reporting and may require us to implement new processes, procedures and controls to respond to further changes in our business environment.
The magnitude of the effect of the
COVID-19
pandemic on our business will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. The longer the pandemic continues or resurges, the more severe the impacts described above will be on our business. The extent, length and consequences of the pandemic on our business, including our customers’ purchasing decisions and other reactions, are uncertain and impossible to predict but could be material. Any reopenings followed by subsequent restrictions or closings could have a material impact on us. The
COVID-19
pandemic and other similar outbreaks, epidemics or pandemics could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects and could cause significant volatility in the trading prices of our common stock as a result of any of the risks described above and other risks that we are not able to predict.
To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening other risks described in this “Risk Factors” section, such as those relating to our liquidity.
Factors outside of our control including but not limited to natural catastrophes and terrorism, may adversely impact the P&C insurance economy, preventing us from expanding or maintaining our existing customer base and increasing our revenue.
Our largest customers are carriers who have experienced, and will likely experience in the future, losses from catastrophes, natural disasters or terrorism that may adversely impact their businesses. Catastrophes can be caused by various events, including, without limitation, hurricanes, tsunamis, floods, windstorms, earthquakes, hail, tornadoes, explosions, severe weather, epidemics, pandemics and fires. Global warming trends are contributing to an increase in erratic weather patterns globally and intensifying the impact of certain types of catastrophes. Moreover, acts of terrorism or war could cause disruptions to our business or our customers’ businesses or the economy as a whole.

The risks associated with natural catastrophes and terrorism are inherently unpredictable, and it is difficult to forecast the timing of such events or estimate the amount of losses they will generate. In recent years, for example, parts of the U.S. suffered extensive damage due to multiple hurricanes and fires. The combined effect of those losses on carriers was significant. Such losses and losses due to future events may adversely impact our current or potential customers, which may prevent us from maintaining or expanding our customer base and increasing our revenue as such events may cause customers to postpone purchases of new offerings or to discontinue existing projects. Any of these events could materially impact our business, results of operation and financial condition.
A downturn in the P&C insurance industry, claim volumes, or supporting economy, which are outside of our control, could adversely impact our results of operations.
Revenue for some of CCC’s solutions are derived from claims volumes rather than from the subscription fees that represent the majority of CCC’s revenue. Claim volume-based solution revenue is driven by individual customer usage and can be impacted by market conditions within the industry. As a result, our transactional revenue can be adversely affected by factors outside of CCC’s control, including but not limited to, industry trends, market events, customer-specific usage changes. The transactional portion of the business also presents more challenges to accurately forecasting future revenues.
Changes in the P&C insurance and automotive collision industries, including the adoption of new technologies, such as autonomous vehicles, may significantly impact our results of operations.
Aspects of our business, and our customers’ businesses, which our products and services support, can be impacted by events in the P&C insurance and automotive collision industries which are beyond our control. Certain trends in the automotive industry, including the continued adoption of semi-autonomous or autonomous vehicles and the advent of improved automotive safety features, may potentially impact the future market for, and operations of, the P&C insurance and automotive collision industries. While the impacts and timing of these changes are currently unknown, if this has an adverse impact on the P&C insurance or the automotive collision industries, it could have an adverse impact on our future result of operations.
Our customers may defer or forego purchases of our products or services in the event of weakened global economic conditions or political transitions.
Our financial performance depends, in part, on the state of the economy. Declining levels of economic activity may lead to declines in spending in the industries we serve, which may result in decreased revenue for us. Concern about the strength of the economy may slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions. If our customers and potential customers experience financial hardship as a result of a weakened economy, industry consolidation, or other factors, the overall demand for our solutions could decrease. If economic conditions worsen, our business, results of operations, and financial condition could be adversely impacted.
Global events such as the imposition of various trade tariffs by the U.S. and China and the
COVID-19
pandemic, have created and may continue to create economic uncertainty, including inflationary pressures, in regions in which we have significant operations. These conditions may make it difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Moreover, during challenging economic times, our customers may be unable to timely access sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may not receive amounts owed to us and may be required to record an allowance for doubtful accounts, which would adversely affect our financial results. A substantial downturn in the insurance industry may cause firms to react to worsening conditions by reducing their capital expenditures, reducing their spending on information technology, delaying or canceling information technology projects, or seeking to lower their costs by renegotiating vendor contracts. Negative or worsening conditions in the general economy, both in the U.S. and abroad, including conditions resulting from financial and credit market fluctuations, could decrease corporate spending on enterprise software in general, and in the insurance industry specifically, and negatively affect the rate of growth of our business.
Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices.
We expect to continue to derive most of our revenue from solutions and additional services we provide to the P&C insurance industry and supporting economy, including the automotive collision and OEM industries. Given the concentration of our business activities in this industry, we will be particularly exposed to certain economic downturns affecting the insurance industry. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our solutions, including the delay or cancellation of current or anticipated projects, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. Our existing customers may be acquired by or merged into other entities that use our competitors’ products, or they may decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company that has a poor economic outlook or is closed.
We face competition in our market, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.
The market for our solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business purchasing the software, the application being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, the time and cost required for software implementation, custom development, or unique product features or functions. Outside of the U.S., we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, and content applicable to that jurisdiction.
As we expand our product portfolio, we may begin to compete with software and technology providers that we have not competed against previously and whose technology and applications may, in time, become more competitive with our offerings.
We expect the intensity of competition to remain high in the future, as the amount of capital invested in current and potential competitors, including insurance technology companies, has increased significantly in recent years. As a result, our competitors or potential competitors may develop improved product or sales capabilities, or even a technology breakthrough that disrupts our market. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, or greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.
In addition, the insurance industry is evolving rapidly, and we anticipate the market for cloud-based solutions will become increasingly competitive. If our current and potential customers move a greater proportion of their data and computational needs to the cloud, new competitors may emerge that offer services either comparable or better suited than ours to address the demand for such cloud-based solutions, which could reduce demand for our offerings. To compete effectively we will likely be required to increase our investment in research and development, as well as the personnel and third-party services required to improve reliability and lower the cost of delivery of our cloud-based solutions. This may increase our costs more than we anticipate and may adversely impact our results of operations.
Our current and potential competitors may also establish cooperative relationships among themselves or with third parties to further enhance their resources and offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, to devote greater resources to the promotion or sale of their products and services, to initiate or withstand substantial price competition, or to take advantage of emerging opportunities by developing and expanding their product and service offerings more quickly than we can. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such relationships or acquisitions. If we are unable to compete effectively with these evolving competitors for market share, our business, results of operations, and financial condition could be materially and adversely affected.
If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected.
As technology continues to develop at a rapid pace, both within the P&C insurance economy and more broadly across the insurance ecosystem, the possibility of the development of technological advancements made by other firms will increase. If we are unable to internally develop or acquire suitable alternatives to such developments or otherwise deploy competitive offerings our business and growth opportunities may be challenged. Additionally, certain P&C insurance ecosystem customers may seek to develop internal solutions which could potentially compete with related offerings from CCC. Technologies such as enhanced modeling, artificial intelligence and machine learning technology may offer certain firms, including insurance carriers, the opportunity to make rapid advancements in the development of tools which may impact the industry broadly.
New products utilize and will continue to be based on AI technologies in the future. As such, the market acceptance of
AI-based
solutions is critical to our continued success. In order for cloud-based AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Furthermore, our ability to effectively market and sell
AI-based
solutions to customers is partly dependent upon the pace at which enterprises undergo digital transformation. Additionally, as technologies continue to become more integrated with AI technologies generally, governments may implement data privacy and AI regulations with which we will need to comply, and which may result in the incurrence of additional costs and expenses.
We expect that the needs of our customers will continue to rapidly change and increase in complexity and we will need to improve the functionality and performance of our platform continually to meet these demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of enterprise AI solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.
Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue.
Sales cycles for some of our solutions are complex and can be lengthy and unpredictable, requiring pre-purchase
evaluation by a significant number of employees in our customers’ organizations, and can involve a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our solutions, including in the technical capabilities and the potential cost savings achievable by organizations using our solutions. For larger business opportunities, such as converting a new P&C insurance customer, customers undertake a rigorous pre-purchase
decision-making and evaluation process which typically involves due diligence and reference checks. We invest a substantial amount of time and resources in our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size or term of an initial SaaS arrangement until very late in the sales cycle. In addition, we sometimes commit to include specific functions in our base product offering at the request of a customer or group of customers. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. Customers may also insist that we commit to certain time frames in which systems built around our solutions will be operational, or that once implemented our solutions will be able to meet certain operational requirements. Our ability to meet such timeframes and requirements may involve factors that are outside of our control, and failure to meet such timeframes and requirements could result in us incurring penalties, costs and/or additional resource commitments, which would adversely affect our business and results of operations.
Unexpected delays and difficulties can occur as customers implement and test our solutions. Solutions can involve integration with our customers’ and third-party’s systems as well as the addition of customer and third-party data to our platform. This process can be complex, time-consuming and expensive for our customers and can result in delays in the implementation of our solutions, which could adversely affect our business, results of operations and financial condition. Time-consuming efforts such as client setups, training and transition of systems may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs for these services. These types of changes can also result in a shift in the timing of the recognition of revenue which could adversely affect results of operations and financial condition. The timing of when we sign a large contract can materially impact our results of operations for the period and can be difficult to predict.
Furthermore, our sales cycles could be interrupted or affected by other factors outside of our control. For example, the
COVID-19
pandemic has caused sales cycles to lengthen and has other impacts on our business. We currently have formal restrictions on travel in place, which are in accordance with recommendations by the U.S. government and The Centers for Disease Control and Prevention, and many of our customers and prospects have likewise enacted their own preventative policies and travel restrictions. We cannot predict whether, for how long, or the extent to which the
COVID-19
outbreak may adversely affect our business, results of operations, and financial condition.
Failure to manage our expanding operations effectively could harm our business.
We have expanded our operations, including the number of employees and the locations and scope of our operations, and expect to continue to do so in the future. Additionally, the
COVID-19
pandemic and related
shelter-in-place
orders have resulted in our employees and contractors working from home, bringing new challenges to managing our business and work force that we generally expect to continue for the foreseeable future. This expansion and changing work environment have placed, and will continue to place, challenges on our operations and our personnel. We will also need to identify, add and retain additional qualified personnel across our operations. To manage our anticipated future operational expansion effectively, we must maintain, and expect to enhance, our IT infrastructure and financial and accounting systems and controls, and manage expanded operations and employees in geographically distributed locations. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new solutions. If we increase the size of our organization without experiencing an increase in sales of our solutions, we will experience reductions in our gross and operating margins and net income. We may also deem it advisable in the near-term or later to downsize certain of our offices in order to reduce costs, which may cause us to incur related charges. If we are unable to effectively manage our expanding operations or manage the increase in remote employees, our expenses may increase more than expected, our revenue could decline or grow more slowly than expected and we may be unable to implement our business strategy.
If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected.
Our ability to increase revenue will depend, in large part, on our ability to further penetrate our existing markets and enter new markets, as well as our ability to increase sales from existing customers and attract new customers. The success of any enhancement or new solution or service depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new solutions, adaptation to new industry standards and technological changes, the ability to maintain and to develop relationships with third parties and the ability to attract, retain and effectively train sales and marketing personnel. Any new solutions we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the market acceptance necessary to generate significant revenue. Any new industry standards or practices that emerge, or any introduction by competitors of new solutions embodying new services or technologies, may cause our solutions to become obsolete. Any new markets in which we attempt to sell our solutions, including new countries or regions, may not be receptive or implementation may be delayed due to circumstances beyond our control, including economic and market factors, public health outbreaks, epidemics and pandemics, including the
COVID-19
pandemic, natural disasters and terrorist attacks. Additionally, any expansion into new markets may require us to comply with new regulatory laws and regimes and increase our monitoring thereof on an ongoing basis, which will increase our costs, as well as the risk that we may not be in compliance on a timely basis or at all. Our ability to further penetrate our existing markets and enter new markets depends on the quality of our solutions and our ability to design our solutions to meet changing consumer demands and industry standards, as well as our ability to assure that our customers will be satisfied with our existing and new solutions. If we are unable to sell our solutions into new markets or attract new customers or to further penetrate existing markets, or to increase sales from existing customers by selling them additional solutions, our revenue will not grow as expected, which would have a material adverse effect on our business, financial condition and results of operations.
Developing significant revenue streams derived from our current research and development efforts may take several months or years, or may not be achieved at all.
Developing software is time consuming and costly, and investment in product development may involve a long payback cycle. Our research and development expenses were $109.5 million, or 17% of our total revenue in the year ended December 31, 2020. Including capitalized time related to internal use software of $17.1 million, our total spend was 20% of total revenue in the year ended December 31, 2020. Our future plans include significant investments to develop, improve and expand the functionality of our solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.
Changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions.
Our P&C insurance industry customers are subject to extensive government regulations, mainly at the state level in the United States and at the country level in our
non-U.S.
markets. Some of these regulations relate directly to our software and services, including regulations governing the use of total loss and photo estimating software. If our insurance company customers fail to comply with new or existing insurance regulations, including those applicable to our software and services, they could lose their certifications to provide insurance and/or reduce their usage of our software and services, either of which would reduce our revenues. We have in the past and continue to spend considerable time and resources working with our customers to help them navigate these regulations, including Department of Insurance market conduct examinations and defending against class action lawsuits. If our products or services are found to be defective, we could be liable to them. In addition, future regulations could force us to implement costly changes to our software and/or databases or have the effect of prohibiting or rendering less valuable one or more of our offerings. Also, we are subject to direct regulation in some markets, and our failure to comply with these regulations could significantly reduce our revenues or subject us to government sanctions.
Sales to customers or operations outside the United States may expose us to risks inherent in international sales.
Historically, transactions occurring outside of the U.S. have represented a small portion of our overall processed transactions. However, we intend to continue to expand our international sales efforts. Operating in international markets, including in China, requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the U.S. Because of our limited experience operating internationally, our international expansion efforts may not be successful. We may rely heavily on third parties outside of the U.S., and as a result we may be adversely impacted if we invest time and resources into such business relationships but do not see significant sales from such efforts. Potential risks and challenges associated with sales to customers and operations outside the U.S. include:

•	compliance with multiple conflicting and changing governmental laws and regulations, including employment, tax, money transmission, privacy, and data protection laws and regulations;

•	laws and business practices favoring local competitors;

•	new and different sources of competition;

•	securing new integrations for international technology platforms;

•	localization of our solutions, including translation into foreign languages, obtaining and maintaining local content, and customer care in such languages;

•	treatment of revenue from international sources and changes to tax rules, including being subject to foreign tax laws and liability for paying withholding or other taxes in foreign jurisdictions;

•	fluctuation of foreign currency exchange rates;

•	different pricing environments;

•	restrictions on the transfer of funds;

•	difficulties in staffing and managing foreign operations;

•	availability of reliable internet connectivity in areas targeted for expansion;

•	different or lesser protection of our intellectual property;

•	longer sales cycles;

•	natural disasters, acts of war, terrorism, pandemics, or security breaches;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	compliance with sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

•	the burdens and costs of complying with a wide variety of foreign laws and legal standards, including the General Data Protection Regulation (EU 2016/679) (“GDPR”) in the European Union (“EU”);

•	impact of Brexit on operations and growth of business in the European Union;

•	compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	regional or national economic and political conditions; and

•	pressure on the creditworthiness of sovereign nations resulting from liquidity issues or political actions.
As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these factors could negatively impact our business, results of operations, financial condition and growth prospects.
Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.
We intend to expand our business operations in China as part of our effort to expand our international sales efforts. Accordingly, our business, prospects, financial condition and results of operations may be affected to a significant degree by political, economic and social conditions in China generally.

The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned or controlled by the government. By virtue of our serving customers in China that are at least partially owned or controlled by the government, there is also an increased risk of running afoul of the FCPA and other laws and regulations concerning anti-bribery and anti-corruption, including local Chinese laws, particularly given that China is perceived to present a heightened risk from an anti-corruption perspective. Additionally, as we continue to expand our business operations in China, we may engage with partners and third-party intermediaries who may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, further increasing the risk of violations of such laws that may result in fines and/or criminal sanctions against us, our officers, or our employees. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and the impact of COVID-19 on
the Chinese economy may be severe. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.
Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws.
Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. These laws are interpreted broadly and prohibit companies, their employees, and third-party intermediaries from authorizing, promising, offering, or providing, either directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to maintain accurate books and records and to devise and maintain an adequate system of internal accounting controls. While only representing a de minimis proportion of our total revenue, we count among our customers a number of government entities. We may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, which also include interactions in countries known to experience corruption, including China. Activities in such countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, partners, or third-party intermediaries that could be in violation of various anti-corruption laws. We have policies and controls intended to prevent these practices—e.g., a standalone Global Anti-Bribery Policy, Code of Ethics, mandatory anti-corruption trainings, financial controls, and a whistleblowing hotline, among others. While there is no certainty that all of our employees, consultants, partners, or third-party intermediaries will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws, our policies and controls aim to satisfy our obligation to comply with them. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, and liability for the actions of corrupt or other illegal activities of such third-party intermediaries, their employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
We are subject to increasing global trade laws and regulations, particularly as we endeavor to increase our international sales efforts.
We are subject to U.S. trade laws and regulations, including economic sanctions, export controls, and import laws, as well as similar trade laws and regulations in other countries in which we operate. Failure to comply with global trade laws and regulations can result in penalties and/or reputational harm. Our increasing international sales efforts expose us to increased risk under these laws and regulations, and increasing and evolving global trade laws could impact our business.
We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.
As we expand our business and operations internationally, our international sales may be denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We typically collect revenue and incur costs in the currency of the location in which we provide our solutions and services, but our contracts with our customers are long-term in nature so it is difficult to predict if our operating activities will provide a natural hedge in the future or as we expand internationally. Our results of operations may also be impacted by transaction gains or losses related to revaluing certain current asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenue and operating income, which could have an adverse effect on our stock price. As we expand internationally, we will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenue or results of operations.
We rely on data, technology, and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results.
We use data, technology, and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party data, technology, and intellectual property in the future. Any errors or defects in this third-party data, technology, and intellectual property could result in errors that could adversely impact our brand and business. In addition, licensed data, technology, and intellectual property may not continue to be available on commercially reasonable terms, or at all. The loss of the right to license and distribute this third-party data, technology, and intellectual property could limit the functionality of our products and might require us to redesign our products. Our success depends significantly on our ability to provide our customers access to data from many different sources, including, for example, parts-related data for purposes of repair estimation. We obtain much of our data about vehicle parts and components and collision repair labor and costs through license agreements with third parties who may be sole-source suppliers of that data.
If one or more of our licenses are terminated, if our licenses are subject to material price increases, or if we are unable to renew one or more of these licenses on favorable terms or at all, we may be unable to access the information without incurring additional costs or, for instance in the case of information licensed from sole-service suppliers, unable to access alternative data sources that would provide comparable information. While we do not believe that our access to many of the individual sources of data is material to our operations, prolonged industry-wide price increases or reductions in data availability could make receiving certain data more difficult and could result in significant cost increases, which would materially harm our operating results.
Failure to protect our intellectual property could adversely impact our business and results of operations.
Our success depends in part on our ability to enforce and defend our intellectual property rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to do so.
In the future we may file patent applications related to certain of our innovations. We do not know whether those patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property. Our existing patents and any patents granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Our ability to enforce our patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction
basis, and we only pursue patent protection in countries where we think it makes commercial sense for the given product. In addition, if we are unable to maintain our existing license agreements or other agreements pursuant to which third parties grant us rights to intellectual property, including because such agreements terminate, our financial condition and results of operations could be materially adversely affected. Therefore, the extent of the protection afforded by these patents cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later prove to be important to our business.
Patent law reform in the U.S. and other countries may also weaken our ability to enforce our patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-file
system. Further, the U.S. Supreme Court’s 2014 decision in
Alice v. CLS Bank
made it easier to invalidate software patents, leading to CCC deciding to scale back its patent prosecution strategy. These legal changes could result in increased costs to protect our intellectual property or limit our ability to obtain and maintain patent protection for our products in these jurisdictions.
We also rely on several registered and unregistered trademarks to protect our brand. We have pursued and will pursue the registration of trademarks, logos and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe our brands can be difficult. There can be no assurance that the steps we have taken and will take to protect our proprietary rights in our brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate our brands, trademarks, trade dress or other similar proprietary rights. Competitors may adopt service names similar to ours, or use confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly creating confusion in the marketplace. In addition, trade name or trademark infringement claims could be brought against us by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and adversely impact our business and results of operations.
We attempt to protect our intellectual property, technology and confidential information by generally requiring our employees, contractors, and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements, all of which offer only limited protection. These agreements may not effectively prevent, or provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, any of which could materially impact our business and results of operations. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we could not assert any trade secret rights against such parties. Existing U.S. federal, state and international intellectual property laws offer only limited protection. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the U.S., and many foreign countries do not enforce these laws as diligently as governmental agencies and private parties in the U.S. More broadly, enforcing intellectual property protections outside the U.S., including in some countries we operate in, can be more challenging than enforcement in the U.S. The Company takes certain actions when operating in countries where protection of IP, technology and confidential information, is not as well protected, including steps such as preventing placing sensitive IP in such countries, as an example. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Even if we are successful in defending our claims, litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom we are pursuing a claim. In addition, our assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against us, which could adversely impact our business. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular solution due to an injunction, or we may have to pay damages that could, in turn, adversely impact our results of operations. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may adversely impact our competitive position and our business. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.
We may enter into joint ventures, collaborations or sponsored developments for intellectual property and, as a result, some of our intellectual property may, in the future, be jointly-owned by third parties.
Engagement in any type of intellectual property collaboration agreement requires diligent management of intellectual property rights. Other than in specific, limited circumstances, CCC does not currently engage in joint ventures, collaborations or sponsored development agreements. Should CCC decide to pursue such agreements in future, the development of joint intellectual property would create additional administrative and financial burdens, and may place CCC at heightened risk of disputes or litigation regarding ownership, maintenance or enforcement of such joint intellectual property.
Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.
The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, leading companies in the software industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties holding such intellectual property rights, including companies, competitors, patent holding companies, customers and/or non-practicing
entities, may assert patent, copyright, trademark or other intellectual property claims against us, our customers and partners, and those from whom we license technology and intellectual property.
Although we believe that our solutions do not infringe upon the intellectual property rights of third parties, any such assertions may require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. Infringement assertions by third parties may involve patent holding companies or other patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us.
If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Regardless of the merits or eventual outcome, such a claim could adversely impact our brand and business. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using our solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or works; and to indemnify our partners, customers and other third parties. Any of these events could adversely impact our business, results of operations and financial condition.
Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations.
As a software business, we face risks of cyber-attacks, including ransomware and phishing attacks, social engineering attacks, computer break-ins,
theft, fraud, misappropriation, misuse,
denial-of-service
attacks, and other improper activity that could jeopardize the performance of our platform and solutions and expose us to financial and reputational impact and legal liability, especially with regards to regulators such as the Federal Trade Commission, which has become increasingly aggressive in prosecuting alleged failure to secure personal data as unfair and deceptive acts or practices under the Federal Trade Commission Act. Furthermore, such adverse impact could be in the form of theft of our or our customers’ confidential information, the inability of our customers to access our systems, or the improper re-routing
of customer funds through fraudulent transactions or other frauds perpetrated to obtain inappropriate payments and may result from accidental events (such as human error) or deliberate attacks. To protect the information we collect and our systems, we have implemented and maintain commercially reasonable security measures and information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, but we cannot be sure that such security measures will be sufficient. In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure. Our network of business application providers could also be a source of vulnerability to the extent their business applications interface with ours, whether unintentionally or through a malicious backdoor. We cannot, in all instances, review the software code included in third-party integrations. Although we vet and oversee such vendors, we cannot be sure such vetting and oversight will be sufficient. We also exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, and may be difficult to detect for long periods of time, we or these third parties may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and adversely impact our business.
Our customers provide us with information that our solutions store, some of which is sensitive or confidential information about them or their financial transactions. In addition, we store personal information about our employees and, to a lesser extent, those who purchase products or services from our customers. We have security systems and information technology infrastructure designed to protect against unauthorized access to and disclosure of such information. The security systems and infrastructure we maintain may not be successful in protecting against all security breaches and cyber-attacks, including ransomware and phishing attacks, social-engineering attacks, computer break-ins,
theft, fraud, misappropriation, misuse,
denial-of-service
attacks and other improper activity. Threats to our information technology security can take various forms, including viruses, worms, and other malicious software programs that attempt to attack our solutions or platform or to gain access to the data of our customers or their customers.
Non-technical
means, for example, actions or omissions by an employee or trespasser, can also result in a security breach. Any significant violations of data privacy could result in the loss of business, litigation, regulatory fines or investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business. In addition, we maintain liability insurance coverage, including coverage for cyber-liability. It is possible, however, that claims could be denied or exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact our customer relationships, market acceptance of our solutions, including unrelated solutions, or our reputation and business.
Real or perceived failures in our solutions, an inability to meet contractual service levels, or unsatisfactory performance of our products, could adversely affect our business, results of operations and financial condition.
Because we offer solutions that operate in complex environments, undetected errors or failures may exist or occur, especially when solutions are first introduced or when new versions are released, implemented or integrated into other systems. Our solutions are often used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our solutions or may expose undetected errors, failures or bugs in our solutions. Despite testing by us, we may not identify all errors, failures or bugs in new solutions or releases until after commencement of commercial sales or installation. In the past, we have discovered errors, failures and bugs in some of our solutions after their introduction. We may not be able to fix errors, failures and bugs without incurring significant costs or an adverse impact to our business. The occurrence of errors in our solutions or the detection of bugs by our customers may damage our reputation in the market and our relationships with our existing customers, and as a result, we may be unable to attract or retain customers. We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions and services. The failure to do so may result in the loss of, or delay in, market acceptance of our solutions and services, which could adversely impact our sales, results of operations and financial condition.
The license and support of our software creates the risk of significant liability claims against us. Our SaaS arrangements and licenses with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability, or injunctive relief resulting from such claims, could adversely impact our results of operations and financial condition.
Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses.
Some of our services and technologies incorporate software licensed under so-called
“open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, some open source licenses require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software with open source software, we could be required to release the source code of our proprietary software.
We take steps to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to many of the restrictions in an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. Additionally, we rely on hundreds of software programmers to design our proprietary technologies, and although we take steps to prevent our programmers from including objectionable open source software in the technologies and software code that they design, write and modify, we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated such open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer
all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations, and prospects.
In the past, companies that have incorporated open source software into their products have faced claims challenging the ownership of open source software or compliance with open source license terms. Accordingly, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.
Any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based
services, could affect the success of our SaaS solutions.
Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in the responsiveness of our website or our SaaS solutions could result in reduced user traffic, reduced revenue and potential breaches of our SaaS arrangements. Continued growth in Internet usage could cause a decrease in the quality of Internet connection services. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the worldwide Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major
e-commerce
websites. If these outages, delays or service disruptions occur frequently in the future, usage of our web-based
services could grow more slowly than anticipated or decline and we may lose customers and revenue.
If the third-party cloud providers that host any of our websites or web-based
services were to experience a system failure, the performance of our websites and web-based
services, including our SaaS solutions, would be adversely impacted. Currently, we utilize third-party cloud providers to host our websites and web-based
services. Any disruption of, or interference with, our use of these third-party cloud providers could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and adverse impact to our operations and our business. In general, third-party cloud providers are vulnerable to damage from fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins
and similar events. If we decided to switch cloud providers or consolidate cloud providers for any reason, it may require significant resources to execute the resulting migrations.
The controls implemented by our current or future third-party cloud providers may not prevent or timely detect system failures and we do not control the operation of third-party cloud providers that we use. Any changes in service levels by our current or future third-party cloud providers could result in loss or damage to our customers’ stored information and any service interruptions at these third-party cloud providers could hurt our reputation, cause us to lose customers, adversely impact our ability to attract new customers or subject us to potential liability. Our current or future third-party cloud providers could decide to close their facilities without adequate notice. In addition, financial difficulties, such as bankruptcy, faced by our current or future third-party cloud providers, or any of the service providers with whom we or they contract, may have negative effects on our business. If our current or future third-party cloud providers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. Additionally, systems redundancies and disaster recovery and business continuity plans may not be sufficient to overcome the failures of third-party providers hosting our SaaS solutions.
In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. These providers could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any of these events could adversely impact our business, results of operations and financial condition.

There may be adverse tax and/or employment law consequences if the independent contractor status of our consultants or the exempt status of our employees is successfully challenged.
We rely on independent third parties to provide certain services to us. We structure our relationships with these outside service providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. Although we believe that we have properly classified these outside service providers as independent contractors, there is nevertheless a risk that the Internal Revenue Service (“IRS”) or another federal, state, or foreign authority will take a different view. Furthermore, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent contractors are subject to change or interpretation by various authorities, and the current political climate indicates that there may be federal legislation on worker classification on the horizon. If a federal, state or foreign authority or court enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs under such laws and regulations, including in respect of wages, tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping for both prior and future periods, or we may be required to modify our business model, any of which could materially affect our business, financial condition and results of operations. There is also a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any actual or alleged non-compliance
with federal, state or foreign laws. Further, if it were determined that any of our independent contractors should be treated as employees, we could incur additional liabilities under our applicable employee benefit plans.
In addition, we have classified many of our U.S. employees as “exempt” under the Fair Labor Standards Act (“FLSA”) and corresponding state laws. If it were determined that any of our U.S. employees who we have classified as “exempt” should be classified as
“non-exempt”
under the FLSA or similar state law, we may incur costs and liabilities for back wages, unpaid overtime, fines or penalties and be subject to employee litigation. We are currently facing a conditionally certified class action lawsuit alleging violations of the FLSA, which was filed in March 2020 in the United States District Court for the Northern District of Illinois against Auto Injury Services, Inc. (“AIS”). The lawsuit alleges that the named plaintiff and similarly situated employees and former employees were misclassified as exempt from the overtime pay requirements of the FLSA and therefore entitled to unpaid overtime pay for hours worked in excess of forty (40) hours per week. We have denied the allegations and continue our defense of the case.
We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.
We expect to continue to grow, in part, by making targeted acquisitions in addition to our organic growth strategy. Our business strategy includes the potential acquisition of shares or assets of companies with software, technologies or businesses complementary to ours, both domestically and globally. Our strategy also includes alliances with such companies. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures and may not result in the benefits anticipated by such corporate activity.
In particular, we may fail to assimilate or integrate the businesses, technologies, services, products, personnel or operations of the acquired companies, retain key personnel necessary to favorably execute the combined companies’ business plan, or retain existing customers or sell acquired products to new customers. Additionally, the assumptions we use to evaluate acquisition opportunities may not prove to be accurate, and intended benefits may not be realized. Our due diligence investigations may fail to identify all of the problems, liabilities or other challenges associated with an acquired business which could result in increased risk of unanticipated or unknown issues or liabilities, including with respect to environmental, competition and other regulatory matters, and our mitigation strategies for such risks that are identified may not be effective. As a result, we may not achieve some or any of the benefits, including anticipated synergies or accretion to earnings, that we expect to achieve in connection with our acquisitions, we may not accurately anticipate the fixed and other costs associated with such acquisitions, or the business may not achieve the performance we anticipated, any of which may materially adversely affect our business, prospects, financial condition, results of operations, cash flows, as well as our stock price. Further, if we fail to achieve the expected synergies from our acquisitions and alliances, we may experience impairment charges with respect to goodwill, intangible assets or other items, particularly if business performance declines or expected growth is not realized. Any future impairment of our goodwill or other intangible assets could have an adverse effect on our financial condition and results of operations.
Acquisitions and alliances may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our current business. In addition, we may be required to make additional capital investments or undertake remediation efforts to ensure the success of our acquisitions, which may reduce the benefits of such acquisitions. We also may be required to use a substantial amount of our cash or issue debt or equity securities to complete an acquisition or realize the potential of an alliance, which could deplete our cash reserves and/or dilute our existing stockholders and newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. Following an acquisition or the establishment of an alliance offering new solutions, we may be required to defer the recognition of revenue that we receive from the sale of solutions that we acquired or that result from the alliance, or from the sale of a bundle of solutions that includes such new solutions. In addition, our ability to maintain favorable pricing of new solutions may be challenging if we bundle such solutions with sales of existing solutions. A delay in the recognition of revenue from sales of acquired or alliance solutions, or reduced pricing due to bundled sales, may cause fluctuations in our quarterly financial results, may adversely affect our operating margins and may reduce the benefits of such acquisitions or alliances.
Additionally, competition within the software industry for acquisitions of businesses, technologies and assets has been, and is expected to continue to be, intense. Acquisitions could become the target of regulatory reviews, which could lead to increased legal costs, or could potentially jeopardize the consummation of the acquisition. As such, even if we are able to identify an acquisition that we would like to pursue, the target may be acquired by another strategic buyer or financial buyer such as a private equity firm, or we may otherwise not be able to complete the acquisition on commercially reasonable terms, if at all.
We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions.
We may seek to repurchase our securities, refinance our indebtedness or may need to obtain additional financing to execute on our current or future business strategies, including to develop new or enhance existing solutions, acquire businesses and technologies or otherwise respond to competitive pressures. We may not be successful in managing our capital structure through these scenarios, or they may have an adverse impact on our financial position or the price of our common stock. Our ability to raise capital in the future may be limited, and if we fail to raise capital when needed, we could be prevented from growing and executing our business strategy.
If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted. If we accumulate additional funds through debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure stockholders that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our solutions, invest in future growth opportunities or otherwise respond to competitive pressures would be significantly limited. Any of these factors could adversely impact our results of operations.

We rely on information systems in managing our operations and any system failure or deficiencies of such systems may have an adverse impact on our business.
We rely on our financial, accounting, compliance and other data processing systems, and those of our third-party vendors or service providers who support these functions. Any failure or interruption of these systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war, system modification or upgrade, or otherwise, could materially adversely affect our business. Although back-up
systems are in place, our
back-up
procedures and capabilities in the event of a failure or interruption may not be adequate.
We are engaged in an implementation of a new billing system. Such an implementation is a major undertaking from a financial, management, and personnel perspective. The implementation of the billing system may prove to be more difficult, costly, or time consuming than expected, and there can be no assurance that this system will continue to be beneficial to the extent anticipated. Any disruptions, delays or deficiencies in the design and implementation of our new billing system could adversely affect our ability to process orders, send invoices, produce financial reports, or otherwise operate our business. If we are unable to implement the billing system smoothly or successfully, or we otherwise do not capture anticipated benefits, our business, results of operations and financial condition for future periods could be adversely impacted.
Risks Relating to Ownership of New CCC Common Stock
If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.
The Advent Investor owns approximately 61.8% of the New CCC Common Stock and Dragoneer Funding I LLC owns approximately 8.7% of the New CCC Common Stock. Under the Shareholder Rights Agreement, the Advent Investor has the authority to fill six (6) of the nine (9) seats on our board of directors, a majority of our board. The Advent Investor will maintain this majority until its ownership falls below 50% of our issued and outstanding stock, at which point they will still be entitled to fill four (4) of the nine (9) seats on our board of directors, with three (3) directors required to be independent. As a result, the Advent Investor currently controls the Company and for as long as the Advent Investor continues to beneficially own a substantial percentage of the voting power of our outstanding common stock, it will continue to have significant influence over us. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Advent Investor may not always coincide with our interests or the interests of our other stockholders. For example, for so long as the Advent Investor continues to own a majority of the voting power of our capital stock, the Advent Investor could, acting alone, approve all matters requiring a stockholder vote, including, without limitation: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock. The Advent Investor may also have interests that differ from yours. For example, other than our Chief Executive Officer, members of our Board of Directors who are affiliated with the Advent Investor, the OH Investor, or the TCV Investor, by the terms of our amended and restated certificate of incorporation, will not be required to offer us any corporate opportunity of which they become aware and can take any such corporate opportunity for themselves or offer it to other companies in which they have an investment. We, by the terms of our certificate of incorporation, have expressly renounced any interest or expectancy in any such corporate opportunity to the extent permitted under applicable law, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Advent Investor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. In addition, the Advent investor may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our common stock could decline, or stockholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.
We will incur increased costs as a result of becoming a public company, and our management has been and will be required to devote substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.
As a public company, and particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have hired and may continue to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with the filing of our Annual Report on Form
10-K
with the SEC for the year ending December 31, 2021. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. As of and for the years ended

December 31, 2018, 2019 and 2020, we did not identify any material weaknesses in our internal control over financial reporting. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
The price of New CCC Common Stock and New CCC warrants may be volatile.
The price of New CCC Common Stock and our warrants may fluctuate due to a variety of factors, including, without limitation:

•	changes in the industries in which New CCC and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New CCC’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New CCC or its competitors or its industry;

•	the public’s reaction to New CCC’s press releases, its other public announcements and its filings with the SEC;

•	New CCC’s failure or the failure of its competitors to meet analysts’ projections or guidance that New CCC or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New CCC;

•	changes in New CCC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New CCC Common Stock available for public sale; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New CCC Common Stock and New CCC warrants regardless of the operating performance of New CCC.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New CCC Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of New CCC Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New CCC Common Stock.
Although the Advent Investor, the Sponsor and each other shareholder party to the Shareholder Rights Agreement is prohibited from transferring any securities of New CCC until the earlier of (i) the date that is 180 days following the Closing Date and (ii) the first date on which the daily closing price of New CCC Common

Stock has been greater than or equal to $12.00 per share (subject to customary adjustments) for any 20 trading days within a
30-trading-day
period commencing at least 120 days after the Closing Date, in each case, subject to certain customary exceptions, these shares may be sold after the expiration or early termination or release of the respective applicable lock-up
under the Shareholder Rights Agreement. As restrictions on resale end and the registration statements are available for use, the market price of New CCC Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Warrants will become exercisable for New CCC Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 35,100,000 shares of New CCC Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants are exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares of New CCC Common Stock will be issued, which will result in dilution to the holders of New CCC Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New CCC Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the warrants, including the warrants underlying the forward purchase units, may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”
The warrants, including the warrants underlying the forward purchase units, may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Dragoneer. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New CCC Common Stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New CCC Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of Common Stock determined based on the redemption date and the fair market value of our shares of Common Stock.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of Common Stock received is capped at 0.361 shares of Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our Sponsor or its permitted transferees.
We are subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Delaware law and our Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Governing Documents, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of New CCC Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New CCC board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Governing Documents include provisions regarding:

•
the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•	removal of the ability of our stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

•
the requirement that a special meeting of stockholders may be called only by a majority of our entire Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•
the ability of the our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of CCC.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
In addition, the Certificate of Incorporation includes a provision which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.
Our Certificate of Incorporation designates the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of CCC; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of CCC to us or our stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws, or to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or the Bylaws; (iv) any action asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder, whether arising under the Delaware General Corporate Laws, our Certificate of Incorporation or the Bylaws, or such actions as to which the Delaware General Corporate Laws confer jurisdiction on the Delaware Court of Chancery; or (v) any action asserting a claim against us or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.
This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.
Regulatory Risk Factors
Failure to comply with the CCPA, CPRA, GDPR, FCRA or other data privacy legislation could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely impact our business, results of operations or financial condition.
Data privacy legislation, enforcement and policy activity are rapidly expanding around the world and creating a complex data privacy compliance environment that poses greater compliance risks and costs, as well as the potential for high profile negative publicity in the event of any data breach. The vast majority of our customers are subject to many privacy and data protection laws and regulations in the U.S. and around the world, and we have also agreed in our contracts with certain of our customers to additional data privacy compliance obligations related to data privacy laws and regulations that may be applicable to them. Some of these privacy and data protection laws and regulations place restrictions on our ability to process personal information across our business.
For example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents. The CCPA created an expanded definition of personal information, established certain new data privacy rights for California residents and created a new and potentially severe statutory damages framework and private rights of action for violations of the CCPA, including for failing to implement reasonable security procedures and practices to prevent data breaches. In November 2020, California voters passed the California Privacy Rights Act (the “CPRA”). The CPRA, which is expected to take effect on January 1, 2023, will significantly expand the CCPA, including by introducing additional data protection obligations such as data minimization and storage limitations, granting additional rights to consumers such as correction of personal information and additional opt-out
rights, and creating a new entity to implement and enforce the CPRA. While we do not yet know the extent of the impact the CPRA will have on our business or operations, such laws will require us to modify our data processing practices and policies in certain respects. The uncertainty and evolving legal requirements in California and other jurisdictions may increase the cost of compliance, restrict our ability to offer services in certain locations or subject us to sanctions by federal, regional, state, local and international data protection regulators, all of which could adversely impact our business, results of operations or financial condition.

In addition, the GDPR took direct effect across the EU member states on May 25, 2018. The GDPR seeks to harmonize national data protection laws across the EU, while at the same time, modernizing the law to address new technological developments. Compared to the previous EU data protection laws, the GDPR notably has a greater extra-territorial reach and has a significant impact on data controllers and data processors which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance
with fines of up to 4% of total annual worldwide turnover or €20 million (whichever is higher), depending on the type and severity of the breach. Although our presence in Europe is currently in the early stages of expansion, and we have taken and will continue to take steps to comply with the EU data privacy legislation, there are a significant number of obligations under the GDPR, many of which are operational, and compliance is an ongoing exercise which is never complete. We are aware that we need to monitor the latest legal and regulatory developments, which may involve compliance costs to address any changes required. We may also experience hesitancy, reluctance, refusal or other challenges engaging with European or multi-national customers due to the potential risk exposure, cost, or difficulty in demonstrating to our customers that the Company is in compliance with various regulatory requirements.
Furthermore, the Fair Credit Reporting Act (“FCRA”) may one day limit how we use consumer information. The federal law was passed in 1970 to provide consumers with protections relating to the consumer information held by credit reporting agencies. Although we do not believe we are currently subject to the FCRA, we may be in the future, depending on changes to our products and services or on additional legislative or regulatory efforts that could further regulate credit reporting agencies and the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of such personal information. Similar initiatives are underway in other countries.
Although we take reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest human and technology resources into data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory action, including fines, audits or investigations by government agencies relating to our compliance with these laws and regulations. An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, adverse publicity, or a loss of reputation, and could adversely affect our business. Moreover, we or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in a manner that is adverse to our business, such as by expanding data privacy-related liability into areas to which we and our third-party service providers currently do not and previously did not have exposure, consequently increasing the compliance-related costs borne by us and our third-party service providers.
The current data protection landscape may subject us and our third-party service providers to greater risk of potential inquiries and/or enforcement actions. For example, we may find it necessary to establish alternative systems to collect, use, share, retain and safeguard personal information originating from the European Economic Area and caught by the extra-territorial reach of the GDPR, which may involve substantial expense and may cause us to divert resources from other aspects of our business, all of which may adversely affect our results from operations. Further, any inability to adequately address privacy concerns in connection with our SaaS solutions, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, and adversely affect our ability to offer SaaS solutions.
Further changes to data privacy legislation may substantially increase the penalties to which we could be subject in the event of any non-compliance.
We may incur substantial expense in complying with the new obligations to be imposed by new regulations and we may be required to make significant changes to our solutions and expanding business operations, all of which may adversely affect our business, results of operations or financial condition.

The enactment of new data privacy legislation and evolution of current privacy legislation could cause us to incur incremental cost and liability, adversely affecting our business operations and ability to deliver our financial plans.
As we continue to focus on our SaaS solutions, the amount of personal information we or our third-party cloud providers collect, use, disclose, or otherwise process will likely continue to increase significantly. In addition, a limited number of our solutions collect, use, disclose, or otherwise process transaction-level data aggregated across our customers. We anticipate that over time we will expand our use and collection of personal information as greater amounts of such personal information may be transferred from our customers to us. We recognize that personal privacy has become a significant issue in the U.S., and other jurisdictions where we operate. Many federal, regional, state, local and international legislatures and government agencies have imposed or are considering imposing restrictions and requirements regarding the collection, use, disclosure, and processing of personal data, including the CPRA.
Changes to laws or regulations affecting privacy could impose additional costs and liabilities, including fines, sanctions or other penalties on us and our third-party service providers, which could materially and adversely affect results of operations, business and reputation and could limit our ability to use such information to add value for customers. If we are required to change our business activities or revise or eliminate services, or to implement burdensome compliance measures, our business and results of operations could be adversely impacted. Such changes are a possibility, especially given that consumer advocates, media and elected officials, among others, have increasingly publicly criticized data-focused companies and industries regarding their collection, storage and use of personal data. Additionally, in the case of information from our websites and web-based
services that is stored with third-party cloud providers that we do not control, our third-party cloud providers may not adequately implement compliance measures concerning the privacy and/or security of any stored personal information. We may be subject to fines, penalties and potential litigation if we or our third-party cloud providers fail to comply with applicable privacy and/or data security laws, regulations, standards and other requirements and the costs of compliance with and other burdens imposed by privacy-related laws, regulations and standards may limit the use and adoption of our solutions and reduce their overall demand for our solutions. Furthermore, any determination by a court or agency that our data practices, products or services violate, or cause our customers to violate, applicable laws, regulations or other requirements could subject us or our customers to civil or criminal penalties. Such a determination also could require us to modify or terminate portions of our business, disqualify us from serving certain customers or cause us to refund some or all of our fees or otherwise compensate our customers, or alter our business practices, potentially at great expense.
Furthermore, concerns regarding data privacy and/or security may cause our customers and end-users
to resist providing the data and information necessary to use our solutions effectively. Even the perception that the privacy and/or security of personal information is not satisfactorily managed, or does not meet applicable legal, regulatory and other requirements, could inhibit sales or adoption of our solutions, or could give rise to private class action, or claims by regulators, in each case potentially resulting in a negative impact on our sales and results from operations.
Changes in tax laws or adverse outcomes resulting from examination of our income tax returns could adversely affect our results of operations.
We are subject to federal, state and local income taxes in the U.S. and in foreign jurisdictions. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws, including impacts of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, and the Coronavirus Aid, Relief, and Economic Security Act (also known as the “CARES Act”), the consequences of which have not yet been fully determined. The U.S. Treasury Department and the Internal Revenue Service are expected to continue to interpret or issue guidance on how provisions of the Tax Act, including the “base erosion and anti-abuse tax,” will be applied or otherwise administered. As guidance is issued, we may make adjustments to amounts that we have previously recorded that may materially impact our financial statements in the period in which the adjustments are made, and the amount of taxes that we may be required to pay could significantly increase.

Further, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.
Future government regulation of the Internet could create incremental costs or business disruption, harming our results of operations.
The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business services. Because of the Internet’s popularity and increasing use, federal, state or foreign government bodies or agencies have adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. These laws and regulations cover issues such as the collection and use of data from website visitors and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; and domain name piracy. The enactment of any additional laws or regulations of the Internet, including international laws and regulations, could impede the growth of subscription revenue and place additional financial burdens on our business.
Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices. The nature of our business requires the application of accounting guidance that requires management to make estimates and assumptions. Additionally, changes in accounting guidance may cause us to experience greater volatility in our quarterly and annual results. If we are unsuccessful in adapting to the requirements of new guidance, or in clearly explaining to stockholders how new guidance affects reporting of our results of operations, our stock price may decline.
We prepare our consolidated financial statements to conform to U.S. Generally Accepted Accounting Principles (“GAAP”). These accounting principles are subject to interpretation by the SEC, FASB, and various bodies formed to interpret and create accounting rules and regulations. Recent accounting standards, such as Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), which CCC adopted in fiscal year 2019, or the guidance relating to interpretation and adoption of standards could have a significant effect on our financial results and could affect our business. Additionally, the FASB and the SEC are focused on the integrity of financial reporting, and our accounting policies are subject to scrutiny by regulators and the public.
We cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward. In addition, were we to change our accounting estimates, including those related to the contract transaction prices and determining the amortizable lives of deferred contract assets, our reported revenue and results of operations could be significantly impacted. If we are not able to successfully adopt to new accounting requirements, or if changes to our go-to-market
strategy create new risks, then we may experience greater volatility in our quarterly and annual results, which may cause our stock price to decline.
In addition, GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources.
Further, some accounting standards require significant judgment and estimates that impact our results of operations. The use of judgment and estimates can potentially result in differences between forecast figures and subsequently reported actual amounts, which may cause volatility in our stock price.

Litigation Risk Factors
We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation might result in substantial costs and may divert management’s attention and resources, which might harm our business, financial condition, and results of operations. For example, we have been named as co-defendants
or as the primary defendant in several putative class action lawsuits, which generally allege that the total loss vehicle valuation generated by the Company’s total loss valuation solution undervalues the actual total loss incurred by the insured and improper adjustment of claims by insurance carriers. While we believe that we can partially mitigate the risk and severity of exposure from these lawsuits through contractual provisions in certain of our agreements with insurance carriers, and carrying our own insurance that we believe is adequate to cover adverse claims arising from these lawsuits or similar lawsuits that may be brought against us, we may not have adequate contractual protection in all of our contracts and defending these and similar litigation is costly, diverts management from day-to-day
operations, and could harm our brand and reputation. As a result, we may ultimately be subject to a damages judgment, which could be significant and exceed our insurance policy limits or otherwise be excluded from coverage.
Regardless of the outcome of any existing or future litigation, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, harm to our reputation, and other factors. See “Business—Legal Proceedings.”
Reliance on Third Parties and Key Personnel Risk Factors
If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business may suffer.
Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly those on our management team, and our sales and marketing personnel, SaaS operations personnel, professional services personnel and software engineers. Additionally, our stakeholders increasingly expect us to have a culture that embraces diversity and inclusion in the workplace. Our inability to attract and retain diverse and qualified personnel, or delays in hiring required personnel, including delays due to
COVID-19,
may adversely impact our business, results of operations and financial condition. If U.S. immigration policy related to skilled foreign workers were materially adjusted, such a change could hamper our efforts to hire highly skilled foreign employees, including highly specialized engineers, which would adversely impact our business.
Our executive officers and other key employees are generally employed on an at-will
basis, which means that these personnel could terminate their relationship with us at any time. The loss of any member of our senior management team could significantly delay or prevent us from achieving our business and/or development objectives and could materially impact our business.
We face competition for qualified individuals from numerous software and other technology companies. Further, significant amounts of time and resources are required to train technical, sales, services and other personnel. We may incur significant costs to attract, train and retain such personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment after recruiting and training them.
To the extent that we hire personnel from competitors, we may be subject to allegations that such personnel are restricted from working for us because of their non-competition
or
non-solicitation
obligations to these competitors, have been improperly solicited or have divulged proprietary or other confidential information. In addition, we have a limited number of sales people and the loss of several sales people within a short period of time could have a negative impact on our sales efforts. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, or we may be required to pay increased compensation in order to do so.

Our ability to expand geographically depends, in large part, on our ability to attract, retain and integrate managers to lead the local business and employees with the appropriate skills. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our customers, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees on a timely basis to fulfill the needs of our customers, our reputation could suffer and our ability to attract new customers may be adversely impacted.
Because of the technical nature of our solutions and the dynamic market in which we compete, any failure to attract, integrate and retain qualified sales and product development personnel, as well as our contract workers, could adversely impact our ability to generate sales or successfully develop new solutions and enhancements of existing solutions.
We rely on third-party service providers to host and deliver our solutions, and any interruptions or delays in these services could negatively impact our business. In the event that an effort to change or replace service providers became necessary, it could be costly, and could cause errors or failures of our services.
We currently serve our customers from third-party data center hosting facilities. Our operations depend in part on our third-party facility providers’ ability to protect these facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. In the event that our data center arrangements are terminated, or if there are any lapses of service or damage to a center, we would likely experience significant interruptions in our cloud-based applications as well as delays and additional expenses in making new arrangements to restore services. Any interruptions or delays in our service, whether as a result of third-party error, our own error, natural disasters, or security breaches, whether accidental or willful, could adversely impact our relationships with our customers and cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.
If it should be needed, a change in service provider for our data center housing or other third-party solutions would be costly and time-consuming to implement, which could negatively impact the operating results of CCC. In addition to the financial impacts, a transition of this type would be a complex effort, which could result in errors or service interruptions for customers and this type could require considerable staff and management’s attention being dedicated to the effort, potentially limiting CCC’s capacity for undertaking other project efforts.
Indebtedness
Our financial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our market, expose us to interest rate risk, and prevent us from timely satisfying our obligations.
As of June 30, 2021, our total debt outstanding under our First Lien Term Loan and our First Lien Revolver (together, the “First Lien Credit Facilities”) was $1,320.2 million and additional unused borrowing capacity under our First Lien Revolver was $91.3 million. For a description of our First Lien Credit Facilities see “
CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt
.” If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets, or issue equity to obtain necessary funds; we do not know whether we will be able to take any such actions on a timely basis or on terms satisfactory to us or at all.
Our high degree of leverage could have important consequences, including, without limitation:

•	making it more difficult for us to make payments on the First Lien Credit Facilities and our other obligations;

•	increasing our vulnerability to general economic and market conditions and to changes in the industries in which we compete;

•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, future working capital, capital expenditures, investments or acquisitions, future strategic business opportunities, or other general corporate requirements;

•	restricting us from making acquisitions or causing us to make divestitures or similar transactions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, investments, acquisitions, and general corporate or other purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

•	increasing our cost of borrowing.
Borrowings under our First Lien Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations may increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.
Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.
The terms of our outstanding indebtedness restrict us from engaging in specified types of transactions. These covenants restrict our ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our capital stock;

•	make repayments or repurchases of debt that is contractually subordinated with respect to right of payment or security;

•	create negative pledges with respect to the First Lien Credit Facilities or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make acquisitions, investments, loans (including guarantees), advance or capital contributions;

•	engage in consolidations, amalgamations, mergers, liquidations, dissolutions, dispositions and/or sell, transfer, or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into certain sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	change our material lines of business;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment;

•	change our fiscal year; and

•	conduct material operations at Cypress Intermediate Holdings II, Inc.
In addition, our First Lien Revolver includes a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate principal amount of borrowings under the First Lien Revolver exceeds 35% of the aggregate commitments under the First Lien Revolver, our first lien net debt to Adjusted EBITDA (as defined in the First Lien Credit Facilities) ratio cannot exceed 8.30 to 1.00. Our ability to comply with this financial covenant can be affected by events beyond our control, and we may not be able to satisfy it. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns;

•	unable to compete effectively or to take advantage of new business opportunities; and/or

•	limited in our ability to grow in accordance with, or otherwise pursue, our business strategy.
Our First Lien Credit Facilities also contain numerous affirmative covenants that will remain in effect as long as our First Lien Credit Facilities remain outstanding. We are also required to make mandatory prepayments of the obligations under our First Lien Credit Facilities in certain circumstances, including upon certain asset sales or receipt of certain insurance proceeds or condemnation awards, upon certain issuances of debt, and, annually, with a portion of our excess cash flow if it exceeds a certain amount and certain leverage ratios pursuant to the terms of the First Lien Credit Agreement.
We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business. Even if our First Lien Credit Facilities are terminated, any additional debt that we incur in the future (including in connection with the Permitted Recapitalization Dividend) could subject us to similar or additional covenants.
A breach of any of the covenants in the credit agreement governing our First Lien Credit Facilities could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness and an increase in the interest rates applicable to such indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross-acceleration or cross-default provision applies. The acceleration of the indebtedness under our First Lien Credit Facilities or under any other indebtedness could have a material adverse effect on our business, results of operations, and financial condition. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be due and payable. In addition, we have granted a security interest in a significant portion of our assets to secure our obligations under our First Lien Credit Facilities. During the existence of an event of default under our First Lien Credit Facilities, the applicable lenders could exercise their rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under the First Lien Credit Facilities.
We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and/or interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments, acquisitions, capital expenditures, and payments on account of other obligations, seek additional capital, restructure or refinance our indebtedness, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.
If we are at any point unable to repay or otherwise refinance our indebtedness when due, or if any other event of default is not cured or waived, the applicable lenders could accelerate our outstanding obligations or proceed against the collateral granted to them to secure that indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our First Lien Credit Facilities or the exercise by the applicable lenders of their rights under the security documents would likely have a material adverse effect on our business.
We may be adversely affected by
the phase-out of,
or changes in the method of determining, the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with different reference rates.
LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on U.S. dollar-denominated loans globally. Our First Lien Credit Facilities use LIBOR as reference rates such that the interest due to our creditors under those facilities is calculated using LIBOR.
On July 27, 2017, the U.K.’s Financial Conduct Authority (the authority that administers LIBOR) announced that it intends to phase out LIBOR by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that either continues to exist after 2021 or if alternative rates or benchmarks will be adopted. Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and result in higher borrowing costs. This could materially and adversely affect our results of operations, cash flows, and liquidity. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks. We may need to renegotiate our First Lien Credit Facilities or incur other indebtedness, and changes in the method of calculating LIBOR or the use of any alternative rate or benchmark, may negatively impact the terms of such renegotiated First Lien Credit Facilities or such other indebtedness. If changes are made to the method of calculating either LIBOR or LIBOR ceases to exist, we may need to amend certain contracts and cannot predict what alternative rate or benchmark would be negotiated. This may result in an increase to our interest expense.
Additionally, the discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets. Uncertainty as to the nature of such potential discontinuation, reform or replacement could have a significant impact on the overall interest rate environment.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $403.7 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR NEW CCC COMMON STOCK AND DIVIDEND POLICY
Market Information
New CCC Common Stock and the Public Warrants are currently listed on the NYSE under the symbols “CCCS” and “CCCS WS,” respectively. On September 2, 2021, the closing sale price of New CCC Common Stock was $11.78 per share and the closing price of the public warrants was $3.05 per warrant. As of August 20, 2021, there were 159 holders of record of New CCC Common Stock and one holder of record of the public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on New CCC Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The following unaudited pro forma combined balance sheet of New CCC as of June 30, 2021 and the unaudited pro forma combined statements of operations of New CCC for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of Dragoneer Growth Opportunities Corp. (“Dragoneer”) and Cypress Holdings, Inc. (“CCC”) after giving effect to the Business Combination, and related adjustments described in the accompanying notes. In the “Unaudited Pro Forma Condensed Combined Financial Information,” Dragoneer and CCC are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as New CCC.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it was completed on June 30, 2021.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Dragoneer and CCC and the notes thereto, as well as the disclosures contained in the sections titled “Dragoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New CCC’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New CCC. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.
On February 2, 2021, Dragoneer entered into the Business Combination Agreement with CCC. Dragoneer changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware on July 30, 2021, upon which Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.” Immediately after the Domestication, Chariot Merger Sub, a wholly owned subsidiary of Dragoneer, merged with and into CCC, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC became a wholly owned subsidiary of New CCC. After giving effect to the Business Combination, New CCC owns, directly or indirectly, all of the issued and outstanding equity interests of CCC and its subsidiaries and the equityholders of CCC immediately prior to the Business Combination own a portion of the common stock of New CCC.

NEW CCC
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands, except share and per share data)

	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,442	$58,506	$479,913	(b.1)	$140,473
			150,000	(b.2)
			175,000	(c)
			(24,150)	(d)
			(14,234)	(d)
			(7,210)	(d)
			(2)	(l)
			(134,570)	(g)
			(10,218)	(i)
			(9,004)	(j)
			(525,000)	(n)
Accounts and notes receivable, net of allowances of $4,218 for June 30, 2021	—	81,817	—		81,817
Income taxes receivable	—	1,244	—		1,244
Deferred contract costs	—	12,681	—		12,681
Prepaid expenses	253	—	(253)	(k)	—
Other current assets	—	33,524	253	(k)	30,826
			(2,951)	(d.1)

Total current assets	1,695	187,772	77,574		267,041
Investments held in Trust Account	690,022	—	(210,109)	(a.1)	—
			(479,913)	(b.1)
Software, equipment and property—net	—	108,640	—		108,640
Operating lease assets	—	41,859	—		41,859
Intangible assets—net	—	1,262,608	—		1,262,608
Goodwill	—	1,466,884	—		1,466,884
Deferred financing fees, revolver—net	—	598	—		598
Long-term deferred contract costs	—	15,986	—		15,986
Equity method investment	—	10,228	—		10,228
Other assets	—	16,684	—		16,684
TOTAL ASSETS	691,717	3,111,259	(612,448)		3,190,528

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	—	16,826	—		16,826
Accrued expenses	5,086	58,393	(4,300)	(i)	59,179
Convertible note- related party, net of debt discount	2,000	—	(2,000)	(m)	—
Advance from related party	2	—	(2)	(l)	—
Income taxes payable	—	4,293	—		4,293
Current portion of long-term debt	—	13,846	(13,846)	(n)	—
Current portion of long-term licensing agreement—net of discount	—	2,620	—		2,620
Operating lease liabilities	—	9,546	—		9,546
Deferred revenues	—	28,824	—		28,824
Interest rate swap derivatives	—	11,993	—		11,993

Total current liabilities	7,088	146,341	(20,148)		133,281
First Lien Term Loan—net of discount and fees	—	1,299,774	(504,222)	(n)	795,552
Deferred income taxes—net	—	311,280	—		311,280
Long-term licensing agreement—net of discounts	—	35,001	—		35,001
FPA liability	6,831	—	(6,831)	(m)	—
Conversion option on working capital loan liability	2,365	—	(2,365)	(m)	—
Warrant liabilities	62,225	—	11,196	(m)	73,421
Deferred underwriting fees payable	24,150	—	(24,150)	(d)	—
Operating lease liabilities	—	41,338	—		41,338
Other liabilities	—	11,711	—		11,711

Total liabilities	102,659	1,845,445	(546,520)		1,401,584

	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments		Pro Forma
Commitments and Contingencies
Mezzanine Equity
Redeemable non-controlling interest	—	14,179	—		14,179
Class A Ordinary Shares subject to possible redemption	690,000	—	(210,109)	(a.1)	—
			(479,891)	(a.2)

Total Mezzanine equity	690,000	14,179	(690,000)		14,179
Stockholders’ equity and Deficit
Common Stock, $0.001 par value [New CCC Common Stock, $0.0001 par value]	—	1	5	(a.2)	67
			1	(b.2)
			2	(c)
			8	(e)
			50	(f)
Preference shares, $0.0001 par value	—	—	—		—
Class A ordinary shares, $0.0001 par value	—	—	—	(e)	—
Class B ordinary shares, $0.0001 par value	2	—	(2)	(e)	—
Additional paid-in capital	—	1,517,123	479,886	(a.2)	2,503,527
			149,999	(b.2)
			174,998	(c)
			(10,053)	(d)
			(7,210)	(d)
			(100,950)	(e)
			(50)	(f)
			98,885	(f1)
			203,850	(h)
			(2,951)	(d1)
Accumulated deficit	(100,944)	(265,189)	(4,181)	(d)	(728,529)
			100,944	(e)
			(98,885)	(f1)
			(134,570)	(g)
			(203,850)	(h)
			(5,918)	(i)
			(9,004)	(j)
			(6,932)	(n)
Accumulated other comprehensive income (loss)	—	(300)	—		(300)
Total stockholders’ (deficit) equity	(100,942)	1,251,635	624,072		1,774,765

TOTAL	691,717	3,111,259	(612,448)		3,190,528

NEW CCC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)

	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments		Pro Forma
Revenue	$—	$324,578	$—		$324,578
Cost of revenue	—	90,105	98	(gg)	90,203

Gross profit		234,473	(98)		234,375
Operating expenses:
Research and development	—	61,877	234	(gg)	62,111
Amortization of intangible assets	—	36,155	—		36,155
Selling and marketing	—	40,968	403	(gg)	41,371
General and administrative	—	66,233	1,520	(gg)	73,155
			5,402	(hh)
Formation and operating costs	5,402	—	(5,402)	(hh)	—

Total operating expenses	5,402	205,233	2,157		212,792

Operating income (loss)	(5,402)	29,240	(2,255)		21,583
Other income (expense):
Interest income (expense)	(2,000)	(37,669)	11,487	(jj)	(28,182)
Gain (loss) on change in fair value of interest rate swaps	—	6,366	—		6,366
Interest earned on marketable securities held in Trust Account	22	—	—		22
Other income, net	—	91	—		91
Change in fair value of warrant liabilities	87,695	—	—		87,695
Changes in fair value of conversion option on working capital loan	(365)	—	—		(365)
Gain on FPA liability	63,044	—	—		63,044

Total other income (expense)	148,396	(31,212)	11,487		128,671

Pretax income (loss)	142,994	(1,972)	9,232		150,254
Income tax benefit (expense)	—	704	(32,257)	(ee)	(31,553)

Net income (loss)	$142,994	$(1,268)	$(23,025)		$118,701

Weighted average shares outstanding common stock – basic		1,483,634			594,367,578
Weighted averages shares outstanding – common stock – diluted		1,483,634			612,553,666
Common stock – basic		$(0.85)			$0.20
Common stock – diluted		$(0.85)			$0.19
Weighted-average shares outstanding – Class A Ordinary Shares	69,000,000
Class A ordinary share – basic and diluted	$0.00
Weighted average shares outstanding – Class B non-redeemable ordinary shares	17,250,000
Class B non-redeemable ordinary shares – basic and diluted	$8.29

NEW CCC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	Dragoneer (Historical)	CCC (Historical)	Pro Forma Adjustments		Pro Forma
Revenue	$—	$633,063	$—		$633,063
Cost of revenue	—	208,717	9,581	(bb)	218,495

			197	(cc)
Gross profit	—	424,346	(9,778)		414,568
Operating expenses:
Research and development	—	109,508	22,769	(bb)	132,744
			467	(cc)
Amortization and Intangible Assets	—	72,310	—		72,310
Selling and marketing	—	74,710	39,254	(bb)	114,769
			805	(cc)
General and administrative	—	90,838	16,397	(aa)	267,714
			148,251	(bb)
			3,041	(cc)
			9,187	(ff)
Formation and operating costs	1,043	—	(1,043)	(ff)	—

Total operating expenses	1,043	347,366	239,128		587,537

Operating income (loss)	(1,043)	76,980	(248,906)		(172,969)
Other income (expense):
Interest expense	—	(77,003)	22,972	(ii.1)	(54,031)
Loss on change in fair value of interest rate swaps	—	(13,249)	—		(13,249)
Loss on early retirement of debt	—	(8,615)	(6,932)	(ii.2)	(15,547)
Other income, net	—	332	—		332
Change in fair value of warrant liabilities	(106,715)	—	—		(106,715)
Loss on FPA liability	(69,875)	—	—		(69,875)
Compensation expense on private placement warrants	(6,993)	—	6,993	(ff)	—
Offering costs allocated to warrant liabilities	(1,151)	—	1,151	(ff)	—

Pretax loss	(185,777)	(21,555)	(224,722)		(432,054)
Income tax benefit	—	4,679	86,052	(ee)	90,731

Net loss	$(185,777)	$(16,876)	$(138,670)		$(341,323)

Weighted average shares outstanding – Common stock		1,480,296			593,230,820
Common stock- basic and diluted		$(11.40)			$(0.58)
Weighted-average shares outstanding – Class A Ordinary Shares	69,000,000
Class A ordinary shares – basic and diluted	$0.00
Weighted average shares outstanding – Class B non-redeemable ordinary shares	16,748,571
Class B non-redeemable ordinary shares – basic and diluted	$(11.09)

Note 1—Description of the Business Combination
On February 2, 2021, Dragoneer entered into the Business Combination Agreement with CCC. In connection with the consummation of the Business Combination, Dragoneer changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.”. Immediately after the Domestication, Chariot Merger Sub, a wholly owned subsidiary of Dragoneer, merged with and into CCC, with CCC as the surviving company in the merger and, after giving effect to such merger, CCC became a wholly-owned subsidiary of New CCC. After giving effect to the Business Combination, New CCC owns directly or indirectly, all of the issued and outstanding equity interests of CCC and its subsidiaries and the equityholders of CCC immediately prior to the Business Combination own a portion of the common stock of New CCC.
The following table illustrates ownership levels in New CCC Common Stock immediately following the consummation of the Business Combination based on actual redemptions by the public shareholders and the following additional circumstances: (i) 505,430,378 shares of New CCC Common Stock were issued to the holders of shares of common stock of CCC at closing of the Business Combination; (ii) 15,000,000 shares of New CCC Common Stock were issued in the PIPE Financing; (iii) the forward purchase units were issued pursuant to the Forward Purchase Agreements prior to the closing of the Business Combination; (iv) no public warrants or private placement warrants to purchase New CCC Common Stock that were outstanding immediately following closing of the Business Combination have been exercised; (v) no vested and unvested options to purchase shares of New CCC Common Stock that were held by equity holders of CCC immediately following the closing of the Business Combination have been exercised; and (vi) no exercise of the 2,000,000 working capital warrants received by the Sponsor upon the conversion of the outstanding $2.0 million balance of the working capital loan provided by the Sponsor to Dragoneer. In addition, these percentages give effect to $134.6 million of Permitted Recapitalization Dividends declared and paid since the signing of the Business Combination Agreement and $134.6 million of Permitted Recapitalization Dividends, along with a one-time
cash payment of $9.0 million paid to certain option holders to compensate for the reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, that CCC paid substantially concurrently with the closing of the Business Combination.

	Shares	Ownership %	Voting Right %
Advent Investor(1)	372,634,844	62.7%	62.7%
OH Investor(1)	53,082,833	8.9%	8.9%
TCV Investor(1)	53,082,832	8.9%	8.9%
Other legacy CCC shareholders(1)(4)	26,629,869	4.5%	4.5%
Dragoneer public shareholders(2)	47,990,002	8.1%	8.1%
Sponsor, Dragoneer Funding I LLC and other initial shareholders and certain affiliates of Willett Advisors LLC(1)(3)	26,125,000	4.4%	4.4%
PIPE Investors	15,000,000	2.5%	2.5%

Total	594,545,380	100.00%	100.00%

(1)
These ownership percentages do not give effect to the CCC Earnout Shares that may be issued upon the CCC Triggering Event and exclude the Sponsor Earnout Shares that are subject to forfeiture if a Sponsor Triggering Event does not occur.

(2)	Excludes shares acquired by certain public investors in connection with the PIPE Financing.
(3)
Includes the shares of New CCC Common Stock resulting from the conversion of Class A ordinary shares initially issued to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC as part of the forward purchase units that were issued immediately prior to the closing of the Business Combination and pursuant to the terms and conditions of the Forward Purchase Agreements.

(4)	Excludes shares owned by the Advent Investor, OH Investor and TCV Investor.

Note 2—Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CCC has elected not to present Management’s Adjustments and are only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The historical financial information of Dragoneer and CCC has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are transaction accounting adjustments. The pro forma adjustments are prepared to illustrate the effect of the Business Combination and certain other adjustments.
The Business Combination is accounted for as a reverse recapitalization because CCC has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equityholders of CCC hold the majority of voting rights in New CCC;

•	The pre-combination equityholders of CCC have the right to appoint the majority of the directors on the New CCC Board;

•	Senior management of CCC comprises the senior management of New CCC; and

•	Operations of CCC comprises the ongoing operations of New CCC.
Under the reverse recapitalization model, the Business Combination is treated as CCC issuing equity for the net assets of Dragoneer, with no goodwill or intangible assets recorded.
The unaudited pro forma condensed combined balance sheet presents pro forma effects of the Business Combination and the related equity commitments as of June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effects to the Business Combination as if it had been completed on January 1, 2020. The pro forma information is presented as if Dragoneer is the acquired entity.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s unaudited condensed balance sheet as of June 30, 2021 and the related notes, incorporated by reference, and

•	CCC’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes, incorporated by reference.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s condensed statement of operations for the six months ended June 30, 2021, incorporated by reference, and

•	CCC’s condensed consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2021, incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using and should be read in conjunction with the following:

•	Dragoneer’s restated statement of operations for the period from July 3, 2020 through December 31, 2020, incorporated by reference, and

•	CCC’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2020, incorporated by reference.
The unaudited pro forma condensed combined financial information has been prepared based on the actual withdrawal of $210 million from the Trust Account to fund the Dragoneer public stockholders’ exercise of their redemption rights on July 27, 2021 with respect to 21,009,998 Class A ordinary shares, as well as the reclassification of the remaining 47,990,002 Class A Ordinary Shares formerly deemed redeemable at June 30, 2021 to New CCC common stock.
CCC modified its existing equity awards such that the consummation of the Business Combination will satisfy the performance condition. Pro forma adjustments were recorded for the incremental stock compensation expense as the adjustments were material.
New CCC expects to enter into new equity awards with its employees upon the consummation of the Business Combination. No effect has been given to the unaudited pro forma combined financial information for the new awards.
The pro forma adjustments reflecting the consummation of the Business Combination and the completion of related equity commitments are based on certain currently available information at the closing of the Business Combination and certain assumptions and methodologies that CCC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. New CCC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related equity commitments contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Dragoneer and CCC.
Note 3—Pro Forma Adjustments
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
(a) Reflects (1) the redemption of 21,009,998 shares of Class A Ordinary Shares for an aggregate payment of $210 million at $10 per share and (2) the exchange of the remaining 47,990,002 Class A Ordinary Shares formerly deemed redeemable at June 30, 2021 for New CCC Common Stock.
(b) Reflects cash funding as follows: (1) the transfer of approximately $480 million from the Trust Account to fund the transaction and (2) the proceeds from the PIPE Financing consisting of 15,000,000 shares of New CCC Common Stock at a purchase price of $10 per share for proceeds of approximately $150 million.

(c) Reflects the proceeds from the Forward Purchase Agreements consisting of 17,500,000 of New CCC Common Stock (15,000,000 and 2,500,000 shares to Dragoneer Funding I LLC and certain affiliates of Willett Advisors LLC, respectively) at a purchase price of $10 per unit for proceeds of approximately $175 million.
(d1) Reflects the settlement of estimated remaining unpaid transaction costs totaling approximately $45.6 million.
Break-up
of the total transaction costs is as follows: (1) Dragoneer’s deferred underwriting fees of approximately $24.2 million that are recorded on the historical balance sheet as of December 31, 2020, (2) CCC’s costs to be incurred in connection with issuance of equity of approximately $10 million with a corresponding adjustment to additional paid-in
capital, (3) CCC’s costs unrelated to the issuance of equity that are expected to be expensed as incurred of approximately $4.2 million, and (4) Dragoneer’s expected costs to be incurred of approximately $7.2 million, with a corresponding adjustment to additional paid-in
capital.
(e) Reflects the exchange of Dragoneer’s Redeemable Class A—Ordinary Shares and Class B—Ordinary Shares for 77,625,000 shares of New CCC Common Stock.
(f) Reflects the issuance of 505,430,378 shares of New CCC Common Stock to the shareholders of Common Stock—Series A and Common Stock—Series B of CCC.
Note: CCC shareholders and option holders (subject to continued employment) have the right to receive up to an additional 15,000,000 shares (“Company Earnout Shares”) of New CCC Common Stock if the Company Triggering Event occurs before the 10th anniversary of the closing i.e., the earlier of: (a) The first date on which the share price has been greater than or equal to $15 per share for any twenty trading days within any thirty consecutive trading day period beginning after the closing, or (b) a Change of Control. 1.5 million of these Company Earnout Shares are allocated to the vested and unvested option holders (“Option Holder Earnout Shares”) (see adjustment [cc] for detail).
Note: In addition, the Sponsor Earnout Shares are subject to forfeiture if the Sponsor Triggering Event does not occur before the 10th anniversary of the closing i.e., the earlier of: (a) The first date on which the share price has been greater than or equal to $13 per share for any twenty trading days within any thirty consecutive trading day period beginning after the closing, or (b) a Change of Control.
(f1) Reflects the fair value of the Company Earnout Shares in the aggregate amount of $98.9 million, $7.35 per share, in accumulated deficit with a corresponding credit to additional paid in capital (“APIC”).
(g) Reflects an additional dividend (“Additional Dividend”) payment of $90.66 per share to CCC shareholders on 1,450,978 and 33,178 of Series A and B common shares, respectively. The Additional Dividend was paid substantially concurrently with the consummation of the Business Combination. The proceeds from the Business Combination were used, in part, to fund the Additional Dividend distribution. The Additional Dividend is incremental to the initial dividend paid on March 17, 2021, which is already reflected on the interim condensed consolidated balance sheet as of June 30, 2021. See Note 16 in Cypress Holdings, Inc. and Subsidiaries Condensed Consolidated Financial Statements for the period ended June 30, 2021.
(h) Reflects the stock-based compensation expense for 81,486 performance-vested stock options with a total value of $203.9 million.
Note: According to the original terms of the 2017 Stock Option Plan, performance-based options would not vest on occurrence of an initial public offering through Form
S-4.
The board has approved a modification that resulted in vesting of the performance-based options when the Business Combination occurs. Therefore, the estimated new fair value of the performance-based options was calculated using an estimated date of modification which resulted in a higher fair value compared to the grant date fair value. The stock-based compensation expense will be recognized based on the fair value determined on the modification date.

(i) Reflects the net settlement of the phantom shares as a result of the Business Combination, which includes the recognition of additional compensation expense of approximately $5.9 million and the reduction of accrued expenses of approximately $4.3 million as of June 30, 2021.
Note: According to the original terms of the 2017 Stock Option Plan, phantom shares would not vest on occurrence of an initial public offering through Form
S-4.
The board has approved a modification that resulted in vesting of the phantom shares when the Business Combination occurs. Therefore, the incremental fair value of the phantom shares was calculated using an estimated date of modification which resulted in a higher fair value compared to the grant date fair value. The unrecognized stock-based compensation expense related to the phantom shares including the incremental fair value is expensed upon the consummation of the Business Combination.
(j) Reflects estimated one-time cash payment of $9.0 million at $66.40 per option paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price (also see adjustment [bb]).
(k) Reflects the reclassification of Dragoneer’s prepaid expenses to other current assets.
(l) Reflects the settlement of advances from an affiliate of Dragoneer.
(m) Reflects (i) conversion of Dragoneer’s $2,000,000 convertible note—related party to Private Placement Warrants, resulting in an increase of warrant liability by $4.4 million with a corresponding decrease in the convertible note—related party balance of $2 million, conversion option liability of $2.4 million and (ii) reclassification of the FPA liability of $6.8 million to warrant liability.
(n) Reflects the repayment of
long-term
debt (including short-term portion) that occurred at the closing of the Business Combination and the associated loss on debt extinguishment related to unamortized debt issuance costs.
The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:
(aa) Represents CCC’s transaction costs of $8.0 million that are unrelated to the issuance of equity and Dragoneer’s transaction costs of $8.4 million in connection with the Business Combination expected to be incurred subsequent to December 31, 2020. The remaining transaction costs expected to be incurred by CCC subsequent to December 31, 2020 of $13.0 million in connection with the Business Combination are recognized in APIC and are therefore excluded from New CCC’s unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 (see adjustment [d]).
(bb) Reflects additional estimated compensation expenses totaling $219.9 million related to: (1) performance-vested stock options of $203.9 million (see adjustment [h]), (2) additional estimated compensation expense of $7.0 million included in the net settlement of phantom shares (see adjustment [i]), (3)
one-time
estimated cash payment of $9.0 million at $66.40 per option paid to certain option holders to compensate for a reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price (see adjustment [j]).
Additional estimated compensation expense related to items (1), (2) and (3) will not affect New CCC’s unaudited pro forma condensed combined statements of operations beyond 12 months after the closing of the Business Combination.
These additional estimated compensation expenses are reflected in the following financial statement line items: (1) cost of revenues of $9.6 million, (2) research and development expenses of $22.8 million, (3) selling and marketing expenses of $39.3 million, and (4) general and administrative expenses of $148.2 million.

(cc) Reflects compensation expenses related to Option Holder Earnout Shares of $4.5 million, reflected in the following financial statement line items: (1) cost of revenues of $0.2 million, (2) research and development expenses of $0.5 million, (3) selling and marketing expenses of $0.8 million, and (4) general and administrative expenses of $3.0 million.
Note: The vested and unvested option holders employed or in service when the Company Triggering Event occurs are eligible for a total of 1.5 million Company Earnout Shares. The total fair value of the Option Holder Earnout Shares of $12.9 million will be accounted for as additional compensation expense prospectively after consummating the Business Combination by New CCC over the implicit service period of 2.52 years. The compensation expenses related to Option Holder Earnout Shares for the 12-month period of $4.5 million is reflected in the unaudited pro forma condensed combined statement of operations, however this adjustment is not reflected in the unaudited pro forma condensed combined balance sheet.
(dd) Not used.
(ee) Reflects adjustments to income tax benefit (expense) as a result of the tax impact on the pro forma adjustments at the estimated statutory tax rate of 21.0% for the years ended December 31, 2020 and December 31, 2021.
(ff) Reflects reclassification of $9.2 million of Dragoneer expenses to conform to CCC’s financial statement presentation.
(gg) Reflects compensation expense related to Option Holder Earnout Shares of $2.2 million, reflected in the following financial statement line items: (1) cost of revenues of $0.1 million, (2) research and development expenses of $0.2 million, (3) selling and marketing expenses of $0.4 million, and (4) general and administrative expenses of $1.5 million (see adjustment [cc]).
(hh) Reflects reclassification of $5.4 million of Dragoneer expenses to conform to CCC’s financial statement presentation.
(ii) Adjustment to (1) eliminate the interest expense and (2) reflect the loss on debt extinguishment (unamortized debt issuance costs), associated with the long-term debt repaid at the closing of the Business Combination.
(jj) Adjustment to eliminate the interest expense associated with the long-term debt repaid at the closing of the Business Combination.

Note 4—Earnings (Loss) per Share
The table below represents the unaudited earnings (loss) per share calculated based on the recapitalization resulting from the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. The following tables set forth the computation of pro forma basic and diluted earnings (loss) per share for the six months ended June 30, 2021 and for the year ended December 31, 2020. Amounts are stated in thousands of United States Dollars, except for share/unit and per share/unit amounts.

Six Months ended June 30, 2021
Pro Forma Income per Share
Numerator:
Pro forma net income attributable to common stockholders total—basic and diluted	$118,701

Denominator: Basic
Historical weighted average shares outstanding—basic (as reported)	1,483,634
Exchange Ratio	340.55
Weighted average number of shares outstanding, as exchanged—basic	505,252,576
Pro forma adjustment for shares issued	89,115,002
Pro forma weighted average shares outstanding—basic (actual redemptions)	594,367,578

Denominator: Diluted
Historical weighted average shares outstanding—diluted	1,537,036
Exchange ratio	340.55
Weighted average number of shares outstanding, as exchanged—diluted	523,438,664
Pro forma adjustment for shares issued	89,115,002
Pro forma weighted average shares outstanding—diluted (actual redemptions)	612,553,666
Pro forma net income per share:
Basic	$0.20
Diluted	$0.19

Year ended December 31, 2020
Pro Forma Loss per Share
Numerator:
Pro forma net loss attributable to common stockholders total—basic and diluted	$(341,323)

Denominator:
Historical weighted average shares outstanding—basic and diluted (as reported)	1,480,296
Exchange Ratio	340.55
Weighted average number of shares outstanding, as exchanged—basic and diluted	504,115,818
Pro forma adjustment for shares issued	89,115,002
Pro forma weighted average shares outstanding—basic and diluted	593,230,820
Pro forma net loss per share:
Basic and diluted	$(0.58)

DRAGONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Dragoneer prior to the consummation of the Business Combination. The following discussion and analysis of Dragoneer’s financial condition and results of operations should be read in conjunction with Dragoneer’s consolidated financial statements and notes to those statements included in this prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
Overview
We were incorporated as a blank check company on July 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Dragoneer’s sponsor was Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company. The registration statement for the initial public offering was declared effective on August 13, 2020. On August 18, 2020, Dragoneer consummated its initial public offering of 69,000,000 units, including 9,000,000 additional shares to cover over-allotments (the “Over-Allotment Units”), at $11.50 per unit, generating gross proceeds of $690.0 million, and incurring offering costs of approximately $38,924,273, inclusive of approximately $24,150,000 in deferred underwriting commissions.
Simultaneously with the closing of the initial public offering, Dragoneer consummated the private placement (the “private placement”) of 15,800,000 warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of approximately $15,800,000.
Upon the closing of initial public offering and the Private Placement, $690.0 million ($10.00 per Unit) of the net proceeds of the initial public offering were placed in the trust account and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market fund meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule
2a-7
of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account as described below.
On July 24, 2020 and August 12, 2020, Dragoneer entered into forward purchase agreements with certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC pursuant to which, prior to Domestication, certain affiliates of Willett Advisors LLC and Dragoneer Funding LLC purchased 2,500,000 and 15,000,000 Class A ordinary units, respectively, consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share, for $10.00 per unit.
On January 19, 2021, Dragoneer and Sponsor entered into a convertible promissory note pursuant to which Sponsor agreed to loan us up to an aggregate principal amount of $2,000,000, which amount was drawn in full on the same day. The promissory note is non-interest
bearing and was due on the date on which we consummate a business combination. $2,000,000 of the promissory note was converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The resulting warrants are identical to the private placement warrants.

Recent Developments
On February 2, 2021, Dragoneer entered into the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to the Business Combination Agreement), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc. (“Chariot Merger Sub”) and Cypress Holdings, pursuant to which, on the terms and subject to the conditions set forth in the Business Combination Agreement, among other things, Dragoneer changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.” (“CCC”). Immediately after the Domestication, Chariot Merger Sub merged with and into Cypress Holdings (the “Merger”), with Cypress Holdings as the surviving company in the Merger and, after giving effect to such Merger, Cypress Holdings became a wholly owned subsidiary of Dragoneer. The Business Combination Agreement and the Business Combination, including the Domestication and the Merger, were unanimously approved by Dragoneer Board and were approved by Dragoneer shareholders at an extraordinary general meeting held on July 29, 2021.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the acquisition of CCC. We do not expect to generate any operating revenues until after the completion of our Business Combination. We may generate non-operating
income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the three months ended June 30, 2021, we had a net loss of $17,630,095, which consisted of the change in the value of our warrants, conversion option liability and FPA liabilities of $15,647,109 in addition to operating costs of $998,689 and a non-cash
interest expense attributable to the amortization of debt discount of $1,000,000 offset by interest earned on the marketable securities of $15,703.
For the six months ended June 30, 2021, we had a net income of $142,994,465, which consisted of the change in the value of our warrants, conversion option liability and FPA liabilities of $150,374,131 offset by operating costs of $5,401,608 and a non-cash
interest expense attributable to the amortization of debt discount of $2,000,000 and interest earned on the marketable securities of $21,942.
As a result of the restatement described in Note 2 of the notes to our financial statements included elsewhere in this prospectus, we classify the warrants issued in connection with our initial public offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
For the period from July 3, 2020 (inception) through December 31, 2020, we had a net loss of $185,775,870, which consisted of approximately $514,000 of expenses associated with our acquisition plans, compensation expense on private placement warrants of approximately $6,993,000, offering costs allocated to warrant liabilities of approximately $1,151,000, loss on FPA liability of approximately $69,875,000, and approximately $528,000 of other operating and formation expenses and a change in the fair value of the warrant liability of $106,715,000.
Liquidity and Capital Resources
On August 18, 2020, we consummated our initial public offering of 69,000,000 units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 9,000,000 units, at

$10.00 per unit, generating gross proceeds of $690,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 15,800,000 private placement warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $15,800,000.
Following the initial public offering, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $690,000,000 was placed in the trust account. We incurred $38,924,273 in transaction costs, including $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fees and $974,273 of other offering costs in connection with the initial public offering and the sale of the private placement warrants.
For the period from July 3, 2020 (inception) through December 31, 2020, net cash used in operating activities was $11,800. The net loss of $185,775,870 was impacted by the payment of formation costs through the issuance of Class B ordinary shares to the Sponsor in the amount of $5,000 and operating expenses in the amount of $32,075 paid through advances from an affiliate of our Sponsor, and non-cash
charges for the change in fair value of the warrant liability, loss on FPA liability, compensation expense on private placement warrants and offering costs allocated to warrant liabilities in the amounts of $106,714,978, $69,874,782, $6,992,602 and $1,150,871, respectively. Changes in operating assets and liabilities provided $993,762 of cash from operating activities.
For the six months ended June 30, 2021, cash used in operating activities was $1,147,660. Net income of $142,994,465 was offset by a non-cash
charge for the change in the fair value of warrant, conversion option liability and FPA liabilities of $150,374,131 and interest earned on marketable securities held in the Trust Account of $21,942 in addition to non-cash
interest expense attributable to the amortization of debt discount of $2,000,000. Changes in operating assets and liabilities provided $4,253,948 of cash from operating activities.
As of June 30, 2021, we had money market funds held in the Trust Account of $690,021,942. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) and the proceeds from the sale of the forward purchase units to complete our Business Combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.
As of June 30, 2021, we had cash of $1,441,976 held outside of the Trust Account. We used the funds held outside the Trust Account primarily to cover professional services, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete the Business Combination.
On January 19, 2021, we entered into the promissory note with the Sponsor pursuant to which the Sponsor agreed to loan us up to an aggregate principal amount of $2,000,000.
Contractual Obligations
Registration Rights
Prior to the Business Combination, we were party to a registration rights agreement entered into on August 13, 2020, pursuant to which the holders of the Class B ordinary shares, private placement warrants and any warrants that may be issued upon conversion of the working capital loan (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of the working capital loan) would be entitled to registration rights. The holders of these securities were entitled to make up to three demands, excluding short form demands, that Dragoneer register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provided that Dragoneer would not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. Dragoneer was to bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Business Combination, this registration rights agreement was amended and restated by the Shareholder Rights Agreement. See “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Dragoneer—Shareholder Rights Agreement.”
Underwriting Agreement
Dragoneer granted the underwriters in the initial public offering a
45-day
option from the date of the final prospectus relating to the initial public offering to purchase up to 9,000,000 additional units to cover over-allotments at the initial public offering price, less the underwriting discounts and commissions. On August 18, 2020, the underwriters in the initial public offering fully exercised their over-allotment option.
The underwriters in the initial public offering were entitled to a cash underwriting discount of $0.20 per Unit, or approximately $13.8 million in the aggregate paid upon the closing of the Proposed Public Offer. In addition, the underwriters were entitled to a deferred fee of $0.35 per unit, or approximately $24.1 million in the aggregate, that was payable to the underwriters in the initial public offering for deferred underwriting commissions. The deferred fee became payable to the underwriters from the amounts held in the trust account upon completion of the Business Combination, subject to the terms of the underwriting agreement. Restatement of Previously Issued Consolidated Financial Statements
On April 12, 2021, the staff of the SEC released a statement on accounting and reporting considerations for warrants issued by special purpose acquisition companies (the “Staff Statement”). The Staff Statement highlighted certain financial reporting considerations for special purpose acquisition corporations (“SPACs”) relating to the accounting for warrants. While the specific terms of warrants issued by SPACs can vary, there are certain features of warrants issued in SPAC transactions that are common across many entities. The Staff Statement highlighted that warrants containing these features, which relate to whether the warrants can be indexed to the price of an entity’s shares or settled with assets other than common shares, should be classified as a liability measured at fair value, with changes in fair value each period reported as non-cash
changes to earnings. Such
period-to-period
changes could be significant. Prior to the issuance of this guidance, SPACs generally carried their outstanding private placement warrants and public warrants containing these provisions as equity on their balance sheets without quarterly adjustments.
In light of the Staff Statement, we undertook a process to
re-evaluate
the equity classification of (i) our outstanding warrants issued in connection with our initial public offering on August 18, 2020, including the 15,800,000 private placement warrants issued to Sponsor and the 13,800,000 public warrants issued as part of the units sold in our initial public offering, (ii) the 3,500,000 forward purchase warrants issued pursuant to the terms of the Forward Purchase Agreements entered into with Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC and (iii) the 2,000,000 working capital warrants issued upon conversion of the $2,000,000 working capital loan provided to us by Sponsor. Management and our audit committee considered the forward purchase warrants a firm commitment at the time of our initial public offering and that the working capital loans could be issued at any time upon demand by our Sponsor or one of its affiliates. As a result, management and our audit committee determined that the private placement warrants, public warrants, forward purchase warrants and working capital warrants should have each been classified as a liability. Based on Accounting Standards Codification
815-40,
Contracts in Entity’s Own Equity, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as derivative liabilities at their estimated fair values, regardless of the likelihood that such instruments will ever be settled in cash. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statement of operations.

As a result, we, together with our advisors, undertook a process to value the liability of the private placement warrants, public warrants, forward purchase warrants and working capital warrants. Based on this valuation, our management, together with our audit committee determined, on May 11, 2021, that Dragoneer’s (i) financial statements and other financial data as of December 31, 2020 and for the period from July 3, 2020 (date of inception) through December 31, 2020 included in Dragoneer’s Annual Report on Form
10-K
for the period ended December 31, 2020 and (ii) the condensed financial statements included in Dragoneer’s Quarterly Report for the three month period ended September 30, 2020 collectively, the “Affected Periods”) contained an error that was quantitatively material and, as a result, should no longer be relied upon. The audit committee, together with management, determined that the financial statements in the Affected Periods should be restated to reflect the warrants as a liability, with subsequent changes in their estimated fair value recorded as non-cash
income or expense in each Affected Period. Consequently, Dragoneer has restated the financial statements for the Affected Periods in its annual report on Form
10-K/A
for the period ended December 31, 2020. All amounts in this prospectus affected by the restatement adjustments reflect such amounts as restated. These restatements result in non-cash,
non-operating
financial statement corrections and had no impact on Dragoneer’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.
Internal Control Over Financial Reporting
Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.
Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2020, pursuant to
Rule 13a-15(b)
under the Exchange Act. On March 29, 2021, we filed our original Annual Report on Form
10-K
for the year ended December 31, 2020. Based upon their evaluation at that earlier time, our Certifying Officers had concluded that our disclosure controls and procedures (as defined in Rules
13a-15(e)
and
15d-15(e)
under the Exchange Act) were effective. Subsequently, and as a result of the material weakness in our internal control over financial reporting as described below, our Certifying Officers have concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2020 to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and accurately reported within the time periods specified in rules and forms of the SEC.
Our internal control over financial reporting did not result in the proper classification of our warrants which, due to its impact on our financial statements, we determined to be a material weakness. This error in classification was brought to our attention only when the SEC issued the Staff Statement. The Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those we issued at the time of our initial public offering in August 2020. We can give no assurance as to our ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In connection with the consummation of our initial Business Combination, changes to the individuals who are part of our finance function and our internal controls over financial reporting have been made.
We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A ordinary shares subject to possible redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.
Derivative Financial Instruments
We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then revalued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liability
We account for our warrants in accordance with the guidance contained in ASC
815-40
under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The public warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of private placement warrants was determined using a Black-Scholes option pricing model.
Net income (loss) per ordinary shares
We apply the
two-class
method of income (loss) per share. Net loss per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the trust account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable
ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable
ordinary shares outstanding for the periods presented.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU
2020-06
removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU
2020-06
effective as of January 1, 2021. The adoption of ASU
2020-06
did not have an impact on our financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures about Market Risk
We are a smaller reporting company as defined by
Rule12b-2
of the Exchange Act and are not required to provide the information otherwise required under this item.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Dragoneer qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Dragoneer is electing to delay the adoption of new or revised accounting standards, and as a result, Dragoneer may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

DESCRIPTION OF SECURITIES
The following summary of certain provisions of New CCC securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 5,000,000,000 shares of New CCC Common Stock and 100,000,000 shares of New CCC Preferred Stock. As of August 20, 2021, we had 603,170,380 shares of New CCC Common Stock outstanding.
The following summary describes all material provisions of our capital stock.
New CCC Common Stock
Voting rights
. Each holder of New CCC Common Stock is entitled to one (1) vote for each share of New CCC Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of New CCC Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of New CCC Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of New CCC Preferred Stock) or pursuant to the DGCL.
Dividend rights
. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of New CCC Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of New CCC when, as and if declared thereon by the New CCC Board, in its discretion, from time to time out of assets or funds of New CCC legally available therefor.
Rights upon liquidation
. Subject to the rights of holders of New CCC Preferred Stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New CCC Preferred Stock ranking senior to the shares of New CCC Common Stock upon such dissolution, liquidation or winding up, if any, New CCC’s remaining net assets will be distributed to the holders of New CCC Common Stock and the holders of any other class or series of capital stock ranking equally with the New CCC Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Other rights
. No holder of New CCC Common Stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the New CCC Common Stock. The rights, preferences and privileges of holders of the New CCC Common Stock will be subject to those of the holders of the New CCC Preferred Stock that New CCC may issue in the future.
Preferred Stock
The New CCC Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New CCC

Preferred Stock could have the effect of decreasing the trading price of New CCC Common Stock, restricting dividends on the capital stock of New CCC, diluting the voting power of the New CCC Common Stock, impairing the liquidation rights of the capital stock of New CCC, or delaying or preventing a change in control of New CCC.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the New CCC Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New CCC Board, but initially consists of nine (9) directors, which are divided into three (3) classes, designated Class I, II and III, respectively, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the New CCC Board.
Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New CCC Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds
of the outstanding voting stock (as defined below) of New CCC then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the New CCC Board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New CCC, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New CCC Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New CCC Preferred Stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the New CCC Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New CCC Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the New CCC Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New CCC by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New CCC Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New CCC Preferred Stock, special meetings of the stockholders of New CCC, for any purpose or purposes, may be called only (i) by a majority of the New CCC Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after New CCC’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the New CCC Board or of any committee thereof may be taken without a meeting, if all members of the New CCC Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New CCC Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least
66-2/3%
in voting power of all the then outstanding shares of New CCC’s stock entitled to vote thereon and the affirmative vote of at least
66-2/3%
of the outstanding shares of each class entitled to vote thereon as a class:

•	the provisions regarding the size of the New CCC Board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions regarding stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of New CCC;

•	the provisions regarding competition and corporate opportunities; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire New CCC Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the New CCC Board) or (B) without the approval of the New CCC Board, by the affirmative vote of the holders of a majority of the outstanding voting stock of New CCC entitled to vote on such amendment or repeal, voting as a single class, except for the provisions regarding notice of stockholder business and nominations and special meetings of stockholders, which may be amended or repealed by the affirmative vote of the holders of at least
66-2/3%
of the outstanding voting stock of New CCC, voting as a single class, and the affirmative vote of the holders of at least
66-2/3%
of each class of outstanding voting stock of New CCC (provided that if the New CCC Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal only requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class).
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.
the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Certificate of Incorporation, New CCC opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that New CCC may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least
66-2/3%
of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Certificate of Incorporation provides that (1) any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New CCC (
provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of CCC, except as a result of further corporate actions not caused by such person)
does not constitute “interested stockholders” for purposes of this provision.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of the directors of New CCC to the fullest extent permitted by law, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware and the Certificated of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New CCC or any of its subsidiaries or was serving at New CCC’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Forum of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless New CCC consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New CCC, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, actions asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against New CCC or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless New CCC consents in writing to the selection of an alternative forum. Although we believe this provision benefits New CCC by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that New CCC has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New CCC’s directors or their respective affiliates, other than those directors or affiliates who are New CCC’s employees. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee
directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which New CCC or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with

New CCC or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee
director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for New CCC or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to New CCC or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for New CCC unless New CCC is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of New CCC’s business or is of some practical advantage to New CCC, and New CCC has some interest or reasonable expectancy in such opportunity.
Warrants
New CCC Public Warrants
Each whole warrant entitles the registered holder to purchase one Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of this offering and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole warrant. The warrants will expire on July 30, 2026, or earlier upon redemption or liquidation.
We are not obligated to deliver any Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant is exercisable and we are not obligated to issue share of Common Stock upon exercise of a warrant unless the share of Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant is not entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event are we required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $18.00.
 Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the
30-day
redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $10.00
. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided
 that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below; and

•
if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Common Stock is trading at or above $10.00 per public share, which may be at a time when the trading price of our Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up
of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up
or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of Common Stock in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our shares of Common Stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months (or 27 months, as applicable) from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our shares of Common Stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Common Stock or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our shares of Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per share of Common Stocks equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of shares of Common Stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until August 29,

2021 (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public
information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
The Sponsor elected to convert the $2,000,000 working capital loan into warrants of New CCC at a price of $1.00 per warrant, such conversion consummated concurrently with the consummation of the Business Combination. Such warrants are identical to the private placement warrants.
Transfer Agent and Warrant Agent
The transfer agent for New CCC Common Stock and warrant agent for the New CCC public warrants and private placement warrants is Continental Stock Transfer & Trust Company.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Common Stock immediately following consummation of the Transactions as of August 20, 2021 by:

•	each person known by New CCC to be the beneficial owner of more than 5% of New CCC’s outstanding Common Stock immediately following the consummation of the Transactions;

•	each of New CCC’s named executive officers and directors; and

•	all of New CCC’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.
Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the Closing Date or subject to restricted stock units that vest within 60 days are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to the Company, the Company believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of beneficial ownership of New CCC is calculated based on 603,170,380 shares of Common Stock outstanding immediately after giving effect to the Transactions.

Name and Address of Beneficial Owners(1)	Number of Shares	%
Githesh Ramamurthy	33,514,136	5.6%
Brian Herb	1,004,623	*
Barrett Callaghan	2,758,459	*
Steve G. Puccinelli	—	—
William Ingram	110,678	*
David Yuan	—	—
Eileen Schloss	85,187	*
Teri Williams	—	—
Christopher Egan	—	—
Eric Wei	—	—
Lauren Young	—	—

Name and Address of Beneficial Owners	Number of Shares	%
All directors and executive officers (15 persons)	37,473,033	6.2%
Five Percent Holders:
Affiliates of Advent Investors(2)	373,134,844	61.8%
OH Cypress Aggregator, L.P.(3)	53,082,833	8.8%
TCV Investor(4)	53,082,832	8.8%
Dragoneer Funding I LLC(5)	52,460,716	8.7%

*	Less than 1%

(1)
Unless otherwise noted, the business address of each of the directors and officers is 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654. The table excludes the contingent right of Mr. Ramamurthy, Mr. Herb and Mr. Callaghan to receive an aggregate of up to 581,070, 38,632 and 81,748 CCC Earnout Shares, respectively.

(2)
Cypress Investor Holdings, L.P. (“Cypress Investor”), Advent International GPE
VIII-C
Limited Partnership (“Advent International
VIII-C”)
GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership (“GPE VIII CCC
Co-Investment”)
and Sunley House Capital Master Fund Limited Partnership (“Sunley House Master Fund”) are the record holders of 273,339,593 shares, 8,645,086 shares 90,650,165 shares and 500,000 shares of the Common Stock, respectively. Cypress Investor. is beneficially owned by Advent International GPE VIII Limited Partnership (“Advent International VIII”), Advent International GPE
VIII-A
Limited Partnership (“Advent International
VIII-A”),
Advent International GPE
VIII-B-1
Limited Partnership (“Advent International
VIII-B-1”),
Advent International GPE
VIII-B-2
Limited Partnership (“Advent International
VIII-B-2”),
Advent International GPE
VIII-B-3
Limited Partnership (“Advent International
VIII-B-3”),
Advent International GPE
VIII-B
Limited Partnership (“Advent International
VIII-B”),
Advent International GPE
VIII-D
Limited Partnership (“Advent International
VIII-D”),
Advent International GPE
VIII-E
Limited Partnership (“Advent International
VIII-E”),
Advent International GPE
VIII-F
Limited Partnership (“Advent International
VIII-F”),
Advent International GPE
VIII-G
Limited Partnership (“Advent International
VIII-G”),
Advent International GPE
VIII-H
Limited Partnership (“Advent International
VIII-H”),
Advent International GPE
VIII-I
Limited Partnership (“Advent International
VIII-I”),
Advent International GPE
VIII-J
Limited Partnership (“Advent International
VIII-J”
and together with Advent International VIII, Advent International VIII-B-1, Advent International VIII-B-2, Advent International VIII-B-3, Advent International VIII-B, Advent International VIII-D, Advent International VIII-F, Advent International VIII-H and Advent International VIII-I, the “Advent Luxembourg Funds”), Advent International GPE
VIII-K
Limited Partnership (“Advent International
VIII-K”),
Advent International GPE
VIII-L
Limited Partnership (“Advent International
VIII-L”
and together with Advent International VIII-A, Advent International VIII-E, Advent International VIII-G and Advent International VIII-K, the “Advent Cayman Funds”), Advent Partners GPE VIII Limited Partnership (“Advent Partners VIII”), Advent Partners GPE
VIII-A
Limited Partnership (“Advent Partners
VIII-A”),
Advent Partners GPE VIII Cayman Limited Partnership (“Advent Partners VIII Cayman”), Advent Partners GPE
VIII-A
Cayman Limited Partnership (“Advent Partners
VIII-A
Cayman”) and Advent Partners GPE
VIII-B
Cayman Limited Partnership (“Advent Partners
VIII-B
Cayman” and together with Advent Partners VIII, Advent Partners VIII-A, Advent Partners VIII Cayman and Advent Partners VIII-A Cayman, the “Advent Partners Funds”). The Advent Luxembourg Funds, the Advent Cayman Funds and the Advent Partners Funds have ownership interests in Cypress Investor, but none of the Advent Luxembourg Funds, the Advent Cayman Funds or the Advent Partners Funds has voting or dispositive power over any shares. GPE VIII GP S.à r.l. is the general partner the of Advent Luxembourg Funds and Advent International
VIII-C.
GPE VIII GP Limited Partnership is the general partner of the Advent Cayman Funds, and GPE VIII CCC
Co-Investment.
AP GPE VIII GP Limited Partnership is the general partner of the Advent Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. Sunley House Capital GP LP (“Sunley House GP LP”), as general partner of Sunley House Master Fund, Sunley House Capital GP LLC (“Sunley House GP LLC”), as general partner of Sunley House GP LP, and Sunley House Capital Management LLC (“Sunley House Manager”), as investment manager to Sunley House Master Fund, may be deemed to beneficially own the shares held directly by Sunley House Master Fund. Advent International Corporation is the manager of Advent International GPE VIII, LLC and is the sole member of both Sunley House GP LLC and Sunley House Manager. Investors in the Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of the Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in the Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the Sunley House Master Fund. The foregoing excludes the contingent right of Cypress Investor, Advent International VIII-C and GPE VIII CCC Co-Investment to receive an aggregate of up to 9,919,012 CCC Earnout Shares. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(3)
OH Cypress Aggregator, L.P. is beneficially owned by Oak Hill Capital Partners IV (Onshore), L.P., Oak Hill Capital Partners IV (Onshore Tax Exempt), L.P., Oak Hill Capital Partners IV (Offshore), L.P., Oak Hill Capital Partners IV (Offshore 892), L.P., Oak Hill Capital Partners IV (Management), L.P. (together, including OH Cypress Aggregator, the “Oak Hill Fund IV Entities”) and certain of their co-investors.
The general partner of each of the Oak Hill Fund IV Entities is OHCP GenPar IV, L.P. (the “Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP IV, Ltd. (the “Oak Hill UGP”). The foregoing excludes the contingent right of OH Cypress Aggregator, L.P. to receive an aggregate of up to 1,412,990 CCC Earnout Shares. The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of the Oak Hill UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Fund IV Entities. The address for these entities is 65 East 55th Street, 32nd Floor, New York, NY 10022.

(4)
The general partner of TCV Member Fund, L.P. (the “Member Fund”) is Technology Crossover Management IX, Ltd. (“Management IX”), and the general partner of each of TCV IX, L.P., TCV IX (A), L.P., and TCV IX (B), L.P. (together with the Member Fund, the “TCV IX Funds”) is Technology Crossover Management IX, L.P. (“TCM IX”). The general partner of TCM IX is Management IX. Management IX and TCM IX may be deemed to beneficially own the securities held by the TCV IX Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The foregoing excludes the contingent right of the TCV Investor to receive an aggregate of up to 1,412,988 CCC Earnout Shares. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam and Christopher P. Marshall are the Class A Directors of Management IX, and each disclaims beneficial ownership of the securities held by the TCV IX Funds except to the extent of his pecuniary interest therein. The address of the entities named in this footnote is 250 Middlefield Road, Menlo Park, CA 94025.

(5)
Consists of (i) 18,800,000 warrants to purchase Common Stock, (ii) 16,660,716 shares of Common Stock acquired from a transfer by the Sponsor and (iii) 15,000,000 shares of Common stock acquired from transfers from Dragoneer Global Fund II, L.P. and Dragoneer Opportunities Fund V, L.P. Shares of Common Stock are inclusive of the share of Common Stock issuable upon exercise of Dragoneer Funding I LLC’s warrants. The ultimate managing member of Dragoneer Funding I, LLC is controlled by Marc Stad and he may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Dragoneer Funding I LLC and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Holders from time to time of up to 569,506,621 shares of Common Stock (including (a) 15,800,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants, (b) 2,000,000 shares of Common Stock that may be issued upon exercise of the Working Capital Warrants, and (c) 3,500,000 shares of Common Stock that may be issued upon exercise of the Forward Purchase Warrants) and warrants to purchase up to 21,300,000 shares of Common Stock (consisting of the Private Placement Warrants and the Forward Purchase Warrants). The Selling Holders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees, lenders and others who later come to hold any of the Selling Holders’ interest in the Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Common Stock or Warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Common Stock and Warrants beneficially owned prior to the offering, the aggregate number of shares of Common Stock and warrants that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Common Stock and warrants beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 603,170,380 shares of Common Stock and 35,100,000 Warrants, in each case outstanding as of August 20, 2021, and have assumed that each Selling Holder will sell all shares of Common Stock and Warrants offered pursuant to this prospectus. In calculating percentages of shares of Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Holder’s Warrants (if any) and did not assume the exercise or exchange of any other Selling Holder’s Warrants.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o CCC, 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)%		Warrants (2)%
Affiliates of Advent Investors (3)	373,134,844	—	373,134,844	—	—	—	—	—
OH Cypress Aggregator, L.P.(4)	53,082,833	—	53,082,833	—	—	—	—	—
TCV Investors(5)	53,082,832	—	53,082,832	—	—	—	—	—
Dragoneer Funding I LLC(6)	50,460,716	18,800,000	50,460,716	18,800,000	—	—	—	—
Affiliates of Willett Advisors(7)	3,214,284	500,000	3,214,284	500,000	—	—	—	—

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)%		Warrants (2)%
Dragoneer Growth Opportunities Holdings(8)	2,000,000	2,000,000	2,000,000	2,000,000	—	—	—	—
Githesh Ramamurthy	16,214,844	—	16,214,844	—	—	—	—	—
Barrett Callaghan	1,021,652	—	1,021,652	—	—	—	—	—
Marc Fredman	374,605	—	374,605	—	—	—	—	—
Brian Herb	340,550	—	340,550	—	—	—	—	—
Peter Morowski	851,376	—	851,376	—	—	—	—	—
Mary Jo Prigge	853,085	—	853,085	—	—	—	—	—
Altimeter Partners Fund, L.P.(9)	500,000	—	500,000	—	—	—	—	—
Funds associated with Capital Research and Management Company(10)	4,000,000	—	4,000,000	—	—	—	—	—
Coatue Fintech Fund I LP(11)	500,000	—	500,000	—	—	—	—	—
D1 Capital Partners Master, L.P.(12)	500,000	—	500,000	—	—	—	—	—
Affiliates of Fidelity(13)	2,500,000	—	2,500,000	—	—	—	—	—
Franklin Strategic Series Franklin Growth Opportunities Fund(14)	416,700	—	416,700	—	—	—	—	—
Franklin Templeton Investment Funds Franklin U.S. Opportunities Fund(15)	583,300	—	583,300	—	—	—	—	—
Affiliates of Investment Group of Santa Barbara(16)	1,000,000	—	1,000,000	—	—	—	—	—
Affiliates of Janus Henderson(17)	1,000,000	—	1,000,000	—	—	—	—	—
Affiliates of Maverick Capital(18)	500,000	—	500,000	—	—	—	—	—
Affiliates of MFS Investment Management(19)	3,389,847	—	500,000	—	2,889,847	*	—	—
Affiliates of T.Rowe Price(20)	2,500,000	—	2,500,000	—	—	—	—	—
Additional selling securityholders(21)	375,000	—	375,000	—	—	—	—	—

TOTAL	572,396,468	21,300,000	569,506,621	21,300,000	2,889,847	*	—	—

*	Represents less than 1%.
(1)	Represents shares of Common Stock, including the shares of Common Stock that may be issued upon the exercise of Warrants.
(2)	Represents the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants.
(3)
Cypress Investor Holdings, L.P. (“Cypress Investor”), Advent International GPE VIII-C Limited Partnership (“Advent International VIII-C”), GPE VIII CCC Co-Investment (Delaware) Limited Partnership (“GPE VIII CCC Co-Investment”) and Sunley House Capital Master Fund Limited Partnership (“Sunley House Master Fund”) are the record holders of 273,339,593 shares, 8,645,086 shares, 90,650,165 shares and 500,000 shares of the Common Stock, respectively. Cypress Investor is beneficially owned by Advent International GPE VIII Limited Partnership (“Advent International VIII”), Advent International GPE VIII-A Limited Partnership (“Advent International VIII-A”), Advent International GPE VIII-B-1 Limited Partnership (“Advent International VIII-B-1”), Advent International GPE VIII-B-2 Limited Partnership (“Advent International VIII-B-2”), Advent International GPE VIII-B-3 Limited Partnership (“Advent International VIII-B-3”), Advent International GPE VIII-B Limited Partnership (“Advent International VIII-B”), Advent International GPE VIII-D Limited Partnership (“Advent International VIII-D”), Advent International GPE VIII-E Limited Partnership (“Advent International VIII-E”), Advent International GPE VIII-F Limited Partnership (“Advent International VIII-F”), Advent International GPE VIII-G Limited Partnership (“Advent International VIII-G”), Advent International GPE VIII-H Limited Partnership (“Advent International VIII-H”), Advent International GPE VIII-I Limited Partnership (“Advent International VIII-I”), Advent International GPE VIII-J Limited Partnership (“Advent International VIII-J” and together with Advent International VIII, Advent International VIII-B-1, Advent International VIII-B-2, Advent International VIII-B-3, Advent International VIII-B, Advent International VIII-D, Advent International VIII-F, Advent International VIII-H and Advent International VIII-I, the “Advent Luxembourg Funds”), Advent International GPE VIII-K Limited Partnership (“Advent International VIII-K”), Advent International GPE VIII-L Limited Partnership (“Advent International VIII-L” and together with Advent International VIII-A, Advent International VIII-E, Advent International VIII-G and Advent International

VIII-K, the “Advent Cayman Funds”), Advent Partners GPE VIII Limited Partnership (“Advent Partners VIII”), Advent Partners GPE VIII-A Limited Partnership (“Advent Partners VIII-A”), Advent Partners GPE VIII Cayman Limited Partnership (“Advent Partners VIII Cayman”), Advent Partners GPE VIII-A Cayman Limited Partnership (“Advent Partners VIII-A Cayman”) and Advent Partners GPE VIII-B Cayman Limited Partnership (“Advent Partners VIII-B Cayman” and together with Advent Partners VIII, Advent Partners VIII-A, Advent Partners VIII Cayman and Advent Partners VIII-A Cayman, the “Advent Partners Funds”). The Advent Luxembourg Funds, the Advent Cayman Funds and the Advent Partners Funds have ownership interests in Cypress Investor, but none of the Advent Luxembourg Funds, the Advent Cayman Funds or the Advent Partners Funds has voting or dispositive power over any shares. GPE VIII GP S.à r.l. is the general partner of the Advent Luxembourg Funds and Advent International VIII-C. GPE VIII GP Limited Partnership is the general partner of the Advent Cayman Funds and GPE VIII CCC Co-Investment. AP GPE VIII GP Limited Partnership is the general partner of the Advent Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. Sunley House Capital GP LP (“Sunley House GP LP”), as general partner of Sunley House Master Fund, Sunley House Capital GP LLC (“Sunley House GP LLC”), as general partner of Sunley House GP LP, and Sunley House Capital Management LLC (“Sunley House Manager”), as investment manager to Sunley House Master Fund, may be deemed to beneficially own the shares held directly by Sunley House Master Fund. Advent International Corporation is the manager of Advent International GPE VIII, LLC and is the sole member of both Sunley House GP LLC and Sunley House Manager. Investors in the Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of the Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in the Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the Sunley House Master Fund. The foregoing excludes the contingent right of Cypress Investor, Advent International VIII-C and GPE VIII CCC Co-Investment to receive an aggregate of up to 9,919,012 CCC Earnout Shares. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(4)
OH Cypress Aggregator, L.P. is beneficially owned by Oak Hill Capital Partners IV (Onshore), L.P., Oak Hill Capital Partners IV (Onshore Tax Exempt), L.P., Oak Hill Capital Partners IV (Offshore), L.P., Oak Hill Capital Partners IV (Offshore 892), L.P., Oak Hill Capital Partners IV (Management), L.P. (together, including OH Cypress Aggregator, the “Oak Hill Fund IV Entities”) and certain of their co-investors. The general partner of each of the Oak Hill Fund IV Entities is OHCP GenPar IV, L.P. (the “Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP IV, Ltd. (the “Oak Hill UGP”). The foregoing excludes the contingent right of OH Cypress Aggregator, L.P. to receive an aggregate of up to 1,412,990 CCC Earnout Shares. The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of the Oak Hill UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Fund IV Entities. The address for these entities is 65 East 55th Street, 32nd Floor, New York, NY 10022.

(5)
The general partner of TCV Member Fund, L.P. (the “Member Fund”) is Technology Crossover Management IX, Ltd. (“Management IX”), and the general partner of each of TCV IX, L.P., TCV IX (A), L.P., and TCV IX (B), L.P. (together with the Member Fund, the “TCV IX Funds”) is Technology Crossover Management IX, L.P. (“TCM IX”). The general partner of TCM IX is Management IX. Management IX and TCM IX may be deemed to beneficially own the securities held by the TCV IX Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The foregoing excludes the contingent right of the TCV Investor to receive an aggregate of up to 1,412,988 CCC Earnout Shares. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam and Christopher P. Marshall are the Class A Directors of Management IX, and each disclaims beneficial ownership of the securities held by the TCV IX Funds except to the extent of his pecuniary interest therein. The address of the entities named in this footnote is 250 Middlefield Road, Menlo Park, CA 94025.
(6)
Consists of (i) 18,800,000 warrants to purchase Common Stock, (ii) 16,660,716 shares of Common Stock acquired from a transfer by the Sponsor and (iii) 15,000,000 shares of Common stock acquired from transfers from Dragoneer Global Fund II, L.P. and Dragoneer Opportunities Fund V, L.P. Shares of Common Stock are inclusive of the share of Common Stock issuable upon exercise of Dragoneer Funding I LLC’s warrants. The ultimate managing member of Dragoneer Funding I, LLC is controlled by Marc Stad and he may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Dragoneer Funding I LLC and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

(7)
Represents warrants to purchase Common Stock and Common Stock underlying such warrants acquired pursuant to the Forward Purchase Agreements, including (a) 40,500 warrants to purchase shares of Common Stock, and 40,500 shares of Common Stock underlying such warrants held of record by 63019 Holdings, LLC, (b) 45,000 warrants to purchase shares of Common Stock, and 45,000 shares of Common Stock underlying such warrants held of record by Willett Private Investors I LP, (c) 364,500 warrants to purchase shares of Common Stock, and 364,500 shares of Common Stock underlying such warrants held of record by Willett Private Investors (Tax Exempt) I LP and (d) 50,000 warrants to purchase shares of Common Stock, and 50,000 shares of Common Stock underlying such warrants held of record by Silas Holdings I LLC. Also represents the Class B ordinary shares transferred from the Sponsor to each of the affiliates of Willett Advisors that subsequently converted into Common Stock. The business address of each of the affiliates of Willett Advisors other than Silas Holdings I LLC is c/o Willett Advisors LLC, 650 Madison Avenue, 17th Floor, New York, NY 10022. The business address of Silas Holdings I LLC is c/o Rattner Family Office, 650 Madison Avenue, 17th Floor, New York, NY 10022.

(8)
Represents the working capital warrants that were issued upon conversion of the principal amount of a working capital loan provided by Sponsor to Dragoneer, which conversion occurred upon the consummation of the Business Combination. The ultimate managing member of Sponsor is controlled by Marc Stad and he may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Sponsor and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

(9)
Represents shares of Common Stock acquired in the PIPE Financing. The shares of Common Stock are directly owned by Altimeter Partners Fund, L.P. (the “Fund”). Brad Gerstner is the sole managing principal of the Altimeter Capital Management General Partner LLC (the “General Partner”), Altimeter Capital Management, LP (the “Investment Manager”) and Altimeter General Partner, LLC (the “Fund General Partner”). The General Partner is the sole general partner of the Investment Manager, which is the investment manager of the Fund. The Fund General Partner is the sole general partner of the Fund. The business address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA 02110.

(10)
Consists of shares of Common Stock acquired in the PIPE Financing. Consists of 2,467,640 shares of Common Stock held by The New Economy Fund. Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by The New Economy Fund. Consists of 1,480,590 shares of Common Stock held by The Growth Fund of America. Christopher D. Buchbinder, Mark L. Casey, Barry S. Crosthwaite, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment power over the securities held by The Growth Fund of America. Consists of 32,160 shares of Common Stock held by Capital Group New Economy Fund (LUX). Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by Capital Group New Economy Fund (LUX). Consists of 10,520 shares of Common Stock held by Capital Group Growth Fund of America Trust (US). Christopher D. Buchbinder, Mark L. Casey, Barry S. Crosthwaite, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment power over the securities held by Capital Group Growth Fund of America Trust (US). Consists of 9,090 shares of

Common Stock held by Capital Group New Economy Trust (US). Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by Capital Group New Economy Trust (US). Capital Research and Management Company is the investment adviser for each of the funds associated with Capital Research and Management Company. The business address of each of the funds associated with Capital Research and Management Company is 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.
(11)
Represents shares of Common Stock acquired by Coatue FinTech Fund I LP in the PIPE Financing. Coatue FinTech Fund I LP is managed by Coatue Management, L.L.C. The sole owner of Coatue Management, L.L.C. is Coatue Management Partners LP, for which Coatue Management Partners GP LLC serves as general partner. Mr. Philippe Laffont serves as managing member of Coatue Management Partners GP LLC. Mr. Laffont and Coatue Management, L.L.C. disclaim beneficial ownership of the shares held by Coatue FinTech Fund I LP except to the extent of their pecuniary interest therein. The business address for Mr. Laffont, Coatue Management, L.L.C. and Coatue FinTech Fund I LP is 9 West 57th Street, 25th Floor, New York, NY 10019.

(12)	Represents shares of Common Stock acquired in the PIPE Financing. The business address of D1 Capital Partners Master, L.P. is 9 West 57th Street, 36th Floor, New York, NY 10019.
(13)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 428,742 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (b) 14,752 shares of Common Stock held of record by Fidelity Blue Chip Growth Commingled Pool, by Fidelity Management Trust Company, as trustee, (c) 892 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (d) 47,076 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (e) 1,161 shares of Common Stock held of record by Fidelity Blue Chip Growth Institutional Trust, by its manager Fidelity Investments Canada ULC, (f) 49,981 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (g) 34,086 shares of Common Stock held of record by FIAM Target Date Blue Chip Growth Commingled Pool, by Fidelity Institutional Asset Management Trust Company as Trustee, (h) 26,636 shares of Common Stock held of record by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, (i) 180,037 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (j) 6,302 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (k) 2,248 shares of Common Stock held of record by Fidelity U.S. Growth Opportunities Investment Trust, by its manager Fidelity Investments Canada ULC, (k) 22,661 shares of Common Stock held of record by Fidelity NorthStar Fund - Sub D, by its manager Fidelity Investments Canada ULC, (l) 36,613 shares of Common Stock held of record by Variable Insurance Products Fund III: VIP Balanced Portfolio - Information Technology Sub, (m) 34,443 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund - Information Technology Sub, (n) 3,671 shares of Common Stock held of record by Fidelity Puritan Trust: Fidelity Balanced K6 Fund - Information Technology Sub-portfolio, (o) 253,848 shares of Common Stock held of record by Fidelity Puritan Trust: Fidelity Balanced Fund - Information Technology Sub, (p) 102,045 shares of Common Stock held of record by Fidelity Select Portfolios: Select Technology Portfolio, (q) 134,385 shares of Common Stock held of record by Strategic Advisers Fidelity U.S. Total Stock Fund - FIAM Sector Managed - Technology Sub, (r) 35,655 shares of Common Stock held of record by Strategic Advisers Large Cap Fund - FIAM Sector Managed Technology Sub, by FIAM LLC as Investment Manager , (s) 79,152 shares of Common Stock held of record by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (t) 411,529 shares of Common Stock held of record by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund , (u) 424,839 shares of Common Stock held of record by Fidelity Growth Company Commingled Pool, by Fidelity Management Trust Company, as Trustee, (v) 81,735 shares of Common Stock held of record by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund, (w) 27,668 shares of Common Stock held of record by Fidelity Trend Fund: Fidelity Trend Fund, (x) 48,511 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Small Cap Growth Fund, (y) 10,832 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund and (z) 500 shares of Common Stock held of record by Fidelity Capital Trust: Fidelity Flex Small Cap Fund - Small Cap Growth Subportfolio. The business address of each of the affiliates of Fidelity is 245 Summer Street, Boston, MA 02110.

(14)	Represents shares of Common Stock acquired in the PIPE Financing. The business address of Franklin Strategic Series Franklin Growth Opportunities Fund is One Franklin Parkway, San Mateo, CA 94403.
(15)
Represents shares of Common Stock acquired in the PIPE Financing. The business address of Franklin Templeton Investment Funds Franklin U.S. Opportunities Fund is 8a rue Albert Borschette, L-1246 Luxembourg.

(16)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 200,000 shares of Common Stock held of record by IGSB Bulldog III, LLC and (b) 800,000 shares of Common Stock held of record by FARMCO, a Nominee of Farmers and Merchants Trust Company of Long Beach. The business address of each of the affiliates of Investment Group of Santa Barbara is 1485 East Valley Road, Suite L, Santa Barbara, CA 93108.

(17)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 112,363 shares of Common Stock held of record by BNP Paribas New York Branch on behalf of Janus Henderson Global Technology and Innovation Portfolio and (b) 887,637 shares of Common Stock held of record by BNP Paribas New York Branch on behalf of Janus Henderson Global Technology and Innovation Fund. Based on information provided to the Company by the Selling Stockholder. Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, CO 80206.

(18)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 141,438 shares of Common Stock held of record by Maverick Fund II, Ltd. and (b) 358,562 shares of Common Stock held of record by Maverick Fund USA, Ltd. Maverick Capital, Ltd. is an investment adviser registered as such with the Securities and Exchange Commission and, as such, may be deemed to have beneficial ownership of the shares of Common Stock through the investment discretion it exercises over the accounts of its clients, Maverick Fund II, Ltd. and Maverick Fund USA, Ltd. The business address of each of the affiliates of Maverick Capital is c/o Maverick Capital, Ltd., 1900 N. Pearl Street, 20th Floor, Dallas, TX 75201.

(19)
Represents 500,000 shares of Common Stock acquired in the PIPE Financing. Represents (a) 3,085,401 shares of Common Stock held of record by MFS Mid Cap Growth Fund (including 452,972 shares of Common Stock acquired in the PIPE Financing), (b) 22,191 shares of Common Stock held of record by AST MFS Growth Allocation Portfolio (including 3,396 shares of Common Stock acquired in the PIPE Financing), (c) 190,119 shares of Common Stock held of record by AST Mid-Cap Growth Portfolio (including 29,748 shares of Common Stock acquired in the PIPE Financing) and (d) 92,136 shares of Common Stock held of record by MFS Variable Insurance Trust - MFS Mid Cap Growth Series (including 13,884 shares of Common Stock acquired in the PIPE Financing). The business address of each of the affiliates of MFS Investment Management is c/o MFS Investment Management, 111 Huntington Ave, Boston, MA 02199-7618.

(20)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 1,273,239 shares of Common Stock held of record by T. Rowe Price Mid-Cap Growth Fund, Inc., (b) 260,346 shares of Common Stock held of record by T. Rowe Price Institutional Mid-Cap Equity Growth Fund, (c) 20,220 shares of Common Stock held of record by T. Rowe Price Mid-Cap Growth Portfolio, (d) 8,276 shares of Common Stock held of record by T. Rowe Price U.S. Equities Trust, (e) 66,127 shares of Common Stock held of record by Great-West Funds, Inc. - Great-West T. Rowe Price Mid Cap Growth Fund, (f) 90,991 shares of Common Stock held of record by TD Mutual Funds - TD U.S. Mid-Cap Growth Fund, (g) 241,702 shares of Common Stock held of record by MassMutual Select Funds - MassMutual Select Mid Cap Growth Fund, (h) 13,156 shares of Common Stock held of record by MML Series Investment Fund - MML Mid Cap Growth Fund, (i) 60,461 shares of Common Stock held of record by Brighthouse Funds Trust I - T. Rowe Price Mid Cap Growth Portfolio, (j) 21,566 shares of Common Stock held of record by Marriott International, Inc. Pooled Investment Trust for Participant Directed Accounts, (k) 183,731 shares of

Common Stock held of record by T. Rowe Price U.S. Mid-Cap Growth Equity Trust, (l) 5,935 shares of Common Stock held of record by L’Oreal USA, Inc. Employee Retirement Savings Plan 47-1188068 United States $ - T. Rowe Price Associates, Inc, (m) 48,232 shares of Common Stock held of record by Costco 401(k) Retirement Plan, (n) 8,082 shares of Common Stock held of record by MassMutual Select Funds - MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (o) 236 shares of Common Stock held of record by Saint-Gobain Corporation, (p) 77,629 shares of Common Stock held of record by T. Rowe Price Diversified Mid-Cap Growth Fund, Inc., (q) 9,114 shares of Common Stock held of record by The Bunting Family III, LLC, (r) 2,683 shares of Common Stock held of record by Seasons Series Trust - SA Multi-Managed Mid Cap Growth Portfolio, (s) 40,350 shares of Common Stock held of record by Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price Structured Mid-Cap Growth Fund, (t) 46,036 shares of Common Stock held of record by Voya Partners, Inc. - VY T. Rowe Price Diversified Mid Cap Growth Portfolio, (u) 6,257 shares of Common Stock held of record by T. Rowe Price Tax-Efficient Equity Fund, (v) 14,369 shares of Common Stock held of record by Lincoln Variable Insurance Products Trust - LVIP Blended Mid Cap Managed Volatility Fund and (q) 1,262 shares of Common Stock held of record by Jeffrey LLC. The business address of each of the affiliates of T. Rowe Price is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.
(21)
The disclosure with respect to the remaining selling securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Common Stock. Represents an aggregate of 375,000 shares of Common Stock beneficially owned by former directors of Dragoneer. The business address for such selling securityholders is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California, 94129.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions—Dragoneer
Class B Ordinary Shares
On July 10, 2020, Sponsor paid $25,000, or approximately $0.001 per share, to cover certain of our offering and formation costs in consideration of 17,250,000 Class B ordinary shares, par value $0.0001. In July 2020, Sponsor transferred 75,000 Class B ordinary shares to each of Dragoneer’s independent directors. Prior to the Domestication, Sponsor transferred 16,660,716 of Class B ordinary shares to Dragoneer Funding I LLC and the remainder of such shares to certain affiliates of Willett Advisors LLC.
Private Placement Warrants
Sponsor purchased an aggregate of 15,800,000 private placement warrants for a purchase price of $1.00 per whole warrant, or $15,800,000 in the aggregate, in a private placement that occurred simultaneously with the closing of Dragoneer’s initial public offering and, prior to the Domestication, transferred such shares to its permitted transferee, Dragoneer Funding I LLC. Each private placement warrant entitles the holder to purchase one share of Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until August 29, 2021.
Forward Purchase Agreement
On August 12, 2020, Dragoneer entered into (i) a forward purchase agreement pursuant to which Dragoneer Funding LLC, which received commitments from one or more funds affiliated with Dragoneer, agreed to subscribe for an aggregate of 15,000,000 forward purchase units, consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $150,000,000 in the aggregate, in a private placement which closed immediately prior to the consummation of the Business Combination and (ii) a forward purchase agreement pursuant to which certain affiliates of Willett Advisors LLC agreed to subscribe for an aggregate of 2,500,000 forward purchase units, consisting of one Class A ordinary share, or a forward purchase share, and one-fifth
of one warrant to purchase one Class A ordinary share, or a forward purchase warrant, for $10.00 per unit, or $25,000,000 in the aggregate, in a private placement which closed immediately prior to the consummation of the Business Combination. Prior to the Domestication, Dragoneer Funding LLC transferred the 15,000,000 forward purchase units to its permitted transferee, Dragoneer Funding I LLC.
The Forward Purchase Agreements also provide that Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC are entitled to registration rights with respect to their (A) forward purchase shares, (B) the Common Stock issuable upon exercise of the forward purchase warrants and (B) any other Common Stock acquired by the forward purchase investors. Please see “
Related Agreements-Forward Purchase Agreements
” for additional information.
Working Capital Loan
In addition, in order to finance transaction costs in connection with the Business Combination Agreement, Dragoneer executed a promissory note pursuant to which the Sponsor provided us with an interest-free working capital loan of $2,000,000. The Sponsor elected to convert, upon the consummation of the Business Combination, the outstanding $2,000,000 balance of a working capital loan provided to Dragoneer into warrants to purchase one share of Common Stock, substantially identical to the private placements warrants, at a price of $1.00 per warrant. The warrants are identical to the private placement warrants, including as to exercise price, exercisability and exercise period.
Expense Reimbursement
No compensation of any kind, including finder’s and consulting fees, were paid to Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals were or will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on Dragoneer’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
Shareholder Rights Agreement
At the Closing, New CCC entered into the Shareholder Rights Agreement, pursuant to which, among other things, Dragoneer (a) agreed not to effect any sale or distribution of any equity securities of New CCC held during the lock-up
period described therein, (b) was granted certain registration rights with respect to its respective shares of New CCC Common Stock and (c) was given certain rights to designate, with the agreement of the Sponsor, a director or non-voting
board observer to the New CCC Board, in each case, on the terms and subject to the conditions therein.
PIPE Financing
At Closing, the PIPE Investors purchased $150,000,000 of New CCC Common Stock in a private placement. The funds from such private placement were used as part of the consideration to New CCC’s equityholders in connection with the Business Combination, and any excess funds from such private placement were or will be used for working capital in New CCC.
Certain Relationships and Related Person Transactions—CCC
Stockholders Agreement
On June 9, 2017, CCC entered into the Amended and Restated Stockholders Agreement (the “Existing CCC Stockholders Agreement”), with certain of its stockholders, including entities affiliated with each of the Advent Investor, the OH Investor and the TCV Investor and certain officers and directors of New CCC, providing for, among other things, certain board designation and representation rights, restrictions on transfer, certain covenants and preemptive rights and registration rights. The Existing CCC Stockholders Agreement was terminated (other than certain provisions relating to indemnification and expense reimbursement) upon the consummation of the Business Combination.
Senior Promissory Note
On February 25, 2020, CCC entered into a senior secured promissory note (“Senior Secured Promissory Note”) with Brian Herb, the Chief Financial Officer of CCC, pursuant to which Mr. Herb borrowed an aggregate principal amount of $0.7 million from CCC with an interest rate of 1.58% per annum. The Senior Secured Promissory Note will mature on February 25, 2023. All outstanding amounts under the Senior Secured Promissory Note were repaid on February 10, 2021.
Expense Reimbursement
In 2018, pursuant to the Existing CCC Stockholders Agreement, CCC reimbursed Advent International Corporation (“Advent”) in the amount of approximately $193,000 in connection with certain board of director recruiting fees and travel and out-of-pocket
expenses. The Existing CCC Stockholders Agreement was terminated upon the consummation of the Business Combination.
Policies and Procedures for Related Person Transactions
New CCC adopted a formal written policy that became effective upon the completion of the Business Combination providing that New CCC’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New CCC’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New CCC without the approval of New CCC’s Audit Committee, subject to certain exceptions.

Indemnification of Directors and Officers
The Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

BUSINESS
Throughout this section, references to “we,” “us,” and “our” refer to CCC and its consolidated subsidiaries as the context so requires.
Founded in 1980, CCC is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the P&C insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical,
AI-enabled
digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 31,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.
Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering DRP in the U.S. beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs.
Insurer-to-shop
DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.
We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of June 30, 2021, we have more than 300 insurers on our network, connecting with over 26,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.
Our platform is designed to solve the
many-to-many
problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. We believe expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.
We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and
AI-enhanced
workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 75 insurers.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, IoT data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.
While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest P&C insurance sector in the U.S. representing nearly half of DWP, we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of June 30, 2021 based on DWP, and hundreds of regional carriers. We have more than 31,000 total customers, including over 26,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of June 30, 2021 based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.
We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $324.6 million of revenue for the six months ended June 30, 2021 (an increase of 4.7% from the six months ended June 30, 2020). During the six months ended June 30, 2020, we recognized $18.2 million of revenue that was attributable to a portion of our casualty solution (specifically, the First Party Clinical Services) which we divested in December 2020. The divestiture from First Party Clinical Services had an (5%) impact on total revenue growth rate in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Net loss for the six months ended June 30, 2021 was $1.3 million, a 95% decrease from the six months ended June 30, 2020. EBITDA increased 63% from $58.7 million for the six months ended June 30, 2020, to $95.5 million for the six months ended June 30, 2021. Adjusted EBITDA increased 26.8% from $46.9 million for the six months ended June 30, 2020, to $60.1 million for the six months ended June 30, 2021.
We generated $633.1 million of revenue for the year ended December 31, 2020 (an increase of 2.8% from the prior year), of which $34.7 million was attributable to a divested portion of our casualty solution (specifically, the First Party Clinical Services) in fiscal year 2020. First Party Clinical Services revenue for the year ended December 31, 2020 decreased $11.3 million or 24.5% from the prior year, which had a (2.2%) impact on total revenue growth. Net loss for the year ended December 31, 2020 was $16.9 million, a 92% decrease from the prior year. EBITDA increased from ($60.6) million for the year ended December 31, 2019, to $171.8 million for the year ended December 31, 2020. Adjusted EBITDA increased from $170.4 million for the year ended December 31, 2019, to $202.8 million for the year ended December 31, 2020, an increase of 19.0%.
Industry Overview
P&C insurance is one of the largest global industries. The U.S. P&C insurance industry alone serviced approximately $600 billion in DWP in 2019. Insurance is a necessity for the majority of businesses and consumers, and, as a result, the P&C insurance industry has seen steady long-term growth.
P&C insurers face a number of challenging market dynamics in today’s environment, including increasing customer expectations, competition from new entrants and business models, emerging technologies,

and cost pressures. Insurers are often reliant on legacy
on-premise
systems to assist with policy and claims adjustments and processing, which can be inflexible and costly to maintain, challenging their ability to innovate and respond to market dynamics.
Further complicating matters, the P&C insurance industry is dependent on the P&C insurance economy, an interconnected economy of industries that interact to service, underwrite, finance, and repair insured assets. Insurance carriers invest in data, systems, services and partnerships to manage the many required collaboration points across these industries. To deliver end-to-end
digital workflows and customer experiences, technology needs to extend beyond insurance organizations and include its supporting economy, in order to enable the many interactions and handoffs required to process insurance events.
In the automotive insurance sector, which represents nearly half of the U.S. P&C insurance industry, processing a single event, such as a claim, can require hundreds of micro-transactions across its supporting economy, involving consumers, lenders, collision repair facilities, automotive manufacturers, dealers, parts suppliers, medical providers, vehicle auctions, and others. These transactions depend on extensive hyper-local decisions and data, creating a level of complexity that can increase processing costs as well as the potential for fraud and other forms of claims leakage. For automotive claims, the end result is more than one billion days of cumulative claims cycle time (loss date to claim completion date) in the U.S. each year. For our insurance partners, cycle time is costly, which is one reason why, as of 2020, CCC’s platform is relied upon by 18 of the top 20 auto insurers in the U.S. to digitize complexity and improve business outcomes.

The complexity seen in one auto claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. In the automotive sector, this is due to several converging factors including, without limitation:

•	Vehicle parts proliferation: Repairable parts per auto claim have increased 38% since 2010

•	Internal technology systems: An average new vehicle uses more than 100 million lines of code

•	Growing connected car capabilities: 78% of new vehicles to be sold in 2021 are forecasted to have embedded cellular connectivity

•	TaaS and other new business models: More than 40 million rides are shared per month in the U.S.

•	ADAS and diagnostics systems: The number of vehicles receiving a diagnostic scan as part of a collision repair has increased 900% since 2017
We believe the only way to effectively manage increasing complexity is through digitization. Since our inception over forty years ago, we have focused our technology on what we believe to be our customers’ most complex problems. We have digitized total loss valuations, repair estimates, DRP programs, shop management functions, repair workflows, medical claims, parts ordering, and much more. In the process, we have built integrations and facilitated partnerships that enable information sharing across our vast network of customer companies. Our solutions are well-suited for the next wave of complexity, and we believe these trends will continue to accelerate adoption of CCC’s platform and applications.
Serving as the platform for the P&C insurance economy is a significant challenge that CCC is uniquely positioned to address. We believe our proprietary data and network assets, combined with our track record of innovation on our cloud platform, differentiates us from other potential P&C platform companies. Our approach is to continue to innovate and expand our solutions to create value for the P&C insurance economy.
CCC’s foundation for innovation is built upon decades of data and extensive network assets. We have deep proprietary data assets and more than $1 trillion of historical data, enabling us to provide insights, analytics, and
AI-driven
workflows. Our leading network was built company by company, and spans the P&C insurance economy, giving us the ability to deploy cross-market solutions and create seamless customer experiences. We believe our data and network assets are highly differentiated and very difficult to replicate.
Our innovative cloud-based applications provide the P&C insurance economy with the capabilities required to manage their businesses, optimize decision making, and digitize intricate workflows. We have a proven R&D engine with a strong track record of software innovation and deployment on our cloud platform. For example, our Mobile and AI innovations have experienced strong customer adoption across the industries we serve. Our mobile solutions enable the digitization of claims and repair workflows by allowing insurers and repairers to engage their customers through mobile application, text, and video channels to electronically capture event information. Our Smart Suite of AI solutions integrate to our mobile platform where they can be utilized by insurers throughout the claims process to drive further automation and accuracy. At the start of a claim our AI can help identify and triage vehicle damage quickly and accurately by leveraging photos and proprietary AI models and heat maps, allowing insurers to bypass more time-consuming traditional evaluation processes. Then, our AI estimating solution, Smart Estimate, leverages CCC estimating logic powered by AI to pre-populate
estimates with suggestions for human reviewers. Smart Estimate AI and human estimators learn from each other in a dynamic process, with Smart Estimate improving estimate creation productivity by approximately 30% relative to the baseline. Finally, our Smart Audit solution applies AI to identify line-level estimate outliers and intelligently route appropriate claims for reinspection. As of 2020, more than 90 insurers are using CCC mobile solutions and approximately 50 insurers are using CCC AI solutions in production.
We believe our ability to rapidly innovate and deploy new software solutions via our cloud technology platform, along with our depth of data and leading network, sets us apart from the competition. The key benefits we deliver for our customers include:
Multi-tenant cloud platform enabling flexibility and innovation
CCC’s platform operates in a secure multi-tenant cloud environment, with over 500,000 registered users and 2.7 billion database transactions processed per day. Our platform enables us to innovate in response to new market trends and customer needs and rapidly deploy new solutions to our more than 30,000 customers. We continuously enhance existing solutions and bring new solutions to market, deploying more than 1,400 software releases in 2020.

Deep domain expertise
With decades of experience serving the insurance economy, we have developed a deep understanding of the industries and ecosystem we serve. Our domain expertise enables us to offer tailored solutions to help our customers achieve their business objectives. We understand the importance of the role we play as the independent party facilitating interactions across various ecosystem participants, and as a result, we have developed deep and trusting relationships with our customers. We are well positioned to enable cross-market programs and partnerships and have a decades-long history playing this role. Our business is led by a deep and experienced management team with a customer-centric mindset.
Long-term customer relationships
Over several decades we have developed strong relationships with leading insurers, collisions repair groups, and automotive manufacturers, among others. Our company-wide Net Promoter Score is 80, which underscores the customer-centric focus that defines our organization including our sales, marketing, product, technology, and operations teams. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.
Network access
CCC’s cloud platform is used by more than 30,000 companies, including insurers, repairers, automotive manufacturers, parts suppliers, and others. Integrating to CCC’s platform unlocks real-time cloud connections across our ecosystem, enabling customers to digitize workflows that are otherwise cumbersome and costly. Our network processes more than 350 million interface transactions each year where information is passed from one network participant to another; for example, from an insurer to a repair facility.
Proven R&D engine
We invest heavily in R&D efforts and are committed to delivering market-leading technology for the P&C insurance economy. In recent years, our innovation efforts have focused on Mobile and AI technology, and we have released several new solutions incorporating Mobile and AI that have experienced rapid industry adoption as our customers look to improve customer experience and enable automation. We deploy real-world AI solutions at enterprise scale. Our AI solutions combine our data assets with proprietary machine learning and analytics frameworks to automate processes so as to reduce processing costs and leakage for our customer base. Today, CCC has more than 300 AI models deployed in production environments across more than 50 insurers, including 15 of the top 20 U.S. automotive insurers in 2020 based on DWP.
Proprietary data assets
CCC’s platform has processed more than $1 trillion of historical data, enabling us to deliver unique analytics and insights for our customers leveraging our deep proprietary data assets. Our platform allows customers to make optimal decisions by incorporating event-specific factors, local geographic factors, and historical data. Database solutions and corresponding rules engines can be configured and adjusted in real-time based on business needs and market trends.
Enterprise scale and support
We process more than $100 billion of transactions annually for our more than 30,000 customers, delivering mission-critical SaaS solutions that our customers can count on. Since January 2018, CCC’s systems have achieved 99.96% uptime on average, giving our customers the confidence to depend on CCC’s performance. We have dedicated implementation and training teams, and have proven success in implementing solutions for leading insurance carriers and thousands of small businesses.

Our Growth Strategies
We intend to extend our position as the leading provider of SaaS solutions for the P&C insurance economy. The key components of our strategy are:

•
Growing our customer base:
Our customers span the P&C insurance economy, and we believe we have significant opportunity to continue to grow our customer base by targeting key new accounts and expanding our sales and marketing capabilities. We believe there is ample opportunity to add new customers within the U.S., where our business is most established.

•
Deepening relationships with existing customers:
We seek to grow our revenue base with existing customers primarily by selling additional software subscriptions. We regularly launch new solutions and have a proven track record of cross-selling software across our customer segments, as well as up-selling customers based on package and feature upgrades. We intend to build upon strong customer relationships and access to key customer decision makers to increase software adoption and usage.

•
Expanding the breadth of our solutions:
Our long-term focus is to digitize all P&C insurance economy workflows, targeting processing costs and leakage. In 2020, our R&D spend was 17% of revenue; however, including the impact of capitalized time related to internal use software, our total spend was 20% of revenue on R&D with a primary focus on technology leadership and continuous innovation. For example, in 2019 we launched our enhanced Engage solution, a repair facility software package that facilitates photo capture and sharing between consumers, insurers, and repairers; approximately one-third
of our collision repair customers have already adopted this subscription package solution. We intend to continuously launch new solutions to improve value delivery, and expand the breadth of our capabilities across the P&C insurance landscape.

•
Broadening our network ecosystem:
We have a large network of companies on our platform that are dependent on the P&C insurance economy and derive value from connecting to others across the ecosystem through CCC. The breadth and depth of our platform creates network effects that accelerate the demand for our software solutions. We intend to extend our network of companies to enhance our value proposition and create new market growth opportunities.

•
Growing our geographic footprint
: We believe there is significant opportunity for our solutions outside of the U.S. For example, in China we have built an early leadership position with four of the top five insurance carriers and are positioning ourselves to establish an ecosystem that is similar to ours in the U.S. We believe similar opportunities exist in other markets across the world and intend to increase our presence in additional international markets.

•
Pursuing acquisitions
: We have acquired and integrated numerous businesses throughout CCC’s history. We intend to continue to pursue targeted acquisition opportunities to accelerate our business strategy and growth through product, market, or geographic expansion.

Our Solutions
We provide an integrated suite of software applications built on our cloud platform to serve the P&C insurance economy, including insurance, repair, and other end-markets.
Our SaaS solutions are sold individually, bundled, or in packages, depending on the specific solution and end-market.

CCC Insurance Solutions
CCC’s solutions help insurers digitize processes, from customer intake to claims, while building smart, dynamic experiences for their customers. Many of our solutions leverage the power of the CCC network by facilitating ecosystem interactions required to complete insurer processes. All of our insurance solutions are cloud-based SaaS solutions that power critical carrier workflows. Our insurance solutions represented approximately 53% of total revenues during the six months ended June 30, 2021, with 94% of that representing software revenue and 6% representing other revenue. Our key insurance solutions include:

•
CCC Workflow: Our suite of workflow tools supports
end-to-end
digital insurance workflows, from customer intake to claim resolution. Our solutions enable mobile experiences, modern communications, configurable workflows, and network integrations, all while empowering insurers to seamlessly customize and configure solutions to meet unique business needs. Mobile modules provide a digital channel for communicating with the modern consumer, starting with vehicle documentation when a new insurance policy is created. Our solutions support critical claims processes, including claims documentation, photo capture, repair scheduling, and two-way
text communications. Our workflow solutions leverage a sophisticated rules engine to customize routing for escalations, review, and approval processes. Our network management capability powers insurance DRPs, enabling insurers to seamlessly connect and collaborate with repair facilities and other companies to provide accurate and timely information about a claim flow from the right party at the right time.

•
CCC Estimating: Our insurance automotive repair estimating solution is built on CCC’s proprietary estimating database that has been cultivated for decades to deliver best-in-class
repair estimating data and decisioning. CCC estimating innovations have enabled virtual inspections using consumer photos, integrated to CCC’s portal. We launched the industry’s first
AI-powered
estimating solution which uses AI machine learning and estimating logic to predict repair requirements, suggest estimate lines, and generate fast baseline estimates. Our estimating solutions accelerate auto physical damage estimation to reduce costs and cycle time for our customers.

•
CCC Total Loss: Total loss solutions enable our insurance customers to identify, value, and resolve total loss automotive claims digitally. We deliver valuations representing a vehicle’s fair market value based on CCC’s market-driven valuation methodology and provide insurers with information to make total loss determinations. Once a total loss has been identified, we support our carrier customers in managing lender payoff requests, letters of guarantee, lien and title resolution, and signature collection. Throughout the process, our mobile solutions deliver a seamless customer experience integrated into CCC’s holistic workflow suite.

•
CCC AI and Analytics:
We inject AI and Analytics throughout CCC’s software offerings to accelerate decision-making and improve outcomes. We have numerous AI solutions in production with leading insurers and are continuing to invest to improve our AI and launch new
AI-enabled
solutions. All of our core software offerings are supported by Analytics solutions that allow our customers to benchmark and manage their business performance across key performance indicators.

•
CCC Casualty:
Personal injuries resulting from automotive accidents lead to casualty claims, which require insurers to process medical bills and demand packages for first and third-party claims, respectively. Our casualty solutions automate and expedite casualty claims processing by applying intelligent rule engines based on insurer-specific parameters to process casualty claims data quickly and segment payment-ready bills from those that the insurer wants to review. Our tools and services modernize a manual, paper-burdened system with a comprehensive, configurable experience to help insurers make timely, consistent payments across bill types, and provide analytics dashboards to visualize trends and industry benchmarks.

CCC Repair Solutions
CCC’s solutions help automotive collision repairers achieve better shop performance, from lead generation through repair completion and payment. Our platform improves every stage and level of the collision repair cycle, combining key business operations into one solution to drive more business, improve repair quality, simplify operations, and exceed customer expectations for our collision facility customers. Collision repairers use our platform to connect with the industry’s leading network of partners and suppliers across the insurance and repair ecosystem. Our repair solutions represented approximately 41% of total revenues during the six months ended June 30, 2021, with 99% of that representing software revenue and 1% representing other revenue. Our key repair solutions include:

•
CCC Estimating
: Our collision repair estimating solution is built on CCC’s proprietary database that enables repair estimate creation while connecting repairers to real-time parts pricing and availability, Original Equipment Manufacturer (“OEM”) repair procedures, and insurer guidelines. Repairers can capture photos and repair information at the vehicle with CCC’s Estimating mobile application and collaborate on repair estimates digitally with insurance partners. Users have access to our network of insurers and their corresponding requirements, which can accelerate estimate reviews and supplemental requests. Our estimating solutions help reduce errors and improve cycle time for collision repairers and their partners.

•
CCC Network Management: We provide software solutions that power collaboration between repairers and insurers. Our technology facilitates the majority of the automotive insurance DRP in the U.S. Participating repairers benefit from our connected technology platform that allows them to receive repair assignments and collaborate with partner insurers throughout the repair process, delivering on program metrics that drive their business. We also provide tools that allow repair Multi Store Owners (“MSOs”) to manage performance, metrics, and compliance across their repair shop network.

•	CCC Repair Workflow: Repair workflow is the industry’s leading repair management tool that accelerates productivity and simplifies operations for thousands of repair facilities. Repairers can schedule and track vehicle repair status, assign tasks, and manage productivity across their operation. Configurable dashboards provide visibility into performance. Repairers can also streamline repair management leveraging CCC’s real-time parts ordering platform, selecting parts from multiple vendors through a single cart and invoice.
Customer-to-shop
payments are integrated as well, automatically storing payment records and simplifying reconciliation.

•
CCC Repair Quality: We provide advanced solutions to help repairers deliver quality repairs. Our repair procedures provide technicians with a single source for data-driven insights to assist them in conducting thorough, consistent repairs, reducing the need for multiple subscriptions and enabling access to current OEM guidelines and processes. Our checklist solutions enable documentation of standard operating procedures and tracking of performance which allows shop managers to identify areas for improvement. CCC’s diagnostics solutions simplify scan initiation and reporting with integrated functionality for all scan types (OEM Direct, Technician Assisted, or Aftermarket), which saves repairers time on pre, post, and calibration scans.

CCC Other Ecosystem Solutions
CCC’s solutions support other segments of the insurance ecosystem, including parts suppliers, automotive manufacturers, and financial institutions. These solutions extend the CCC network and create value for companies connecting to our platform to improve business outcomes. Other ecosystem solutions represented approximately 5% of our total revenues during the six months ended June 30, 2021, with 91% of that representing software revenue and 9% representing other revenue. Some of CCC’s other ecosystem solutions include:

•
CCC Parts Solutions
: Our parts platform allows automotive parts wholesale dealers, aftermarket parts suppliers, and parts recyclers to make their inventory available to our collision repair and insurance networks in real-time. Using this platform, participating customers are able to use our platform to give their parts maximum visibility at the moment when repairers are using CCC software to write their repair estimates. This enables parts providers to display their parts inventory and promotional pricing, while automating order processing, invoicing, and settlement.

•
CCC Automotive Manufacturer Solutions
: We offer a range of automotive manufacturer solutions that give access to our network, enable repair quality, and leverage telematics vehicle data to create valuable efficiencies across insurance and repair workflows. We provide network management tools to automotive manufacturers including network dashboards, that deliver detailed metrics on certified repair shop network performance and inform data-driven decisions. We enable the integration of up-to-date
OEM repair methods and diagnostics trouble codes into our platform to give our network of repair facilities and technicians the tools to execute a proper repair. Our automotive telematics solutions enable new use cases across CCC’s integrated ecosystem, including connected safety and vehicle diagnostics solutions. Our telematics solutions integrate vehicle telemetry data, such as driving data, accident data, and diagnostics trouble codes, into existing insurance and repair workflows, expediting decisions and reducing cycle time across our ecosystem. Auto manufacturers also benefit from CCC Parts and Lender solutions, across their parts and financing businesses, respectively.

•
CCC Lender Solutions
: Our lender portal integrates into CCC’s insurance solutions, enabling financial institutions with automotive loans to optimize vehicle total loss processes. Auto lenders connect with participating insurers to receive earlier notice of loss, digitally exchange documents, and quickly settle existing loans while minimizing the likelihood of missed customer payments. This improves customer experience, boosts productivity, and reduces cycle time.

CCC International Solutions
CCC provides insurance claims software in China, with 4 of the top 5 automotive insurers in China using our platform. Our software solutions are tailored for the Chinese market, and include workflow, estimating, audit and analytics solutions. We are expanding our software solutions in China to the automotive repair market, where we are building momentum with repair facilities and automotive dealers. We are pursuing other international market expansion opportunities by leveraging both existing and potential future partnerships and seeking to acquire strategic assets. Our international solutions represented approximately 1% of total revenues during the six months ended June 30, 2021, with 99% of that representing software revenue and 1% representing other revenue.
Our Technology
CCC has been a technology leader in the P&C insurance economy for several decades and has a strong track record of innovation. We were one of the leaders in the transition to cloud services, launching our initial CCC cloud capabilities beginning in 2003. Today, our solutions are powered by our secure multi-tenant cloud. Our cloud architecture creates several benefits for our customers and partners across the P&C insurance economy, including:

•
Ease of implementation
: We are able to implement solutions rapidly and cost-effectively, with average customer implementations taking less than three months. Implementations are performed by CCC’s service operations and training teams, and rarely require the support of external consultants. We utilize an Application Programming Interface (“API”) framework to integrate to our customers’ existing systems, enabling CCC’s solutions to perform high-value workflows without disrupting existing business processes.

•
Flexibility
: Our solutions are highly flexible, enabling customers to deploy our software in various ways to meet their needs. For example, our insurer mobile services can be integrated into customer applications via Software Development Kits (“SDK”), deployed via HTML5, or enabled by API calls. In addition, customers can configure and adjust rules based on business outcomes, which can be deployed in real-time via the CCC cloud. For example, our configurable carrier workflow allows insurers to design custom workflows that create differentiated experiences and adjust parameters to deliver targeted results.

•
Innovation
: We invest heavily in R&D and continuously bring new innovative solutions to market. For existing customers with integrations to CCC’s platform, new solutions can be deployed into production environments as soon as configuration and training is complete, enabling our customers to keep up with rapidly changing industry trends and customer expectations. We continuously update and enhance our software, deploying more than 1,400 releases in 2020, with a software release quality success rate averaging more than 96% since 2018.

•
Security and Quality
: CCC’s software suite is provided as SaaS hosted in multiple geographically diverse hosting locations, with data replication between primary hosting locations and secondary locations in near real-time. CCC protects its services through a series of complex security controls and services, including but not limited to privileged access controls, malware detection and prevention controls, secure application development controls, controls for data at rest, and in transmission, external threat and prevention testing, benchmarking and 24x7 Security Operations Center (“SOC”) monitoring.

•
Availability and Uptime
: CCC’s application environment is designed for high availability utilizing redundant databases, servers, network components, and storage, which maximizes availability through a network architecture designed to compartmentalize web, application, and database layers. Since 2018, CCC system availability has been 99.96% while meeting CCC’s customer service performance and processing commitments.

Our technology infrastructure offers proven performance at enterprise scale and is designed to support the future needs of our industry as data continues to proliferate. As of year-end
2020, we process more than 39 terabytes of network traffic and execute nearly 2.7 billion database transactions each day. We have invested in hyperscale infrastructure, enabling us to effectively process and store extremely large amounts of information, photos, videos, and driving data. For example, we receive, process, and store more than 500 million photos each year.
Our application layer delivers solutions to a base of more than 500,000 registered users. CCC applications power end-to-end
customer experiences, digital workflows, AI, network management, and telematics capabilities across the markets we serve. Our AI approach is based on automated deep learning and parallel processing of mathematical models. This comprehensive approach to data science allows us to continuously improve the accuracy of existing models and release new models that automate time consuming workloads.
Network integrations across more than 300 insurers, 25,500 repair facilities, and thousands of other ecosystem participants unlock the power of the CCC platform. Our network creates tremendous value for our customers, is not easily replicated, and sets us apart from other vertical software companies. We believe that integrating to the insurance economy is the only way to deliver full end-to-end
digital workflows across insurance processes. Today we enable more than 350 million interface transactions each year.

Research and Development
Our market leading research and development efforts focus on enhancing our solutions to meet the complex requirements of our customers with a focus on capabilities, operational efficiency, security, and privacy in the cloud. In addition, we invest in new solutions that expand the breadth of our software offerings and create new capabilities for our customers, leveraging current technologies. Our research and development efforts are intended to help our customers improve their operations; drive greater digital engagement with their customers and business partners; and gather, store, and analyze data to improve business decisions. We also invest significantly in developing our solutions, services and necessary integrations to meet market requirements, including regulations, language, currency, and local terminology, of each country or state in which our customers operate. This market-specific functionality must be updated regularly to stay current with regulatory changes in each market. We rely on a geographically dispersed engineering team, which has grown organically and through acquisitions.
Sales and Marketing
CCC marketing and sales organizations directly engage with decision-makers and industry leaders across the P&C insurance economy to drive software adoption. Our digital marketing provides CCC with a platform to execute highly targeted outreach to tens of thousands of active and prospective clients by customizing communications based on specific client needs or marketplace trends.
Our sales teams are structured to address the different needs of our markets. For our small business sales efforts, CCC employs a geographically dispersed inside sales and account team structure to facilitate in-person
demos and direct sales. For larger insurance and automotive clients, CCC combines both enterprise and regional account teams with solutions and consulting services to lead marketing and sales efforts. Custom analysis, trial programs, and highly consultative account teams drive customer software expansion and adoption.
As a thought leader across the P&C insurance economy, CCC delivers valued data and perspectives to these industries. As the publisher of Crash Course, a robust industry dataset on Auto Physical Damage and Casualty claims trends, CCC engages clients and prospects with custom content, industry analysis, and unique insights. Monthly reports and trends data underpin our marketing outreach generating awareness in trade journals, industry presentations, and online publications. CCC collaborates with partners, clients, and thought leaders to market our solutions and expand our network. Clients participate with us in industry roundtables, including
CCC-hosted
industry councils across each of the industries we serve. Additionally, CCC hosts an invitation-only Industry Conference annually.
We leverage our strategic partnerships and networks to drive sales and market software functionality. Suppliers and clients on the CCC network, including major parts suppliers, diagnostics service providers, and OEM and insurance partners, help to market CCC software. These co-marketing
efforts expand our network and reinforce client value.
Our Clients
We believe we have strong customer relationships across the more than 30,000 total customers in the end markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and interconnectedness of our network.
We have more than 300 total insurance customers in the U.S., comprised of national carriers and regional carriers. In 2020, our national carrier customers included 18 of the top 20 automotive insurers, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements. Our national carrier customers also represent 16 of the top 20 overall P&C insurers in the U.S. We work with hundreds of regional carriers, and across all our insurance customers our average contract is approximately three to five years in duration.

We have more than 25,500 automotive collision repair customers, including national MSOs, regional MSOs, independent repair facilities, and automotive dealers that perform collision repair. We partner with all of the national MSOs across the U.S. Our average repair facility contract is approximately 3 years in duration.
In addition to insurance and repair, our customers include more than 4,000 parts suppliers, 12 of the top 15 automotive manufacturers as of 2020, and other companies that participate in the P&C insurance economy. Our software solutions and platform are designed to create value for our customers by boosting efficiency, improving cycle time, increasing innovation potential, and enhancing end-customer
experiences.
Competition
The P&C insurance economy software market is highly competitive and fragmented. This market is subject to changing technology, shifting customer needs, and introductions of new and innovative software solutions. Our competitors vary in size, breadth, and scope of their solutions. Our current principal competitors include the following:

•
Internally developed software
: Our large customers have sufficient IT resources to maintain and update their own proprietary internal systems and to invest in new technology capabilities. Often these in-house technology
programs will be supported by large-scale consulting firms.

•
P&C insurance software vendors
: A number of vendors provide software solutions that are specifically designed to meet the needs of the P&C insurance industry, including core systems providers, underwriting data and software providers, and claims software providers. Some of these vendors have supporting ecosystems that enable integration to third parties to facilitate interaction with the supporting P&C insurance economy.

•
Other ecosystem software vendors
: Other established vendors and startups offer software targeting specific needs for certain segments of the P&C insurance economy, such as collision repair facility software solutions and parts
e-commerce
platforms.

Competitive factors in our industry will vary across solution and ecosystem segments. The principal competitive factors include software functionality, performance and value delivery, innovation potential, network breadth, implementation and support, and customer references. We believe that we compete favorably on the basis of each of these factors.
Intellectual Property
We own or have pending patents and patent applications, which generally apply to our software. As of June 30, 2021, we owned 29 issued U.S. patents, which are scheduled to expire between June 2022 and May 2039, and 12 patent applications pending for examination in the U.S.
In addition, we enter into confidentiality and proprietary rights agreements with employees, consultants, contractors and business partners, and employees and contractors are also subject to invention assignment provisions. As part of our contracting process with third parties, we use contract terms such as limited licenses, restrictions on use, and confidentiality, as additional measures to protect our intellectual property.
Colleagues and Culture
As of June 30, 2021, we had approximately 2,150 employees and 140 contingent employees. As of June 30, 2021, we had approximately 2,000 employees in the U.S. and approximately 150 employees internationally. None of our employees are represented by a labor union and we have not had any work stoppages. We consider our relationship with our employees to be important and focus heavily on employee engagement.

We strive to foster a creative and results-oriented environment, as well as maintain a collaborative organizational culture. Due to the ongoing
COVID-19
pandemic, our workforce is currently working remotely and assisting customers who are also generally working remotely. We have also limited our employees’ international and domestic travel. When it is safe for our employees to return to the office, we will offer a flexible work model that balances working from home and in the office based on business requirements and employee preferences. We believe this is an important step to retain our current employees and remain competitive when hiring future talent.
Our goal is to hire individuals who share the passion for and commitment to the work we do. We also believe a diverse workforce at all levels and an inclusive culture are foundational to our success and will enable us to better serve our customers. We have advanced our commitment to inclusion and diversity through a strategic business plan and share regular process reports with all employees.
Licensing and Regulation
The legal environment of cloud-based software businesses is evolving in the U.S. and other jurisdictions, and we are subject to a variety of laws and regulations in the U.S. and abroad that involve matters central to our business. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve privacy, data protection and personal information, content, intellectual property, data security, and data retention and deletion. In particular, we are subject to federal, state and foreign laws regarding privacy and protection of people’s data. Foreign data protection, privacy, content and other laws and regulations can impose different obligations or be more restrictive than those in the U.S. U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.
Our insurance customers are regulated by state departments of insurance and similar state level agencies (collectively, “DOIs”), and are subject to market conduct examinations and other regulatory actions related to their P&C business. We provide support to these customers in addressing DOI related matters involving their use of our total loss solution. Additionally, our total loss solution is subject to DOI approval in seven (7) states. We monitor regulatory and DOI activity and, as warranted, maintain open communications with DOIs in support of our customer and total loss solution. CCC has retained dedicated regulatory counsel for nearly thirty (30) years to further facilitate DOI relationships and has actively been involved in regulatory changes over the years, including to expressly permit the use of electronic databases, such as CCC’s, for vehicle valuations.
Our customers upload to and store their customer data in our cloud-based platform. This presents legal challenges to our business and operations, such as consumer privacy rights and intellectual property rights. Both in the U.S. and internationally, we must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our cloud-based platform as well as in the operation of our business. For example, the European Union’s GDPR, which became effective on May 25, 2018, has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the European Union. In addition, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, limits how we may collect and use personal data.
Non-compliance
with these laws could result in penalties or significant legal liability. We have invested, and continue to invest, human and technology resources into our GDPR compliance efforts and our data privacy compliance efforts generally.
ERISA Considerations
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is a comprehensive federal statute that applies to U.S. employee benefit plans sponsored by private employers and labor unions.

Plans subject to ERISA include pension and profit sharing plans and welfare plans, including health, life and disability plans. Among other things, ERISA imposes reporting and disclosure obligations, prescribes standards of conduct that apply to plan fiduciaries and prohibits transactions known as “prohibited transactions,” such as conflict-of-interest transactions,
self-dealing and certain transactions between a benefit plan and a party in interest. ERISA also provides for a scheme of civil and criminal penalties and enforcement. Certain of our businesses provide services to clients subject to ERISA, including limited services under specific contracts where we may act as an ERISA fiduciary. We are also subject to ERISA’s prohibited transaction rules for transactions with ERISA plans, which may affect our ability to, or the terms upon which we may, enter into transactions with those plans, even in businesses unrelated to those giving rise to party in interest status. The applicable provisions of ERISA and the Code, are subject to enforcement by the Department of Labor, the Internal Revenue Service and the U.S. Pension Benefit Guaranty Corporation.
Properties
We currently maintain our headquarters offices in 123,000 square feet of leased space located at 222 Merchandise Mart Plaza, Suite 900, Chicago, Illinois 60654, as part of a lease that expires in 2022. On June 30, 2020, the Company entered into a lease agreement to lease a new office facility for its corporate headquarters in Chicago, Illinois. Cash rent payments are due beginning in May 2023 and total $80.5 million over the lease term ending December 2037. Rent expense will be recorded on a straight-line basis over the lease term. In addition to our Chicago headquarters locations, we lease a second office in Chicago, as well as leased offices in Cerritos, California; Austin, Texas; Alpharetta, Georgia; Daphne, Alabama; as well as in Beijing and Shanghai, China. In addition to the leased office spaces, we own an office building in Sioux Falls, South Dakota. We believe that our current and future facilities are adequate for our present needs and suitable additional facilities will be available as needed on commercially reasonable terms.
Legal Proceedings
In the ordinary course of business, CCC and its subsidiaries are (or may become) parties to litigation involving property, personal injury, contract, intellectual property and other claims, as well as stockholder derivative actions, class action lawsuits and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage. Although the results of legal proceedings and claims cannot be predicted with certainty, neither CCC nor any of its subsidiaries is currently a party to any legal proceedings the outcome of which, we believe, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations. See Note [18] to CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information.

CCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and unaudited consolidated financial statements of Cypress Holdings for the fiscal years ended December 31, 2020, 2019 and 2018 and for the six months ended June 30, 2021, respectively, including the notes thereto, which are included elsewhere in this prospectus and are referred to in this section as our “Consolidated Financial Statements.”
In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Unless otherwise indicated or the context otherwise requires, any reference to “we,” “us,” “CCC,” the “Company,” “management” and “our” as used in this section refer to Cypress Holdings, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to New CCC and its consolidated subsidiaries after giving effect to the Business Combination.
Basis of Presentation
The consolidated financial statements and accompanying notes of the Company included elsewhere in this prospectus include the accounts of the Company and its consolidated subsidiaries and were prepared in accordance with GAAP. Intercompany transactions and balances are eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest.
The Company operates in one operating segment. The chief operating decision maker (“CODM”) for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Effective January 1, 2021, the Company’s lease accounting policy follows the guidance from Accounting Standards Codification (“ASC”) 842,
Leases
, which requires companies to recognize on the balance sheet the assets and liabilities for the rights and obligations created by the leased asset. The Company adopted this standard using the modified retrospective approach for all leases entered into before the effective date. Prior to the adoption of ASC 842, the Company’s lease accounting recognition policy followed guidance from ASC 840,
Leases
. Due to the adoption of this guidance, the Company recognized an operating right-of-use
assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use
assets and lease liabilities on the accompanying condensed consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. See Notes 2 and 9 to the CCC condensed consolidated financial statements included elsewhere in this prospectus for additional information.
Effective January 1, 2019, the Company’s revenue recognition policy follows guidance from ASC 606,
Revenue from Contracts with Customers.
The Company adopted ASC 606 using the modified retrospective method to all contracts that were not completed as of that date and there was no impact to revenue for the year ended December 31, 2019 as a result of the adoption of ASC 606. Under ASC 606, the Company recognizes revenue as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Prior to the adoption of ASC 606, the Company’s revenue recognition policy followed guidance from ASC 605,
Revenue Recognition,
and revenue was recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and when collectability is probable. See Notes 2 and 3 to the CCC consolidated financial statements included elsewhere in this prospectus for additional information.
Key Performance Measures and Operating Metrics
In addition to our GAAP and
non-GAAP
financial measures, we rely on Software Net Dollar Retention Rate (“Software NDR”) and Software Gross Dollar Retention Rate (“Software GDR”) to measure and evaluate our business to make strategic decisions. Software NDR and Software GDR may not be comparable to or calculated in the same way as other similarly titled measures used by other companies.
Software NDR
We believe that Software NDR provides our management and our investors with insight into our ability to retain and grow revenue from our existing customers, as well as their potential long-term value to us. We also believe the results shown by this metric reflect the stability of our revenue base, which is one of our core competitive strengths. We calculate Software NDR by dividing (a) annualized software revenue recorded in the last month of the measurement period, for example, June for a quarter ending June 30, for unique billing accounts that generated revenue during the corresponding month of the prior year by (b) annualized software revenue as of the corresponding month of the prior year. The calculation includes changes for these billing accounts, such as change in the solutions purchased, changes in pricing and transaction volume, but does not reflect revenue for new customers added. The calculation excludes: (a) changes in estimates related to the timing of one-time
revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software NDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and also excludes CCC Casualty which are usage and professional service based solutions.

	Quarter Ending	2019	2020	2021
Software NDR	March 31	103%	105%	106%
	June 30	105%	103%	110%
	September 30	107%	103%
	December 31	107%	103%
Software GDR
We believe that Software GDR provides our management and our investors with insight into the value our solutions provide to our customers as represented by our ability to retain our existing customer base. We believe the results shown by this metric reflect the strength and stability of our revenue base, which is one of our core competitive strengths. We calculate Software GDR by dividing (a) annualized software revenue recorded in the last month of the measurement period in the prior year, reduced by annualized software revenue for unique billing accounts that are no longer customers as of the current period end by (b) annualized software revenue as of the corresponding month of the prior year. The calculation reflects only customer losses and does not reflect customer expansion or contraction for these billing accounts and does not reflect revenue for new customer billing accounts added. Our Software GDR calculation represents our annualized software revenue that is retained from the prior year and demonstrates that the vast majority of our customers continue to use our solutions and renew their subscriptions. The calculation excludes: (a) changes in estimates related to the timing of one-time
revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software GDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and excludes CCC’s casualty solutions which are usage and professional service based solutions.

	Quarter Ending	2019	2020	2021
Software GDR	March 31	98%	98%	98%
	June 30	98%	98%	98%
	September 30	98%	98%
	December 31	98%	98%
Recent Developments
The Business Combination
On February 2, 2021, we executed the Business Combination Agreement (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to Business Combination Agreement) between CCC and Dragoneer. As a result of the Business Combination, Dragoneer was renamed “CCC Intelligent Solutions Holdings Inc.,” and Cypress Holdings became a wholly owned subsidiary of CCC Intelligent Solutions Holdings Inc. Upon the completion of the Business Combination, the shareholders of Cypress Holdings exchanged their interests in Cypress Holdings for shares of New CCC Common Stock and awards issued under Cypress Holding’s existing equity incentive plans, including the 2017 Stock Option Plan (as defined below), were exchanged for awards issued under the Incentive Equity Plan.
In addition, immediately prior to the Business Combination, certain investors agreed to subscribe for and purchase an aggregate of $150.0 million of new CCC Common Stock. As a result of the Merger, New CCC received aggregate gross proceeds of $806 million from the Dragoneer trust account, funds received for issuance on New CCC Common Stock pursuant to forward purchase agreements and PIPE Investors.
The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer is treated as the “acquired” company for accounting purposes. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Cypress Holdings in many respects. Cypress Holdings will be deemed the accounting predecessor and CCC Intelligent Solutions Holdings Inc. will be the successor SEC registrant, which means that Cypress Holdings’ financial statements for previous periods will be disclosed in CCC Intelligent Solutions Holdings Inc.’s future periodic reports filed with the SEC. The consolidated assets, liabilities and results of operations of Cypress Holdings will become the historical financial statements of CCC Intelligent Solutions Holdings Inc., and Dragoneer’s assets, liabilities and results of operations will be consolidated with Cypress Holdings beginning on the acquisition date.
As a consequence of the Merger, CCC became the successor to an
SEC-registered
and NYSE-listed company which will require CCC to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. CCC expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and

unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
Strategic Investment
On June 2, 2021, the Company completed a strategic investment in a technology company (the “Investee”). The Company invested $10.0 million, plus related fees and expenses, for approximately 7% interest of a limited partnership, which is affiliated with one of the Company’s private equity sponsors, and indirectly holds an interest in the Investee.
Corporate Name Change
Effective June 1, 2021, the Company’s wholly-owned subsidiary changed its corporate name from CCC Information Services Inc. to CCC Intelligent Solutions Holdings Inc.
Key Factors Affecting Operating Results
The following are key factors affecting our operating results for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020, 2019 and 2018:

•
Conversion and implementation of new customers:
We focus significant resources on attracting and onboarding new customers across the various segments of the P&C insurance economy we serve. We have a strong track record of new customer conversion across all our markets. On average, customer implementations take less than three months to complete. A significant portion of our sales force is focused on converting new customer accounts across our industry, and this will continue to be a focus of our business for the foreseeable future.

•
Long-term customer relationships:
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We generate revenue through the sale of software subscriptions and our average contract is approximately three to five years in duration. As of June 30, 2021, our national carrier customers included 18 of the top 20 automotive insurers, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements.

•
Expansion of solution adoption from existing customers:
A central part of our strategy is expanding solution adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross-selling product offerings. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution portfolio. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental value by selling new software solutions to our existing customer base. Capitalizing on this opportunity has been a significant driver of our revenue growth and net dollar retention in recent years, and will remain a central go-to-market
priority.

•	Investment in R&D: We have a strong track record of innovation and new solution delivery with our customers. We remain committed to delivering market-leading technology including AI solutions for the P&C insurance economy. We believe that maintaining our software solution leadership is imperative to our growth plan. As a result, we intend to continue making significant investments in research and development to improve and expand our software solutions. Our research and development expenses totaled $61.9 million and $55.3 million in the six months ended June 30, 2021 and 2020, respectively, $109.5 million, $114.0 million and $108.2 million in the years ended December 31, 2020, 2019 and 2018, respectively. We expect that research and development will remain a key investment area for the foreseeable future.

•
Investment in Platform, Privacy, and Security:
Our technology platform is imperative to our strategy as it enables successful customer implementations, new software delivery, and ongoing performance and delivery. In addition to our R&D investments, we invest in platform infrastructure, maintenance, privacy, and security protocols to enable performance across our technology platform. We expect investment in these areas to continue to increase in absolute dollars for the foreseeable future.

•
Investment in Sales and Marketing:
Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. We plan to continue to invest in our sales and marketing efforts, including adding sales personnel and expanding marketing activities, to support our business growth. Our sales and marketing expenses totaled $41.0 million and $39.2 million in the six months ended June 30, 2021 and 2020, respectively, $74.7 million, $82.1 million, and $73.8 million in the years ended December 31, 2020, 2019 and 2018, respectively. Our sales and marketing investments decreased during the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to reduction in spend as a result of the
COVID-19
pandemic. As the business continues to grow, we expect sales and marketing expenses to increase in absolute dollars for the foreseeable future.

Components of Results of Operations
Revenue
Revenue is derived from the sale of software subscriptions and other revenue, primarily professional services. Software subscription revenues are comprised of fees from customers for the right to use the hosted software over the contract period without taking possession of the software. These revenues are billed on either a subscription or transactional basis with subscription revenue recognized ratably over the contract period and transactional revenue recognized when the transaction for the related service occurs. We generally invoice software subscription agreements monthly either in advance or in arrears, over the subscription period. Software subscription revenue accounted for $159.9 million and $138.6 million, or 96% and 92%, of total revenue during the three months ended June 30, 2021 and 2020, respectively. Software subscription revenue accounted for $311.9 million and $279.0 million, or 96% and 90%, of total revenue during the six months ended June 30, 2021 and 2020, respectively. Software subscription revenue accounted for $573.6 million, $540.2 million and $492.6 million or 91%, 88% and 86% of total revenue during the years ended December 31, 2020, 2019, and 2018, respectively. We expect software subscription revenue to increase as a percentage of total revenue as we add new customers and our existing customers add new services, upgrade their subscription or increase their usage and as a result of the divestiture of the Company’s First Party Clinical Services.
Revenues from professional services include fees from customers for the Company’s First Party Clinical Services and other non-software
services. First Party Clinical Services revenue and other
non-software
services revenue is recognized in the period the service is performed. We expect our professional services revenue to decrease in total dollars and as a percentage of total revenue as a result of the divestiture of the Company’s First Party Clinical Services and our continued focus on increasing our software subscription revenue as a key strategic priority.

In December 2020, we sold our First Party Clinical Services to a third-party buyer. First Party Clinical Services cost of revenue was $6.6 million for the three months ended June 30, 2020 and $18.2 million for the six months ended June 30, 2020 and was $34.7 million, $46.0 million, and $51.6 million, for the years ended December 31, 2020, 2019, and 2018, respectively.
Costs and Expenses
Cost of Revenue
Cost of Revenue, exclusive of amortization and impairment of acquired technologies
These costs include costs of software subscription and professional services revenue. Our cost of software subscription revenue is primarily comprised of cloud infrastructure costs, software production costs, IT security costs, license and royalty fees paid to third parties and personnel-related expenses, including salaries, other direct personnel-related costs and share-based compensation, and depreciation expense. We expect cost of revenue, exclusive of amortization and impairment of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, require additional cloud infrastructure and incur higher royalty fees in support of our revenue growth.
Our cost of professional services revenue is primarily comprised of personnel-related expenses for our customer support teams and contractors, including salaries, direct personnel-related costs and share-based compensation, and fees paid to third parties. We expect our cost of professional services to decline with the expected decrease in professional services revenue and following the sale of First Party Clinical Services in December 2020. First Party Clinical Services cost of revenue was $6.5 million for the three months ended June 30, 2020 and $15.9 million for the six months ended June 30, 2020, and was $31.3 million, $39.9 million, and $39.4 million for the years ended December 31, 2020, 2019, and 2018, respectively.
Amortization of Acquired Technologies
We amortize to cost of revenue the capitalized costs of technologies acquired in connection with the acquisition of Jaguar Holdings Inc. (CCC’s former holding company) by Cypress Holdings, Inc., a corporation organized by affiliates of the Advent Investor, in April 2017 (the “Advent Acquisition”).
Impairment of Acquired Technologies
Impairment of acquired technologies consists of impairment charges of technologies acquired in connection with the Advent Acquisition.
Operating expenses
Operating expenses are categorized into the following categories:
Research and development
Our research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses.
Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred. Capitalized software development costs consist primarily of personnel-related costs.
We expect research and development expenses to increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions. We also expect an increase in the rate of capitalization of our investments in research and development for the foreseeable future.

Selling and Marketing
Our selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additionally, selling and marketing expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.
We expect our selling and marketing expenses to increase on an absolute dollar basis as we continue to increase investments to support the growth of our business.
General and Administrative
Our general and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.
We expect our general and administrative expenses to increase in absolute dollars as we continue to expand our operations, hire additional personnel, and incur costs as a public company. We expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations and internal control compliance.
Amortization of Intangible Assets
Our amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Advent Acquisition.
Impairment
Impairment consists of impairment charges recognized on goodwill and intangible assets of one of our reporting units during the year ended December 31, 2019.
Interest Expense
Interest expense comprises interest expense accrued or paid on our indebtedness. We expect interest expense to vary each reporting period depending on the amount of outstanding indebtedness and prevailing interest rates.
(Loss) Gain on Change in Fair Value of Interest Rate Swaps
(Loss) gain on change in fair value of interest rate swaps comprises fair value adjustments of our interest rate swap agreements at the end of each reporting period. We expect the (loss) gain on change in fair value of interest rate swaps to vary each reporting period depending on the notional amount of each swap agreement and prevailing forward yield curve.
Loss on Early Extinguishment of Debt
Loss on early extinguishment of debt comprises the
write-off
of deferred financing fees and original issue discount associated with the Second Lien Term Loan at the time of early extinguishment in February 2020.
Other Income, Net
Other income, net consists primarily of interest income on the Company’s cash balances and foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency.

Income Tax Benefit
Income tax benefit consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. Earnings from our
non-U.S.
activities are subject to local country income tax and may be subject to current U.S. income tax. Due to cumulative losses, we maintain a full valuation allowance for deferred tax assets for our operations in foreign jurisdictions. We expect to maintain this full valuation allowance for the foreseeable future.
Results of Operations
Comparison of the Three Months Ended June 30, 2021 to the Three Months Ended June 30, 2020

	Three Months Ended June 30,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$166,789	$150,716	$16,073	10.7%
Cost of revenue, exclusive of amortization of acquired technologies	38,932	43,408	(4,476)	-10.3%
Amortization of acquired technologies	6,580	6,574	6	0.1%

Cost of revenue	45,512	49,982	(4,470)	-8.9%

Gross profit	121,277	100,734	20,543	20.4%
Operating expenses:
Research and development	31,253	27,772	3,481	12.5%
Selling and marketing	21,551	17,702	3,849	21.7%
General and administrative	28,394	21,566	6,828	31.7%
Amortization of intangible assets	18,078	18,078	—	—%

Total operating expenses	99,276	85,118	14,158	16.6%

Operating income	22,001	15,616	6,385	40.9%
Other income (expense):
Interest expense	(18,903)	(18,643)	(260)	(1.4)%
Gain on change in fair value of interest rate swaps	3,089	620	2,469	398.2%
Other income, net	4	115	(111)	(96.5)%

Total other income (expense)	(15,810)	(17,908)	2,098	11.7%
Income (loss) before income taxes	6,191	(2,292)	8,483	NM
Income tax (provision) benefit	(2,375)	331	(2,706)	NM

Net income (loss)	$3,816	$(1,961)	$5,777	NM

Net income (loss) per share attributable to Class A and Class B common stockholders
Basic	$2.57	$(1.32)
Diluted	$2.48	$(1.32)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	1,484,156	1,480,262
Diluted	1,537,767	1,480,262
NM—Not Meaningful
Revenues
Revenue increased by $16.1 million to $166.8 million, or 10.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase in revenue was primarily a result of 9%

growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 5% growth from new customers and 2% increase in other transaction revenue, partially offset by a 5% impact in professional services revenues due to the divestiture of the First Party Clinical Services in December 2020.
Cost of Revenue
Cost of revenue decreased by $4.5 million to $45.5 million, or 8.9%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020.
Cost of Revenue, exclusive of amortization of acquired technologies
Cost of revenue, exclusive of amortization of acquired technologies, decreased $4.5 million to $38.9 million, or 10.3%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The decline was due to $6.5 million of costs related to the divestiture of First Party Clinical Services in December 2020, partially offset by an increase of $1.3 million in personnel costs, including share-based compensation and an increase of $0.8 million in depreciation expense due to deployed features, functionality and enhancements to our software solutions and their supporting IT infrastructure.
Amortization of Acquired Technologies
Amortization of acquired technologies was $6.6 million for each of the three months ended June 30, 2021 and 2020.
Gross Profit
Gross profit increased by $20.5 million to $121.3 million, or 20.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Our gross profit percentage increased to 72.7% for the three months ended June 30, 2021 compared to 66.8% for the three months ended June 30, 2020. The increase in absolute dollars and gross profit margin was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements.
Research and Development
Research and development expense increased by $3.5 million to $31.3 million, or 12.5%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was due to a $4.4 million increase in personnel costs, including share-based compensation and a $1.1 million increase in IT costs, partially offset by a $1.0 million decrease in consulting and other professional service costs and a $0.5 million increase in the amount of capitalized time on development projects.
Selling and Marketing
Selling and marketing expense increased by $3.8 million to $21.4 million, or 21.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was primarily due to a $2.6 million increase in personnel costs, including sales incentives and share- based compensation, and a $0.9 million increase in event costs, including CCC’s annual industry conference which was cancelled in 2020 due to impacts from
COVID-19.
General and Administrative
General and administrative expense increased by $6.8 million to $28.4 million, or 31.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was primarily due to costs of $1.9 million for the business combination transaction, a $1.0 million increase in external legal fees and a $1.1 million increase in personnel costs, including share-based compensation. Additionally, the Company’s facilities costs increased $1.5 million due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.
Amortization of Intangible Assets
Amortization of intangible assets was $18.1 million during the three months ended June 30, 2021 and 2020.
Interest Expense
Interest expense increased by $0.3 million to $18.9 million, or 1.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020 primarily due to interest rate fluctuations.
Gain on Change in Fair Value of Interest Rate Swaps
Gain on change in fair value of interest rate swaps increased by $2.5 million for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was attributable to the proximity of the maturity date of the swap agreements.
Income Tax (Provision) Benefit
Income tax (provision) benefit was a provision of $2.4 million for the three months ended June 30, 2021, compared to a benefit of $0.3 million for the three months ended June 30, 2020. The change in the income tax (provision) benefit was due to the Company’s pretax income during the three months ended June 30, 2021 compared to the pretax loss during the three months ended June 30, 2020.

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

	Six Months Ended June 30,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$324,578	$309,924	$14,654	4.7%
Cost of revenue, exclusive of amortization of acquired technologies	76,945	91,795	(14,850)	-16.2%
Amortization of acquired technologies	13,160	13,149	11	0.1%

Cost of revenue	90,105	104,944	(14,839)	-14.1%

Gross profit	234,473	204,980	29,493	14.4%
Operating expenses:
Research and development	61,877	55,315	6,562	11.9%
Selling and marketing	40,968	39,181	1,787	4.6%
General and administrative	66,233	44,566	21,667	48.6%
Amortization of intangible assets	36,155	36,155	—	0.0%

Total operating expenses	205,233	175,217	30,016	17.1%

Operating income	29,240	29,763	(523)	-1.8%
Other income (expense):
Interest expense	(37,669)	(37,800)	131	0.3%
Gain (loss) on change in fair value of interest rate swaps	6,366	(20,527)	26,893	NM
Loss on early extinguishment of debt	—	(8,615)	8,615	100.0%
Other income, net	91	255	(164)	-64.3%
Total other income (expense)	(31,212)	(66,687)	35,475	53.2%
Loss before income taxes	(1,972)	(36,924)	34,952	94.7%
Income tax benefit	704	9,711	(9,007)	-92.8%

Net loss	$(1,268)	$(27,213)	$25,945	95.3%

Net loss per share attributable to Class A and Class B common stockholders—basic and diluted	$(0.85)	$(18.39)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders— basic and diluted	1,483,634	1,479,918
NM—Not Meaningful
Revenues
Revenue increased by $14.7 million to $324.6 million, or 4.7%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase in revenue was primarily a result of a 6% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 5% growth from new customers, partially offset by a 6% impact on professional services revenues due to the divestiture of the First Party Clinical Services in December 2020.
Cost of Revenue
Cost of revenue decreased by $14.9 million to $90.1 million, or 14.1%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.
Cost of Revenue, exclusive of amortization of acquired technologies
Cost of revenue, exclusive of amortization of acquired technologies, decreased $14.9 million to $76.9 million, or 16.2%, for the six months ended June 30, 2021, compared to the six months ended June 30,

2020. The decline was due to a reduction of $15.9 million of costs related to the divestiture of First Party Clinical Services in December 2020, and a $1.6 million decrease in consulting and professional services costs, partially offset by an increase of $2.3 million in personnel costs, including share-based compensation, and an increase of $1.6 million in depreciation expense due to deployed features, functionality and enhancements to our software solutions and their supporting IT infrastructure.
Amortization of Acquired Technologies
Amortization of acquired technologies was $13.2 million and $13.1 million for the six months ended June 30, 2021 and 2020, respectively.
Gross Profit
Gross profit increased by $29.5 million to $234.5 million, or 14.4%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase in absolute dollars was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements, partially offset by the divestiture from the Company’s First Party Clinical Services in December 2020. Our gross profit margin increased 72.2% for the six months ended June 30, 2021, compared to 66.1% for the six months ended June 30, 2020. The increase in gross profit margin was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements.
Research and Development
Research and development expense increased by $6.6 million to $61.9 million, or 11.9%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was due to a $7.2 million increase in personnel-related costs, including share-based
compensation and a $2.6 million increase in IT costs, partially offset by a $1.3 million decrease in consulting costs, a $0.9 million increase in the amount of capitalized time on development projects and a $0.8 million decrease in communication expenses.
Selling and Marketing
Selling and marketing expense increased by $1.8 million to $41.0 million, or 4.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was primarily due to a $4.3 million increase in personnel related costs, including sales incentives and share-
based compensation, partially offset by impacts from COVID-19, including a $1.1 million decrease in travel costs, a $0.7 million decrease in consulting costs and a $0.5 million decrease in marketing and event costs.
General and Administrative
General and administrative expense increased by $21.7 million to $66.2 million, or 48.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was primarily due to a $10.6 million increase in personnel related costs, including an $8.9 million increase in share-based compensation mainly related to a stock grant, costs of $5.0 million for the business combination transaction and a $2.1 million increase in external legal fees. Additionally, the Company’s facilities costs increased $3.1 million due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.
Amortization of Intangible Assets
Amortization of intangible assets was $36.2 million during the six months ended June 30, 2021 and 2020.

Interest Expense
Interest expense decreased by $0.1 million to $37.7 million, or 0.3%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020 primarily due to interest rate fluctuations.
Gain (Loss) on Change in Fair Value of Interest Rate Swaps
Gain (loss) on change in fair value of interest rate swaps increased by $26.9 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was attributable to the proximity of the maturity date of the swap agreements and the decline in the forward yield curve during the six months ended June 30, 2020.
Loss on Early Extinguishment of Debt
There was no loss on early extinguishment of debt during the six months ended June 30, 2021. Loss on early extinguishment of debt during the six months ended June 30, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan.
Income Tax Benefit
Income tax benefit decreased by $9.0 million to $0.7 million, or 92.8%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. Income tax benefit decreased primarily due to lower pretax losses.

Comparison of Fiscal Year Ended December 31, 2020 to Fiscal Year Ended December 31, 2019

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2020	2019	$	%
Revenue	$633,063	$616,084	$16,979	2.8%
Cost of revenue, exclusive of amortization and impairment of acquired technologies	182,414	191,868	(9,454)	-4.9%
Amortization of acquired technologies	26,303	27,797	(1,494)	-5.4%
Impairment of acquired technologies	—	5,984	(5,984)	N/M

Cost of revenue	208,717	225,649	(16,932)	-7.5%

Gross margin	424,346	390,435	33,911	8.7%
Operating expenses:
Research and development	109,508	114,005	(4,497)	-3.9%
Selling and marketing	74,710	82,109	(7,399)	-9.0%
General and administrative	90,838	78,128	12,710	16.3%
Amortization of intangible assets	72,310	81,329	(9,019)	-11.1%
Impairment	—	201,066	(201,066)	NM

Total operating expenses	347,366	556,637	(209,271)	-37.6%

Operating income (loss)	76,980	(166,202)	243,182	-146.3%
Other income (expense):
Interest expense	(77,003)	(89,475)	12,472	-13.9%
Loss on change in fair value of interest rate swaps	(13,249)	(22,432)	9,183	-40.9%
Loss on early extinguishment of debt	(8,615)	—	(8,615)	NM
Other income, net	332	476	(144)	-30.3%

Total other income (expense)	(98,535)	(111,431)	12,896	-11.6%
Loss before income taxes	(21,555)	(277,633)	256,078	-92.2%
Income tax benefit	4,679	67,293	(62,614)	-93.0%

Net loss	$(16,876)	$(210,340)	$193,464	-92.0%

Net loss per share attributable to Class A and Class B common stockholders—basic and diluted	$(11.40)	$(142.28)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted	1,480,296	1,478,350

NM—Not Meaningful
Revenue
Revenue increased by $17.0 million to $633.1 million, or 2.8%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was due to a combination of sales to new customers and increased revenue generated from existing customers, including full year impact of prior year sales, sales of additional products to existing customers and contractual growth. Of the 2.8% increase in total revenue approximately 2% was attributable to existing customer expansion and 4% to new customers, offset by 3% decline from other transactions, with 2% of that change from First Party Clinical services.
Cost of Revenue
Cost of revenue decreased by $16.9 million to $208.7 million, or 7.5%, for the year ended December 31, 2020, compared to the year ended December 31, 2019.

Cost of Revenue, exclusive of amortization and impairment of acquired technologies
Cost of revenue, exclusive of amortization and impairment of acquired technologies, decreased $9.5 million to $182.4 million, or 4.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in cost of revenue was due to a decrease in third party fees for professional services of $9.4 million due to less professional services revenue and a $4.1 million decrease in royalties primarily due to transitioning from a third-party offering to an internally developed solution, partially offset by a $4.0 million increase in personnel-related costs, including share-based compensation, from increased headcount.
Amortization of Acquired Technologies
Amortization of acquired technologies decreased by $1.5 million to $26.3 million, or 5.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease resulted from an impairment charge recognized in 2019.
Impairment of Acquired Technologies
There was no impairment charge recognized during the year ended December 31, 2020. Impairment of acquired technologies was $6.0 million for the year ended December 31, 2019 due to an impairment charge recognized as a result of a downward revision of future projected earnings and cash flows at one of our reporting units.
Gross Margin
Gross margin increased by $33.9 million to $424.3 million, or 8.7%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Our gross margin percentage increased from 63.4% for the year ended December 31, 2019 to 67.0% for the year ended December 31, 2020. The increase in absolute dollars and percentage was primarily due to the increased software subscription revenue and economies of scale resulting from fixed cost arrangements, as well as a change in the mix of services provided during the year ended December 31, 2020.
Research and Development
Research and development expense decreased by $4.5 million to $109.5 million, or 3.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was due to a $10.1 million increase in the amount of capitalized time on development projects and a $1.5 million decrease in depreciation expense due to certain capital assets reaching the conclusion of their useful lives. These items were partially offset by a $5.2 million increase in personnel-related costs, including share-based compensation, from increased headcount and a $2.2 million increase in IT costs.
Selling and Marketing
Selling and marketing expense decreased by $7.4 million to $74.7 million, or 9.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily due to impacts from
COVID-19
as we implemented safety measures for our employees, including a $6.1 million decrease in travel costs, a $1.9 million decrease in marketing and event costs, and a $1.0 million decrease in consulting costs, partially offset by a $2.5 million increase in personnel related costs, including sales incentives and share-based compensation.
General and Administrative
General and administrative expense increased by $12.7 million to $90.8 million, or 16.3%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to a

$7.4 million increase in personnel related costs, including share-based compensation, a $4.3 million increase in external legal fees and, a $3.8 million increase in consulting and third-party service costs, partially offset by a $3.8 million gain recognized on the divestiture of the Company’s First Party Clinical Services.
Amortization of Intangible Assets
Amortization of intangible assets decreased by $9.0 million to $72.3 million, or 11.1%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 as a result of the impairment charge recognized in 2019.
Impairment
No impairment charges were recognized during the year ended December 31, 2020. Impairment was $201.1 million for the year ended December 31, 2019, which included impairment charges of goodwill and intangibles assets of $25.8 million and $175.3 million, respectively, and was the result of lower forecasted earnings and cash flows for one of the Company’s reporting units. See Note 9 to the CCC consolidated financial statements included elsewhere in this prospectus for additional information.
Interest Expense
Interest expense decreased by $12.5 million to $77.0 million, or 13.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 primarily due to the Company refinancing its long-term debt in February 2020. As part of the refinancing, the Company used the proceeds from an incremental term loan of $375.0 million under its First Lien Credit Agreement to repay the total balance outstanding under the Company’s Second Lien Term Loan, which bore interest at a higher variable interest rate.
Loss on change in Fair Value of Interest Rate Swaps
Loss on change in fair value of interest rate swaps decreased by $9.2 million to $13.2 million, or 40.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was attributable to the proximity of the maturity date of the swap agreements.
Loss on early extinguishment of debt
Loss on early extinguishment of debt for the year ended December 31, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan. There was no loss on early extinguishment of debt for the year ended December 31, 2019.
Income Tax Benefit
Income tax benefit decreased by $62.6 million to $4.7 million, or 93.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Income tax benefit decreased primarily due to lower pretax losses.

Comparison of Fiscal Year Ended December 31, 2019 to Fiscal Year Ended December 31, 2018

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2019	2018	$	%
Revenue	$616,084	$569,772	$46,312	8.1%
Cost of revenue:
Cost of revenue, exclusive of amortization and impairment of acquire technologies	191,868	184,418	7,450	4.0%
Amortization of acquired technologies	27,797	28,379	(582)	-2.1%
Impairment of acquired technologies	5,984	—	5,984	NM

Total cost of revenue	225,649	212,797	12,852	6.0%

Gross margin	390,435	356,975	33,460	9.4%
Operating expenses:
Research and development	114,005	108,169	5,836	5.4%
Selling and marketing	82,109	73,830	8,279	11.2%
General and administrative	78,128	65,728	12,400	18.9%
Amortization of intangible assets	81,329	84,335	(3,006)	-3.6%
Impairment	201,066	—	201,066	NM

Total operating expenses	556,637	332,062	224,575	67.6%

Operating (loss) income	(166,202)	24,913	(191,115)	-767.1%
Interest expense	(89,475)	(90,329)	854	-0.9%
(Loss) gain on change in fair value of interest rate swaps	(22,432)	6,890	(29,322)	-425.6%
Other income, net	476	472	4	0.8%

Total other expense	(111,431)	(82,967)	(28,464)	34.3%

Pretax loss	(277,633)	(58,054)	(219,579)	378.2%
Income tax benefit	67,293	3,023	64,270	2126.0%

Net loss	$(210,340)	$(55,031)	$(155,309)	282.2%

Net loss attributable to Class A and Class B common stockholders—basic and diluted:	$(142.28)	$(37.22)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted:	1,478,350	1,478,373

NM—Not Meaningful
Revenue
Revenue increased by $46.3 million to $616.1 million, or 8.1% for the year ended December 31, 2019, compared to the year ended December 31, 2018. The increase was due to a combination of sales to new customers and increased revenue generated from existing customers, including full year impact of prior year sales, sales of additional products to existing customers and contractual growth. Of the 8.1% increase in total revenue approximately 5% was attributable to existing customer expansion and 4% to new customers, partially offset by a 1% decline in First Party Clinical services.
Cost of Revenue
Cost of revenue increased by $12.9 million to $225.6 million for the year ended December 31, 2019, compared to the year ended December 31, 2018.

Cost of Revenue, exclusive of amortization and impairment of acquired technologies
Cost of revenue, exclusive of amortization and impairment of acquired technologies, increased $7.5 million, or 4.0% for the year ended December 31, 2019, compared to 2018. The increase was due to a $2.6 million increase in royalties paid to third parties due to higher transaction volumes for our software subscription revenue. Cost of revenue for professional services increased $3.6 million due to an increase in fees paid to third parties and the mix of services provided in each year.
Amortization of Acquired Technologies
Amortization of acquired technologies decreased $0.6 million to $27.8 million for the year ended December 31, 2019, compared to 2018, as a result of an impairment charge recognized on September 30, 2019.
Impairment of Acquired Technologies
Impairment of acquired technologies was $6.0 million for the year ended December 31, 2019 due to an impairment charge recognized as a result of a downward revision of future projected earnings and cash flows at one of our reporting units. There was no impairment charge recognized during the year ended December 31, 2018.
Gross Margin
Gross margin increased $33.5 million, or 9.4%, for the year ended December 31, 2019, compared to 2018, primarily due to the continued growth of software subscription revenues. Our gross margin percentage increased from 62.7% for the year ended December 31, 2018 to 63.4% for the year ended December 31, 2019. This increase was primarily due to the increased software subscription revenue and economies of scale resulting from fixed cost arrangements, as well as a change in the mix of services provided in the periods.
Research and Development
Research and development expense increased by $5.8 million to $114.0 million, or 5.4%, for the year ended December 31, 2019, due to a $4.8 million increase in personnel-related costs, including share-based compensation, from increased headcount and a $1.8 million increase in consulting costs, partially offset by a $0.6 million increase in capitalized time related to internally developed software projects.
Selling and Marketing
Selling and marketing expense increased by $8.3 million to $82.1 million, or 11.2%, for the year ended December 31, 2019, compared to 2018, primarily due to a $6.8 million increase in personnel related costs, including sales incentives, share-based compensation and travel costs, a $0.8 million increase in professional service costs and a $0.4 million increase in marketing and event costs.
General and Administrative
General and administrative expense increased by $12.4 million to $78.1 million, or 18.9%, for the year ended December 31, 2019, compared to 2018, primarily due to a $6.2 million increase in external legal fees, a $3.3 million increase in personnel related costs, including share-based compensation, a $1.5 million increase for new SaaS solutions for internal systems and a $1.0 million increase in facilities costs for new office leases.
Amortization of Intangible Assets
Amortization of intangible assets decreased by $3.0 million to $81.3 million for the year ended December 31, 2019, compared to 2018, as a result of the impairment charge recognized in 2019.

Impairment
Impairment was $201.1 million for the year ended December 31, 2019. Impairment includes impairment charges of goodwill and intangibles assets of $25.8 million and $175.3 million, respectively, and was the result of lower forecasted earnings and cash flows for one of the Company’s reporting units. See Note 9 to the CCC consolidated financial statements included elsewhere in this prospectus for additional information.
Interest Expense
Interest expense decreased by $0.9 million to $89.5 million for the year ended December 31, 2019, compared to 2018 primarily due to interest rate fluctuations.
(Loss) Gain on change in Fair Value of Interest Rate Swaps
(Loss) gain on change in fair value of interest rate swaps expense decreased by $29.3 million to $(22.4) million for the year ended December 31, 2019, compared to 2018, due to a decline in the forward yield curve.
Income Tax Benefit
Income tax benefit increased by $64.3 million to $67.3 million for the year ended December 31, 2019, compared to 2018. Income tax benefit increased primarily due to higher pretax losses resulting from an impairment charge on intangible assets.
Non-GAAP
Financial Measures
In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Margin, and EBITDA and Adjusted EBITDA, which are each non-GAAP
measures, are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and, starting in 2021, for setting management bonus programs. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP
financial measures to investors. Our computation of these
non-GAAP
measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP
measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP
measure. These
non-GAAP
measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP
measures on a supplemental basis.
Adjusted Gross Margin
We believe that Adjusted Gross Margin, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. Adjusted Gross Margin is defined as gross margin, adjusted for gross margin associated with First Party Clinical Services which was divested as of December 31, 2020, amortization and impairment of acquired technologies, and stock-based compensation, which are not indicative of our recurring core business operating results. The Adjusted Gross Profit Margin percentage is defined as Adjusted Gross Profit divided by Revenue, less First Party Clinical Services divested revenue of $0 and $18,255 for the six months ended June 30, 2021 and 2020, respectively, and $34,742, $46,042 and $51,635 for the fiscal years ended December 31, 2020, 2019 and 2018, respectively (amounts in thousands). Gross margin is the most directly comparable GAAP measure to Adjusted Gross Margin, and you should review the reconciliation of Gross Margin to Adjusted Gross Margin below and not rely on any single financial measure to evaluate our business.

The following table reconciles Gross Margin to Adjusted Gross Margin for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, respectively:

	Six Months Ended June 30		Year ended December 31,
(amounts in thousands)	2021	2020	2020	2019	2018
Gross Profit	$234,473	$204,980	$424,346	$390,435	$356,975
First Party Clinical Services—Gross Profit	—	(2,390)	(3,429)	(6,118)	(12,277)
Amortization of acquired technologies	13,160	13,149	26,303	27,797	28,379
Impairment of acquired technologies	—	—	—	5,984	—
Stock-based compensation	394	239	494	485	454

Adjusted Gross Profit	$248,027	$215,978	$447,714	$418,583	$373,531

Gross Profit Margin	72%	66%	67%	63%	63%
Adjusted Gross Profit Margin	76%	70%	75%	73%	72%
For the six months ended June 30, 2021, Adjusted Gross Margin increased $32.0 million, or 14.8%, while Adjusted Gross Margin Percentage increased 6% to 76%. Each of these increases in Adjusted Gross Margin were primarily due to an increase in software subscription revenue and improved operating leverage.
For the year ended December 31, 2020, Adjusted Gross Margin increased $29.1 million or 7.0% while Adjusted Gross Margin increased 2% to 75%. For the year ended December 31, 2019, Adjusted Gross Margin increased $45.1 million or 12.1% while Adjusted Gross Margin increased 1% to 73%. Each of these increases in adjusted gross margin were primarily due to an increase in software subscription revenue and improved operating leverage.
EBITDA and Adjusted EBITDA
We believe that EBITDA and Adjusted EBITDA, as defined below, are useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational
expenses. EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for gain/loss on change in fair value of interest rate swaps, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net income (loss) to adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items.

The following table reconciles net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019, and 2018, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,			Year ended December 31,
(dollar amounts in thousands)	2021	2020	2021	2020	2020	2019	2018
Net income (loss)	$3,816	$(1,961)	$(1,268)	$(27,213)	$(16,876)	$(210,340)	$(55,031)
Interest expense	18,903	18,643	37,669	37,800	77,003	89,475	90,329
Income tax provision (benefit)	2,375	(331)	(704)	(9,711)	(4,679)	(67,293)	(3,023)
Amortization of intangible assets	18,078	18,078	36,155	36,155	72,310	81,329	84,335
Amortization of acquired technologies—Cost of revenue	6,580	6,574	13,160	13,149	26,303	27,797	28,379
Depreciation and amortization related to software, equipment and property	5,314	4,243	10,467	8,543	17,749	18,391	14,700

EBITDA	55,066	45,246	95,479	58,723	171,810	(60,641)	159,689
Loss (gain) on change in fair value of interest rate swaps	(3,089)	(620)	(6,366)	20,527	13,249	22,432	(6,890)
Impairment charge	—	—	—	—	—	207,050	—
Stock-based compensation	2,883	2,371	15,537	5,601	2,883	7,710	7,542
Loss on early extinguishment of debt	—	—	—	8,615	—	—	—
Business Combination Transaction costs	1,953	—	4,955	—	1,953	—	—
Lease abandonment	925	—	1,850	—	925
Lease overlap costs	909	—	1,817	—	909
Net costs related to divestiture	1,494	—	2,266	—	1,494	—	—
First Party Clinical Services—Revenue	—	(6,603)	—	(18,255)	—	(46,042)	(51,635)
First Party Clinical Services—Cost of revenue	—	6,462	—	15,865	—	39,924	39,357

Adjusted EBITDA	$60,141	$46,856	$115,538	$91,076	$202,804	$170,433	$148,063

Adjusted EBITDA increased $13.3 million, or 28.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Adjusted EBITDA increased $24.4 million, or 26.8%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. These increases were driven primarily by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and economies of scale resulting from fixed cost arrangements.
Adjusted EBITDA increased $32.4 million, or 19.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Adjusted EBITDA increased $22.4 million, or 15.1% for the year ended

December 31, 2019, compared to the year ended December 31, 2018. Changes in each of these periods were driven by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and improvement in operating leverage.
Liquidity and Capital Resources
We have financed our operations with cash flows from operations. As of June 30, 2021, and December 31, 2020, the Company had cash and cash equivalents of $58.5 million, and $162.1 million, respectively. The Company had a working capital surplus of $41.4 million at June 30, 2021, and $156.1 million at December 31, 2020, and had an accumulated deficit totaling $265.2 million and $129.4 million at June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021 and December 31, 2020, the Company had $1,329.2 and $1,336.2 million aggregate principal amount outstanding on term loans.
We believe that our existing cash and cash equivalents, our cash flows from operating activities and our borrowing capacity under our revolving credit facilities will be sufficient to fund our operations, fund required long-term debt repayments and meet our commitments for capital expenditures for at least the next twelve months.
Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary business, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents or require us to seek additional equity or debt financing. Additional funds from financing arrangements may not be available on terms favorable to us or at all.
Debt
In connection with the Advent Acquisition, we entered into the First Lien Credit Agreement and the Second Lien Credit Agreement.
On February 14, 2020, we refinanced our long-term debt and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.
The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and we recognized an $8.6 million loss on early extinguishment of debt during the six months ended June 30, 2020.
First Lien Credit Agreement
. The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million Dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolver. We received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.
The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. We received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. The First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended
Dollar Revolver and
non-extended
Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023.

The First Lien Term Loan matures on April 27, 2024. The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by us, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. The annual excess cash flow calculation for the year ended December 31, 2020 required a principal prepayment of $1.5 million, which was paid in April 2021. The annual excess cash flow calculation for the year ended December 31, 2019 did not require a principal prepayment.
As of June 30, 2021 and December 31, 2020, the amount outstanding under the First Lien Term Loan was $1,329.2 million and $1,336.2 million, respectively.
In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers, which was fully repaid in June 2020. As of June 30, 2021, there were no amounts outstanding on the Company’s First Lien Revolvers.
Amounts outstanding under the First Lien Credit Agreement primarily bear interest at a variable rate which may be based on the LIBOR, plus a variable margin based upon the Company’s first lien leverage ratio, as defined in the First Lien Credit Agreement. Outstanding borrowings under the First Lien Term Loan bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s first lien leverage ratio. A quarterly commitment fee of up to 0.50% based upon the Company’s first lien leverage ratio (as defined in and as further set forth in the First Lien Credit Agreement) is payable on the unused portion of the First Lien Revolver.
During the three months ended June 30, 2021 and 2020 the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.1%, respectively. During the six months ended June 30, 2021 and 2020, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.3%, respectively. During the years ended December 31, 2020, 2019, and 2018, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1%, 4.2% and 5.2%, respectively.
Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Intermediate Holdings II, Inc. and certain of its U.S. subsidiaries. The First Lien Credit Agreement is secured by a first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.
The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants during the three and six months ended June 30, 2021 and 2020, and the years ended December 31, 2020, 2019, and 2018. We are subject to a springing first lien leverage test under the First Lien Credit Agreement with respect to the First Lien Revolver, tested quarterly, only if a minimum of 35.0% of the First Lien Revolver borrowings (subject to certain exclusions set forth in the First Lien Credit Agreement) are outstanding at the end of a fiscal quarter. We were in compliance with the first lien leverage test during the quarter ended June 30, 2020. Borrowings under our First Lien Revolvers did not exceed 35% of the aggregate commitments and we were not subject to the first lien leverage test for fiscal quarters ended after June 30, 2020.
Second Lien Credit Agreement
. The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). We received proceeds of $372.2 million, net of discount of $2.8 million, related to the Second Lien Term Loan.
In February 2020, using the proceeds from the incremental term loan provided in the First Lien Amendment, we fully repaid the outstanding balance on the Second Lien Term Loan (see Note 13 to the CCC condensed consolidated financial statements included elsewhere in this prospectus for additional information).

Amounts outstanding under the Second Lien Term Loan during the year ended December 31, 2020 (including as of the six months ended June 30, 2020) and during the year ended December 31, 2019 bore interest at a variable rate of LIBOR, plus 6.75%. During the years ended December 31, 2020 and 2019, the weighted-average interest rate on the Second Lien Term Loan was 8.6% and 9.1%, respectively.
The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants prior to repayment in February 2020.
Interest Rate Swap Agreements.
In June 2017, we entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce our exposure to the variability from future cash flows resulting from interest rate risk related to our floating rate long-term debt. The aggregate notional amount of the Swap Agreements totaled $777.7 million and $864.9 million at June 30, 2021 and December 31, 2020, respectively. The Swap Agreements expire in June 2022.
Cash Flows
The following table provides a summary of cash flow data for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
(dollar amounts in thousands)	2021	2020
Net cash provided by operating activities	$59,820	$23,776
Net cash used in investing activities	(23,396)	(13,072)
Net cash (used in) provided by financing activities	(139,962)	2,160
Net effect of exchange rate change	(74)	(46)

Change in cash and cash equivalents	$(103,612)	$12,818

2021
Net cash provided by operating activities was $59.8 million for the six months ended June 30, 2021. Net cash provided by operating activities consists of net loss of $1.3 million, adjusted for $64.3 million of non-cash
items, ($0.6) million for changes in working capital and ($2.6) million for the effect of changes in other operating assets and liabilities.
Non-cash
adjustments include stock-based compensation expense of $15.5 million, depreciation and amortization of $59.8 million, deferred income tax benefits of ($11.1) million, amortization of deferred financing fees and debt discount of $2.7 million, change in fair value of interest rate swaps of ($6.4) million and $3.7 million in non-cash
lease expense. The change in net operating assets and liabilities was primarily a result of an increase in accounts receivable of $7.7 million due to timing of receipts of payments from customers and an increase in deferred contract costs of $2.4 million due to higher employee sales incentives, partially offset by a decrease in accounts payable of $3.6 million due to timing of cash disbursements, a decrease in accrued expenses of $4.0 million due to timing of cash disbursements and employee incentive plan payments and an increase in deferred revenue of $2.3 million due to timing of customer receipts and revenue recognition.
Net cash used in investing activities was $23.4 million for the six months ended June 30, 2021. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $13.2 million and an investment in a limited partnership of $10.2 million.
Net cash used in financing activities was $140.0 million for the six months ended June 30, 2021. Net cash used in financing activities was primarily related to a dividend to shareholders of $134.5 million and principal payments on long-term debt of $6.9 million, partially offset by $1.5 million of proceeds from the issuances of common stock.

2020
Net cash provided by operating activities was $23.8 million for the six months ended June 30, 2020. Net cash provided by operating activities consists of net loss of $27.2 million, adjusted for $78.4 million of non-cash
items, ($16.0) million for changes in working capital and ($11.4) million for the effect of changes in other operating assets and liabilities.
Non-cash
adjustments include stock-based compensation expense of $5.6 million, depreciation and amortization of $57.8 million, deferred income tax benefits of ($16.7) million, amortization of deferred financing fees and debt discount of $2.5 million, change in fair value of interest rate swaps of $20.5 million and a loss on early extinguishment of debt of $8.6 million. The change in net operating assets and liabilities was primarily a result of an increase in accounts receivable of $9.8 million due to timing of receipts of payments from customers, an increase in prepayments and other assets of $10.3 million due to timing of payments for prepaid and other deferred costs and a decrease in accrued expenses of $17.3 million due to timing of cash disbursements and employee incentive plan payments, partially offset by an increase in income taxes of $7.3 million due to timing of tax payments.
Net cash used in investing activities was $13.1 million for the six months ended June 30, 2020. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $12.5 million.
Net cash provided by financing activities was $2.2 million for the six months ended June 30, 2020. Net cash provided by financing activities was primarily related to $14.2 million of proceeds from the issuance of a non-controlling
interest in a subsidiary and $369.8 million of additional borrowings from an incremental term loan under the First Lien Credit Agreement, net of fees paid to the lender, partially offset by principal repayments on long-term debt of $381.9 million, including the repayment of the Second Lien Term Loan of $375.0 million.
The following table provides a summary of cash flow data for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(dollar amounts in thousands)	2020	2019	2018
Net cash provided by operating activities	$103,943	$66,301	$72,286
Net cash used in investing activities	(30,667)	(21,055)	(20,179)
Net cash used in financing activities	(4,421)	(9,428)	(60,100)
Net effect of exchange rate change	62	(70)	(77)

Change in cash, cash equivalents and restricted cash	$68,917	$35,748	$(8,070)

2020
Net cash provided by operating activities was $103.9 million for the year ended December 31, 2020. Net cash provided by operating activities consists of net loss of $16.9 million, adjusted for non-cash items
and the effect of changes in working capital.
Non-cash adjustments
include stock-based compensation expense of $11.3 million, depreciation and amortization of $116.4 million, deferred income tax benefits of ($11.1) million, amortization of deferred financing fees of $4.6 million, loss on early extinguishment of debt of $8.6 million, change in fair value of interest rate swaps of $13.2 million and a gain on divestiture of ($3.8) million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $3.0 million due to the payment of employee sales incentives, an increase in accounts receivable of $10.6 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $15.7 million due to non-trade
receivables and timing of payments for prepaid and other deferred costs, partially offset by an increase in income taxes of $6.7 million due to timing of tax payments. Net changes in working capital used cash of ($12.1) million.

Net cash used in investing activities was $30.7 million for the year ended December 31, 2020. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $30.1 million.
Net cash used in financing activities was $4.4 million for the year ended December 31, 2020. Net cash used in financing activities was primarily related to principal repayments on long-term debt of $ 388.8 million, including the repayment of the Second Lien Term Loan of $375.0 million, partially offset by additional borrowings from the incremental term loan under the First Lien Credit Agreement, net of fees paid to the lender, of $369.8 million and $14.2 million of proceeds from the issuance of a non-controlling
interest in a subsidiary.
2019
Net cash provided by operating activities was $66.3 million for the year ended December 31, 2019. Net cash provided by operating activities consisted of net loss of $210.3 million, adjusted for non-cash items
and the effect of changes in working capital.
Non-cash adjustments
included stock-based compensation expense of $7.1 million, depreciation and amortization of $127.5 million, impairment of goodwill and intangible assets of $207.1 million, deferred income taxes of ($84.3) million, amortization of deferred financing fees of $4.8 million and change in fair value of interest rate swaps of $22.4 million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $7.3 million due to the payment of employee sales incentives, an increase in accounts receivable of $4.5 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $5.9 million, partially offset by an increase in accounts payable of $4.5 million due to timing of cash disbursements. Net changes in working capital used cash of ($6.1) million.
Net cash used in investing activities was $21.1 million for the year ended December 31, 2019. Net cash used in investing activities was primarily related to purchases of software, equipment and property of $20.5 million.
Net cash used in financing activities was $9.4 million for the year ended December 31, 2019. Net cash used in financing activities was primarily related to principal payments on long term debt of $10.0 million partially offset by proceeds from company stock option exercises of $0.7 million.
2018
Net cash provided by operating activities was $72.3 million for the year ended December 31, 2018. Net cash provided by operating activities consisted of net loss of $55.0 million, adjusted for non-cash items
and the effect of changes in working capital.
Non-cash adjustments
included stock-based compensation expense of $7.2 million, depreciation and amortization of $127.4 million, deferred income taxes of ($3.7) million, amortization of deferred financing fees of $4.7 million and change in fair value of interest rate swaps of ($6.9) million. The change in net operating assets and liabilities was primarily a result of an increase in other assets of $4.4 million due to the payment of customer contract incentives and a decrease of $1.6 million accrued expenses due to timing of payments to vendors, partially offset by an increase in other liabilities of $1.7 million due to installment payments on software and SaaS contracts, and an increase in accounts payable of $2.3 million due to timing of cash disbursements. Net changes in working capital provided cash of $0.8 million.
Net cash used in investing activities was $20.2 million for the year ended December 31, 2018 related to purchases of software, equipment and property, including capitalized internally developed software costs.
Net cash used in financing activities was $60.1 million for the year ended December 31, 2018. Net cash used in financing activities was primarily related to principal payments on long term debt of $10.0 million and a dividend to stockholders of $50.0 million.
Off-Balance
Sheet Arrangements
During 2020, we issued a standby letter of credit in association with the operating lease for our new corporate headquarters. The total amount outstanding at June 30, 2021 and December 31, 2020 was $0.7 million.

We have not engaged in any additional
off-balance sheet
arrangements, as defined in the rules and regulations of the SEC, as of and during the six months ended June 30, 2021 and 2020, and during the year ended December 31, 2020.
Emerging Growth Company Status
In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
The Company is an emerging growth company, as defined in the JOBS Act, and has elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the CCC Consolidated Financial Statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. As described in “Recently Adopted Accounting Policies” in CCC’s audited and unaudited consolidated financial statements included elsewhere in this prospectus, the Company early adopted multiple accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.
Recent Accounting Pronouncements
See Note 2 to the CCC audited condensed consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. Our estimates are based on our historical experience, trends and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material.
For information on our significant accounting policies, see Note 2 to the CCC audited consolidated financial statements included elsewhere in this prospectus.
We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements:

•	Revenue Recognition

•	Valuation of Goodwill and Intangible Assets

•	Stock-based Compensation

Revenue Recognition
Revenue recognition requires judgment and the use of estimates. The Company generates revenue from subscription-based contracts that are billed either on a subscription or transactional basis. Revenue is derived from the sale of software subscriptions, and other revenue, primarily professional services.
The estimates and assumptions requiring significant judgment under our revenue recognition policy in accordance with FASB ASC 606 are as follows:
Determine the transaction price
The transaction price is determined based on the consideration to which we expect to be entitled in exchange for services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that no significant future reversal of cumulative revenue under the contract will occur. The sale of our software subscriptions may include variable consideration related to usage-based contracts and provisions for additional fees when the volume of a customer’s transactions exceeds agreed upon maximums within defined reporting periods. We estimate variable consideration based on the most likely amount, to the extent that a significant revenue reversal is not probable to occur.
The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020, and 2019, the impact on revenue recognized in the respective period, from performance obligations partially or fully satisfied in the previous period, was not significant.
Determine the amortizable life of contract assets
Sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit that we have determined to generally be between three and five years. We determined the period of benefit by taking into consideration our customer contracts, our technology, and other factors. Most often with larger customers, a new contract or amended master agreement will not include a renewal period that requires assessment of whether the new business and renewal business commissions are commensurate. This is because the solutions and services offered as part of the new contract or amended agreement will be different from the original due to changes in technology and offerings. While the renewal period may be reached, most often a new multi-year agreement is signed that includes new services and features which will pay out a commission on the new services and features at the new business percentage and the renewal services and features at the renewal commission percentage. In situations when the renewal period is triggered, it is typically with smaller customers where the sales commission paid is insignificant. Thus, sales commissions are amortized on a systematic basis over three to five years which corresponds to the period and pattern in which revenue is recognized. Sales commissions for renewal contracts are deferred and then amortized on a straight-line basis over the related contractual renewal period. Amortization expense is included in selling and marketing expenses on the consolidated statements of operations and comprehensive loss.
Valuation of Goodwill and Intangible Assets
We perform an annual assessment for impairment of goodwill and indefinite-lived intangible assets as of September 30 each fiscal year, or whenever events occur or circumstances indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is below its carrying value.
In 2020, 2019 and 2018, we performed a quantitative goodwill impairment test, in which we compared the fair value of our reporting units, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of a reporting unit exceeds their respective carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.
The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of that reporting unit. Our cash flow forecasts are based on assumptions that represent the highest and best use for our reporting units. Changes in judgment on these assumptions and estimates could result in goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information available to management.
We have three reporting units for purposes of analyzing goodwill. No goodwill impairments were recorded during the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020.
Based on the results of our assessment performed as of September 30, 2019, which included downward revisions to future projected earnings and cash flows of one of our reporting units, it was determined that the carrying value of goodwill was impaired and the Company recorded an impairment charge to goodwill of $25.8 million. No goodwill impairments were recorded during the year ended December 31, 2018.
Intangible assets with finite lives and software, equipment and property are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.
There was no impairment charge recorded during the six months ended June 30, 2021 and 2020, respectively, and for the year ended December 31, 2020. During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s customer relationships and acquired technology intangible assets. The Company’s forecasted future revenue and expense cash flow streams indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million. There was no impairment charge recorded during the year ended December 31, 2018.
Stock-based Compensation
The Company accounts for stock-based compensation plans in accordance with ASC 718, Compensation—Stock Compensation, which requires the recognition of expense measured based on the grant date fair value of the stock-based compensation awards. The grant date fair value of our time-based awards is determined using the Black-Scholes option-pricing model. For stock-based awards with only service conditions, we recognize stock-based compensation expense on a straight-line basis over the requisite service period and account for forfeitures as they occur. For our awards that vest subject to a performance condition and a market condition, the fair value at grant date is determined using a Monte Carlo simulation model. The determination of the grant date fair value is affected by assumptions regarding a number of complex and subjective variables, including expected stock price volatility over the expected term of the award, the risk-free interest rate for the expected term of the award and expected dividends. The stock-based compensation awards that are subject to a performance condition and a market condition will be expensed when the performance targets are considered probable of being achieved. The market condition of these awards impacts the fair value at grant date and is the reason the Monte Carlo simulation is utilized to determine fair value.
Key assumptions used in both valuation models include:

•
Fair Value of Common Stock—As there has been no public market for our common stock, for all periods included in our financial statements, fair values of the shares of common stock underlying our stock-based awards were estimated on each grant date by our board of directors. Our board of directors, with input from management considered, among other things, valuations of our common stock, which were prepared in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation as well as the Advent Transaction for grants in 2017.

•
Expected Term—The expected term represents the period that stock-based awards are expected to be outstanding and, for time-based awards, is determined using the simplified method that uses the weighted average of the time-to-vesting
and the contractual life of the awards.

•
Expected Volatility—Since we are privately held and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty.

•	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

•
Expected Dividend Yield—Historically, we have not paid regular dividends on our common stock and have no plans to pay dividends on our common stock on a regular basis. We do not have a dividend policy. Therefore, we used an expected dividend yield of zero.

See Note 18 to our condensed consolidated financial statements included elsewhere in this prospectus for more information concerning certain of the specific assumptions we used in applying the Black-Scholes and Monte Carlo option pricing models to determine the estimated fair value of our stock options granted. Some of these assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
We are exposed to market risk related to changes in interest rates on $1,329.2 million of borrowings at June 30, 2021, that are floating rate obligations. These market risks result primarily from changes in LIBOR or prime rates.
Interest rate fluctuations can affect the fair value of our floating rate debt, as well as earnings and cash flows. If market interest rates rise, our earnings and cash flows could be adversely affected by an increase in interest expense. In contrast, lower interest rates may reduce our borrowing costs and improve our operational results. We continuously monitor our interest rate exposure and have elected to use derivative instruments to manage interest rate risk associated with floating rate debt.
In June 2017, we entered into three
floating-to-fixed
interest rate swap agreements related to a portion of our floating rate indebtedness. At June 30, 2021, December 31, 2020 and 2019, the notional amount of the interest rate swap agreements was $777.7 million, $777.7 million, and $864.9 million, respectively. The interest rate swaps agreements expire in June 2022.
As of June 30, 2021, a 100 basis point increase in interest rates would increase annual interest expense by $5.5 million after considering the effect of this hypothetical change on our floating rate debt and swap agreements.

Inflation Risk
CCC does not believe that inflation has had, or currently has, a material effect on its business.
Foreign Currency Risk
Our reporting currency is the U.S. dollar, however for operations located in China, the functional currency is the local currency. Although we have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains (losses) related to transactions denominated in currencies other than the U.S. dollar, we believe that a 10% change in foreign exchange rates would not have a material impact on our results of operations for the six months ended June 30, 2021, and 2020 and for the years ended December 31, 2020, 2019 and 2018.

EXECUTIVE COMPENSATION
Unless stated otherwise or the context otherwise requires, in this section the terms “CCC,” “we,” “us” and “our” refer to Cypress Holdings, Inc. prior to the Business Combination and CCC Intelligent Solutions Holdings Inc. and its predecessors following the Business Combination.
Prior to the consummation of the Business Combination, CCC was a private company. As a result, the compensation awarded to, earned by, or paid to CCC’s directors and named executive officers for 2020 was provided by and determined in accordance with policies and practices developed by the Cypress Holdings, Inc. board of directors. Compensation matters with respect to the post-Closing combined company have been and will be reviewed and implemented by the Company board of directors and/or compensation committee of the Company board of directors, as applicable.
Introduction
This section provides an overview of CCC’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
As of December 31, 2020, CCC’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Githesh Ramamurthy, Chairman and Chief Executive Officer ,

•	Brian Herb, Executive Vice President, Chief Financial and Administrative Officer , and

•
Barrett Callaghan,
General Manager and Senior Vice President of Insurance Services
(Mr. Callaghan was promoted on February 3, 2021 to Executive Vice President, Markets and Customer Success for the Insurance
,
Automotive, and OEM markets
.
)

The objective of CCC’s compensation program is to provide a total compensation package to each NEO that will enable CCC to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for the attainment of performance goals. The compensation committee of CCC has historically determined the compensation for the NEOs.
Summary Compensation Table
The following table provides information concerning the annual compensation for services provided to CCC by our NEOs for the year ended December 31, 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(5) ($)	Total ($)
Githesh Ramamurthy Chairman and Chief Executive Officer	2020	782,661				704,590	15,723	1,502,974
Brian Herb Executive Vice President, Chief Financial and Administrative Officer	2020	473,846	300,000	1,560,000	1,494,480	247,500	20,805	4,096,631
Barrett Callaghan GM and SVP, Insurance Services	2020	377,478			459,840	212,390	16,545	1,066,253

(1)
The amounts shown in this column reflect all salary earned during the fiscal year. Mr. Herb was hired by CCC as Executive Vice President, Chief Financial and Administrative Officer on February 18, 2020.

(2)
The amount in this column represents the $300,000
sign-on
cash bonus paid to Mr. Herb in connection with the commencement of his employment with CCC as Executive Vice President, Chief Financial and Administrative Officer.

(3)
The amount in this column represents the grant date fair value of the 1,000 unrestricted shares of common stock of CCC awarded to Mr. Herb in connection with the commencement of his employment with CCC. Valuation of the unrestricted common stock of CCC was determined based on the fair market value of a share of CCC common stock on the grant date.

(4)
These amounts represent the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of CCC’s methodology for determining grant date fair value may be found in Note 17 to our consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards.

(5)	All Other Compensation for 2020 for the NEOs is comprised of the following:

All Other Compensation Table	Year	Individual Supplemental Disability Premiums ($)	401(K) Match ($)	Health Club Reimbursement ($)	Health Club Gross Up ($)	Merchandise Mart Parking Reimbursement ($)	Merchandise Mart Parking Gross Up ($)	Loan Interest Reimbursement (1) ($)	Loan Interest Reimbursement Gross Up ($)	Total ($)
Githesh Ramamurthy Chairman and Chief Executive Officer	2020	5,100	8,250	122	44	1,560	646			15,723
Brian Herb Executive Vice President & Chief Financial Officer	2020	738	8,250			1,300	1,034	5,282	4,201	20,805
Barrett Callaghan GM & SVP, Insurance Services	2020	4,396	8,250	1,197	496	1,560	647			16,545

(1)
These amounts represent a $5,282 payment to Mr. Herb in September of 2020 for reimbursement of loan interest expense related to his borrowings for tax obligations in connection with the 2020 stock grant and $4,201 for a tax gross up on this reimbursement.

Outstanding Equity Awards at 2020 Fiscal
Year-End
The following table sets forth information regarding outstanding equity awards held by the NEOs as of December 31, 2020.

			Option Awards(1)
			Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Grant Date		Exercisable (#)	Unexercisable (#)
Githesh Ramamurthy	7/10/2017	(2)	16,500	11,000		$966.18	7/10/2027
Chairman and Chief Executive Officer	7/10/2017	(3)			27,500	$966.18	7/10/2027
Brian Herb	4/1/2020	(2)	0	1,625		$1,560.00	4/1/2030
Executive Vice President & Chief Financial Officer	4/1/2020	(3)			1,625	$1,560.00	4/1/2030
Barrett Callaghan	7/10/2017	(2)	1,500	1,000		$966.18	7/10/2027
General Manager & Senior Vice President, Insurance Services	7/10/2017	(3)			2,500	$966.18	7/10/2027
	4/1/2020	(2)	0	500		$1,560.00	4/1/2030
	4/1/2020	(3)			500	$1,560.00	4/1/2030
(1)
All of the outstanding equity awards were granted under the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Stock Option Plan”). In connection with the Business Combination, each equity award of CCC outstanding immediately prior to the Effective Time was exchanged for comparable equity awards that will be settled or exercisable for shares of New CCC Common Stock.

(2)
The options in these rows vest in equal annual installments over the five-year period beginning on the grant date, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date.

(3)
The options in these rows vest based on the return on investment received by certain of CCC’s shareholders in a merger, sale or other similar transaction or based upon CCC’s valuation on an initial public offering assuming all of such investors’ shares had been sold (a “Sponsor Return”), with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x; subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, any portion of an option that does not vest at the time of our initial public offering because the performance hurdle has not been achieved shall convert to a Time-vested Option (as defined below) and shall vest as to 1/12th of such converted time-vested option on each three-month anniversary of the date of the initial public offering. The Performance-vested Options were deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering and, based on the fair market value of the common stock of CCC as of the Closing of the Business Combination, 100% of the Performance-vested Options became vested on the Closing of the Business Combination and 0% converted to Time-vested Options.

2020 Compensation
For 2020, the compensation program for the NEOs consisted of a base salary and incentive compensation delivered in the form of an annual cash bonus, time- and performance-based stock option awards, and a one-time
sign-on
(in the case of Mr. Herb who was hired as our Executive Vice President and Chief Financial and Administrative Officer in February 2020), each as described below:
Base Salary
.
Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.
Annual Incentive Plan
.
The annual incentive plan provides for cash incentive awards determined pursuant to a formulaic plan based on the applicable employee’s pre-defined
target cash incentive and the Board’s determination of the appropriate awards for the applicable year, as may be adjusted up or down by an individual performance multiplier determined by the compensation committee. Under the annual incentive plan, each of the NEOs were eligible for a target cash incentive set at 100% of base salary for Mr. Ramamurthy and 50% of base salary for each of Messrs. Herb and Callaghan. The financial performance measures for 2020 were as follows: Revenue, adjusted EBITDA, and Revenue Exit Run Rate (defined as projected revenue for the subsequent year based on existing revenue run rate and new signings). The Board of Directors determined that the Company should allocate 75% of the 2020 annual incentive plan, and approved payment of 2020 annual incentive awards, paid in March 2021, as follows:

•	Mr. Ramamurthy received 90% of his target cash incentive (75% company performance and 120% individual performance multiplier).

•	Mr. Herb received 90% of his target cash incentive (75% company performance and 120% individual performance multiplier).

•	Mr. Callaghan received 113% of his target cash incentive (75% company performance and 150% individual performance multiplier).
Sign-On
Cash Bonus
.
As a recruitment incentive, and to offset compensation that Mr. Herb would have otherwise earned had he not joined CCC, Mr. Herb was paid a sign-on
cash bonus of $300,000 following his start of employment at CCC. This bonus replaced the bonus he was to have earned from his former employer in the second quarter of 2020.

Equity-Based Compensation
.
The CCC Compensation Committee granted stock options to two of our NEOs in April 2020 under two programs within the 2017 Stock Option Plan, as described below:

•
Time-Vested Stock Options
—Time-vested stock options (“Time-vested Options”) were granted to Messrs. Herb and Callaghan which vest in equal annual installments over five years following grant, subject to continued employment with CCC or one of its subsidiaries through each such date. The exercise price of the Time-vested Options was $1,560 per share, which was the fair market value of a share of common stock of CCC on the date of grant.

•
Performance-Vested Stock Options
—Performance-based stock options (“Performance-vested Options”) were granted to Messrs. Herb and Callaghan that become eligible to vest upon a Sponsor Return, with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x, subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, if the Performance-vested Options vest on an initial public offering, any portion of an options that does not vest based upon the performance hurdle shall convert to a Time-vested Option and shall vest as to 1/12th of such converted Time-vested Option on each three-month anniversary of the date of the initial public offering, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date. The exercise price of the Performance-vested Options was $1,560 per share, which was the fair market value of a share of common stock of CCC on the date of grant. The Performance-vested Options were deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering and based on the fair market value of the shares of common stock of CCC as of the Closing of the Business Combination 100% of the Performance-vested Options became vested on the Closing of the Business Combination and 0% converted to Time-vested Options.

Brian Herb Stock Grant
.
1,000 unrestricted shares of common stock of CCC were awarded to Mr. Herb in connection with the commencement of his employment with CCC.
Executive Employment Arrangements
We have entered into employment agreements with each of our NEOs, and the details of such agreements are described below.
Githesh Ramamurthy
In April 2017, Githesh Ramamurthy entered into an employment agreement with Cypress Intermediate Holdings, III, Inc. (“Cypress”) to serve as CCC’s Chief Executive Officer. Mr. Ramamurthy’s employment will continue until terminated in accordance with the terms of his employment agreement. Mr. Ramamurthy’s employment agreement provides for an initial annual base salary of $721,092.03, subject to annual review and increase from time to time, and an annual target bonus opportunity of 100% of base salary. Mr. Ramamurthy’s annual base salary was increased to $787,957 as of March 22, 2020. Mr. Ramamurthy is eligible for an additional increase in base salary in March 2021. In the event Mr. Ramamurthy is terminated without cause or he resigns for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to two times the sum of his base salary and target bonus at the time of termination paid out in equal monthly installments over 24 months, a lump sum payment equal to a pro rata portion of the amount of the annual cash bonus that he would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 24 months, subject in each case to his timely execution and non-revocation
of a general release of claims in favor of Cypress and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Ramamurthy is also subject to certain restrictive covenants, including perpetual confidentiality obligations and a
24-month
post-employment
non-compete
and
non-solicitation
of customers and employees.

For the purposes of Mr. Ramamurthy’s employment agreement, “cause” generally means his (i) gross negligence or willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful misconduct which is demonstrably and materially injurious to Cypress ; (iii) engagement in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives; or (iv) commission of a material act of dishonesty or breach of trust resulting or intending to result in his personal benefit or enrichment at the expense of Cypress. For the purposes of Mr. Ramamurthy’s employment agreement, “good reason” generally means his voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) material change or reduction or alteration in his duties, authorities, responsibilities and status from those in effect at the time he became CEO of CCC, with the result that he makes a good faith determination (by written notice to the board of directors) that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately prior to such material diminution; (ii) the failure of Cypress to comply with the compensation-related provisions of his employment agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is promptly remedied after receipt of written notice; (iii) a change in his reporting responsibilities such that he no longer reports to the board of directors of Cypress; or (iv) he is required to relocate his personal residence outside of a fifty-mile radius of Cypress’s principal place of business. In order to resign for “good reason,” Mr. Ramamurthy must provide written notice of his intention to resign for “good reason” to the board of directors and Cypress must fail to cure the circumstances giving rise to “good reason” within 30 days from receipt of such notice.
In January 2021, Mr. Ramamurthy received a performance-based stock grant of 2,595 shares of common stock of CCC under a subscription agreement and a grant of options to purchase 1,298 shares of common stock of CCC under the 2017 Stock Option Plan, with an exercise price equal to $3,100 per share, together representing approximately 3.8% of his overall holding of stock and options.
In March 2021, the Compensation Committee approved a transaction bonus of $675,000 for Mr. Ramamurthy, which was paid in connection with and at the time of the consummation of the Business Combination.
Brian Herb
In February 2020 in connection with his commencement of employment as Chief Financial Officer, Mr. Herb entered into an employment agreement with CCC. The employment agreement with Mr. Herb provides for an annual base salary of $550,000, subject to annual review and increase from time to time and an annual target bonus opportunity of 50% of base salary. Mr. Herb is eligible for an increase in base salary in March 2021. Mr. Herb was also entitled to the sign-on
payment described above under
“Sign-On
Cash Bonus.” In the event Mr. Herb is terminated without cause or he resigns for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to one times the sum of his base salary at the time of termination paid out in equal monthly installments over 12 months, a lump sum payment equal to the greater of his pro rata target bonus or the amount of the actual annual cash bonus that Mr. Herb would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 12 months, subject in each case to his timely execution and non-revocation
of a general release of claims in favor of CCC and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Herb is also subject to certain restrictive covenants, including perpetual confidentiality obligations a
12-month
post-employment
non-compete
and
non-solicitation
of customers and employees.
In March 2021, the Compensation Committee approved a transaction bonus of $600,000 for Mr. Herb, which was paid in connection with and at the time of the consummation of the Business Combination.

Barrett Callaghan
In April 2017, Mr. Callaghan entered into an employment agreement with Cypress in connection with his appointment as General Manager and Senior Vice President of Insurance Services Group. The employment agreement with Mr. Callaghan provides for an initial annual base salary of $347,783.10, subject to increase from time to time and an annual target bonus opportunity of 50% of base salary. Mr. Callaghan’s annual base salary was increased to $380,031 as of March 22, 2020. Mr. Callaghan is eligible for an additional increase in base salary in March 2021. In the event Mr. Callaghan is terminated without cause or he resigns from his position for good reason (each as described generally below and defined in the agreement), he is eligible to receive payment in cash equal to one times the sum of his base salary at the time of termination paid out in equal monthly installments over 12 months, a lump sum payment equal to the greater of his pro rata target bonus or the amount of the actual annual cash bonus that he would have been entitled to had his employment terminated after the bonus payment date, and subsidized COBRA premiums for up to 12 months, subject in each case to his timely execution and non-revocation
of a general release of claims in favor of Cypress and compliance with the terms of the employment agreement (including the restrictive covenants contained therein). Under the employment agreement, Mr. Callaghan is also subject to certain restrictive covenants, including perpetual confidentiality obligations and a
12-month
post-employment
non-compete
and
non-solicitation
of customers and employees.
For the purposes of Mr. Herb’s and Mr. Callaghan’s employment agreements, “cause” generally means Mr. Herb’s or Mr. Callaghan’s (i) conviction of, or plea of guilty or no contest to any felony; (ii) commission of fraud involving dishonesty that is injurious to CCC or Cypress (as applicable); (iii) willful and continual refusal to perform his duties for CCC/Cypress; or (iv) conduct that is materially injurious to CCC or Cypress (as applicable) and “good reason” generally means a voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) a change in Mr. Herb’s or Mr. Callaghan’s position or an assignment of duties constituting material reduction in his position, duties or responsibilities from those in effect at the time of his current position; or (ii) a material reduction in Mr. Herb’s or Mr. Callaghan’s base salary, provided that, for purposes of clause (i) of the definition of “good reason,” in order to resign for “good reason,” Mr. Herb or Mr. Callaghan must provide written notice to the board of directors of CCC or Cypress (as applicable) within 30 days of being notified of the condition giving rise to “good reason” and CCC/Cypress must fail to cure within 30 days from receipt of such notice.
Employee Benefits
CCC’s NEOs participate in employee benefit programs available to its employees generally, including a tax-
qualified 401(k) plan. Additionally, each of our NEOs receives matching contributions under the 401(k) plan in an amount equal to 3% of the first 6% contributed. CCC provides limited additional perquisites and other personal benefits to its NEOs and other senior executives, including reimbursement of health club dues, tax gross-up
for health club dues, supplemental disability premiums, Merchandise Mart parking reimbursement, and a tax gross-up
for the Merchandise Mart parking reimbursement. In addition, in connection with the commencement of Mr. Herb’s employment, CCC provided Mr. Herb with $5,282 for reimbursement of loan interest expense related to his borrowings for the purchase of a share of common stock of CCC and $4,201 for a tax gross-up
on this reimbursement.
Equity Incentive Plan and Stock Option Awards
The board of directors of CCC (“CCC Board”) adopted, and CCC’s stockholders approved, the 2017 Stock Option Plan. The 2017 Stock Option Plan permitted the grant of incentive stock options (“ISOs”) and non-qualified
stock options. ISOs may be granted only to CCC’s employees and to any of CCC’s subsidiary corporation’s employees.
Non-qualified
stock options may be granted to employees, directors and consultants of CCC and to any of CCC’s parent or subsidiary corporation’s employees or consultants. Following the Business Combination, no further awards will be granted out of the 2017 Stock Option Plan.

The CCC Board, or any committee to which the CCC Board delegates authority, was authorized to administer the 2017 Stock Option Plan. In addition, consistent with the terms of the 2017 Stock Option Plan, the CCC Board may modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, accelerate the time(s) at which an award may vest or be exercised, and construe and interpret the terms of the 2017 Stock Option Plan and awards granted thereunder.
In connection with the Closing of the Business Combination, all outstanding stock options were assumed by Dragoneer under the Incentive Equity Plan, generally subject to the terms and conditions in effect for such stock options prior to the Business Combination, and the 2017 Stock Option Plan was cancelled and no new options were issued thereunder.
All NEOs have received a combination of Time-vested Options and Performance-vested Options subject to the same terms and conditions. The Performance-vested Options vest based upon a Sponsor Return, with (a) 33.34% vesting upon a Sponsor Return of 2.0x, (b) 33.33% vesting upon a Sponsor Return of 2.5x and (c) 33.33% vesting upon a Sponsor Return of 3.0x, subject in each case to the optionholder remaining employed by CCC or one of its subsidiaries through the applicable vesting date. In addition, if the Performance-vested Options vest on an initial public offering, any portion of an option that does not vest based upon the performance hurdle shall convert to a time-vested option and shall vest as to 1/12th of such converted time-vested option on each three-month the initial public offering, subject to the optionholder’s continued employment with CCC or one of its subsidiaries through the applicable vesting date. The Performance-vested Options were deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering. Our CEO, Mr. Ramamurthy and Mr. Callaghan each received an option grant in 2017 in connection with the closing of the merger among Cypress Holdings, Inc., Cypress Merger Sub, Inc., and Jaguar, the parent of CCC. In the event of termination of service for any reason other than cause under the terms of the option agreements granted to each of the NEOs they shall have 90 days from the date of termination of service to exercise the vested portion of his option except that in the event of termination due to retirement (the NEO has (i) attained age 55 and (ii) the sum of his age and years of continuous service with CCC equals or exceeds 65), the vested portion of the option shall remain exercisable until one year from the date of such termination of service and in the event of a termination due to death or disability, the vested portion of the option shall remain exercisable until the earliest of: (i) a liquidity event, (ii) the effective date of an initial public offering and (iii) the tenth anniversary of the date of grant.
2021 Incentive Equity Plan
At the special meeting of Dragoneer stockholders held on June 29, 2021, Dragoneer stockholders considered and approved the New CCC 2021 Equity Incentive Plan (the “Incentive Equity Plan”). The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Equity Plan, which is contained in Exhibit 10.4 to the registration statement of which this prospectus is a part.
Purpose of the Incentive Equity Plan
The purpose of the Incentive Equity Plan is to promote the success and enhance the value of New CCC by linking the individual interests of employees, members of the board of directors, and consultants to those of New CCC stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to New CCC stockholders. The Incentive Equity Plan is further intended to provide flexibility to New CCC in its ability to motivate, attract, and retain selected employees, directors and consultants through the granting of stock-based compensation awards, including without limitation, non-qualified stock options (“NSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock awards (“RSUs”), restricted stock unit awards, other stock or cash based awards and dividend equivalent awards.

Eligibility and Administration
Employees, officers, directors and consultants of New CCC and our subsidiaries are eligible to receive awards under the Incentive Equity Plan. The Incentive Equity Plan is generally administered by the compensation committee of the New CCC Board (the
“
CCC Compensation Committee”)
which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Equity Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Equity Plan, including any vesting and vesting acceleration conditions.
Shares Available for Awards
A total of 147,035,215 shares of New CCC Common Stock are reserved for issuance under the Incentive Equity Plan, including 57,983,325 shares of New CCC Common Stock reserved for issuance upon the exercise of existing options. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the Incentive Equity Plan will automatically increase each January 1, beginning on January 1, 2022, by 5.0% of the outstanding number of shares of New CCC Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market, unless local law requires otherwise. In addition all such shares may be issued as stock options that are ISOs.
If an award under the Incentive Equity Plan is forfeited, expires, converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, conversion or cash settlement, be used again for new grants under the Incentive Equity Plan. In addition, shares subject to an award under the Incentive Equity Plan are deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Incentive Equity Plan if such shares are reacquired by the Company prior to vesting or otherwise terminated.
Awards granted under the Incentive Equity Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Equity Plan.
Director Limits
The Incentive Equity Plan provides that the sum the maximum amount that may become payable pursuant to all cash-based awards (whether or not granted under the Incentive Equity Plan) and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a nonemployee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director).
Awards
The Incentive Equity Plan provides for the grant of stock options, including ISOs and NSOs , SARs, restricted stock, dividend equivalents, stock payments, RSUs, other incentive awards, and cash awards. Certain awards under the Incentive Equity Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Equity Plan are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally are settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
Stock Options
. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Stock options may not be granted under the Incentive Equity Plan unless granted with respect to “service recipient stock” as defined in Treasury Regulation Section 1.409A-l(b)(5)(iii).
SARs
. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. SARs may not be granted under the Incentive Equity Plan unless granted with respect to “service recipient stock” as defined in Treasury Regulation Section 1.409A- l(b)(5)(iii).
Restricted Stock and RSUs
. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.
Stock Payments, Other Incentive Awards and Cash Awards
. These awards include cash payments, cash bonus awards, stock payments, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.
Dividend Equivalents
. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with other awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.
Vesting
Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.
Certain Transactions
The plan administrator has broad discretion to take action under the Incentive Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, to facilitate changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In particular, the plan administrator may: adjust any or all of the number of shares or other securities of New CCC or an affiliate that may be delivered in respect of awards, the terms of any outstanding award, including the number of shares or other securities subject to outstanding awards, the exercise price with respect to any award, or any applicable performance measures; provide for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; and cancelling any one or more outstanding awards in exchange for cash, shares, other securities, other property or any combination thereof. In the event of a “change in control” of New CCC (as defined in the Incentive Equity Plan), the plan administrator may cause any outstanding awards to be continued, assumed or substituted by the successor corporation or a parent or subsidiary of the success corporation and, in the event the successor corporation refuses to continue, assume or substitute any outstanding awards, all such awards shall become fully exercisable immediately prior to the transaction in question and all forfeiture restrictions on such awards shall lapse (except for the portion of awards subject to performance-based vesting conditions, which shall remain subject to such performance-based terms). If a participant’s employment is terminated by a successor or surviving company within 12 months following a “change in control” then such participant will vest in any awards that were continued, assumed or substituted in connection with the “change in control.” In the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Equity Plan and outstanding awards.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Foreign Participants
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
Transferability, and Participant Payments
With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Equity Plan are generally non-transferable, and are exercisable only by the participant. All awards are subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Equity Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
Our board of directors may amend or terminate the Incentive Equity Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Incentive Equity Plan, reduces the exercise price associated with SARs or options in violation of the prohibition on repricing, or cancel any option or SAR in exchange for cash or another award in violation of the prohibition on repricing. No award may be granted pursuant to the Incentive Equity Plan after the tenth anniversary of the earlier of (i) the date on which our board of directors adopts the Incentive Equity Plan and (ii) the date on which our stockholders approve the Equity Incentive Plan.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
NSOs
. If an optionee is granted an NSO under the Incentive Equity Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
ISOs
. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards
. The current federal income tax consequences of other awards authorized under the Incentive Equity Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the Incentive Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Equity Plan and awards granted under the Incentive Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Equity Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE EQUITY PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
2021 Employee Stock Purchase Plan
At the special meeting of Dragoneer stockholders held on June 29, 2021, Dragoneer stockholders considered and approved the New CCC 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The following is a summary of the material features of the Employee Stock Purchase Plan. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, which is contained in Exhibit 10.11 to the registration statement of which this prospectus is a part.
Purpose of the Employee Stock Purchase Plan
The purpose of the Employee Stock Purchase Plan is to provide employees of New CCC and its participating subsidiaries with the opportunity to purchase New CCC Common Stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the Employee Stock Purchase Plan enhances such employees’ sense of participation in our performance, aligns their interests with those of our stockholders, and is a necessary and powerful incentive and retention tool that benefits our stockholders.
Eligibility and Administration
The CCC Compensation Committee administers and has authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility of participants. The administrator may designate certain of New CCC’s subsidiaries as participating “designated subsidiaries” in the Employee Stock Purchase Plan and may change these designations from time to time. Employees of New CCC and its participating designated subsidiaries are eligible to participate in the Employee Stock Purchase Plan if they meet the eligibility requirements under the Employee Stock Purchase Plan established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the Employee Stock Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.
Eligible employees become participants in the Employee Stock Purchase Plan by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the Employee Stock Purchase Plan. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
Shares Available for Awards
A total of 5,945,454 shares of New CCC Common Stock are reserved for issuance under the Employee Stock Purchase Plan, which reserve amount will be increased on the first day of each fiscal year during the term of the Employee Stock Purchase Plan commencing with the 2022 fiscal year by the lesser of (a) 1% of the total number of shares of New CCC Common Stock outstanding on the last day of the immediately preceding fiscal year, or (b) a lesser amount determined by the New CCC Board. The number of shares subject to the Employee Stock Purchase Plan may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.” We cannot precisely predict the New CCC share usage under the Employee Stock Purchase Plan as it will depend on a range of factors including the level of New CCC employee participation, the contribution rates of participants, the trading price of New CCC Common Stock and New CCC future hiring activity. Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.
Participating in an Offering
Offering Periods and Purchase Periods
. New CCC Common Stock is offered under the Employee Stock Purchase Plan during offering periods. The length of the offering periods under the Employee Stock Purchase Plan is determined by the administrator and may be up to 27 months long. Employee payroll deductions are used to purchase shares on each exercise date during an offering period. The exercise dates for each offering period is the final trading day in the offering period. Offering periods under the Employee Stock Purchase Plan commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.
Enrollment and Contributions
. The Employee Stock Purchase Plan permits participants to purchase New CCC Common Stock through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation). The administrator establishes a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee is permitted to accrue the right to purchase stock at a rate in excess of $15,000 worth of shares during any offering period.
Purchase Rights
. On the first trading day of each offering period, each participant is automatically granted an option to purchase shares of New CCC Common Stock. The option expires at the end of the applicable offering period and is exercised at that time to the extent of the payroll deductions accumulated during the offering period. Any remaining balance is carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.
Purchase Price
. The purchase price of the shares, in the absence of a contrary designation by the administrator, is 85% of the lower of the fair market value of New CCC Common Stock on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per share of New CCC Common Stock under the Employee Stock Purchase Plan generally is the closing sales price of New CCC Common Stock on the date for which fair market value is being determined, or if there is no closing sales price for a share of New CCC Common Stock on the date in question, the closing sales price for a share of New CCC Common Stock on the last preceding date for which such quotation exists.
Withdrawal and Termination of Employment
. Participants may voluntarily end their participation in the Employee Stock Purchase Plan at any time during an offering period prior to the end of the offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of New CCC Common Stock. Participation in the Employee Stock Purchase Plan ends automatically upon a participant’s termination of employment.
Adjustments
In the event of certain non-reciprocal transactions or events affecting New CCC Common Stock, such as any stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by New

CCC, the administrator will make equitable adjustments to the Employee Stock Purchase Plan and outstanding rights. In addition, in the event of a proposed sale of all or substantially all of the assets of New CCC, the merger of New CCC with or into another corporation, or other transaction as set forth by the administrator in an offering document, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute outstanding options, any offering periods then in progress shall be shortened with a new exercise date prior to the proposed sale or merger.
Foreign Participants
The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the Employee Stock Purchase Plan, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
Transferability
A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.
Plan Amendment and Termination
The administrator may amend, suspend or terminate the Employee Stock Purchase Plan at any time. However, stockholder approval must be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the Employee Stock Purchase Plan, changes the designation or class of employees who are eligible to participate in the Employee Stock Purchase Plan or changes the Employee Stock Purchase Plan in any way that would cause the Employee Stock Purchase Plan to no longer be an “employee stock purchase plan” under Section 423(b) of the Code.
Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of the Employee Stock Purchase Plan under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Employee Stock Purchase Plan, and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.
The Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Employee Stock Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Employee Stock Purchase Plan. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) the excess of the fair market value of the shares at the time the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and New CCC will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and New CCC will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE EMPLOYEE STOCK PURCHASE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
Director Compensation
We pay each of our
non-employee
directors a $15,000 cash retainer quarterly for board service. Upon joining the board of directors of CCC (the “CCC Board”), each of Mr. Peck and Ms. Schloss received a grant of options to purchase 500 shares of common stock of CCC with an exercise price equal to the fair market value of the common stock of CCC on the date of grant, 50% of which were Time-vested Options vesting in equal annual installments over the five-year period following the grant date, subject to the optionholder’s continued service with CCC or one of its subsidiaries through the applicable vesting date, and 50% of which were Performance-vested Options, vesting on the same terms as the NEO Performance-vested Options described above. The Performance-vested Options were deemed to vest on the Closing of the Business Combination as if the transaction had been an initial public offering and based on the fair value of the common stock of CCC as of the Closing of the Business Combination 100% of the Performance-vested Options became vested on the Closing of the Business Combination and 0% converted to Time-vested Options.
Director Compensation for 2020.
The following table provides summary information concerning the annual compensation for services provided to CCC by our non-employee
directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Jim Peck	60,000	—	60,000
Eileen Schloss	22,011	229,920	251,931
William Ingram	11,902	—	11,902
Christopher Egan(4)
Eric Wei(4)
Steve Puccinelli(4)
David Yuan(4)
Lauren Young(4)

(1)
Represents the $15,000 quarterly retainer earned by each of our non-employee
directors during 2020 for services as a director. Eileen Schloss was appointed to the CCC Board on August 19, 2020, and William Ingram was appointed to the CCC Board on October 20, 2020.

(2)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each non-employee
director, computed in accordance with FASB ASC Topic 718. See Note 16 to CCC’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards. The aggregate number of options held by each non-employee
director as of December 31, 2020 were: Mr. Peck: 400, Ms. Schloss: 500.

(3)	Mr. Peck resigned from the CCC Board as of January 28, 2021.
(4)	These non-employee directors did not receive compensation in 2020 for services provided as members of the CCC Board.
Teri Williams was appointed to the CCC Board as a
non-employee
director in January 2021. In January 2021, directors William Ingram and Ms. Williams were each granted Time-vested Options to purchase 500 shares of common stock of CCC vesting in equal annual installments over the five—year period following the grant date, subject to the optionholder’s continued service with CCC through the applicable vesting date.
In conjunction with Mr. Ingram joining the CCC Board, a family trust for the benefit of Mr. Ingram entered into a subscription agreement with CCC in January 2021, to purchase 325 shares of common stock of CCC for a price of $3,100 per share.
Post-Business Combination CCC Executive Officer and Director Compensation
New CCC has developed an executive compensation program that is designed to align compensation with New CCC’s business objectives and the creation of stockholder value, while enabling New CCC to attract, motivate and retain individuals who contribute to the long-term success of New CCC. New CCC has entered into employment agreements with its executive officers that are consistent with that program. Decisions on the executive compensation program will be made by the compensation committee of the board of directors. New CCC has also developed a board of directors’ compensation program that is designed to align compensation with New CCC’s business objectives and the creation of stockholder value, while enabling New CCC to attract, retain, incentivize and reward directors who contribute to the long-term success of New CCC.

MANAGEMENT
The following sets forth certain information, as of the date of this prospectus, concerning our directors and executive officers.

Name	Age	Position
Githesh Ramamurthy	60	Chief Executive Officer and Chairman
Brian Herb	48	Executive Vice President, Chief Financial and Administrative Officer
Barrett Callaghan	51	Executive Vice President, Markets and Customer Success
Mary Jo Prigge	63	Executive Vice President, Chief Service Delivery Officer
John Goodson	57	Executive Vice President, Chief Technology Officer
Marc Fredman	43	Senior Vice President, Chief Strategy Officer
Shivani Govil	50	Senior Vice President, Chief Product Officer
Steven G. Puccinelli	62	Director
William Ingram	64	Director
David Yuan	46	Director
Eileen Schloss	68	Director
Teri Williams	63	Director
Christopher Egan	45	Director
Eric Wei	45	Director
Lauren Young	38	Director
Executive Officers
Githesh Ramamurthy
has served as a Director of Cypress Holdings, Inc. from its founding in 2017 until the Closing of the Business Combination, has served as a Director of New CCC since the Closing of the Business Combination, has served as Chief Executive Officer and Chairman of CCC Intelligent Solutions Inc. since 2000, and has served as Chief Executive Officer of CCC since 1999. Mr. Ramamurthy joined CCC in 1992 and has held various management positions including Chief Technology Officer from 1992 until 1999 and President from 1997 until 2000. Prior to joining CCC, Mr. Ramamurthy was a founding member and head of technology for Sales Technologies, Inc., a leader in Sales Force Automation later acquired by Dun & Bradstreet. Mr. Ramamurthy holds a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, a master’s degree in Computer Science from the Georgia Institute of Technology, and is an alumnus of Harvard Business School’s Executive Management Program. We believe Mr. Ramamurthy is qualified to serve on the New CCC Board due to his extensive experience with the Company and extensive insurance industry, technological and financial experience.
Barrett Callaghan
has served as the Executive Vice President, Markets and Customer Success for the Insurance, Automotive, and OEM markets at CCC Intelligent Solutions Holdings Inc. since 2021. Prior to this role, from 2012 to 2021, Mr. Callaghan was General Manager and Senior Vice President of the Insurance Services Group. Mr. Callaghan first joined CCC in 1993 and held various positions with the Company before departing in 2000 to join ProcessClaims as the Vice President of Sales. Mr. Callaghan rejoined CCC in 2006 as Group Vice President of Sales following the Company’s acquisition of ProcessClaims. Mr. Callaghan holds a bachelor’s degree from Eastern Illinois University.
Brian Herb
has served as Executive Vice President, Chief Financial and Administrative Officer of CCC Intelligent Solutions Holdings Inc. since February 2020. Prior to joining the Company, Mr. Herb served in various roles with Experian, most recently as CFO, North America from 2015 until 2020. Mr. Herb began his career in assurance services at Ernst & Young. Mr. Herb holds a bachelor’s degree in Accounting from Miami University of Ohio and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Mary Jo Prigge
has served as Executive Vice President, Chief Service Delivery Officer of CCC Intelligent Solutions Holdings Inc. since 2021. She served as President of Service Operations at CCC Intelligent Solutions Holdings Inc. from 2000 until 2021, and President of Auto Injury Solutions, Inc. since 2019. Ms. Prigge joined CCC in 1998 as Executive Vice President of Operations and has held several leadership positions over her tenure with the Company. Prior to joining the Company, Ms. Prigge held various positions in the auto glass replacement industry, including as Senior Vice President at Safelite Auto Glass in 1998,
Vistar/USA-GLAS
from 1991 to 1998, and AM International, Inc. Ms. Prigge serves on the Board of Trustees and is past Vice Chair and treasurer of the Collision Repair Education Foundation. Ms. Prigge holds a bachelor’s degree in Marketing from the Kelley School of Business at Indiana University.
John Goodson
has served as Senior Vice President, Chief Technology Officer of CCC Intelligent Solutions Inc. since August 9, 2021. He previously served as Senior Vice President, Product Development at CCC Intelligent Solutions Inc. from August 2020 until August 2021. Prior to joining the Company, Mr. Goodson Served as Senior Vice President and General Manager for Products and Customer Engagement Solutions at Verint from May 2015 until August 2020 and held various positions, including Chief Product Officer and Chief Technology Officer at Progress Software, from 2003 through 2015. Mr. Goodson holds a bachelor’s degree in Computer Science from the Virginia Polytechnic Institute and State University.
Marc Fredman
has served as Senior Vice President, Chief Strategy Officer and has been responsible for strategy, new markets, mergers and acquisitions, and alliances at CCC Intelligent Solutions Holdings Inc. since 2021. Prior to this role, from 2017 to 2021, Mr. Fredman was Senior Vice President of Strategy, Product Management and Marketing. Mr. Fredman joined CCC in 2014 as Senior Vice President, Corporate Strategy and Development. Prior to joining the Company Mr. Fredman held various roles with The Boston Consulting Group from 2004 to 2014, most recently serving as Principal in the technology and corporate development practices. Prior to The Boston Consulting Group Mr. Fredman was with Bank One, most recently as Vice President of Healthcare Business Development. Mr. Fredman holds a bachelor’s degree in honors philosophy from Georgetown University and a master’s degree in finance and marketing from the Kellogg School of Management at Northwestern University.
Shivani Govil
joined CCC in March 2021 as Senior Vice President, Chief Product Officer. Prior to joining the Company, Ms. Govil served in leadership roles at global software technology firms. Most recently, Ms. Govil was Executive Vice-President, Emerging Technology, Ecosystem & Digital Services for Sage Software from 2018. Prior to that, Ms. Govil worked at SAP AG for over a decade, in various roles, across mobile, analytics, AI, etc. and was Global VP, AI and Cognitive Products for SAP Ariba. Ms. Govil also served as Director, Corporate Strategy & Development of Agile Software from 2004 through its acquisition by Oracle in 2007. Ms. Govil’s early career included positions at two silicon valley startups and as a business and strategy consultant at Andersen. Ms. Govil holds a master’s degree in engineering from Princeton University and a bachelor’s degree in engineering from the Indian Institute of Technology, Bombay.
Directors
The New CCC Board consists of nine directors, divided into three classes (Class I, Class II and Class III) with Class I consisting of three directors, Class II consisting of three directors and Class III consisting of three directors, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. The initial term for the Class I directors will expire in 2022, the initial term for the Class II directors will expire in 2023 and the initial term for the Class III directors will expire in 2024. Pursuant to the Shareholder Rights Agreement, the New CCC Board consists of (i) three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual designated by the Advent Investor, who are currently (a) Teri Williams, as a Class I Director, (b) William Ingram, as a Class II Director, and (c) Eileen Schloss, as a Class III Director; (ii) three directors designated by the Advent Investor, who are currently (a) Christopher Egan, as a Class I Director, (b) Lauren Young, as a Class II Director, and (c) Eric Wei, as a Class III Director; (iii) one Director designated by the OH Investor, who is currently Steven Puccinelli, as a

Class I Director; (iv) one director designated by the TCV Investor, who is currently David Yuan, as a Class II Director; and (v) Githesh Ramamurthy, as a Class III Director.
Each of the Advent Investor, the OH Investor and the TCV Investor has the right to designate a certain number of directors to be nominated for election to the New CCC Board for a specified period following the Closing and have agreed to vote all of their shares of capital stock of the New CCC in favor of the election of each other’s designees. The Advent Investor will have the right to designate three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual and three additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the New CCC into which such shares are converted or for which such shares are exchanged) constituting at least 50% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor has the right to designate two directors who qualify as Independent Directors and two additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the Company into which such shares are converted or for which such shares are exchanged) constituting at least 25% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor will have the right to designate one (1) director who qualifies as an Independent Director and one additional director until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the New CCC (or other securities of the New CCC into which such shares are converted or for which such shares are exchanged) constituting at least 10% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing, after which date the Advent Investor will no longer have the right to designate any directors. Each of the OH Investor and the TCV Investor is entitled to nominate one (1) director for so long as such Sponsor Holder holds a number of equity securities of New CCC constituting at least 60% of the number of such securities it held immediately after the Closing, with such rights terminating at such time as such Sponsor Holder holds less than 60% of the number of such securities it held immediately after the Closing.
For biographical information about Githesh Ramamurthy, see “—Executive Officers” above.
Steven G. Puccinelli
served as a member of the board of directors of Cypress Holdings, Inc. from founding in 2017 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Mr. Puccinelli has been with Oak Hill Capital since 2015, where he is currently a Managing Partner, and is responsible for originating, structuring, and managing investments for the firm’s Services group. Prior to joining Oak Hill, Mr. Puccinelli was Head of Private Equity for North America and Europe at Investcorp International, Inc., where he served in various roles from 2000 until 2013. Prior to that, he spent 15 years at Donaldson, Lufkin & Jenrette, Inc. in several positions, most recently as Managing Director and Head of the Retail and Consumer Industry Group. Mr. Puccinelli holds a bachelor’s degree from the University of California, Berkeley and a Master of Business Administration degree from Harvard Business School. We believe Mr. Puccinelli is qualified to serve on the New CCC Board based on his broad professional experience within the insurance and financial services industries and services as an executive and board member to other technology companies.
William Ingram
served as a member of the board of directors of Cypress Holdings, Inc. from October 2020 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. From December 2015 to April 2020, Mr. Ingram served as the Chief Financial Officer of Avalara, Inc., a cloud-based SaaS company providing compliance solutions to customers worldwide. From April 2015 to December 2015, he served as the interim CFO for Khan Academy, a non-profit
educational organization. Mr. Ingram also held various executive roles at Leap Wireless International, Inc., including Executive Vice President and Chief of Strategy from August 2007 to March 2014, and with the acquiring company, AT&T, from March 2014 to January 2015. Mr. Ingram holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from Harvard Business School. We believe Mr. Ingram is qualified to serve on the New CCC Board based on his professional experiences and services as an executive and board member to other technology companies, in addition to his leadership experience and critical knowledge of financial reporting, accounting, risk management, financial performance and strategy, in addition to, his professional experience and services as an executive and board member to other technology companies, which also makes Mr. Ingram qualified to serve as the Chairman of the audit committee of the New CCC Board.
David Yuan
served a as a member of the board of directors of Cypress Holdings, Inc. from its founding in 2017 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Mr. Yuan is a Senior Advisor at Technology Crossover Ventures (TCV), which he joined in 2005. Mr. Yuan serves on the Board of Directors, or as a Board observer, of multiple other companies within the technology and FinTech space, including Avetta, Klook, LegalZoom, SiteMinder, Toast, and Wealthsimple. Prior to joining TCV, Mr. Yuan served as a private equity investor at JPMorgan Partners from 2000 through 2003, director of Business Development at 1stUp.com (acquired by CMGi) from 1999 through 2000, and as a management consultant at Bain and Company from 1997 through 1999. Mr. Yuan holds a bachelor’s degree in economics from Harvard University and a Master of Business Administration degree from the Stanford University Graduate School of Business. We believe Mr. Yuan is qualified to serve on the New CCC Board based on his broad professional experience within the technology and FinTech industries and services as a director or board observer to other technology companies.
Eileen Schloss
served as a member of the board of directors of Cypress Holdings, Inc. from August 2020 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Ms. Schloss has served as an Operations Advisor to Advent International Corporation since December 2019. Ms. Schloss also currently serves on the Board of Directors of Alteryx, Inc. Prior to joining Advent, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc. from 2012 to March 2017. Ms. Schloss served as Executive Vice President, Human Resources for Rovi Corporation from 2007 to 2012. Prior to that, Ms. Schloss served as Vice President, Administration for Caspian Networks, Inc. from 2002 to 2006. Ms. Schloss holds a bachelor’s degree in Organizational Behavior from the University of San Francisco and a master’s degree in Technology Management from Pepperdine University. We believe that Ms. Schloss is qualified to serve on the New CCC Board based on her extensive experience working for public companies in the software industry as a human resources professional.
Teri Williams
served as a member of the board of directors of Cypress Holdings, Inc. from January 2021 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Ms. Williams is a member of the Board of Directors, President, Chief Operating Officer and owner of OneUnited Bank, where she has served in various roles since 1995. Prior to joining OneUnited Bank, Ms. Williams held various positions with Bank of America and American Express, including serving as a Vice President of American Express. Ms. Williams holds a bachelor’s degree in Economics from Brown University and a Master of Business Administration degree from Harvard Business School. In addition to her roles with OneUnited Bank, Ms. Williams is currently Chair of the Black Economic Council of Massachusetts and on the board of the 79th Street Corridor Initiative in Miami, Florida. We believe that Ms. Williams is qualified to serve on the New CCC Board based on her extensive experience in the financial services industry.
Christopher Egan
served as a member of the board of directors of Cypress Holdings, Inc. from its founding in 2017 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Mr. Egan is a Managing Partner at Advent International Corporation, having joined the firm in 2000. Mr. Egan serves on the board of directors of Ansira Partners, Inc., Clearent/FieldEdge, Definitive Healthcare, and Prisma Medios de Pagos S.A. Prior to joining Advent, Mr. Egan was an analyst in the financial sponsors group at UBS Warburg from 1998 through 2000. Mr. Egan holds a bachelor’s degree from Dartmouth College. We believe that Mr. Egan is qualified to serve on the New CCC Board based on his experience on the boards of directors of other companies within the technology and FinTech industries.
Eric Wei
served as a member of the board of directors of Cypress Holdings, Inc. from its founding in 2017 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the

Business Combination. Mr. Wei is a Partner at Advent International Corporation, where he has served in various roles since 2011. Prior to joining Advent, Mr. Wei served as a Principal of Sageview Capital from 2008 through 2011 and as Vice President at Bain Capital from 2005 through 2008. Mr. Wei also serves on the boards of directors of Tekion S.A., Conservice, LLC, Zenoti, P2 Energy, and FinancialForce (Unit4). Mr. Wei holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania. We believe that Mr. Wei is qualified to serve on the New CCC Board based on his extensive experience as an advisor to, and on the boards of directors of, other companies within the technology and FinTech industries.
Lauren Young
served as a member of the board of directors of Cypress Holdings, Inc. from December 2018 until the Closing of the Business Combination and has served as a Director of New CCC since the Closing of the Business Combination. Ms. Young is a Managing Director of Advent International Corporation, which she joined in 2011 as Vice President. Prior to Advent, Ms. Young was a member of the US buyout fund at The Carlyle Group from 2006 through 2009 and served as an analyst at McColl partners from 2004 through 2006. Ms. Young also currently serves on the boards of directors of Definitive Healthcare, Forescout and P2 Energy. Ms. Young holds a bachelor’s degree from Davidson College and a Master of Business Administration degree from the Harvard Business School. We believe Ms. Young is qualified to serve as a Director of the Company based on her experience as an investor in, advisor to, and board member of other companies in the financial and technology industries.
Director Independence
The rules of the NYSE require that a majority of the New CCC Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Each individual serving on the New CCC Board, other than Githesh Ramamurthy, qualifies as an independent director under the rules of the NYSE.
The Advent Investor beneficially owns a majority of the voting power of all outstanding shares of New CCC’s common stock. As a result, New CCC is a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. New CCC anticipates utilizing the exception relating to the independence of its nominating and corporate governance committee immediately upon consummation of the Business Combination and may choose to utilize other exceptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New CCC ceases to be a “controlled company” and its shares continue to be listed on the NYSE, New CCC will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New CCC may be required to add additional members of the board of directors in order to achieve such compliance within the applicable transition periods.
Family Relationships
There are no family relationships among any of our executive officers and any current or proposed members of the board of directors of the Company.

Committees of the Board of Directors
The New CCC Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in
rules, the rules of NYSE and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that will be approved by our board and will have the composition and responsibilities described below.
Audit Committee
The members of our audit committee consist of William Ingram, Teri Williams and Steve Puccinelli. William Ingram serves as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each member qualifies as an independent director under applicable rules. Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule
10A-3
under the Exchange Act. Each of Mr. Ingram, Ms. Williams and Mr. Puccinelli is financially literate and each of them qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation
S-K
promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of the compensation committee are Eileen Schloss, Eric Wei and David Yuan. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Each of Ms. Schloss, Mr. Wei and Mr. Yuan is independent. Ms. Schloss serves as Chair of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Nominating and Corporate Governance Committee
The members of the nominating and corporate governance committee are Githesh Ramamurthy, Eric Wei, Lauren Young and Teri Williams, of whom, Mrs. Young, Mr. Wei and Mrs. Williams are independent. Eric Wei will serve as Chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
Guidelines for Selecting Director Nominees
New CCC is subject to the terms of the Shareholder Rights Agreement. See “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Dragoneer—Shareholder Rights Agreement” and “Management—Directors.”

Role of Board in Risk Oversight
The New CCC Board has extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting of the New CCC Board by the audit committee. The audit committee represents the New CCC Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarize for the New CCC Board areas of risk and the appropriate mitigating factors. In addition, New CCC Board receives periodic detailed operating performance reviews from management.
Compensation of Directors and Executive Officers
Overview
CCC’s executive compensation program is designed to:

•	attract, retain and motivate senior management leaders who are capable of advancing CCC’s mission and strategy and, ultimately, creating and maintaining its long-term equity value;

•	seek to pay competitive cash compensation at the market median of our peer group and in the first quartile for total compensation including long term compensation;

•	reward senior management in a manner aligned with CCC’s financial performance; and

•	align senior management’s interests with CCC’s equity owners’ long-term interests through equity participation and ownership.
Decisions with respect to the compensation of New CCC’s executive officers, including its named executive officers, are made by the compensation committee of the board of directors.
Compensation for New CCC’s executive officers will have the following components: base salary, annual incentive plan, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New CCC will also use the bonuses paid under the annual incentive plan and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
New CCC’s named executive officers’ base salaries in effect prior to the Business Combination continued as described under “
—Compensation of Directors and Executive Officers
” subject to increases made in connection with CCC’s annual review of its named executive officers’ base salaries and be reviewed annually by the compensation committee.
Annual Incentive Plan
New CCC will continue to use an annual incentive plan tied to financial metrics for the named executive officers to motivate their achievement of short-term performance goals and tie their cash compensation to the financial performance of CCC. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of cash payable under the annual incentive plan to each of the named executive officers.

Stock-Based Awards
We expect New CCC to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their continued retention and aligning the executives’ interests with those of CCC’s equity holders. Stock-based awards will be awarded in future years under the Incentive Equity Plan, which was approved at the Special Meeting. For a description of the Incentive Equity Plan, please see “Executive Compensation—Incentive Equity Plan Proposal.”
Other Compensation
New CCC continues to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. New CCC continues to provide its named executive officers with specified perquisites and personal benefits currently provided by CCC.
Director Compensation
Non-employee
directors of New CCC will receive varying levels of compensation for their services as directors and members of committees of the New CCC Board. New CCC anticipates determining director compensation in accordance with industry practice and standards.
Compensation Committee Interlocks and Insider Participation
None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the New CCC Board.
Code of Business Conduct
We have adopted a new code of business conduct that applies to all of our directors, officers and employees, including our chief executive officer and other executive and senior financial officers. Our code of business conduct will be a “code of ethics,” as defined in Item 406(b) of
Regulation S-K.
Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and is posted on our website at
www.ir.cccis.com.
Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part
.
We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website at
www.ir.cccis.com.
Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New CCC Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) New CCC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted New CCC Common Stock for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our New CCC Common Stock then outstanding; or

•	the average weekly reported trading volume of our New CCC Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, we expect Dragoneer Funding I LLC and other parties whose restricted securities are registered in this prospectus will be able to sell their New CCC Common Stock and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on August 5, 2021, so long as the conditions set forth in the exception above are satisfied. Absent registration under the Securities Act, other stockholders will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S.
HOLDERS
The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our Common Stock as of the date hereof. Except where noted, this summary deals only with Common Stock purchased in this offering that is held as a capital asset by a
non-U.S.
holder (as defined below).
A
“non-U.S.
holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to
non-U.S.
holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt
organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.
If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free
return of capital, causing a reduction in the adjusted tax basis of a
non-U.S.
holder’s Common Stock, and to the extent the amount of the distribution exceeds a
non-U.S.
holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).
Dividends paid to a
non-U.S.
holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the
non-U.S.
holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A
non-U.S.
holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form
W-8BEN-E
(or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain
non-U.S.
holders that are pass-through entities rather than corporations or individuals.
A
non-U.S.
holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a
non-U.S.
holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the
non-U.S.
holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the
non-U.S.
holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A
non-U.S.
holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. In addition, if any
non-U.S.
holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such
non-U.S.
holder may be subject to an
additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual
non-U.S.
holder described in the second bullet point immediately above will be subject to a

30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a
non-U.S.
holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the
non-U.S.
holder resides under the provisions of an applicable income tax treaty.
A
non-U.S.
holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a
non-U.S.
holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends on, or gross proceeds from the sale or other disposition of, our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a
“non-financial
foreign entity” (as specifically defined in the Code and whether such non-financial
foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and a
non-U.S.
holder’s country of residence may modify the requirements described in this section. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Common Stock.

The withholding obligations under FATCA generally apply to dividends on our Common Stock and to the payment of gross proceeds of a sale or other disposition of our Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Common Stock (but not on payments of dividends). Taxpayers may rely on the proposed regulations until final regulations are issued or until such proposed regulations are rescinded.

PLAN OF DISTRIBUTION
We are registering the issuance of 35,100,000 shares of Common Stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and Forward Purchase Warrants.
We are also registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of (a) up to 569,506,621 shares of our Common Stock and (b) up to 21,300,000 Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the New CCC Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of New CCC Common Stock or Warrants, including donees, pledgees and other transferees or successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership, distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Selling Holder pursuant to
Rule 10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	distribution to employees, members, limited partners or stockholders of the Selling Holders;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
In addition, a Selling Holder that is an entity may elect to make an in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of New CCC Common Stock or warrants, such Selling Holder may transfer shares of New CCC Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.
With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.
In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of New CCC Common Stock and warrants are currently listed on NYSE under the symbols “CCCS” and “CCCS WS,” respectively.
The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.
A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
We have agreed with certain Selling Holders pursuant to the Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under the Registration Rights Agreement.
Lock-up
Agreements
Certain of our stockholders have entered into
lock-up
agreements or otherwise agreed to a
six-month
lock-up
period. See “Certain Relationships and Related Party Transactions—New CCC Related Person Transactions—Shareholder Rights Agreement.”
Company Warrants
The Warrants (including the Common Stock issuable upon exercise of the Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities—Company Warrants.”

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of Dragoneer Growth Opportunities Corp. as of December 31, 2020 and for the period from July 3, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Cypress Holdings, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
CHANGE IN AUDITOR
On August 6, 2021, the Audit Committee of the CCC Board approved the appointment of Deloitte & Touche LLP (“Deloitte”) as CCC’s independent registered public accounting firm to audit CCC’s consolidated financial statements for the year ended December 31, 2021. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of Dragoneer, was informed on August 6, 2021 that it would be replaced by Deloitte as CCC’s independent registered public accounting firm after the completion of its review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination
special purpose acquisition company, Dragoneer.
For the fiscal year ended December 31, 2020, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.
During the fiscal year ended December 31, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation
S-K
under the Exchange Act).
CCC has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish CCC with a letter addressed to the Commission stating whether it agrees with the statements made by CC set forth above. A copy of Withum’s letter, dated August 12, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on
Form S-1 under
the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Common Stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://www.cccis.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Dragoneer Growth Opportunities Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period from July 3, 2020 (inception) through December 31, 2020	F-4
Statement of Changes in Shareholders’ Equity for the period from July 3, 2020 (inception) through December 31, 2020	F-5
Statement of Cash Flows for the period from July 3, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

Condensed Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-25
Unaudited Condensed Statement of Operations for the six months ended June 30, 2021	F-26
Unaudited Condensed Statement of Changes in Shareholders’ (Deficit) Equity for the six months ended June 30, 2021	F-27
Unaudited Condensed Statement of Cash Flows for the six months ended June 30, 2021	F-28
Notes to Condensed Financial Statements	F-29

Audited Consolidated Financial Statements of Cypress Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-47
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-48
Consolidated Statements of Operations and Comprehensive Loss for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-49
Consolidated Statements of Mezzanine Equity and Stockholders’ Equity for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-50
Consolidated Statements of Cash Flows for the Fiscal Years ended December 31, 2020, December 31, 2019 and December 31, 2018	F-51
Notes to Consolidated Financial Statements	F-52

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-80
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2021 and June 30, 2020 .	F-82
Unaudited Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Equity for the three and six months ended June 30, 2021 and June 30, 2020	F-84
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020	F-86
Notes to Unaudited Condensed Consolidated Financial Statements	F-88

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Dragoneer Growth Opportunities Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Dragoneer Growth Opportunities Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 3, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 3, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled
Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)
(the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants and warrant-related instruments should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants and warrant related-instruments.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 13, 2021

DRAGONEER GROWTH OPPORTUNITIES CORP.
BALANCE SHEET
DECEMBER 31, 2020 (As Restated)

ASSETS
Current assets
Cash	$605,009
Prepaid expenses	321,174

Total Current Assets	926,183
Cash held in Trust Account	690,000,000

TOTAL ASSETS	$690,926,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$900,390
Advance from related party	17,703

Total Current Liabilities	918,093
FPA liability	69,874,782
Warrant liability	149,920,186
Deferred underwriting fee payable	24,150,000

Total Liabilities	244,863,061

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 44,106,311 shares at $10.00 per share redemption value	441,063,112
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 24,893,689 shares issued and outstanding (excluding 44,106,311 shares subject to possible redemption)	2,489
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725
Additional paid-in capital	190,771,666
Accumulated deficit	(185,775,870)

Total Shareholders’ Equity	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$690,926,183

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$1,042,637

Loss from Operations	(1,042,637)

Other Income (expense):
Change in fair value of warrant liability	(106,714,978)
Change in fair value of FPA	(69,874,782)
Compensation expense resulting from issuance of private placement warrants	(6,992,602)
Offering costs allocated to warrant liabilities	(1,150,871)

Total Other Income (expense)	$(185,775,870)

Weighted average shares outstanding of Class A redeemable ordinary shares	69,000,000

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	16,748,571

Basic and diluted net loss per share, Class B	$(11.09)

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — July 3, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of 69,000,000 Units, net of underwriting discounts and offering costs and Public Warrant fair value	69,000,000	6,900	—	—	631,807,092	—	631,813,992
Class A ordinary shares subject to possible redemption	(44,106,311)	(4,411)	—	—	(441,058,701)	—	(441,063,112)
Net loss	—	—	—	—	—	(185,775,870)	(185,775,870)

Balance — December 31, 2020	24,893,689	$2,489	17,250,000	$1,725	$190,771,666	$(185,775,870)	$5,000,010

The accompanying notes are an integral part of these financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(185,775,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	106,714,978
Loss on FPA liability	69,874,782
Compensation expense on Private Placement warrants	6,992,602
Offering costs allocated to warrant liabilities	1,150,871
Formation cost paid by Sponsor in exchange for issuance of founder shares	5,000
Operating expenses paid through advance from related party	32,075
Changes in operating assets and liabilities:
Prepaid expenses	92,814
Accrued expenses	900,948

Net cash used in operating activities	(11,800)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)

Net cash used in investing activities	(690,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	676,200,000
Proceeds from sale of Private Placement Warrants	15,800,000
Repayment of advances from related party	(1,383,191)

Net cash provided by financing activities	690,616,809

Net Change in Cash	605,009
Cash – Beginning	—

Cash – Ending	$605,009

Non-Cash Investing and Financing Activities:
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$20,000

Accrued expenses paid through advances from related party	$558

Payment of offering costs through advances from related party	$954,273

Payment of prepaid expenses through advances from related party	$413,988

Initial classification of Class A ordinary shares subject to possible redemption	$618,455,829

Change in value of Class A ordinary shares subject to possible redemption	$(177,392,717)

Deferred underwriting fee payable	$24,150,000

Initial classification of warrant liability:	$43,205,208
Initial classification of FPA liability:	$234,683

The accompanying notes are an integral part of the financial statements
.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Dragoneer Growth Opportunities Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 3, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”) (see Note 11).
The registration statement for the Company’s Initial Public Offering was declared effective on August 13, 2020. On August 18, 2020, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Dragoneer Growth Opportunities Holdings (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 5.
Transaction costs amounted to $38,924,273, consisting of $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fee and $974,273 of other offering costs.
Following the closing of the Initial Public Offering on August 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the net proceeds from the sale of the Private Placement Warrants was placed in a non-interest
bearing trust account (the “Trust Account”) which the Company expects will not earn interest or be invested until January 1, 2021, after which the proceeds will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The NYSE listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

shareholders’ rights or
pre-initial
business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until August 18, 2022 (or November 18, 2022 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 18, 2022 but has not completed a Business Combination by August 18, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Shares due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants and forward purchase units, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In Addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”). The provisions noted in the SEC Statement impact the Company’s Public Warrants and the Private Placement Warrants.
In further consideration of the SEC Statement, the Company’s management evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants (including on August 18, 2020, September 30, 2020, and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of August 18, 2020 (audited)
Total Liabilities	$25,131,073	$43,439,891	$68,570,964
Class A Ordinary Shares Subject to Redemption	661,895,720	(43,439,891)	618,455,829
Class A Ordinary Shares	281	434	715
Additional Paid in Capital	5,003,001	8,377,722	13,380,723
Accumulated Deficit	(5,000)	(8,378,156)	(8,383,156)
Number of Class A ordinary shares subject to redemption	66,189,572	(4,343,989)	61,845,583

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$25,274,901	$116,489,061	$141,763,962
Class A Ordinary Shares Subject to Redemption	661,858,040	(116,489,061)	545,368,979
Class A Ordinary Shares	281	1,165	1,446
Additional Paid-in Capital	5,040,681	81,426,161	86,466,842
Accumulated Deficit	(42,685)	(81,427,326)	(81,470,011)
Number of Class A ordinary shares subject to redemption	66,185,804	(11,648,906)	54,536,898

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$25,068,093	$219,794,968	$244,863,061
Class A Ordinary Shares Subject to Redemption	660,858,080	(219,794,968)	441,063,112
Class A Ordinary Shares	291	2,198	2,489
Additional Paid-in Capital	6,040,631	184,731,035	190,771,666
Accumulated Deficit	(1,042,637)	(184,733,233)	(185,775,870)
Number of Class A ordinary shares subject to redemption	66,085,808	(21,979,497)	44,106,311

Statement of operations for the period from July 3, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(42,685)	$(81,427,326)	$(81,470,011)
Weighted average shares outstanding – Class A redeemable shares	69,000,000	—	69,000,000
Basic and Diluted EPS – Class A	0.00	0.00	0.00
Weighted average shares outstanding – Class B	17,250,000	—	17,250,000
Basic and Diluted EPS – Class B	0.00	(4.72)	(4.72)
Statement of operations for the period from July 3, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(1,042,637)	$(184,733,233)	$(185,775,870)
Weighted average shares outstanding – Class A redeemable shares	69,000,000	—	69,000,000
Basic and Diluted EPS – Class A	0.00	0.00	0.00
Weighted average shares outstanding – Class B	17,250,000	—	16,748,571
Basic and Diluted EPS – Class B	(0.06)	(11.03)	(11.09)

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Cash Held in Trust Account
At December 31, 2020, the assets held in the Trust Account were held in cash.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $37,773,402 were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs allocated to the warrant liabilities amounted to $1,150,871, are expensed and included in other expenses in the statement of operations.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of Private Warrants was determined using a Black-Scholes option pricing model.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement’s recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

The Company is considered to be a Cayman Islands exempted company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 29,600,000 shares of Class A ordinary shares in the aggregate.
The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable
ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable
ordinary shares outstanding for the period. Class B
non-redeemable
ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 3, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$—

Net Earnings	$—

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(185,775,870)
Redeemable Net Earnings	$—

Non-Redeemable Net Loss	$(185,775,870)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	16,748,571
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(11.09)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable
securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 Class B ordinary shares (the “Founder Shares”). On July 23, 2020, the Sponsor transferred 75,000 Founder Shares to each of the Company’s directors. The Founder Shares included an aggregate of up to 2,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.
Each of the Company’s initial shareholders has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances from Related Party
An affiliate of the Sponsor advanced the Company an aggregate of $1,400,894 to cover expenses related to the Initial Public Offering and for working capital purposes. The advances are non-interest
bearing and due on demand. Advances in the aggregate amount of $1,383,191 were repaid during the period ended December 31, 2020. As of December 31, 2020, advances in the aggregate amount of $17,703 are outstanding.
Promissory Note – Related Party
On July 10, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. There were no outstanding borrowings under the Promissory Note as of December 31, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
On January 19, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000 (the “Convertible Promissory Note”) (see Note 11).
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $13,800,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreements
On July 24, 2020 and August 12, 2020, the Company entered into two respective forward purchase agreements which provide for the purchase by each of Dragoneer Funding LLC (“Dragoneer Funding”) and

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

entities managed by or associated with certain affiliates of Willett Advisors LLC of up to a combined aggregate of 17,500,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $175,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of a Business Combination.
The obligations under the forward purchase agreements will not depend on whether any public shareholders elect to redeem their shares and provide a minimum funding level for the initial Business Combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights.
NOTE 8 — SHAREHOLDERS’ EQUITY
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 24,893,689 Class A ordinary shares issued and outstanding, excluding 44,106,311 Class A ordinary shares subject to possible redemption.
Class
 B Ordinary Shares
—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 17,250,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9 – WARRANT LIABILITY
Warrants
—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrant is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrant expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $18.00
.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable,
except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. At December 31, 2020, the Company had no held-to-maturity
securities.
At December 31, 2020, assets held in the Trust Account were comprised of $690,000,000 in cash. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$59,064,000
Warrant Liability – Private Placement Warrants	3	$90,856,186
FPA Liability	3	$69,874,782

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 3, 2020 (inception)	$—	$—	$—
Initial measurement on August 18, 2020	22,792,602	20,412,606	43,205,208
Change in valuation inputs or other assumptions	68,063,584	38,651,394	106,714,978

Fair value as of December 31, 2020	$90,856,186	$59,064,000	$149,920,186

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
FPA Liability
The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $175 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $175 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, July 3, 2020	$—
Loss on change in fair value (1)	69,874,782

Fair value, December 31, 2020	$69,874,782

(1)	Represents the non-cash loss on change in valuation of the FPA liability and is included in loss on change in fair value of FPA liability on the statement of operations.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as describe below, except as described in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 19, 2021, the Company entered into a Convertible Promissory Note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000, which amount was drawn in full on the same day. The Convertible Promissory Note is non-interest
bearing and due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. Up to $2,000,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants.
On February 2, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”), by and among the Company, Chariot Merger Sub and CCC. The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed as determined by CCC in its sole discretion, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of common stock of the Company (the “Dragoneer Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of Dragoneer Common Stock; and (ii) following the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”).
Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 15,000,000 shares of Dragoneer Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000.

DRAGONEER GROWTH OPPORTUNITIES CORP.
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash	$1,441,976	$605,009
Prepaid expenses	253,060	321,174

Total Current Assets	1,695,036	926,183
Investments held in Trust Account	690,021,942	690,000,000

Total Assets	$691,716,978	$690,926,183

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,086,224	$900,390
Convertible note – related party, net of debt discount	2,000,000	—
Advances from related party	2,330	17,703

Total Current Liabilities	7,088,554	918,093
FPA liability	6,830,624	69,874,782
Conversion option on working capital loan liability	2,365,417	—
Warrant liabilities	62,224,796	149,920,186
Deferred underwriting fee payable	24,150,000	24,150,000

Total Liabilities	102,659,391	244,863,061

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 69,000,000 and 44,106,311 shares as of June 30, 2021 and December 31, 2020 at $10.00 per share, respectively	690,000,000	441,063,112
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 and 24,893,689 shares issued and outstanding (excluding 69,000,000 and 44,106,311 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	2,489
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	1,725	1,725
Additional paid-in capital	—	190,771,666
Accumulated deficit	(100,944,138)	(185,775,870)

Total Shareholders’ (Deficit) Equity	(100,942,413)	5,000,010

Total Liabilities and Shareholders’ (Deficit) Equity	$691,716,978	$690,926,183

The accompanying notes are an integral part of these unaudited condensed financial statements.

DRAGONEER GROWTH OPPORTUNITIES CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$998,689	$5,401,608

Loss from operations	(998,689)	(5,401,608)
Other income (expense):
Interest earned on marketable securities held in Trust Account	15,703	21,942
Change in fair value of FPA liability	186,812	63,044,158
Change in fair value of conversion option on working capital loan	(1,127,856)	(365,417)
Change in fair value of warrant liabilities	(14,706,065)	87,695,390
Interest expense - amortization of debt discount	(1,000,000)	(2,000,000)

Other income (expense), net	(16,631,406)	148,396,073
Net (loss) income	$(17,630,095)	$142,994,465

Weighted average shares outstanding of Class A ordinary redeemable shares	69,000,000	69,000,000

Basic and diluted income per share, Class A ordinary redeemable shares	$—	$—

Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	17,250,000

Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$(1.02)	$8.29

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-
26

DRAGONEER GROWTH OPPORTUNITIES CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – January 1, 2021	24,893,689	$2,489	17,250,000	$1,725	$190,771,666	$(185,775,870)	$5,000,010
Change in value of Class A Ordinary shares subject to possible redemption	(24,893,689)	(2,489)	—	—	(190,771,666)	(58,162,733)	(248,936,888)
Net income	—	—	—	—	—	160,624,560	160,624,560

Balance – March 31, 2021	—	—	17,250,000	1,725	—	(83,314,043)	(83,312,318)
Net loss	—	—	—	—	—	(17,630,095)	(17,630,095)

Balance – June 30, 2021	—	$—	17,250,000	$1,725	$—	$(100,944,138)	$(100,942,413)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-
27

DRAGONEER GROWTH OPPORTUNITIES CORP.
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net income	$142,994,465
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(87,695,390)
Change in fair value of FPA liability	(63,044,158)
Change in fair value of conversion option on working capital loan	365,417
Amortization of debt discount	2,000,000
Interest earned on marketable securities held in Trust Account	(21,942)
Changes in operating assets and liabilities:
Prepaid expenses	68,114
Accounts payable and accrued expenses	4,185,834

Net cash (used in) operating activities	(1,147,660)

Cash Flows from Financing Activities:
Proceeds from convertible note - related party	2,000,000
Advances from related party	4,085
Repayment of advances from related party	(19,458)

Net cash provided by financing activities	1,984,627

Net Change in Cash	836,967
Cash – Beginning	605,009

Cash – Ending	$1,441,976

Non-Cash Investing and Financing Activities:
Initial classification of conversion option	$2,000,000

Change in value of Class A ordinary shares subject to redemption	$248,936,888

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-
28

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Note 1 — Description of Organization and Business Operations
Dragoneer Growth Opportunities Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from July 3, 2020 (inception) through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (“CCC”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company may generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 13, 2020. On August 18, 2020 the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Dragoneer Growth Opportunities Holdings (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 4. Private Placement Warrants together with the warrants included in the units sold (the “Public Warrants”) (the “Warrants”).
Transaction costs amounted to $38,924,273, consisting of $13,800,000 of underwriting fees, $24,150,000 of deferred underwriting fee and $974,273 of other offering costs.
Following the closing of the Initial Public Offering on August 18, 2020, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the net proceeds from the sale of the Private Placement Warrants was placed in a non-interest
bearing trust account (the “Trust Account”) which did not earn interest or was not invested until after January 1, 2021, after which the proceeds have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

F-
29

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The NYSE listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an

F-
30

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company will have until August 18, 2022 (or November 18, 2022 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by August 18, 2022 but has not completed a Business Combination by August 18, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Shares due to reductions in the

F-
31

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern Consideration
As of June 30, 2021, the Company had $1,441,976 in its operating bank account, and a working capital deficiency of approximately $5,393,518.
The Company’s liquidity needs up to June 30, 2021 were satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, advances from related party of $1,404,979 (see Note 5) and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the advanced from related party leaving a balance of $2,330 as of June 30, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of June 30, 2021, the Company had $2,000,000 outstanding under the Working Capital Loans.
Management has determined that the Company has access to funds from the Sponsors, and the Sponsors have the financial wherewithal to fund the Company, that are sufficient to fund its working capital needs until the consummation of a Business Combination or for a minimum of one year from the date of issuance of the financial statements. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination (including the Pending Business Combination).
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the

F-
32

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s amended Annual Report on Form
10-K/A
for the period ended December 31, 2020 filed with the SEC on May 13, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

F-
33

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Cash and Marketable Securities Held in Trust Account
At June 30, 2021 and December 31, 2020, the assets held in the Trust Account were held in mutual funds and cash, respectively.
Class A Ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $37,773,402 were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs allocated to the warrant liabilities amounted to $1,150,871, were expensed as of the date of the Initial Public Offering.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC
815-40
under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The Public Warrants for periods where no observable traded price was available were valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of the Private Warrants was determined using a Black-Scholes option pricing model.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax

F-
34

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 29,600,000 shares of Class A ordinary shares in the aggregate.
The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable
ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable
ordinary shares outstanding for the period. Class B
non-redeemable
ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

F-
35

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June, 30	Six Months Ended June 30,
	2021	2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares Interest Income earned on marketable securities held in Trust Account	$15,703	$21,942
Net Earnings	$15,703	$21,942

Denominator: Weighted Average Redeemable Class A Ordinary Shares Redeemable Class A Ordinary Shares, Basic and Diluted	69,000,000	69,000,000

Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Income (Loss) minus Redeemable Net Earnings
Net Income (Loss)	$(17,630,095)	$142,994,465
Redeemable Net Earnings	(15,703)	(21,942)

Non-Redeemable Net Income (Loss)	$(17,645,798)	$142,972,523

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	17,250,000	17,250,000

Earnings (loss)/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.02)	$8.29

Note: As of June 30, 2021, basic and diluted shares are the same as there are no non-redeemable
securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

F-
36

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the FASB issued ASU
No. 2020-06,
“Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU
2020-06
removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU
2020-06
is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU
2020-06
effective as of January 1, 2021. The adoption of ASU
2020-06
did not have an impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary

F-
37

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 17,250,000 Class B ordinary shares (the “Founder Shares”). On July 23, 2020, the Sponsor transferred 75,000 Founder Shares to each of the Company’s directors. The Founder Shares included an aggregate of up to 2,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted
basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.
Each of the Company’s initial shareholders has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Advances from Related Party
An affiliate of the Sponsor advanced the Company an aggregate of $1,404,979 to cover expenses related to the Initial Public Offering and for working capital purposes. The advances are non-interest
bearing and due on demand. Advances in the aggregate amount of $19,458 were repaid during the six months ended June 30, 2021 and $1,383,191 were repaid during the year ended December 31, 2020. As of June 30, 2021 and December 31, 2020, advances in the aggregate amount of $2,330 and $17,703 are outstanding, respectively.
Promissory Note – Related Party
On July 10, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. There were no outstanding borrowings under the Promissory Note as of June 30, 2021 and December 31, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

F-
3
8

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
On January 19, 2021, the Company entered into a Working Capital Loan with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $2,000,000. The Working Capital Loan is non-interest
bearing and due on the date on which the Company consummates a Business Combination. As of June 30, 2021, the outstanding balance under the Working Capital Loan amounted to $2,000,000.
The Company assessed the provisions of the Working Capital Loan under ASC
815-15.
The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to debt discount. The Conversion Option was valued using a Black-Scholes Option Pricing Model, which is considered to be Level 3 fair value measurement (see Note 9).
The debt discount is being amortized to interest expense as a non-cash
charge over the term of the Working Capital Loan, which is assumed to be June 2022, the Company’s initial expected Business Combination date. The Company initially recorded a debt discount, which is presented net of the Working Capital Loan on the accompanying condensed balance sheet, of $2,000,000. During the three and six months ended June 30, 2021, the Company recorded $1,000,000 and $2,000,000, respectively, of interest expense related to the amortization of the debt discount.
Note 6 — Commitments and Contingencies
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on August 13, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon exercise of the Forward Purchase Agreement and conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the

F-
3
9

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $13,800,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $24,150,000 in the aggregate. The deferred fee will be forfeited by the underwriters in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreements
On July 24, 2020 and August 12, 2020, the Company entered into two respective forward purchase agreements which provide for the purchase by each of Dragoneer Funding LLC and entities managed by or associated with Willett Advisors LLC of up to a combined aggregate of 17,500,000 units (the “forward purchase units”), with each unit consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share for $10.00 per unit, or $175,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of a Business Combination.
The obligations under the forward purchase agreements will not depend on whether any public shareholders elect to redeem their shares and provide a minimum funding level for the initial Business Combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights.
Business Combination Agreement
On February 2, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to Business Combination Agreement), by and among the Company, Chariot Merger Sub and CCC. The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed as determined by CCC in its sole discretion, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of common stock of the Company (the “Dragoneer Common Stock”), and (C) each outstanding whole warrant of the Company will become one warrant to purchase one share of Dragoneer Common Stock; and (ii) following the Domestication, Chariot Merger Sub will merge with and into CCC, with CCC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”).
Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to

F-
40

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 15,000,000 shares of Dragoneer Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $150,000,000.
Note 7 — Shareholders’ Equity
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31 ,2020, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were zero and 24,893,689 Class A ordinary shares issued and outstanding, excluding 69,000,000 and 44,106,311 Class A ordinary shares subject to possible redemption, respectively.
Class
 B Ordinary Shares
—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 17,250,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law. Prior to the Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. In addition, prior to the completion of a Business Combination, holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Note 8 — Warrant Liability
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days

F-
41

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrant is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrant expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

F-
42

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $10.00
. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Class A ordinary shares; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

F-
43

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Warrants will be exercisable on a cashless basis and be
non-redeemable,
except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 9 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2020, assets held in the Trust Account were comprised of $690,000,000 in cash. At June 30, 2021, assets held in the Trust Account were comprised of $690,021,942 in money market funds. During the period ended June 30, 2021 and December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	June 30, 2021	December 31, 2020
Assets – Assets Held in Trust Account	1	$690,021,942	$—
Liabilities:
Warrant Liability – Public Warrants	1	$27,738,000	$59,064,000
Warrant Liability – Private Placement Warrants	3	$34,486,796	$90,856,186
Warrant Liability – Conversion option on working capital loan	3	$2,365,417	$—
FPA Liability	2	$6,830,624	$69,874,782

F-
44

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the statement of operations.
The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$90,856,186
Change in fair value	(56,369,390)

Fair value as of June 30, 2021	$34,486,796

Conversion Option On Working Capital Loan Liability
The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing.
The following table presents the changes in the fair value of the conversion option liability:

Conversion Option Liability
Fair value as of January 1, 2021	$—
Initial classification of conversion option liability	8,480,557
Change in fair value	(6,115,140)

Fair value as of June 30, 2021	$2,365,417

FPA Liability
The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 2 fair value measurement. Under the net assets method utilized, the aggregate commitment of $175 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under

F-
45

DRAGONEER GROWTH OPPORTUNITIES CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $175 million fixed commitment..
The subsequent measurement of the FPA as of June 30, 2021 is classified as Level 2 due to the use of an observable market quote in an active market and the subsequent measurement of the FPA as June 30, 2021 is classified Level 2 due to no longer using the unobservable inputs.
The following table presents a summary of the changes in the fair value of the FPA liability, a Level 2 liability, measured on a recurring basis:

FPA Liability
Fair value as of January 1, 2021	$69,874,782
Change in fair value	(63,044,158)

Fair value as of June 30, 2021	$6,830,624

There were no other transfers between levels for the six months ended June 30, 2021.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

F-
46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Cypress Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cypress Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue recognition in the year ended December 31, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standard Update
No. 2014-09,
Revenue from Contracts with Customers (Topic 606),
and the related amendments, under the modified retrospective method.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Chicago, IL
March 29, 2021
We have served as the Company’s auditor since 2006.

F-
47

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(In thousands, except share data)

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$162,118	$93,201
Accounts receivable—Net of allowances of $4,224 and $3,970 for 2020 and 2019, respectively	74,107	63,613
Income taxes receivable	2,037	5,813
Deferred contract costs	11,917	10,807
Other current assets	31,586	21,315

Total current assets	281,765	194,749

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	101,438	89,504
INTANGIBLE ASSETS—Net	1,311,917	1,410,517
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	746	1,166
DEFERRED CONTRACT COSTS	14,389	12,463
OTHER ASSETS	18,416	9,300

TOTAL	$3,195,555	$3,184,583

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,164	$15,416
Accrued expenses	52,987	53,132
Income taxes payable	5,129	2,181
Current portion of long-term debt	25,381	10,000
Current portion of long-term licensing agreement—Net	2,540	2,386
Deferred revenues	26,514	25,096

Total current liabilities	125,715	108,211

LONG-TERM DEBT:
First Lien Term Loan—Net	1,292,597	947,175
Second Lien Term Loan—Net	—	366,337

Total long-term debt	1,292,597	1,313,512

DEFERRED INCOME TAXES—Net	322,348	333,472
LONG-TERM LICENSING AGREEMENT—Net	36,331	38,871
OTHER LIABILITIES	32,770	11,654

Total liabilities	1,809,761	1,805,720

COMMITMENTS AND CONTINGENCIES (Notes 18 and 19)
MEZZANINE EQUITY:
Redeemable non-controlling interests	14,179	—
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par; 1,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock—Series A, $0.001 par; 3,000,000 shares authorized; 1,450,978 shares issued and outstanding at December 31, 2020 and December 31, 2019	1	1
Common stock—Series B, $0.001 par; 500,000 shares authorized; 29,785 and 27,967 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	1,501,255	1,491,753
Accumulated deficit	(129,370)	(112,494)
Accumulated other comprehensive loss	(271)	(397)

Total stockholders’ equity	1,371,615	1,378,863

TOTAL	$3,195,555	$3,184,583

See notes to consolidated financial statements.

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CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(In thousands, except share and per share data)

	2020	2019	2018
REVENUES	$633,063	$616,084	$569,772

COST OF REVENUES
Cost of revenues, exclusive of amortization and impairment of acquired technologies	182,414	191,868	184,418
Amortization of acquired technologies	26,303	27,797	28,379
Impairment of acquired technologies	—	5,984	—

Total cost of revenues	208,717	225,649	212,797

GROSS MARGIN	424,346	390,435	356,975

OPERATING EXPENSES:
Research and development	109,508	114,005	108,169
Selling and marketing	74,710	82,109	73,830
General and administrative	90,838	78,128	65,728
Amortization of intangible assets	72,310	81,329	84,335
Impairment of goodwill	—	25,797	—
Impairment of intangible assets	—	175,269	—

Total operating expenses	347,366	556,637	332,062

OPERATING INCOME (LOSS)	76,980	(166,202)	24,913

INTEREST EXPENSE	(77,003)	(89,475)	(90,329)

(LOSS) GAIN ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	(13,249)	(22,432)	6,890

LOSS ON EARLY EXINGUISHMENT OF DEBT	(8,615)	—	—
OTHER INCOME—Net	332	476	472

PRETAX LOSS	(21,555)	(277,633)	(58,054)

INCOME TAX BENEFIT	4,679	67,293	3,023

NET LOSS INCLUDING NON-CONTROLLING INTEREST	(16,876)	(210,340)	(55,031)
Less: net loss attributable to non-controlling interest	—	—	—

NET LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$(16,876)	$(210,340)	$(55,031)

Net loss per share attributable to Class A and Class B common stockholders - basic and diluted	$(11.40)	$(142.28)	$(37.22)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders - basic and diluted	1,480,296	1,478,350	1,478,373

COMPREHENSIVE LOSS:
Net loss including non-controlling interest	(16,876)	(210,340)	(55,031)
Other comprehensive gain (loss)—Foreign currency translation adjustment	126	(89)	(34)

COMPREHENSIVE LOSS INCLUDING NON-CONTROLLING INTEREST	(16,750)	(210,429)	(55,065)
Less: comprehensive loss attributable to non-controlling interest	—	—	—

COMPREHENSIVE LOSS ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$(16,750)	$(210,429)	$(55,065)

See notes to consolidated financial statements.

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CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(In thousands, except number of shares)

	Redeemable Non-Controlling Interest	Issued Preferred Stock			Issued Common Stock					Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
					Series A		Series B						Total Stockholders’ Equity
		Number of Shares	Par Value		Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—January 1, 2018	$—	—		$—	1,450,978	$1	27,489		$—	$1,477,089	$190,981	$(274)	$1,667,797
Dividend to shareholders		—			—		—			—	(50,000)		(50,000)
Stock-based compensation expense	—	—		—	—	—	—		—	7,199	—	—	7,199
Exercise of stock options—net of tax	—	—		—	—	—	16		—	(6)	—	—	(6)
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(100)		—	(100)	—	—	(100)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	(34)	(34)
Net loss	—	—		—	—	—	—		—	—	(55,031)	—	(55,031)

BALANCE—December 31, 2018	—	—		—	1,450,978	1	27,405		—	1,484,182	85,950	(308)	1,569,825
Cumulative effect of change in accounting principle related to revenue recognition related to revenue recognition		—			—		—			—	11,896		11,896
Stock-based compensation expense	—	—		—	—	—	—		—	7,124	—	—	7,124
Exercise of stock options—net of tax	—	—		—	—	—	688		—	595	—	—	595
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(126)		—	(148)	—	—	(148)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	(89)	(89)
Net loss	—	—		—	—	—	—		—	—	(210,340)	—	(210,340)

BALANCE—December 31, 2019	—	—		—	1,450,978	1	27,967		—	1,491,753	(112,494)	(397)	1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—		—	—	—	—		—	—	—	—	—
Issuance of Series B common stock	—	—		—	—	—	1,000		—	1,560	—	—	1,560
Stock-based compensation expense	—	—		—	—	—	—		—	7,486	—	—	7,486
Exercise of stock options—net of tax	—	—		—	—	—	971		—	692	—	—	692
Repurchase and cancellation of Series B common stock	—	—		—	—	—	(153)		—	(236)	—	—	(236)
Foreign currency translation adjustment	—	—		—	—	—	—		—	—	—	126	126
Net loss	—	—		—	—	—	—		—	—	(16,876)	—	(16,876)

BALANCE—December 31, 2020	$14,179	—	$		1,450,978	$1	29,785	$		$1,501,255	$(129,370)	$(271)	$1,371,615

See notes to consolidated financial statements.

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CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(In thousands)

	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,876)	$(210,340)	$(55,031)
Adjustments to reconcile net loss to net cash provid e d by operating activities:
Depreciation and amortization of software, equipment, and property	17,749	18,391	14,700
Amortization of intangible assets	98,613	109,126	112,713
Impairment of goodwill and intangible assets	—	207,050	—
Deferred income taxes	(11,124)	(84,280)	(3,749)
Stock-based compensation	11,336	7,124	7,199
Amortization of deferred financing fees	4,630	4,837	4,654
Amortization of discount on debt	738	633	597
Change in fair value of interest rate swaps	13,249	22,432	(6,890)
Loss on early extinguishment of debt	8,615	—	—
Gain on divestiture	(3,800)	—	—
Other	114	51	10
Changes in:
Accounts receivable—Net	(10,558)	(4,494)	1,930
Deferred contract costs	(1,110)	(4,281)	—
Other current assets	(6,483)	(4,139)	(556)
Deferred contract costs—Non-current	(1,926)	(3,031)	—
Other assets	(9,187)	(1,778)	(4,379)
Income taxes	6,724	(1,277)	(967)
Accounts payable	(2,256)	4,465	2,313
Accrued expenses	165	1,296	(1,620)
Deferred revenues	1,376	2,306	(335)
Other liabilities	3,954	2,210	1,697

Net cash provided by operating activities	103,943	66,301	72,286

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(30,107)	(20,461)	(20,179)
Purchase of intangible asset	(560)	(159)	—
Purchase of investment	—	(435)	—

Net cash used in investing activities	(30,667)	(21,055)	(20,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of non-controlling interest in subsidiary	14,179	—	—
Principal payments on long-term debt	(388,846)	(10,000)	(10,000)
Proceeds from issuance of long-term debt, net of fees paid to lender	369,792	—	—
Proceeds from borrowings on revolving lines of credit	65,000	—	—
Repayment of borrowings on revolving lines of credit	(65,000)	—	—
Payment of fees associated with early extinguishment of long-term debt	(29)	—	—
Proceeds from exercise of stock options	719	720	—
Repurchases of Series B common stock	(236)	(148)	(100)
Dividend to stockholders	—	—	(50,000)

Net cash used in financing activities	(4,421)	(9,428)	(60,100)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	62	(70)	(77)

NET CHANGE IN CASH AND CASH EQUIVALENTS	68,917	35,748	(8,070)

CASH AND CASH EQUIVALENTS:
Beginning of year	93,201	57,453	65,523

End of year	$162,118	$93,201	$57,453

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$239	$7,279	$3,220

Asset obtained in exchange for financing liability	$—	$—	$43,500

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$71,649	$87,215	$85,561

Cash received (paid) for income taxes—Net	$917	$(17,958)	$(1,707)

See notes to consolidated financial statements.

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CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS
Basis of Presentation
—In April 2017, Cypress Holdings, Inc. (the “Company” or “Cypress Holdings”), a corporation organized by affiliates of Advent International Inc. (“Advent”), through its wholly owned subsidiaries, Cypress Holdings Intermediate Holdings I, Inc., Cypress Holdings Intermediate Holdings II, Inc., and Cypress Merger Sub, Inc. acquired all the outstanding shares and all other assets and liabilities related to the business of Jaguar Holdings Inc. (“Jaguar Holdings”) (the “Acquisition”). In connection with the Acquisition, Cypress Merger Sub, Inc., the surviving corporation, was renamed Cypress Intermediate Holdings III, Inc. (“Cypress Intermediate”). Subsequently, Cypress Intermediate and Jaguar Intermediate Holdings Inc. merged with and into CCC Information Services Inc. (“CCC”), the operating company, with CCC continuing after the merger as the surviving corporation.
Nature of Operations
—The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.
The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.
Risk and Uncertainties—
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only through the date the financial statements were issued. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
—The accompanying consolidated financial statements are prepared in accordance with US generally accepted accounting principles, or GAAP, and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest.
Use of Estimates
—The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the

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Company’s consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets and the estimates and assumptions associated with stock incentive plans and the fair value of common stock.
Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.
Foreign Currency
—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the consolidated statements of operations and comprehensive loss.
Significant Customers and Concentration of Credit Risks
—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	Revenue
	Year Ended December 31,
	2020	2019	2018
Customer A	*	12%	13%
Customer B	11%	11%	11%

	Accounts Receivable
	December 31,
	2020	2019
Customer A	12%	*
Customer B	*	14%

*	Below 10%
Revenue Recognition
— Effective January 1, 2019, the Company’s revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606,
Revenue from Contracts with Customers.
The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally

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transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer
•	Identification of the performance obligation(s) in the contract
•	Determination of the transaction price
•	Allocation of the transaction price to the performance obligation(s) in the contract
•	Recognition of revenue when, or as a performance obligation is satisfied
Software Subscription Revenues
-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.
Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.
For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the years ended December 31, 2020, 2019 and 2018. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.
For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Other Revenue
-Other revenues are recognized over time as the services are performed and consist of professional services and other non-software
services. Other revenues are generally invoiced monthly in arrears.
Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit
rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Contracts with Multiple Performance Obligations
-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations are generally based on directly observable pricing. In instances where

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standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.
Disaggregation of Revenue-
The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table summarizes revenue by type of service for the years ended December 31 (in thousands):

	2020	2019	2018
Software subscriptions	$573,608	$540,219	$492,553
Other	59,455	75,865	77,219

Total revenues	$633,063	$616,084	$569,772
Transaction Price Allocated to the Remaining Performance Obligations-
Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2020, approximately $855 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $405 million during the year ended December 31, 2021, and approximately $450 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.
Contract Liabilities
-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the consolidated balance sheets. During the years ended December 31, 2020 and 2019, $25.1 million and $22.8 million, respectively, that was included in the deferred revenue balance at the beginning of each period was recognized as revenue.
Costs to Obtain and Fulfill the Contract
-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.
ASC 605 Revenue Recognition-
Prior to the adoption of ASC 606 on January 1, 2019, the Company’s revenue recognition policy followed guidance from ASC 605,
Revenue Recognition,
and revenue was recognized pursuant to the following policy.
Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and when collectability is probable. The Company generates revenue from subscription-based contracts that are billed either on a subscription or transactional basis.
Software subscription revenue is recognized ratably over the term of the arrangement, when installation commences and access has been made available to the customer. The customer does not have the contractual right to take possession of the software, and the items delivered at the outset of the contract (e.g., installation, training, etc.) do not have value to the customer without the hosted service and ongoing support and maintenance.
A transaction-based fee represents a payment for the right to use the software and access to the hosted database. The Company considers the fee to be fixed or determinable only at the time actual usage occurs, and, accordingly, the Company recognizes revenue at the time of actual usage.

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Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged).
Cost of Revenues
—Cost of revenues is primarily composed of personnel costs and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software, acquired technologies, and impairment charges on acquired technologies.
Research and Development
—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.
Selling and Marketing
—Selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.
The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $1.6 million, $1.3 million and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.
General and Administrative
—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.
Amortization of Intangible Assets
—Amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Company’s Acquisition in April 2017. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 9).
Stock-Based Compensation
—The Company’s stock-based compensation plans are described in Note 17. The Company accounts for stock-based payment awards based on the grant date fair value. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of options expected to vest, based on an estimated forfeiture rate.
The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for the performance-based and market-based options is not recognized until the performance condition is probable of occurring.
The fair value of the Company’s awards with only a time-based component is estimated using the Black Scholes option pricing model. The fair value of the Company’s performance-based and market-based awards is estimated using the Monte Carlo simulation method. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.
Accounts Receivable—Net
—Accounts receivable, as presented in the consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical

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experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Software, Equipment, and Property—Net
—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment and property	Estimated Useful Life

Software and licenses	2-5 years
Computer equipment	3 years
Leasehold improvements	3-15 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Land	Indefinite
Maintenance and repairs are expensed as incurred. Major renewals or betterments are capitalized.
Internal Use Software
—The Company capitalizes the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s consolidated balance sheets.
Goodwill and Intangible Assets
— Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. The Company performed the impairment test of its reporting units for the years ended December 31, 2020, 2019 and 2018. For the year ended December 31, 2020, the Company determined no impairment existed. For the year ended December 31, 2019, the Company recognized a goodwill impairment charge of $25.8 million (Note 9). For the year ended December 31, 2018, the Company determined no impairment existed.
Long-Lived Assets
—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. No impairment charges were recognized during the year ended December 31, 2020. During the year ended December 31, 2019, the Company recognized an impairment charge of $181.3 million on its definite-lived intangible assets (Note 9). No impairment charges were recognized during the year ended December 31, 2018.
Deferred Financing Costs
—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement. See Note 12 Long-Term Debt for additional information.

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Fair Value of Financial Instruments and Fair Value Measurements
—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.
Level
 1
—Valuations based on quoted prices for identical assets and liabilities in active markets.
Level
 2
—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level
 3
—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
The Company has interest rate swaps that are recognized as either assets or liabilities and are measured at fair value. The interest rate swaps are not designated as hedges and the gains and losses from changes in fair value are recognized in earnings in the period incurred. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash equivalents, trade accounts receivable, trade payables, and accrued expenses, due to their short-term nature.
Income Taxes
—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.
A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold to be recognized.
Accrual for Self-Insurance Costs
—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.
Leases
—The Company is a lessee of facilities in the United States and China and certain equipment under non-cancelable
lease agreements. The Company categorizes leases at their inception as either operating or capital leases. For certain lease agreements, the Company may receive rent holidays and other incentives, including allowances for leasehold improvements. Future operating lease payments are recognized as rent expense on a straight-line basis without regard to deferred payment terms, such as rent holidays. Incentives received are treated as a reduction of rent expense over the term of the agreement. Leasehold improvements are capitalized at cost and amortized over the lesser of their estimated useful life or the term of the lease.
Recently Adopted Accounting Pronouncements
— As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU
No. 2014-09
, Revenue from Contracts with Customers (Topic 606)
. This standard superseded the revenue recognition requirements in

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ASC Topic 605,
Revenue Recognition (Topic 605)
and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Topic 606 also includes Subtopic
340-40,
Other Assets and Deferred Costs – Contracts with Customers,
which requires the deferral of incremental costs of obtaining a contract with a customer. This standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted ASU
2014-09
beginning on January 1, 2019 using the modified retrospective method and increased retained earnings by $11.9 million.
The adjustment primarily relates to deferred contract costs, including incremental employee sales commissions and costs associated with customer implementations of $15.0 million and $0.9 million, respectively, offset by a tax deferral of $4.0 million. Under Topic 605, these costs were recognized as expense when incurred. Under Topic 606, the cost of all incremental commissions and customer implementations are deferred and amortized on a straight-line basis over the contract period, generally between three and five years.
Prior year amounts have not been adjusted and continue to be reported in accordance with the Company’s historical accounting policies.
The impact of adoption to the consolidated balance sheet at December 31, 2019 was as follows (in thousands):

		Balances without
	As reported	adoption of Topic 606	Effect of adoption
Assets
Deferred contract costs	$10,807	$—	$10,807
Long-term deferred contract costs	12,463	—	12,463
Liabilities and stockholders’ equity
Deferred income taxes-net	333,472	327,572	5,900
Accumulated deficit	(112,494)	(129,864)	17,370
The impact of adoption to the December 31, 2019 consolidated statement of operations and comprehensive loss was as follows (in thousands, except per share data):

		Balances without
	As reported	adoption of Topic 606	Effect of adoption
Revenues	$616,084	$616,084	$—
Cost of revenues	191,868	192,286	(418)
Selling and marketing	82,109	88,912	(6,803)
Operating loss	(166,202)	(173,423)	7,221
Income tax benefit	67,293	69,040	(1,747)
Net loss	(210,340)	(215,814)	5,474
Net loss per share attributable to Class A and Class B common stockholders - basic and diluted	$(142.28)	$(145.98)	$3.70
The adoption of Topic 606 had no impact to cash from or used in operating, financing or investing activities within the consolidated statements of cash flows.
Recently Issued Accounting Pronouncements
—In February 2016, the FASB issued ASU
No. 2016-02,
Leases (Topic
 842)
, authoritative guidance to change the criteria for recognizing leasing transactions. Under the n
e
w guidance, a lessee will be required to recognize a lease liability for all leases with a term greater than 12 months in the consolidated balance sheet. The guidance is effective for the Company beginning on January 1, 2022. The Company is currently assessing the impact of this update on its consolidated financial statements.

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In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments
, and subsequent amendments to the initial guidance: ASU
2018-19,
ASU
2019-04,
ASU
2019-05,
and ASU
2020-03.
The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.
In March 2020, the FASB issued ASU
2020-04,
 Reference
 Rate
 Reform
 (Topic 848): Facilitation of the Effects of Reference
 Rate
 Reform
 on Financial Reporting
 (“ASU
2020-04”),
and in January 2021 subsequently issued ASU
2021-01
(“ASU
2021-01”),
which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU
2020-04
through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its consolidated financial statements.

3.	REVENUE
On January 1, 2019, the Company adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of that date. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606 while prior period results are not adjusted and continue to be reported under the accounting standards in effect for the prior period. There was no impact to revenue for the year ended December 31, 2019 as a result of adopting Topic 606.
The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	December 31, 2020	December 31, 2019	January 1, 2019
Accounts receivables-Net of allowances	$74,107	$63,613	$59,252
Deferred contract costs	11,917	10,807	6,526
Long-term deferred contract costs	14,389	12,463	9,432
Deferred revenues	26,514	25,096	22,787
Other liabilities (deferred revenues, non-current)	2,001	1,160	—
A summary of the activity impacting deferred revenue balances during the years ended December 31, 2020 and 2019 is presented below (in thousands):

	2020	2019
Balance at beginning of period	$26,256	$22,787
Revenue recognized 1	(305,812)	(283,383)
Additional amounts deferred 1	308,071	286,852

Balance at end of period	$28,515	$26,256

1 Amounts	include total revenue deferred and recognized during each respective period.
The Company may occasionally recognize an adjustment in revenue in the curr
e
nt period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the years ended December 31, 2020 and 2019, the impact on revenue

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recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.
A summary of the activity impacting the deferred contract costs during the years ended December 31, 2020 and 2019 is presented below (in thousands):

	2020	2019
Balance at beginning of period	$23,270	$—
Adoption of ASC 606	—	15,958
Costs amortized	(12,446)	(9,375)
Additional amounts deferred	15,482	16,687

Balance at end of period	$26,306	$23,270

Classified as:
Current	$11,917	$10,807
Non-current	14,389	12,463

Total deferred contract costs	$26,306	$23,270

4.	FAIR VALUE MEASUREMENTS
Assets and Liabilities Measured at Fair Value on a Recurring Basis
—As of December 31, 2020 and 2019, the Company has interest rate swaps recognized as either assets or liabilities and are measured at fair value on a recurring basis.
The fair value is estimated using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the fair value hierarchy as of December 31, 2020 and 2019. At December 31, 2020 and 2019, the interest rate swaps had a fair value liability of $18.4 million and $5.1 million, respectively, and are classified within other liabilities in the accompanying consolidated balance sheets.
The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—
The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2019 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$5,110	$—	$5,110	$—

Total	$5,110	$—	$5,110	$—
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the year ended December 31, 2020, the Company recognized no impairment related to these assets. During the year ended December 31, 2019, the Company recognized an impairment charge related to both goodwill and definite-lived intangible assets (Note 9). During the year ended December 31, 2018, the Company recognized no impairment related to these assets.

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Fair Value of Other Financial Instruments
—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the consolidated balance sheets (in thousands):

	December 31, 2020		December 31, 2019
Description	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
First Lien Term Loan, including current portion	$1,333,366	$1,332,433	$973,386	$979,470
Second Lien Term Loan	—	—	372,920	375,344
The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

5.	INCOME TAXES
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.
Under ASC 740,
Income Taxes
, the effects of the new legislation are recognized in the period of enactment. Therefore, the effects of the CARES Act are recognized during the year ended December 31, 2020. The modification to the net interest deduction limitation resulted in a benefit of $16.8 million during the year ended December 31, 2020. The other provisions of the CARES Act did not result in a material impact on the Company’s provision for income taxes for the year ended December 31, 2020.
The components of pretax loss attributable to domestic and foreign operations are as follows (in thousands):

	Years Ended December 31,
	2020	2019	2018
Domestic	$(15,117)	$(270,428)	$(51,102)
Foreign	(6,438)	(7,205)	(6,952)

Pretax loss	$(21,555)	$(277,633)	$(58,054)

The income tax benefit consists of the following (in thousands):

	Years Ended December 31,
	2020	2019	2018
Current provision (benefit):
Federal	$1,539	$13,685	$(1,083)
State	4,906	3,302	1,809

Total current provision	6,445	16,987	726

Deferred provision (benefit):
Federal	(7,536)	(67,874)	(11,699)
State	(3,588)	(16,406)	7,950
Foreign	(1,710)	(1,873)	(281)
Change in valuation allowance	1,710	1,873	281

Total deferred benefit	(11,124)	(84,280)	(3,749)

Total income tax benefit	$(4,679)	$(67,293)	$(3,023)

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The Company’s effective income tax rate differs from the federal statutory rate as follows (in thousands, except percentages):

	Year Ended		Year Ended		Year Ended
	December 31, 2020		December 31, 2019		December 31, 2018
Federal income tax benefit at statutory rate	$(4,527)	21.0%	$(58,303)	21.0%	$(12,191)	21.0%
State and local taxes-net of federal income tax effect	288	(1.3)	(13,797)	5.0	9,378	(16.2)
Impairment of goodwill	—	—	5,417	(2.0)	—	—
Foreign rate difference	(227)	1.1	(284)	0.1	(272)	0.5
Research and experimental credit	(3,058)	14.2	(2,401)	0.9	(1,926)	3.3
Other nondeductible expenses	812	(3.8)	441	(0.2)	445	(0.8)
Uncertain tax positions	589	(2.7)	574	(0.2)	230	(0.4)
Valuation allowance	1,572	(7.3)	1,926	(0.7)	1,480	(2.5)
Other—net	(128)	0.5	(866)	0.3	(167)	0.3

Income tax benefit	$(4,679)	21.7%	$(67,293)	24.2%	$(3,023)	5.2%

The Company made income tax payments of $9.5 million, $18.4 million and $3.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company received refunds from the Internal Revenue S
e
rvice and various states totaling $10.4 million, $0.5 million and $1.8 million, for the years ended December 31, 2020, 2019 and 2018, respectively.
The approximate income tax effect of each type of temporary difference giving rise to deferred income tax assets and liabilities as of December 31, 2020 and 2019 was as follows (in thousands):

	2020	2019

Deferred income tax assets:
Accrued compensation	$7,020	$7,848
Net operating losses—foreign	9,347	7,637
Stock-based compensation	6,558	4,399
Research and experimental credit	2,005	1,352
Sales allowances and doubtful accounts	1,074	1,008
Capitalized acquisition costs	211	238
Net operating losses—domestic (state)	716	726
Disallowed interest expense	2,086	16,324
Interest rate swaps	4,685	1,301
Other	2,474	732

Total deferred income tax assets	36,176	41,565

Valuation allowance for deferred tax asset	(9,347)	(7,637)

Net deferred income tax assets	26,829	33,928

Deferred income tax liabilities:
Intangible asset amortization	331,941	354,628
Software, equipment and property depreciation and amortization	10,526	6,872
Deferred contract costs	6,710	5,900

Total deferred income tax liabilities	349,177	367,400

Net deferred income tax liabilities	$322,348	$333,472

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Valuation Allowance
—The Company has accumulated net operating losses related to its foreign subsidiaries of $9.3 million and $7.6 million at December 31, 2020 and 2019, respectively. A valuation allowance equal to 100% of the related tax benefit has been established as of December 31, 2020 and 2019. The valuation allowance increased $1.7 million, $1.4 million and $0.3 million during the years ended December 31, 2020, 2019 and 2018, respectively, due to the net operating losses of the foreign subsidiaries. No amounts were released during the years ended December 31, 2020, 2019 and 2018. The net operating losses are set to expire in 2020 through 2025 as China allows for a five-year carryforward.
The state net operating losses of $0.7 million are expected to be more likely than not fully utilized. The majority of the state losses were generated in the partial period after the Acquisition of the Company in April 2017 and will start to expire in 2021. Most states allow for a
20-year
carryforward of net operating losses. All losses will expire by 2037 if not fully utilized.
The change in unrecognized tax benefits excluding interest and penalties for the years ended December 31, 2020 and 2019 was as follows (in thousands):

	2020	2019
Balance at beginning of year	$2,306	$1,508
Additions based on tax positions related to the current year	719	589
Additions based on true ups to tax positions of prior years	91	248
Reductions for tax positions of prior years	(71)	(39)

Balance at end of year	$3,045	$2,306

As of December 31, 2020, the Company believes the liability for unrecognized tax benefits, excluding interest and penalties, could decrease by approximately $14 thousand in 2021 due to lapses in the statute of limitations. Due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2021, but the amount cannot be reasonably estimated.
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2020, and 2019, the amount accrued for interest and penalties was not material. The Company reflects the liability for unrecognized tax benefits as current income tax liabilities in its consolidated balance sheets. The amounts included in “reductions for tax positions of prior years” represent decreases in the unrecognized tax benefits relating to settlements reached with taxing authorities during each year shown.
With few exceptions, the major jurisdictions subject to examination by the relevant tax authorities and open tax years, stated as the Company’s fiscal years, are as follows:

Jurisdiction	Open Tax Years
US Federal	2017 - 2019
US States	2017 - 2019
China	2017 - 2019
Canada	2017 - 2019

6.	ACCOUNTS RECEIVABLE
Accounts receivable–net as of December 31, 2020 and 2019, consists of the following (in thousands):

	2020	2019

Accounts receivable	$78,331	$67,583
Allowance for doubtful accounts and sales reserves	(4,224)	(3,970)

Accounts receivable–net	$74,107	$63,613

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Changes to the allowance for doubtful accounts and sales reserves during the y
e
ars ended December 31, 2020, 2019 and 2018, consists of the following (in thousands):

	2020	2019	2018
Balance at beginning of period	$3,970	$3,024	$6,472
Charges to bad debt and sales reserves	3,814	3,113	2,375
Write-offs, net	(3,560)	(2,167)	(5,823)

Balance at end of period	$4,224	$3,970	$3,024

7.	OTHER CURRENT ASSETS
Other current assets as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Prepaid software and equipment maintenance	$7,499	$7,491
Prepaid SaaS costs	4,290	3,913
Prepaid service fees	3,969	4,256
Non-trade receivables	9,095	1,144
Other	6,733	4,511

Total	$31,586	$21,315

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer. The Company recognized a gain on divestiture of $3.8 million, included within non-trade
receivables (see Note 23).

8.	SOFTWARE, EQUIPMENT, AND PROPERTY
Software, equipment, and property as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Software, licenses and database	$109,967	$91,111
Computer equipment	27,733	22,229
Leasehold improvements	13,397	10,085
Furniture and other equipment	5,000	3,610
Building and land	4,910	4,910

Total software, equipment, and property	161,007	131,945

Less accumulated depreciation and amortization	(59,569)	(42,441)

Net software, equipment, and property	$101,438	$89,504

Depreciation and amortization expense related to software, equipment and property was $17.7 million, $18.4 million and $14.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

9.	GOODWILL AND INTANGIBLE ASSETS
Goodwill
—Goodwill was recorded in connection with the Acquisition of the Company in 2017.
For the year ended December 31, 2020, the Company performed its annual impairment assessment as of September 30, 2020, which indicated no impairment and there was no
change to the carrying amount of goodwill.

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During the year ended December 31, 2019, the Company performed its annual goodwill impairment test as of September 30, 2019, by comparing the fair value of each reporting unit to its carrying value, including goodwill. When performing the assessment, the Company determined the fair value of its reporting units based on forecasted future cash flow. Based on the Company’s forecast which included downward revisions to future projected earnings and cash flows of one of its reporting units, it was determined that the carrying value of goodwill for that reporting unit was impaired. As a result, the Company recorded an impairment charge to goodwill of $25.8 million.
The Company used a quantitative approach to measure the fair value of its reporting units in 2019 using a discounted cash flow approach, which is a Level 3 measurement. The discounted cash flow analysis requires significant judgments, including estimates of future cash flows, which are dependent on internal forecasts and determination of the Company’s weighted average cost of capital, which is risk-adjusted to reflect the specific risk profile of the reporting unit being tested. Upon completion of the analysis, the fair value of one of its reporting units was substantially less than the carrying value, resulting in an impairment of goodwill for that reporting unit. The weighted average cost of capital used for the impaired reporting unit in the Company’s analysis was 11.5%.
For the year ended December 31, 2018, the Company performed its annual impairment assessment as of September 30, 2018, which indicated no impairment and there was no change to the carrying amount of goodwill.
Changes in the carrying amount of goodwill were as follows (in thousands):

Reconciliation of Goodwill carrying amount	Cost	Accumulated Impairment Loss	Net Carrying Value
Balance as of December 31, 2020	$1,492,681	$(25,797)	$1,466,884
Balance as of December 31, 2019	1,492,681	(25,797)	1,466,884
Intangible Assets
—The Company’s intangible assets are primarily the result of the Acquisition of the Company in 2017.
During the year ended December 31, 2020, the Company did not record an impairment charge.
During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s Customer Relationships and Acquired Technology intangible assets. The Company’s forecasted future revenue and expense cash flow projections indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million.
In December 2019, the Company entered into an asset purchase agreement and acquired technology, for $0.8 million, which will be amortized on a straight-line basis over three years.
During the year ended December 31, 2018, the Company did not record an impairment charge.
The intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	2020
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447

Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

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The intangible assets balance as of December 31, 2019, is reflected below (in thousands):

	2019
	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets:
Customer relationships	16–18	15.3	$1,299,750	$(193,304)	$1,106,446
Acquired technologies	3–7	4.3	183,141	(69,695)	113,446
Favorable lease terms	6	3.3	280	(125)	155

Subtotal			1,483,171	(263,124)	1,220,047

Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,641	$(263,124)	$1,410,517

Amortization expense for intangible assets was $98.6 million, $109.1 million and $112.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Future amortization expense for each of the next five years and thereafter for intangible assets as of December 31, 2020, is as follows (in thousands):

Years Ending December 31

2021	$98,627
2022	98,627
2023	98,333
2024	80,731
2025	72,263
Thereafter	672,866

Total	$1,121,447

10.	ACCRUED EXPENSES
Accrued expenses as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Compensation	$37,696	$35,316
Professional services	2,753	2,288
Royalties and licenses	2,301	3,128
Sales tax	2,294	2,057
Employee insurance benefits	1,979	1,681
Other	5,964	8,662

Total	$52,987	$53,132

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11.	OTHER LIABILITIES
Other liabilities as of December 31, 2020 and 2019, consist of the following (in thousands):

	2020	2019

Fair value of interest rate swaps	$18,359	$5,110
Deferred rent	4,461	1,989
Software license agreement	234	1,284
Deferred revenue-non-current	2,001	1,160
Phantom stock incentive plan	3,217	921
Payroll tax deferment	3,152	—
Other	1,346	1,190

Total	$32,770	$11,654

12.	LONG-TERM DEBT
In connection with the Acquisition of the Company in April 2017, the Company entered into the 2017 First Lien Credit Agreement (“First Lien Credit Agreement”) and 2017 Second Lien Credit Agreement (“Second Lien Credit Agreement”).
In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.
The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.
First Lien Credit Agreement
— The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.
The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million.
In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended
Dollar Revolver and
non-extended
Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023. The First Lien Revolvers continue to have a sublimit of $30.0 million for letters of credit.
The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. At December 31, 2020 and 2019, the unamortized financing costs were $16.1 million and $16.2 million, respectively.

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The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of December 31, 2020, a principal prepayment of $21.9 million was required. As of December 31, 2019, there were no principal prepayments required.
As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying consolidated balance sheet. As of December 31, 2019, the amount outstanding on the First Lien Term Loan was $975.0 million, of which, $10.0 million was classified as current in the accompanying consolidated balance sheet.
Amounts outstanding under the First Lien Credit Agreement bear interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. At December 31, 2020, outstanding borrowings under the First Lien Term Loan bore interest at 4.00%. A quarterly commitment fee of up to 0.50% is payable on the unused portion of the Dollar Revolver and Multicurrency Revolver credit facilities.
During the years ended December 31, 2020, 2019 and 2018, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.2%, 5.2% and 5.0%, respectively. The Company made interest payments of $53.6 million, $50.7 million and $50.3 million during the years ended December 31, 2020, 2019 and 2018, respectively.
In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at December 31, 2020 and 2019.
In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduces the amount available to be borrowed under the First Lien Revolvers and at December 31, 2020 $90.6 million was available to be borrowed. At December 31, 2019, all $100.0 million of the First Lien Revolvers was available to be borrowed.
Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.
The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeds 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio cannot exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for fiscal quarters ending after March 31, 2020 or for any fiscal quarter during the year ended December 31, 2019.
Second Lien Credit Agreement
—The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of

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$2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.
The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt. At December 31, 2019, the unamortized financing costs were $6.6 million.
The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025. As of December 31, 2019, the amount outstanding on the Second Lien Term Loan was $375.0 million, none of which was classified as current in the accompanying consolidated balance sheet.
Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. During the years ended December 31, 2020, 2019 and 2018, the weighted-average interest rate on the Second Lien Term Loan was 8.6%, 9.1% and 8.8%, respectively. The Company made interest payments of $4.0 million and $34.3 million and $33.4 million during the years ended December 31, 2020, 2019 and 2018, respectively.
The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.
The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances.. The Second Lien Credit Agreement had no financial covenants.
Long-term debt as of December 31, 2020 and 2019, consists of the following (in thousands):

	2020	2019

First Lien Term Loan	$1,336,154	$975,000
First Lien Term Loan—discount	(2,788)	(1,614)
First Lien Term Loan—deferred financing fees	(15,388)	(16,211)

First Lien Term Loan—net of discount & fees	1,317,978	957,175

Second Lien Term Loan	—	375,000
Second Lien Term Loan—discount	—	(2,080)
Second Lien Term Loan—deferred financing fees	—	(6,583)

Second Lien Term Loan—net of discount & fees	—	366,337

Total debt	1,317,978	1,323,512

Less: Current portion	(25,381)	(10,000)

Total long-term debt—net of current portion	$1,292,597	$1,313,512

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The table below is a rollforward of the Company’s deferred financing fees and discount (contra debt) (in thousands):

	Deferred Financing Fees	Discount— Contra Debt

Balance—December 31, 2018	28,797	4,327

Amortization of fees and discount	(4,837)	(633)

Balance—December 31, 2019	$23,960	$3,694

Fees written off of due to early extinguishment of debt	(6,558)	(2,043)

Payment of fees and discount	3,362	1,875

Amortization of fees and discount	(4,630)	(738)

Balance—December 31, 2020	$16,134	$2,788

As of December 31, 2020 and 2019, the deferred financing fees asset balance included $0.7 million and $1.2 million, respectively, in relation to the Dollar Revolver and Multicurrency Revolver, which is being amortized to interest expense over the term of the underlying agreements.
Scheduled Payments for Debt
—Principal amounts due in each of the next four years as of December 31, 2020, are as follows (in thousands):

Years Ending December 31

2021	$25,381
2022	2,312
2023	13,846
2024	1,294,615

Total	$1,336,154

Interest Rate Swaps
—The Company has previously entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to variability from future cash flows resulting from interest rate risk related to its long-term debt. The notional amount of the Swap Agreements total $777.7 million and $864.9 million at December 31, 2020 and 2019, respectively. The Swap Agreements expire in June 2022.

13.	LONG-TERM LICENSING AGREEMENT
During the year ended December 31, 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of $1.2 million through December 2031.
The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current. At December 31, 2019, the remaining liability, net of the discount was $41.3 million, with $2.4 million classified as current.

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The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the years ended December 31, 2020, 2019 and 2018, the Company recognized $2.5 million, $2.7 million and $2.8 million, respectively, in interest expense related to the Licensing Agreement. At December 31, 2020 and 2019, $15.2 million and $17.8 million, respectively, of the discount was not yet amortized.
Scheduled Payments
—Principal amounts due in each of the next five years and thereafter for the Licensing Agreement as of December 31, 2020, are as follows (in thousands):

Years Ending December 31

2021	2,540
2022	2,703
2023	2,876
2024	3,061
2025	3,257
Thereafter	24,434

Total	$38,871

14.	REDEEMABLE NON-CONTROLLING INTEREST
On March 12, 2020 (the “Close Date”), the Company closed a Stock Purchase Agreement with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued 1,818 shares of Series A Preferred Stock (the “Preferred Shares”) at $7,854 per share to the Investor for net proceeds of $14.2 million. On an as-converted
basis, the Preferred Shares represent an aggregate 10.7% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or 9.1% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.
The Preferred Shares are entitled to
non-cumulative
dividends at an annual rate of 8.0%, when and if declared.
At the option of the Investor, the Preferred Shares are convertible into Ordinary Shares of CCC Cayman, initially on a one-for-one
basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.
The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.
The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.
The Preferred Shares do not participate in net income or losses.
As of December 31, 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling
interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling
interest is not remeasured to fair value because it is currently not probable that the non-controlling
interest will become redeemable. If the Investor’s
non-controlling

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interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling
interest at fair value with changes in the carrying value recognized in additional paid-in
capital.
At December 31, 2020, the carrying value of the redeemable
non-controlling
interest is $14.2 million.

15.	CAPITAL STOCK
Cypress Holdings has the authority to issue 5,000,000 shares for all classes of stock with a par value of $0.001 per share, of which 3,000,000 shares are designated as Class A common stock, 500,000 shares are designated as Class B common stock, and 1,500,000 shares are designated as preferred stock. The shares of the Class A common stock and Class B common stock are identical, except with regard to voting. Each holder of Class A common stock is entitled to a number of votes equal to the number of shares of Class A common stock held by such stockholder. The Class B common stock does not entitle its holder to any voting rights other than the right to designate one director to the board as a class. The common stock is subject to various other rights and restrictions relating to transfers customary for privately held entities. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors.
As of December 31, 2020, 2019 and 2018, total Class A common stock issued and outstanding was 1,450,978 shares. As of December 31, 2020, 2019 and 2018, total Class B common stock issued and outstanding was 29,785, 27,967 and 27,405, respectively. During the year ended December 31, 2020, the Company issued 1,000 shares of Class B common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the Class B common shares at the time of issuance. As of December 31, 2020, no shares of preferred stock have been issued.
During the year ended December 31, 2018, a dividend of $50.0 million was declared and paid to the Company’s stockholders.

16.	EMPLOYEE BENEFIT PLANS
The Company sponsors a
tax-qualified
defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the years ended December 31, 2020, 2019 and 2018, was $4.6 million, $4.9 million and $4.7 million, respectively.

17.	STOCK INCENTIVE PLANS
General
—On April 27, 2017, Cypress Holdings adopted the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Plan”). The purpose of the 2017 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.
Pursuant to the 2017 Plan, the number of shares of Series B common stock that may be subject to stock incentives should not exceed 201,445 shares in the aggregate. At December 31, 2020, the Company has 31,879 shares available for grant under the plan.
Options have time-based vesting or performance-based and market-based vesting requirements. Options expire on the tenth anniversary of the grant date.
For time-based awards, the Company records stock compensation expense on a straight-line
basis over the service-vesting period. Time-based awards generally vest ratably over a five-year period based on continued

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service. Vesting of the
time-based
awards can be accelerated in certain circumstances, such as an initial public offering or sale of the Company.
For awards with performance-based and market-based vesting, the Company does not currently recognize stock compensation expense. The awards will vest and the Company will recognize stock compensation expense when all three of the following are probable of occurring:

•	an occurrence of a liquidity event related to the common stock (for example, sale of the Company or an initial public offering),

•	the Company meets its private equity sponsors’ return target of at least 2 times their initial investment, and

•	the employee is employed or the consultant is actively engaged by the Company.
Stock Options
— During the year ended December 31, 2020, the Company granted 12,363 stock options, of which 6,195 have time-based vesting and 6,168 have performance-based and market-based vesting. During the year ended December 31, 2019, the Company granted 12,720 stock options, of which 6,378 have time-based vesting and 6,342 have performance-based and market-based vesting. During the year ended December 31, 2018, the Company granted 9,838 stock options, of which 4,927 have time-based vesting and 4,911 have performance-based and market-based vesting. The exercise price of all stock options granted during the years ended December 31, 2019 and 2018 is equal to the fair value of the underlying shares at the grant date.
The valuation of time-based stock options was determined using the
Black-Scholes
option valuation model using the following assumptions:

	Year ended December 31,
	2020	2019	2018
Expected term (in years)	6.5	6.5	6.5
Expected volatility	40%	40%	40%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.39 - 0.45%	1.62 - 2.38%	2.64 - 2.99%
Fair value at Valuation Date	$622	$525	$474
For stock options which contain performance and market conditions, the market conditions are required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the awards with performance and market conditions, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a large number of possible scenarios. Stock-based compensation expense for the performance-based and market-based options is not recognized until the performance condition is probable of occurring. The valuation of the performance-based and market-based options was determined through the Monte Carlo simulation model using the following assumptions:

	Year ended December 31,
	2020	2019	2018
Expected term (in years)	5.5	6.5	6.5
Expected volatility	33%	40%	45%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.44%	2.38%	2.93%
Fair value at Valuation Date	$298	$228	$200
Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants.

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The simplified method calculates the expected term as the average of the time-to-vesting
and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.
Expected Volatility—Since the Company is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.
Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.
Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.
The Company used a
pre-vesting
forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.
On July 26, 2018, the Company modified the exercise price of its outstanding 148,926 options from $1,000 per share to $966 per share as a result of a one-time
cash dividend to the Company shareholders. This increased the fair value of each time-based vesting option outstanding option by $10. As a result, at the time of modification the Company recorded an additional $0.1 million in stock-based compensation expense related to the vested options and expects to recognize an additional $0.6 million over the remaining vesting period of the modified options. For the performance-based and market-based vesting options, the new fair value was determined using a Monte Carlo simulation valuation model. Based on the assumptions above, the fair value of the options was $200 per option.
Stock-based compensation expense has been recorded in the accompanying consolidated statements of operations and comprehensive loss as follows for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Year ended December 31,
	2020	2019	2018
Cost of Revenues	$494	$485	$454
Research and development	1,174	1,216	1,095
Sales and marketing	2,024	1,858	2,207
General and administrative	7,644	3,565	3,443

Total share-based compensation expense	$11,336	$7,124	$7,199

Option activity for the years ended December 31, 2020, 2019 and 2018, is summarized below:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)

Options outstanding—January 1, 2018	145,350	$1,000	9.5	—

Granted	9,838	1,032
Exercised	(114)	966
Forfeited and canceled	(5,956)	974

Options outstanding—December 31, 2018	149,118	969	8.6	30,652

Granted	12,720	1,216
Exercised	(926)	966
Forfeited and canceled	(6,102)	966

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	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)

Options outstanding—December 31, 2019	154,810	990	7.7	88,271

Granted	12,363	1,560
Exercised	(1,398)	971
Forfeited and canceled	(2,598)	1,028

Options outstanding—December 31, 2020	163,177	1,033	6.9	337,358

Options exercisable—December 31, 2020	41,230	976	6.6	87,582

Options vested and expected to vest—December 31, 2020	145,907	1,023	6.9	303,007

At December 31, 2020, 2019 and 2018, the total vested options were 41,230, 27,567 and 14,191, respectively.
The
weighted-average
grant-date fair value for time-based options granted during the years ended December 31, 2020, 2019 and 2018, was $622, $525 and $474, respectively. The weighted-average
grant-date fair value for performance-based and market-based options granted during the years ended December 31, 2020, 2019 and 2018, was $298, $228 and $200, respectively.
During the year ended, December 31, 2020, the Company issued 971 shares of Class B Common Stock upon exercise of 1,398 stock options. As part of cashless exercises, 427 shares were applied to the exercise price and tax obligations of the option holders.
During the year ended, December 31, 2019, the Company issued 688 shares of Class B Common Stock upon exercise of 926 stock options. As part of cashless exercises, 238 shares were applied to the exercise price and tax obligations of the option holders.
During the year ended, December 31, 2018, the Company issued 16 shares of Class B Common Stock upon a cashless exercise of 114 stock options. As part of the cashless exercise, 98 of the exercised options were applied to the exercise price and tax obligations of the option holders.
The aggregate intrinsic value of options exercised during the years ended December 31, 2020, 2019 and 2018 was $823 thousand, $451 thousand and $24 thousand, respectively.
The fair value of the options vested during the years ended December 31, 2020, 2019 and 2018 was $6.9 million, $6.7 million and $6.5 million, respectively.
As of December 31, 2020, there was $14.5 million of unrecognized stock compensation expense related to non-vested
time-based awards which is expected to be recognized over a weighted-average period of 2.5 years. As of December 31, 2020, there was $17.2 million of unrecognized stock compensation expense related to non-vested
performance-based and market-based awards.
Phantom Stock Plan
-During the year ended December 31, 2018, the Company adopted a Phantom Stock Plan, which provides for the issuance of phantom shares of the Company’s Series B common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Stock Plan are settled in cash and thus accounted for as liability awards. The shares issued under the Phantom Stock Plan reduce the number of shares available for issuance under the 2017 Plan.
Phantom shares vest under the same time-based or performance-based and market-based conditions as the stock options granted under the 2017 Plan.

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No Phantom Shares were granted during the years ended December 31, 2020 and 2019.
During the year ended December 31, 2018, 4,060 phantom shares were granted. At December 31, 2020, 3,930 phantom shares are outstanding.
The valuation of Phantom Shares is measured based on the fair value per share of our Class B common stock.
During the years ended December 31, 2020, 2019 and 2018, the Company recognized stock-based compensation expense of $2.2 million, $0.6 million and $0.3 million, respectively, related to the Phantom Shares, recorded within general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss. At December 31, 2020 and 2019, the outstanding liability for the outstanding phantom shares is $3.2 million and $0.9 million, respectively, and is classified within other liabilities in the accompanying consolidated balance sheets.

18.	COMMITMENTS
Operating Leases
—The Company leases facilities and office equipment under noncancelable operating lease agreements that expire at various dates through 2037. As of December 31, 2020, future minimum cash lease payments are as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total

Operating leases	$7,143	$6,090	$5,180	$7,059	$7,243	$68,415	$101,130
During the years ended December 31, 2020, 2019 and 2018, operating lease rental expenses were $9.7 million, $9.5 million and $8.3 million, respectively.
In June 2020, the Company entered into a lease agreement to lease a new office facility for its corporate headquarters in Chicago. Cash rent payments are due beginning in May 2023 and total $80.5 million over the lease term.
Purchase Obligations
—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031. Under the terms of these agreements with suppliers, the Company has future minimum obligations as of December 31, 2020, as follows (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total

Purchase obligations	$17,069	$14,669	$9,900	$9,900	$9,900	$59,400	$120,838
Employment Agreements
—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

19.	LEGAL PROCEEDINGS AND CONTINGENCIES
In the normal course of business, claims and/or lawsuits are, from time to time, asserted or commenced against the Company. The Company defends itself against these claims. As of December 31, 2020 and 2019, no material matters existed.

20.	RELATED PARTIES
The Company reimburses its private equity sponsors for services and any related travel and out-of-pocket
expenses. During the years ended December 31, 2020, 2019 and 2018, the Company had expenses for services, travel and out-of-pocket
expenses to its private equity sponsors of $0.2 million, $0.1 million and $0.3 million, respectively.

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The Company has engaged in transactions for human resource support services within the ordinary course of business with an entity affiliated with one of its private equity sponsors, one of which was for services of $0.2 million during the years ended December 31, 2020, 2019 and 2018. The associated payable for the service transactions was de minimis at December 31, 2020 and 2019.
During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The note receivable bears interest at 1.58% per annum and requires semiannual interest payments through the maturity date in February 2023, at which time all outstanding principal and interest is due. At December 31, 2020, the note receivable balance is $0.7 million and was recorded within other assets on the Company’s consolidated balance sheet. The outstanding balance was repaid in full during February 2021.
During the year ended December 31, 2018, a dividend of $50.0 million was declared and paid to the Company’s stockholders.

21.	NET LOSS PER SHARE
The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.
The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	Year ended December 31,
	2020	2019	2018
Numerator
Net loss	$(16,876)	$(210,340)	$(55,031)

Denominator
Weighted average shares of common stock - basic and diluted	1,480,296	1,478,350	1,478,373
Net loss per share - basic and diluted	$(11.40)	$(142.28)	$(37.22)
Common stock equivalent shares of approximately 45,905, 15,646 and 26 were excluded from the computation of diluted per share amounts for the years ended December 31, 2020, 2019 and 2018, respectively, because their effect was anti-dilutive.

22.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS
The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	Year ended December 31,
	2020	2019	2018
United States	$626,101	$610,591	$564,884
China	6,962	5,493	4,888

Total revenues	$633,063	$616,084	$569,772

F-
78

Software, equipment and property, net by geographic area are as follows (in thousands):

	December 31
	2020	2019
United States	$101,370	$89,450
China	68	54

Total software, equipment and property-net	$101,438	$89,504

23.	DIVESTITURE
On December 31, 2020 the Company closed an Asset Purchase Agreement (the “APA”) with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. In January 2021, $1.8 million of cash consideration was received from the Buyer.
The divestiture did not constitute a discontinued operation or the sale of a business.
The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the consolidated statement of operations and comprehensive loss.
The Company and the Buyer executed a Transition Services Agreement which requires the Company to assign the transferred services within its customer contracts to the Buyer within a reasonable amount of time. The Company will continue to recognize revenue related to the transferred services until the contracts have been assigned to the Buyer and the Company is no longer the primary obligor of providing the services pursuant to the terms of its customer contracts.

24.	SUBSEQUENT EVENTS
Merger Agreement—
On February 2, 2021, the Company entered into a merger agreement with Dragoneer Growth Opportunities Corp., (“Dragoneer”), a Special Purpose Acquisition Company. The contemplated deal with Dragoneer would provide all holders of the Company’s common stock to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Dragoneer. The proposed transaction is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by Dragoneer’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be consummated. If consummated, the transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Further, if consummated, accelerated vesting of the performance-based stock options and Phantom stock options will occur. As the performance condition would not be satisfied upon consummation of the transaction, this will be accounted for as a modification under ASC 718.
Dividend—
On March 16, 2021, the Board of Directors declared a cash dividend of $90.66 per share of Class A and Class B common stock. The aggregate cash dividend of $134.6 million was paid on March 17, 2021.
Management has evaluated subsequent events through March 29, 2021, the date these consolidated financial statements were issued.
* * * * * *

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79

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,506	$162,118
Accounts receivable—Net of allowances of $4,218 and $4,224 for June 30, 2021 and December 31, 2020, respectively	81,817	74,107
Income taxes receivable	1,244	2,037
Deferred contract costs	12,681	11,917
Other current assets	33,524	31,586

Total current assets	187,772	281,765

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	108,640	101,438
OPERATING LEASE ASSETS	41,859	—
INTANGIBLE ASSETS—Net	1,262,608	1,311,917
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	598	746
DEFERRED CONTRACT COSTS	15,986	14,389
EQUITY METHOD INVESTMENT	10,228	—
OTHER ASSETS	16,684	18,416

TOTAL	$3,111,259	$3,195,555

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,826	$13,164
Accrued expenses	58,393	52,987
Income taxes payable	4,293	5,129
Current portion of long-term debt	13,846	25,381
Current portion of long-term licensing agreement—Net	2,620	2,540
Operating lease liabilities	9,546	—
Deferred revenues	28,824	26,514
Interest rate swap derivatives	11,993	—

Total current liabilities	146,341	125,715

FIRST LIEN TERM LOAN—Net	1,299,774	1,292,597
DEFERRED INCOME TAXES—Net	311,280	322,348
LONG-TERM LICENSING AGREEMENT—Net	35,001	36,331
OPERATING LEASE LIABILITIES	41,338	—
OTHER LIABILITIES	11,711	32,770

Total liabilities	1,845,445	1,809,761

COMMITMENTS AND CONTINGENCIES (Notes 20 and 21)
MEZZANINE EQUITY:
Redeemable non-controlling interest	14,179	14,179
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par; 1,500,000 shares authorized; no shares issued and outstanding	—	—
Common stock—Series A, $0.001 par; 3,000,000 shares authorized; 1,450,978 shares issued and outstanding at June 30, 2021 and December 31, 2020	1	1

	June 30, 2021 (Unaudited)	December 31, 2020
Common stock—Series B, $0.001 par; 500,000 shares authorized; 33,178 and 29,785 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,517,123	1,501,255
Accumulated deficit	(265,189)	(129,370)
Accumulated other comprehensive loss	(300)	(271)

Total stockholders’ equity	1,251,635	1,371,615

TOTAL	$3,111,259	$3,195,555

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES	$166,789	$150,716	$324,578	$309,924

COST OF REVENUES
Cost of revenues, exclusive of amortization of acquired technologies	38,932	43,408	76,945	91,795
Amortization of acquired technologies	6,580	6,574	13,160	13,149

Total cost of revenues	45,512	49,982	90,105	104,944

GROSS PROFIT	121,277	100,734	234,473	204,980

OPERATING EXPENSES:
Research and development	31,253	27,772	61,877	55,315
Selling and marketing	21,551	17,702	40,968	39,181
General and administrative	28,394	21,566	66,233	44,566
Amortization of intangible assets	18,078	18,078	36,155	36,155

Total operating expenses	99,276	85,118	205,233	175,217

OPERATING INCOME	22,001	15,616	29,240	29,763

INTEREST EXPENSE	(18,903)	(18,643)	(37,669)	(37,800)

GAIN (LOSS) ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	3,089	620	6,366	(20,527)

LOSS ON EARLY EXINGUISHMENT OF DEBT	—	—	—	(8,615)

OTHER INCOME—Net	4	115	91	255

PRETAX INCOME (LOSS)	6,191	(2,292)	(1,972)	(36,924)

INCOME TAX (PROVISION) BENEFIT	(2,375)	331	704	9,711

NET INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	3,816	(1,961)	(1,268)	(27,213)
Less: net income (loss) attributable to non-controlling interest	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$3,816	$(1,961)	$(1,268)	$(27,213)

Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$2.57	$(1.32)	$(0.85)	$(18.39)
Diluted	$2.48	$(1.32)	$(0.85)	$(18.39)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	1,484,156	1,480,262	1,483,634	1,479,918
Diluted	1,537,767	1,480,262	1,483,634	1,479,918

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

COMPREHENSIVE INCOME (LOSS):
Net income (loss) including non-controlling interest	3,816	(1,961)	(1,268)	(27,213)
Other comprehensive loss—Foreign currency translation adjustment	(36)	(1)	(29)	(18)

COMPREHENSIVE INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	3,780	(1,962)	(1,297)	(27,231)
Less: comprehensive income (loss) attributable to non-controlling interest	—	—	—	—

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CYPRESS HOLDINGS, INC.	$3,780	$(1,962)	$(1,297)	$(27,231)

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
(In thousands, except number of shares)
(Unaudited)

	Redeemable Non-Controlling Interest							Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
		Issued Preferred Stock		Issued Common Stock
				Series A		Series B
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2020	14,179	—	$—	1,450,978	$1	29,785	$—	$1,501,255	$(129,370)	$(271)	$1,371,615
Issuance of Series B common stock	—	—	—	—	—	325	—	1,007	—	—	1,007
Stock-based compensation expense	—	—	—	—	—	2,595	—	11,838	—	—	11,838
Exercise of stock options—net of tax	—	—	—	—	—	473	—	444	—	—	444
Dividend to shareholders	—	—	—	—	—	—	—	—	(134,551)	—	(134,551)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	—	—	—	(5,084)	—	(5,084)

BALANCE—March 31, 2021	14,179	—	—	1,450,978	1	33,178	—	1,514,544	(269,005)	(264)	1,245,276
Stock-based compensation expense	—	—	—	—	—	—	—	2,579	—	—	2,579
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(36)	(36)
Net income	—	—	—	—	—	—	—	—	3,816	—	3,816

BALANCE—June 30, 2021	$14,179	—	$—	1,450,978	$1	33,178	$—	$1,517,123	$(265,189)	$(300)	$1,251,635

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
(In thousands, except number of shares)
(Unaudited)

	Redeemable Non-Controlling Interest							Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
		Issued Preferred Stock		Issued Common Stock
				Series A		Series B
		Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2019	—	—	$—	1,450,978	$1	27,967	$—	$1,491,753	$(112,494)	$(397)	$1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—	—	—	—	—	—	—	—	—	—
Issuance of Series B common stock	—	—	—	—	—	1,000	—	1,560	—	—	1,560
Stock-based compensation expense	—	—	—	—	—	—	—	1,629	—	—	1,629
Exercise of stock options—net of tax	—	—	—	—	—	373	—	268	—	—	268
Repurchase and cancellation of Series B common stock	—	—	—	—	—	(55)	—	(86)	—	—	(86)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(17)	(17)
Net loss	—	—	—	—	—	—	—	—	(25,252)	—	(25,252)

BALANCE—March 31, 2020	14,179	—	—	1,450,978	1	29,285	—	1,495,124	(137,746)	(414)	1,356,965
Stock-based compensation expense	—	—	—	—	—	—	—	2,272	—	—	2,272
Exercise of stock options—net of tax	—	—	—	—	—	192	—	29	—	—	29
Repurchase and cancellation of Series B common stock	—	—	—	—	—	(83)	—	(127)	—	—	(127)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	—	—	—	(1,961)	—	(1,961)

BALANCE—June 30, 2020	$14,179	—	$—	1,450,978	$1	29,394	$—	$1,497,298	$(139,707)	$(415)	$1,357,177

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,268)	$(27,213)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	10,472	8,543
Amortization of intangible assets	49,315	49,304
Deferred income taxes	(11,068)	(16,685)
Stock-based compensation	15,537	5,601
Amortization of deferred financing fees	2,321	2,146
Amortization of discount on debt	392	327
Change in fair value of interest rate swaps	(6,366)	20,527
Loss on early extinguishment of debt	—	8,615
Non-cash lease expense	3,667	—
Other	34	13
Changes in:
Accounts receivable—Net	(7,749)	(9,834)
Deferred contract costs	(765)	128
Other current assets	(1,937)	2,757
Deferred contract costs—Non-current	(1,597)	(941)
Other assets	1,699	(10,254)
Operating lease assets	3,410	—
Income taxes	(43)	7,256
Accounts payable	3,613	(115)
Accrued expenses	4,031	(17,324)
Operating lease liabilities	(3,900)	—
Deferred revenues	2,303	1,127
Other liabilities	(2,281)	(202)

Net cash provided by operating activities	59,820	23,776

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(13,158)	(12,512)
Purchase of equity method investment	(10,189)	—
Purchase of intangible asset	(49)	(560)

Net cash used in investing activities	(23,396)	(13,072)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of non-controlling interest in subsidiary	—	14,179
Principal payments on long-term debt	(6,923)	(381,923)
Proceeds from issuance of long-term debt, net of fees paid to lender	—	369,792
Proceeds from borrowings on revolving lines of credit	—	65,000
Repayment of borrowings on revolving lines of credit	—	(65,000)
Proceeds from issuance of Series B common stock	1,007	—
Payment of fees associated with early extinguishment of long-term debt	—	(29)
Proceeds from exercise of stock options	503	242
Repurchases of Series B common stock	—	(101)
Dividend to stockholders	(134,549)	—

Net cash used in financing activities	(139,962)	2,160

	For the Six Months Ended June 30,
	2021	2020
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(74)	(46)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(103,612)	12,818
CASH AND CASH EQUIVALENTS:
Beginning of period	162,118	93,201

End of period	$58,506	$106,019

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$5,752	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$35,020	$35,470

Cash received (paid) for income taxes—Net	$(10,409)	$283

See notes to condensed consolidated financial statements.

CYPRESS HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS
Basis of Presentation
—The condensed consolidated balance sheet as of June 30, 2021 and December 31, 2020, the condensed consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020, the condensed consolidated statements of mezzanine equity and stockholders’ equity for the three and six months ended June 30, 2021 and 2020, and the condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments except where disclosed) necessary for the fair presentation of the financial position, results of operation and cash flows have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Proxy Statement/Prospectus filed on July 6, 2021 by Dragoneer Growth Opportunities Corp. (“Dragoneer”).
Company Formation
—In April 2017, Cypress Holdings, Inc. (the “Company” or “Cypress Holdings”), a corporation organized by affiliates of Advent International Inc. (“Advent”), through its wholly owned subsidiaries, Cypress Holdings Intermediate Holdings I, Inc., Cypress Holdings Intermediate Holdings II, Inc., and Cypress Merger Sub, Inc. acquired all the outstanding shares and all other assets and liabilities related to the business of Jaguar Holdings Inc. (“Jaguar Holdings”) (the “Acquisition”). In connection with the Acquisition, Cypress Merger Sub, Inc., the surviving corporation, was renamed Cypress Intermediate Holdings III, Inc. (“Cypress Intermediate”). Subsequently, Cypress Intermediate and Jaguar Intermediate Holdings Inc. merged with and into CCC Information Services Inc., the operating company, with CCC Information Services Inc. continuing after the merger as the surviving corporation.
Effective June 1, 2021, the Company’s wholly-owned subsidiary changed its corporate name from CCC Information Services Inc. to CCC Intelligent Solutions Inc. (“CCC”).
On February 2, 2021, the Company entered into a merger agreement (the “Merger”) with Dragoneer, a Special Purpose Acquisition Company. The Merger with Dragoneer provided all holders of the Company’s common stock with common stock of the continuing public company, Dragoneer. The Merger was completed on July 30, 2021 (see Note 26).
Nature of Operations
—The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.
The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.

Risk and Uncertainties—
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only through the date the financial statements were issued. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
—The accompanying condensed consolidated financial statements are prepared in accordance with US generally accepted accounting principles, or GAAP, and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest.
Use of Estimates
—The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the Company’s condensed consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these condensed consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets and the estimates and assumptions associated with stock incentive plans and the fair value of common stock.
Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.
Foreign Currency
—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the condensed consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the condensed consolidated statements of operations and comprehensive income (loss).

Significant Customers and Concentration of Credit Risks
—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue is as follows:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2021		2020		2021		2020
Customer A		*		*		*		*
Customer B		*	10%			*	11%

*	Below 10%
For each significant customer, accounts receivable as a percentage of net accounts receivable is as follows:

	June 30, 2021	December 31, 2020
Customer A	10%	12%
Customer B	13%		*

*	Below 10%
Revenue Recognition
— The Company’s revenue recognition policy follows guidance from Accounting Standards Codification (ASC) 606,
Revenue from Contracts with Customers.
The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligation(s) in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligation(s) in the contract

•	Recognition of revenue when, or as a performance obligation is satisfied
Software Subscription Revenues
-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.
Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.

For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the three and six months ended June 30, 2021 and 2020. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.
For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Other Revenue
-Other revenues are recognized over time as the services are performed and consist of professional services and other non-software
services, including the Company’s First Party Clinical Services which was divested in December 2020 (see Note 25). Other revenues are generally invoiced monthly in arrears.
Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit
rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Contracts with Multiple Performance Obligations
-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations is generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.
Disaggregation of Revenue-
The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table summarizes revenue by type of service for the three and six months ended June 30 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Software subscriptions	$159,841	$138,565	$311,865	$279,039
Other	6,948	12,151	12,713	30,885

Total revenues	$166,789	$150,716	$324,578	$309,924

Transaction Price Allocated to the Remaining Performance Obligations-
Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of June 30, 2021, approximately $855 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $398 million during the following twelve months, and approximately $457 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.
Contract Liabilities
-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the condensed consolidated balance sheets.
Revenue recognized for the three months ended June 30, 2021 from amounts in deferred revenue as of March 31, 2021 was $26.4 million. Revenue recognized for the three months ended June 30, 2020 from amounts in deferred revenue as of March 31, 2020 was $24.4 million.
Revenue recognized for the six months ended June 30, 2021 from amounts in deferred revenue as of December 31, 2020 was $25.6 million. Revenue recognized for the six months ended June 30, 2020 from amounts in deferred revenue as of December 31, 2019 was $24.8 million
Costs to Obtain and Fulfill the Contract
-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.
Cost of Revenues
—Cost of revenues is primarily composed of personnel costs and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, information technology (“IT”) security costs, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software and acquired technologies.
Research and Development
—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.
Selling and Marketing
—Selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.
The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $0.4 million and $0.5 million for the three months ended June 30, 2021, and 2020, respectively. Advertising expenses were $0.5 million and $0.8 million for the six months ended June 30, 2021, and 2020, respectively.
General and Administrative
—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

Amortization of Intangible Assets
—Amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Company’s Acquisition in April 2017. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 10).
Stock-Based Compensation
—The Company’s stock-based compensation plans are described in Note 19. The Company accounts for stock-based payment awards based on the grant date fair value. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of options expected to vest, based on an estimated forfeiture rate.
The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring.
The fair value of the Company’s awards with only a time-based component is estimated using the Black Scholes option pricing model. The fair value of the Company’s performance-based awards with a market condition is estimated using the Monte Carlo simulation method. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.
Accounts Receivable—Net
—Accounts receivable, as presented in the condensed consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss).
Software, Equipment, and Property—Net
—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment, and property	Estimated Useful Life
Software and licenses	2-5 years
Computer equipment	3 years
Leasehold improvements	3-15 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Land	Indefinite
Maintenance and repairs are expensed as incurred. Major betterments are capitalized.
Internal Use Software
—The Company capitalizes the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s condensed consolidated balance sheets.

Goodwill and Intangible Assets
— Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three and six months ended June 30, 2021 and 2020.
Long-Lived Assets
—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the three and six months ended June 30, 2021 and 2020.
Deferred Financing Costs
—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement (see Note 14).
Equity Method Investment
—The Company accounts for its 7% investment in a limited partnership using the equity method of accounting. Under the equity method of accounting, the investee’s accounts are not reflected within the Company’s condensed consolidated balance sheets and condensed consolidated statements of operations and comprehensive income (loss). The Company’s investment is initially recognized at cost and adjusted thereafter for the post acquisition changes in the Company’s share of the investee’s earnings.
The Company’s share of the investee’s earnings is reported within other income (loss) in the Company’s condensed consolidated statements of operations and comprehensive income (loss).
Fair Value of Financial Instruments and Fair Value Measurements
—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.
Level
 1
—Valuations based on quoted prices for identical assets and liabilities in active markets.
Level
 2
—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level
 3
—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
The Company has interest rate swaps that are recognized as either assets or liabilities and are measured at fair value. The interest rate swaps are not designated as hedges and the gains and losses from changes in fair value are recognized in earnings in the period incurred. The carrying amounts reported in the condensed consolidated financial statements approximate the fair value for cash equivalents, trade accounts receivable, trade payables, and accrued expenses, due to their short-term nature.
Income Taxes
—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.
A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold to be recognized.
Accrual for Self-Insurance Costs
—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.
Leases
—Effective January 1, 2021, the Company adopted Accounting Standards Update
2016-02
(ASU
2016-02)
which created a new topic, ASC 842 “Leases.”
In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use
asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company’s lease agreements contain variable lease payments for increases in rental payment as a result of common area maintenance, utility, tax, and equipment maintenance charges. The Company has elected the practical expedient to combine lease and non-lease
components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.
For periods prior to the adoption of ASC 842, the Company recorded rent expense on a straight-line basis over the term of the related lease. The difference between the straight-line rent expense and the payments made in accordance with the operating lease agreements were recognized as a deferred rent liability within other liabilities on the accompanying condensed consolidated balance sheets.
Recently Adopted Accounting Pronouncements
—In February 2016, FASB issued Accounting Standards Update
2016-02
(ASU
2016-02)
which created a new topic, ASC 842 “Leases,” which requires companies to recognize on the consolidated balance sheet assets and liabilities for the rights and obligations created by the leases.
The Company adopted ASC 842 effective January 1, 2021 using the modified retrospective transition method as allowed under ASU
2018-11
which includes the ability to recognize the cumulative effect of the adoption being recorded as an adjusted to retained earnings on January 1, 2021. Prior period results will continue to be presented under ASC 840 as it was the accounting standards in effect for such periods. The Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. The Company did not elect the hindsight practical expedient. The Company also elected to use the practical expedient that allows the combination of lease and non-lease
contract components in all of its underlying asset categories.
Due to the adoption of this guidance, the Company recognized operating right-of-use
assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use
assets and lease liabilities on the accompanying condensed consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s results of operations and comprehensive income (loss), cash flows, liquidity, or the Company’s covenant compliance under its existing credit agreement.
As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
Recently Issued Accounting Pronouncements
—In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments
, and subsequent amendments to the initial guidance: ASU
2018-19,
ASU
2019-04,
ASU
2019-05,
and ASU
2020-03.
The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its condensed consolidated financial statements.
In March 2020, the FASB issued ASU
2020-04,
 Reference
 Rate
 Reform
 (Topic 848): Facilitation of the Effects of Reference
 Rate
 Reform
 on Financial Reporting
 (“ASU
2020-04”),
and in January 2021 subsequently issued ASU
2021-01
(“ASU
2021-01”),
which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU
2020-04
through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements.

3.	REVENUE
The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	June 30, 2021	December 31, 2020
Accounts receivables-Net of allowances	$81,817	$74,107
Deferred contract costs	12,681	11,917
Long-term deferred contract costs	15,986	14,389
Deferred revenues	28,824	26,514
Other liabilities (deferred revenues, non-current)	1,932	2,001

A summary of the activity impacting deferred revenue balances during the three and six months ended June 30, 2021 and 2020, is presented below (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$30,109	$27,874	$28,515	$26,256
Revenue recognized 1	(82,159)	(71,159)	(163,121)	(148,065)
Additional amounts deferred 1	82,806	71,963	165,362	150,487

Balance at end of period	$30,756	$28,678	$30,756	$28,678

1	Amounts include total revenue deferred and recognized during each respective period.
The Company may occasionally recognize an adjustment in revenue in the current p
e
riod for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three and six months ended June 30, 2021 and 2020, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.
A summary of the activity impacting the deferred contract costs during the three and six months ended June 30, 2021 and 2020 is presented below (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$26,554	$23,608	$26,361	$23,270
Costs amortized	(3,612)	(2,957)	(7,317)	(6,053)
Additional amounts deferred	5,725	3,433	9,623	6,867

Balance at end of period	$28,667	$24,084	$28,667	$24,084

Classified as:
Current	$12,681	$10,679	$12,681	$10,679
Non-current	15,986	13,405	15,986	13,405

Total deferred contract costs	$28,667	$24,084	$28,667	$24,084

4.	FAIR VALUE MEASUREMENTS
Assets and Liabilities Measured at Fair Value on a Recurring Basis
—As of June 30, 2021 and December 31, 2020, the Company has interest rate swaps recognized as either assets or liabilities and are measured at fair value on a recurring basis.
The fair value is estimated using inputs that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the fair value hierarchy as of June 30, 2021 and December 31, 2020. At June 30, 2021, the interest rate swaps had a fair value liability of $12.0 million and are classified as interest rate swap derivatives within current liabilities in the accompanying condensed consolidated balance sheet. At December 31, 2020, the interest rate swaps had a fair value liability of $18.4 million and are classified within other liabilities in the accompanying condensed consolidated balance sheet.

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at June 30, 2021 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Liabilities
Interest rate swaps	$11,993	$—	$11,993	$—

Total	$11,993	$—	$11,993	$—

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

	Fair Value	Level 1	Level 2	Level 3
Liabilities
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the three and six months ended June 30, 2021 and the year ended December 31, 2020, the Company recognized no impairment related to these assets.
Fair Value of Other Financial Instruments
—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the condensed consolidated balance sheets (in thousands):

	June 30, 2021		December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
First Lien Term Loan, including current portion	$1,326,835	$1,328,228	$1,333,366	$1,332,433
The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

5.	INCOME TAXES
The Company’s effective tax rate for the three months ended June 30, 2021 was 38.4% compared to the effective tax rate for the three months ended June 30, 2020 of 14.4%.
The effective tax rate for the three months ended June 30, 2021 was higher than the June 30, 2020 effective tax rate primarily due to a higher tax expense from enacted state apportionment and rate changes in the current period versus the prior period, as well as the prior period benefit being limited to the amount that would be recognized if the year-to-date
ordinary loss were the anticipated ordinary loss for the fiscal year.
The Company made income tax payments of $6.5 million and $1.1 million for the three months ended June 30, 2021 and 2020, respectively. The Company received negligible refunds from the Internal Revenue Service and various states for the three months ended June 30, 2021, and $1.4 million for the three months ended June 30, 2020.

The Company’s effective tax rate for the six months ended June 30, 2021 was 35.6% compared to the effective tax rate for the six months ended June 30, 2020 of 26.3%.
The effective tax rate for the six months ended June 30, 2021 was higher than the June 30, 2020 effective tax rate primarily due to higher tax benefits from enacted state apportionment and rate changes in the current period versus the prior period, as well as the prior period benefit being limited to the amount that would be recognized if the year-to-date
ordinary loss were the anticipated ordinary loss for the fiscal year.
The Company made income tax payments of $10.4 million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. The Company received refunds from the Internal Revenue Service and various states totaling $16 thousand and $1.4 million for the six months ended June 30, 2021, and 2020, respectively.
As of June 30, 2021, unrecognized tax benefits were materially consistent with the amount at December 31, 2020. We anticipate this amount will increase to $3.6 million by December 31, 2021; however, due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2021.

6.	ACCOUNTS RECEIVABLE
Accounts receivable–net as of June 30, 2021 and December 31, 2020, consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Accounts receivable	$86,035	$78,331
Allowance for doubtful accounts and sales reserves	(4,218)	(4,224)

Accounts receivable–net	$81,817	$74,107

Changes to the allowance for doubtful accounts and sales reserves during the three and six months ended June 30, 2021 and 2020, consists of the following (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Balance at beginning of period	$3,931	$4,482	$4,224	$3,970
Charges to bad debt and sales reserves	640	618	1,706	1,863
Write-offs, net	(353)	(1,182)	(1,712)	(1,915)

Balance at end of period	$4,218	$3,918	$4,218	$3,918

7.	OTHER CURRENT ASSETS
Other current assets as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid software and equipment maintenance	$5,824	$7,499
Prepaid SaaS costs	4,740	4,290
Prepaid service fees	3,105	3,969
Non-trade receivables	8,137	9,095
Deferred business combination costs	2,950	—
Other	8,768	6,733

Total	$33,524	$31,586

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer. The Company recognized a gain on divestiture of $3.8 million, included within non-trade
receivables (see Note 25). The Company received payments of $1.8 million, $0.4 million and $0.7 million from the third-party buyer in January 2021, April 2021 and August 2021, respectively.

8.	SOFTWARE, EQUIPMENT, AND PROPERTY
Software, equipment, and property as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Software, licenses and database	$125,269	$109,967
Computer equipment	29,510	27,733
Leasehold improvements	14,005	13,397
Furniture and other equipment	4,982	5,000
Building and land	4,910	4,910

Total software, equipment, and property	178,676	161,007

Less accumulated depreciation and amortization	(70,036)	(59,569)

Net software, equipment, and property	$108,640	$101,438

Depreciation and amortization expense related to software, equipment and property was $5.3 million and $4.2 million for the three months ended June 30, 2021 and 2020, respectively. Depreciation and amortization expense related to software, equipment and property was $10.5 million and $8.5 million for the six months ended June 30, 2021 and 2020, respectively.

9.	LEASES
The Company leases real estate in the form of office space and data center facilities. The Company additionally leases equipment in the form of information technology equipment. Generally, the term for real estate leases ranges from 1 to 17 years at inception of the contract. Generally, the term for equipment leases is 1 to 3 years at inception of the contract. Some real estate leases include options to renew that can extend the original term by 5 to 10 years.
Operating lease costs are included within cost of revenues, exclusive of amortization of acquired technologies, research and development and general and administrative expenses on the condensed consolidated statements of operations and comprehensive income (loss). The Company does not have any finance leases.
The components of lease expense for the three and six months ended June 30, 2021 were as follows (in thousands):

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Operating lease costs	$4,542	$9,136
Variable lease costs	461	1,063

Total lease costs	$5,003	$10,199

The lease term and discount rate consisted of the following at June 30, 2021:

Weighted-average remaining lease term (years)	11.1
Weighted-average discount rate	6.1%

Supplemental cash flow and other information related to leases for the three and six months ended June 30, 2021 were as follows (in thousands):

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Cash payments for operating leases	$3,030	$5,998
Operating lease assets obtained in exchange for lease liabilities	2,365	2,365
The table below reconciles the undiscounted future minimum lease payments (in thousands) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the condensed consolidated balance sheet as of June 30, 2021.

Years Ending December 31:

Remainder of 2021	$5,506
2022	8,599
2023	6,092
2024	7,195
2025	7,243
Thereafter	68,416

Total Lease Payments	103,051
Less: Interest	(35,299)
Less: Lease incentive recognized as offset to lease liability	(16,868)

Total	$50,884

During the year ended December 31, 2020, the Company entered into a new operating lease agreement for its corporate headquarters in Chicago, Illinois. The lease term commenced in January 2021 and included a landlord provided tenant improvement allowance of up to $16.9 million to be applied to the costs of the construction of leasehold improvements. The Company determined that it owns the leasehold improvements, and as such, reflects the $16.9 million lease incentive as a reduction of the rental payments used to measure the operating lease liability and operating lease asset as of the lease commencement date in January 2021. The Company will record an increase to the operating lease liability and to leasehold improvements as and when such leasehold improvements are paid for by the lessor.
Under ASC 840, rent expense was $2.2 million during the three months ended June 30, 2020 and $4.5 million during the six months ended June 30, 2020. The Company’s noncancelable operating lease agreements required future minimum cash lease payments as follows at December 31, 2020 (in thousands):

Years Ending December 31:

2021	$7,143
2022	6,090
2023	5,180
2024	7,059
2025	7,243
Thereafter	68,415

Total	$101,130

10.	GOODWILL AND INTANGIBLE ASSETS
Goodwill
—Goodwill was recorded in connection with the Acquisition of the Company in 2017.

No goodwill impairments were recorded during the three and six months ended June 30, 2021 and 2020.
For the year ended December 31, 2020, the Company performed its annual impairment assessment as of September 30, 2020, which indicated no impairment and there was no change to the carrying amount of goodwill.
Intangible Assets
—The Company’s intangible assets are primarily the result of the Acquisition of the Company in 2017.
During the three and six months ended June 30, 2021 and 2020, the Company did not record an impairment charge.
The intangible assets balance as of June 30, 2021, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	13.8	$1,299,750	$(301,699)	$998,051
Acquired technologies	3–7	2.8	183,160	(109,158)	74,002
Favorable lease terms	6	1.8	280	(195)	85

Subtotal			1,483,190	(411,052)	1,072,138
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,660	$(411,052)	$1,262,608

The intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

Amortization expense for intangible assets was $24.7 million for the three months ended June 30, 2021 and 2020. Amortization expense for intangible assets was $49.3 million for the six months ended June 30, 2021 and 2020.

Future amortization expense for the remainder of the year ended December 31, 2021 and the following four years ended December 31 and thereafter for intangible assets as of June 30, 2021, is as follows (in thousands):

Years Ending December 31:
2021	$49,318
2022	98,627
2023	98,333
2024	80,731
2025	72,263
Thereafter	672,866

Total	$1,072,138

11.	EQUITY METHOD INVESTMENT
In June 2021, the Company completed an investment in a technology company (the “Investee”). The Company invested $10.2 million, including related fees and expenses, for an approximately 7% interest of a limited partnership, which is affiliated with one of the Company’s private equity sponsors, and indirectly holds an interest in the Investee.
As of June 30, 2021, the change in the carrying value of the investment is summarized below as follows (in thousands):

Equity Method Investment
Equity method investment carrying value at December 31, 2020	$—
Cash contributions	10,228
Share of net income (loss) from the Investee	—

Equity method investment carrying value at June 30, 2021	$10,228

12.	ACCRUED EXPENSES
Accrued expenses as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Compensation	$32,439	$37,696
Professional services	13,530	2,753
Royalties and licenses	2,602	2,301
Sales tax	2,503	2,294
Employee insurance benefits	2,130	1,979
Software license agreement	1,917	—
Other	3,272	5,964

Total	$58,393	$52,987

13.	OTHER LIABILITIES
Other liabilities as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Phantom stock incentive plan	$4,338	$3,217
Payroll tax deferment	3,152	3,152
Software license agreement	2,168	234
Deferred revenue-non-current	1,932	2,001
Deferred rent	—	4,461
Fair value of interest rate swaps	—	18,359
Other	121	1,346

Total	$11,711	$32,770

14.	LONG-TERM DEBT
In connection with the Acquisition of the Company in April 2017, the Company entered into the 2017 First Lien Credit Agreement (“First Lien Credit Agreement”) and 2017 Second Lien Credit Agreement (“Second Lien Credit Agreement”).
In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.
The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the condensed consolidated statements of operations and comprehensive income (loss) during the six months ended June 30, 2020.
First Lien Credit Agreement
— The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.
The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. At June 30, 2021 and December 31, 2020, the unamortized debt discount was $2.4 million and $2.8 million, respectively.
In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended
Dollar Revolver and
non-extended
Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023. The First Lien Revolvers continue to have a sublimit of $30.0 million for letters of credit.
The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. At June 30, 2021 and December 31, 2020, the unamortized financing costs were $13.2 million and $16.1 million, respectively.
The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of December 31, 2020, a principal prepayment of $1.5 million was required and paid in April 2021.
As of June 30, 2021, the amount outstanding on the First Lien Term Loan was $1,329.2 million, of which, $13.8 million was classified as current in the accompanying condensed consolidated balance sheet. As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying condensed consolidated balance sheet.
Amounts outstanding under the First Lien Credit Agreement bear interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. At June 30, 2021, outstanding borrowings under the First Lien Term Loan bore interest at 4.00%. A quarterly commitment fee of up to 0.50% is payable on the unused portion of the Dollar Revolver and Multicurrency Revolver credit facilities.
During the three months ended June 30, 2021 and 2020, weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.1%, respectively. The Company made interest payments of $13.5 million and $13.2 million during the three months ended June 30, 2021 and 2020, respectively.
During the six months ended June 30, 2021 and 2020, weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.3%, respectively. The Company made interest payments of $26.8 million and $26.2 million during the six months ended June 30, 2021 and 2020, respectively.
In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at June 30, 2021 and December 31, 2020.
In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduces the amount available to be borrowed under the First Lien Revolvers and at June 30, 2021 and December 31, 2020, $90.6 million was available to be borrowed.
Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.
The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, the terms of the First Lien Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeds 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio cannot exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for all fiscal quarters ending after March 31, 2020.
Second Lien Credit Agreement
—The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of $2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.
The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt.
The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025.
Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. Prior to extinguishment in February 2020, the weighted-average interest rate on the Second Lien Term Loan was 8.6% and the Company made interest payments of $4.0 million.
The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.
The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances. The Second Lien Credit Agreement had no financial covenants.
Long-term debt as of June 30, 2021 and December 31, 2020, consists of the following (in thousands):

	June 30, 2021	December 31, 2020
First Lien Term Loan	$1,329,231	$1,336,154
First Lien Term Loan—discount	(2,396)	(2,788)
First Lien Term Loan—deferred financing fees	(13,215)	(15,388)

First Lien Term Loan—net of discount & fees	1,313,620	1,317,978

Less: Current portion	(13,846)	(25,381)

Total long-term debt—net of current portion	$1,299,774	$1,292,597

As of June 30, 2021, and December 31, 2020, the deferred financing fees asset balance included $0.6 million and $0.7 million, respectively, in relation to the Dollar Revolver and Multicurrency Revolver, which is being amortized to interest expense over the term of the underlying agreements.
Interest Rate Swaps
—The Company has previously entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to variability from future cash flows resulting from interest rate risk related to its long-term debt. The notional amount of the Swap Agreements total $777.7 million at June 30, 2021 and December 31, 2020. The Swap Agreements expire in June 2022.

15.	LONG-TERM LICENSING AGREEMENT
During 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying condensed consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of approximately $1.2 million through December 2031.
The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At June 30, 2021, the remaining liability, net of the discount was $37.6 million, with $2.6 million classified as current. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current.
The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the three months ended June 30, 2021 and 2020, the Company recognized $0.6 million in interest expense related to the Licensing Agreement. During the six months ended June 30, 2021 and 2020, the Company recognized $1.2 million and $1.3 million, respectively, in interest expense related to the Licensing Agreement. At June 30, 2021 and December 31, 2020, $14.0 million and $15.2 million, respectively, of the discount was not yet amortized.

16.	REDEEMABLE NON-CONTROLLING INTEREST
On March 12, 2020 (the “Close Date”), the Company closed a Stock Purchase Agreement with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued 1,818 shares of Series A Preferred Stock (the “Preferred Shares”) at $7,854 per share to the Investor for net proceeds of $14.2 million. On an as-converted
basis, the Preferred Shares represent an aggregate 10.7% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or 9.1% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.
The Preferred Shares are entitled to
non-cumulative
dividends at an annual rate of 8.0%, when and if declared.
At the option of the Investor, the Preferred Shares are convertible into Ordinary Shares of CCC Cayman, initially on a one-for-one
basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.
The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.
The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.
The Preferred Shares do not participate in net income or losses.
As of June 30, 2021 and December 31, 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling
interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling
interest is not remeasured to fair value

because it is currently not probable that the
non-controlling
interest will become redeemable. If the Investor’s
non-controlling
interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling
interest at fair value with changes in the carrying value recognized in additional paid-in
capital.
At June 30, 2021 and December 31, 2020, the carrying value of the redeemable non-controlling
interest was $14.2 million.

17.	CAPITAL STOCK
Cypress Holdings has the authority to issue 5,000,000 shares for all classes of stock with a par value of $0.001 per share, of which 3,000,000 shares are designated as Class A common stock, 500,000 shares are designated as Class B common stock, and 1,500,000 shares are designated as preferred stock. The shares of the Class A common stock and Class B common stock are identical, except with regard to voting. Each holder of Class A common stock is entitled to a number of votes equal to the number of shares of Class A common stock held by such stockholder. The Class B common stock does not entitle its holder to any voting rights other than the right to designate one director to the board as a class. The common stock is subject to various other rights and restrictions relating to transfers customary for privately held entities. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors.
As of June 30, 2021, and December 31, 2020, total Class A common stock issued and outstanding was 1,450,978 shares. As of June 30, 2021, and December 31, 2020, total Class B common stock issued and outstanding was 33,178 and 29,785, respectively. As of June 30, 2021, no shares of preferred stock have been issued.
In March 2021, a dividend of $134.5 million was declared and paid to the Company’s Class A and Class B stockholders.
In February 2021, the Company issued 2,595 shares of Class B common stock to an executive and recorded stock-based compensation expense of $8.0 million, equal to the fair value of the Class B common shares at the time of issuance.
In January 2021, the Company issued 325 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million, equal to the fair value of the Class B common shares at the time of issuance.
In February 2020, the Company issued 1,000 shares of Class B common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the Class B common stock at the time of issuance.

18.	EMPLOYEE BENEFIT PLANS
The Company sponsors a
tax-qualified
defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the three months ended June 30, 2021 and 2020 was $1.5 million and $1.2 million, respectively. The defined contribution expense for the six months ended June 30, 2021 and 2020 was $2.8 million and $2.2 million, respectively.

19.	STOCK INCENTIVE PLANS
General
—On April 27, 2017, Cypress Holdings adopted the 2017 Stock Option Plan of Cypress Holdings, Inc. (the “2017 Plan”). The purpose of the 2017 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.

Pursuant to the 2017 Plan, the number of shares of Series B common stock that may be subject to stock incentives should not exceed 201,445 shares in the aggregate. At June 30, 2021, the Company has 20,770 shares available for grant under the plan.
Options have time-based vesting or performance-based with a market condition vesting requirements. Options expire on the tenth anniversary of the grant date.
For time-based awards, the Company records stock compensation expense on a straight-line basis over the service-vesting period. Time-based awards generally vest ratably over a five-year period based on continued service. Vesting of the time-based awards can be accelerated in certain circumstances, such as an initial public offering or sale of the Company.
For performance-based awards with a market condition, the Company does not currently recognize stock compensation expense. The awards will vest and the Company will recognize stock compensation expense when all three of the following are probable of occurring:

•	an occurrence of a liquidity event related to the common stock (for example, sale of the Company or an initial public offering),

•	the Company meets its principal equity owners’ return target of at least 2 times their initial investment, and

•	the employee is employed or the consultant is actively engaged by the Company.
Stock Options
— During the six months ended June 30, 2021, the Company granted 8,288 stock options, of which 8,088 have time-based vesting and 200 have performance-based with a market condition vesting. The exercise price of all stock options granted during the six months ended June 30, 2021 is equal to the fair value of the underlying shares at the grant date.
The valuation of time-based stock options granted during the six months ended June 30, 2021 was determined using the Black-Scholes option valuation model using the following assumptions:

Expected term (in years)	6.5
Expected volatility	40%
Expected dividend yield	0%
Risk-free interest rate	0.62 - 0.67%
Fair value at valuation date	$1,250
For performance-based awards with a market condition, the market condition is required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the performance-based awards with a market condition, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a large number of possible scenarios. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring. The valuation of the performance-based awards with a market condition granted during the six months ending June 30, 2021 was determined through the Monte Carlo simulation model using the following assumptions:

Expected term (in years)	5.5
Expected volatility	33%
Expected dividend yield	0%
Risk-free interest rate	0.44%
Fair value at valuation date	$298

Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time-to-vesting
and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.
Expected Volatility—Since the Company is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.
Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.
Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.
The Company used a
pre-vesting
forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.
Stock-based compensation expense has been recorded in the accompanying condensed consolidated statements of operations and comprehensive income (loss) as follows for the three and six months ended June 30, 2021 and 2020 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenues	$176	$160	$394	$239
Research and development	700	416	1,275	621
Sales and marketing	735	696	1,289	1,075
General and administrative	1,272	999	12,579	3,526

Total stock-based compensation expense	$2,883	$2,271	$15,537	$5,461

Option activity for the six months ended June 30, 2021, is summarized below:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding—December 31, 2020	163,177	1,033	6.9	337,358

Granted	8,288	3,100
Exercised	(479)	971
Forfeited and canceled	(750)	1,542

Options outstanding—June 30, 2021	170,236	1,131	6.6	402,520

Options exercisable—June 30, 2021	57,485	1,036	6.3	141,418

Options vested and expected to vest—June 30, 2021	153,913	1,123	6.6	365,110

The weighted-average grant-date fair value for time-based options granted during the six months ended June 30, 2021 was $1,250. The weighted-average grant-date fair value for performance-based and market-based options granted during the six months ended June 30, 2021 was $298.

During the six months ended June 30, 2021, the Company issued 473 shares of Class B Common Stock upon exercise of 479 stock options. As part of cashless exercises, 6 shares were applied to the exercise price and tax obligations of the option holders.
The aggregate intrinsic value of options exercised during the six months ended June 30, 2021 was $1.0 million.
The fair value of the options vested during the six months ended June 30, 2021 was $8.7 million.
As of June 30, 2021, there was $18.0 million of unrecognized stock compensation expense related to non-vested
time-based awards which is expected to be recognized over a weighted-average period of 3.2 years. As of June 30, 2021, there was $17.1 million of unrecognized stock compensation expense related to non-vested
performance-based awards with a market condition.
Phantom Stock Plan
—During the year ended December 31, 2018, the Company adopted a Phantom Stock Plan, which provides for the issuance of phantom shares of the Company’s Series B common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Stock Plan are settled in cash and thus accounted for as liability awards. The shares issued under the Phantom Stock Plan reduce the number of shares available for issuance under the 2017 Plan.
Phantom shares vest under the same time-based or performance-based with a market condition as the stock options granted under the 2017 Plan.
No Phantom Shares were granted during the six months ended June 30, 2021. At June 30, 2021, 3,900 phantom shares are outstanding.
The valuation of Phantom Shares is measured based on the fair value per share of our Class B common stock.
During the three months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $0.3 million and $0.1 million, respectively, related to the Phantom Shares. During the six months ended June 30, 2021 and 2020, the Company recognized stock-based compensation expense of $1.1 million and $0.1 million, respectively. At June 30, 2021 and December 31, 2020, the outstanding liability for the outstanding phantom shares is $4.3 million and $3.2 million, respectively, and is classified within other liabilities in the accompanying condensed consolidated balance sheets.

20.	COMMITMENTS
Purchase Obligations
—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031.
During February 2021, the Company entered into a purchase agreement with a supplier. The agreement includes minimum purchase commitments of $15.5 million, $7.1 million, and $6.9 million during the twelve-month periods ending February 28, 2022, February 28, 2023, and February 29, 2024, respectively. As of June 30, 2021, there were no other material changes from the amounts disclosed as of December 31, 2020.
Employment Agreements
—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

21.	LEGAL PROCEEDINGS AND CONTINGENCIES
In the ordinary course of business, the Company is from time to time, involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s condensed consolidated financial condition and/or results of operations. The Company’s management believes, based on current information, matters currently pending or threatened are not expected to have a material adverse effect on the Company’s condensed consolidated financial position or results of operations.

22.	RELATED PARTIES
The Company reimburses its principal equity owners for services and any related travel and out-of-pocket
expenses. During the three months ended June 30, 2021, and 2020, the Company had expenses for services, travel and out-of-pocket
expenses to its principal equity owners of $50 thousand and $47 thousand, respectively. During the six months ended June 30, 2021 and 2020, the Company had expenses for services, travel and out-of-pocket
expenses to its principal equity owners of $0.1 million.
The Company has engaged in transactions within the ordinary course of business with entities affiliated with one of its principal equity owners. The Company incurred expenses for human resource support services of $0.1 million and $0.05 million during the three and six months ended June 30, 2021 and 2020, respectively. The associated payable for the human resource support services was de minimis at June 30, 2021 and December 31, 2020.
Additionally, the Company incurred expenses for employee health insurance benefits of $0.8 million during the three months ended June 30, 2021 and $1.6 million during the six months ended June 30, 2021. At June 30, 2021, the associated payable was $0.2 million. The affiliated entity providing employee health insurance benefits was not a related party prior to January 2021.
The Company recognized revenue from a customer that is affiliated with one of its principal equity owners. The Company recognized revenue of $0.1 million during the three and six months ended June 30, 2021. Revenue recognized during the three and six months ended June 30, 2020 was de minimis. At June 30, 2021 and 2020, the associated receivables were de minimis.
In June 2021, the Company completed a strategic investment in a technology company (the “Investee”) in which the Company invested $10.0 million, plus related fees and expenses, for approximately 7% interest of a limited partnership. The limited partnership is affiliated with one of the Company’s principal equity owners, and indirectly holds an interest in the Investee (see Note 11). The Company reimbursed its principal equity owner $0.2 million for its pro rata portion of related fees and expenses.
In January 2021, the Company issued 325 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million.
During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The outstanding balance was repaid in full during February 2021. Prior to repayment, the note receivable bore interest at 1.58% per annum and required semiannual interest payments through the maturity date in February 2023. At December 31, 2020, the note receivable balance was $0.7 million and was recorded within other assets on the Company’s condensed consolidated balance sheet.

23.	NET INCOME (LOSS) PER SHARE
The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Numerator
Net income (loss)	$3,816	$(1,961)	$(1,268)	$(27,213)

Denominator
Weighted average shares of common stock - basic	1,484,156	1,480,262	1,483,634	1,479,918
Dilutive effect of stock options	53,611	—	—	—

Weighted average shares of common stock - diluted	1,537,767	1,480,262	1,483,634	1,479,918

Net income (loss) per share:
Basic	$2.57	$(1.32)	$(0.85)	$(18.39)
Diluted	$2.48	$(1.32)	$(0.85)	$(18.39)
No common stock equivalent shares were excluded from the computation of diluted per share amounts for the three months ended June 30, 2021. Common stock equivalent shares of approximately 18,081 were excluded from the computation of diluted per share amounts for the three months ended June 30, 2020, because their effect was anti-dilutive.
Common stock equivalent shares of approximately 53,402 and 17,795 were excluded from the computation of diluted per share amounts for the six months ended June 30, 2021 and 2020, respectively, because their effect was anti-dilutive.

24.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS
The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
United States	$165,502	$148,845	$321,487	$306,423
China	1,287	1,871	3,091	3,501

Total revenues	$166,789	$150,716	$324,578	$309,924

Software, equipment and property, net by geographic area are as follows (in thousands):

	June 30, 2021	December 31, 2020
United States	$108,581	$101,370
China	59	68

Total software, equipment and property-net	$108,640	$101,438

25.	DIVESTITURE
On December 31, 2020 the Company closed an Asset Purchase Agreement (the “APA”) with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. The Company received payments of $1.8 million, $0.4 million and $0.7 million from the Buyer in January 2021, April 2021 and August 2021, respectively.
The divestiture did not constitute a discontinued operation or the sale of a business.
The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the condensed consolidated statement of operations and comprehensive income (loss).

26.	SUBSEQUENT EVENTS
Business Combination Transaction
—On July 30, 2021, the Company consummated the previously announced Merger pursuant to the business combination agreement dated February 2, 2021, as amended, between the Company and Dragoneer.
Upon the closing of the Merger, Dragoneer was renamed “CCC Intelligent Solutions Holdings Inc.” (“New CCC”) and the Company became a wholly owned subsidiary of New CCC.
The Merger will be accounted for as a reverse recapitalization in which Dragoneer is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity will represent the continuation of the consolidated financial statements of the Company in many respects. The Company will be deemed the accounting predecessor and New CCC will be the successor SEC registrant.
As a result of the Merger, New CCC received aggregate gross proceeds of $806 million from the Dragoneer trust account, funds received for issuance of New CCC common stock pursuant to forward purchase agreements and funds received for issuance of New CCC common stock pursuant to subscription agreements for private investments in public equity.
The Company’s outstanding and authorized shares of common stock were exchanged for shares of New CCC at a ratio of
340.5507-for-1
(the “Exchange”). After the Exchange, the number of New CCC’s issued and outstanding shares of common stock was 505,430,378, all with a par value of $0.0001. The effective date of the Exchange was July 30, 2021. The Exchange affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as follows: (i) no fractional shares will be issued as a result of the Exchange; and (ii) stockholders who would have been entitled to a fractional share as a result of the Exchange will instead receive a cash payment in an amount equal to the fractional share multiplied by the closing price of our common stock the day before the Exchange became effective.
Dividend—
On July 29, 2021, the Board of Directors declared a cash dividend of $90.71 per share of Class A and Class B common stock issued and outstanding as of the close of business on July 29, 2021. The aggregate cash dividend of $134.6 million was paid on August 2, 2021.
Modification of Equity Incentive Awards
—To reflect the reduction to the Company’s enterprise value resulting from the cash dividends of $90.71 per share and $90.66 per share, declared on July 29, 2021 and March 17, 2021, respectively, the Company modified the exercise price of its outstanding stock based awards. As part of the modification, the Company paid a cash settlement totaling $9.0 million to certain award holders in lieu of modifying the exercise price.
In connection with the Merger, the Company modified the vesting terms of its performance-based awards with a market condition granted under the 2017 Plan such that the awards would vest upon the closing of the Merger. Accordingly, at the time of closing, the awards vested and were settled. This modification to the performance-based awards with a market condition resulted in additional stock-based compensation expense recognized upon closing at July 30, 2021.
In addition, the Company modified the vesting terms of the phantom shares granted under the 2017 Plan such that the awards would vest upon the closing of the Merger. Accordingly, at the time of closing, the phantom shares vested and were settled. This modification to the phantom shares resulted in additional stock-based compensation expense recognized upon closing at July 30, 2021.
Equity Incentive Plan
—Upon completion of the Merger, the Company’s outstanding stock options were assumed by New CCC and settled in cash or became exercisable for shares of New CCC Common Stock under the 2021 Incentive Equity Plan (the “2021 Plan”). The 2021 Plan was adopted by the shareholders of Dragoneer on July 29, 2021. Upon completion of the Merger, the 2017 Plan was cancelled, and no new stock options will be issued.
The purpose of the 2021 Plan is to enable the Company to attract, retain, and motivate employees and consultants of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.
The 2021 Plan provides the Company with the ability to grant stock-based compensation awards, including without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock or cash-based awards and dividend equivalent awards.
Pursuant to the 2021 Plan, at closing on July 30, 2021, the number of shares of common stock that may be subject to stock incentives should not exceed 147,053,215 shares in the aggregate.
Vesting conditions will be determined by the plan administrator and may apply to each award and may include continued service, performance and/or other conditions.
Long-Term Debt
—On July 30, 2021, using proceeds from the Merger, the Company made a prepayment of $525.0 million on its First Lien Term Loan. After prepayment, the First Lien Term Loan’s outstanding balance was $804.2 million.
* * * * * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Common Stock and Warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount Paid or to be Paid
SEC Registration Fee	$649,215.32
Printing	125,000
Legal fees and expenses	150,000
Accounting fees and expenses	175,000
Miscellaneous expenses	10,000

Total:	$1,109,215.32

Item 14. Indemnification of Directors and Officers.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, Dragoneer entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (together, the “PIPE Investors”), pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 15,000,000 shares of New CCC Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”). The shares of New CCC Common Stock issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer granted the PIPE Investors certain registration rights in connection with the PIPE Financing.
Immediately prior to the closing of the Business Combination and pursuant to the terms of the forward purchase agreements between Dragoneer and each of Dragoneer Funding LLC, an affiliate of the Sponsor, and certain affiliates of Willett Advisors LLC (together, the “Forward Purchasers”), dated August 12, 2020 and July 24, 2020, respectively (the “Forward Purchase Agreements”), Dragoneer issued an aggregate of 17,500,000 forward purchase units, each consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit. Pursuant to the Forward Purchase Agreements, Dragoneer initially issued 15,000,000 forward purchase units to Dragoneer Funding LLC and 2,500,000 forward purchase units to certain affiliates of Willett Advisors LLC.

The foregoing summary of the Subscription Agreements is qualified by reference to the complete text of the form of the Subscription Agreement, a copy of which is attached as an exhibit this registration statement and is incorporated herein by reference.
Item 16. Exhibits and Financial Statement Schedules.
See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.
Item 17. Undertakings.
(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) That for purposes of determining any liability under the Securities Act:
(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Item 16. Exhibits

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex A to the Proxy Statement/Prospectus).

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 22, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex AA to the proxy statement/prospectus).

2.3	Amendment No. 2 to the Business Combination Agreement, dated July 6, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (included as Annex AAA to the Proxy Statement/Prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Dragoneer (incorporated by reference to Annex B to the Proxy Statement/Prospectus).

3.2	Certificate of Incorporation of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020)

3.3	Bylaws of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020)

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and Dragoneer Growth Opportunities Corp., dated August 13, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

4.5	Certificate of Corporate Domestication of Dragoneer (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Registrant on August 5, 2020).

5.1**	Opinion of Kirkland & Ellis LLP.

10.1	Form of Subscription Agreement (incorporated by reference to Annex E to the Proxy Statement/Prospectus).

10.2	Form of CCC Shareholder Transaction Support Agreement (incorporated by reference to Annex F to the Proxy Statement/Prospectus).

10.3	Shareholder Rights Agreement (incorporated by reference to Annex I to the Proxy Statement/Prospectus).

10.4	Form of New CCC 2021 Equity Incentive Plan (incorporated by reference to Annex J to the Proxy Statement/Prospectus).

10.7	Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and Willett Advisors LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

10.8	Forward Purchase Agreement, dated as of August 12, 2020, by and between Dragoneer Growth Opportunities Corp. and Dragoneer Funding LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

Exhibit No.	Description

10.9	Promissory Note, dated January 19, 2021, issued by Dragoneer Growth Opportunities Corp. to Dragoneer Growth Opportunities Holdings (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on January 22, 2021).

10.10	First Amendment to the First Lien Credit Agreement, dated as of April 27, 2017, by and among CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.), as borrower, Cypress Intermediate Holdings II, Inc., as Holdings, Jefferies Finance LLC, as administrative agent, and the lenders and other parties from time to time party thereto (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.11	Form of New CCC 2021 Employee Stock Purchase Plan (incorporated by reference to Annex K to the Proxy Statement/Prospectus).

10.12†	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings II, Inc.) and Githesh Ramamurthy (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.13	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.) and Barrett J. Callaghan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.15	Employment Agreement, dated January 8, 2020, by and between CCC Information Services Inc. and Brian Herb (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.16	Form of Indemnification Agreement (incorporated by reference to incorporated by reference to Exhibit 10.16 to CCC’s Current Report on Form 8-K, filed with the Commission on August 5, 2021).

16.1	Letter of WithumSmith+Brown, PC, dated August 12, 2021 (incorporated by reference to Exhibit 16.1 to CCC’s Current Report on Form 8-K/A, filed with the Commission on August 12, 2021).

21.1**	List of Subsidiaries of New CCC.

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Dragoneer.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for CCC.

23.3**	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1**	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	Previously filed.
+	Indicates a management or compensatory plan.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-1
and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 3, 2021.

CCC Intelligent Solutions Holdings Inc.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer and Chairman of the Board of Directors
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Githesh Ramamurthy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 3, 2021
Githesh Ramamurthy

/s/ Brian Herb	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial Officer)	September 3, 2021
Brian Herb

/s/ Rodney Christo	Chief Accounting Officer (Principal Accounting Officer)	September 3, 2021
Rodney Christo

*	Director	September 3, 2021
Steven G. Puccinelli

*	Director	September 3, 2021
William Ingram

*	Director	September 3, 2021
David Yuan

*	Director	September 3, 2021
Eileen Schloss

*	Director	September 3, 2021
Teri Williams

*	Director	September 3, 2021
Christopher Egan

*	Director	September 3, 2021
Eric Wei

*	Director	September 3, 2021
Lauren Young

*	/s/ Brian Herb
Brian Herb
Attorney-in-Fact